As filed with the Securities and Exchange Commission on September 18, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trans Union LLC*

TransUnion Financing Corporation

(Exact name of registrant as specified in its charter)

*The co-registrants listed on the next page are also included in this registration statement as additional registrants.

Delaware	7320	36-4262739
Delaware	7320	27-2830166
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 West Adams Street

Chicago, Illinois 60661

Telephone: (312) 985-2000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

John W. Blenke

Executive Vice President, Corporate General Counsel and Corporate Secretary

TransUnion Holding Company, Inc.

555 West Adams Street

Chicago, Illinois 60661

Telephone: (312) 985-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Lillian C. Brown

Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, NW

Washington, DC 20006

(202) 663-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement of the earlier registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

CALCULATION OF REGISTRATION

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price	Amount of registration fee
11.375% Senior Notes due 2018, Series B	(1)	(1)	(1)	(1)
Guarantees of 11.375% Senior Notes due 2018(2)	(3)	(3)	(3)	(3)

(1)	An indeterminate amount of securities are being registered hereby to be offered solely for market-making purposes by specified affiliates of the registrant. Pursuant to Rule 457(q) under the Securities Act of 1933, as amended (the “Securities Act”), no filing fee is required.
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Table of Registrant Guarantors

Exact Name of Registrant Guarantors as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Diversified Data Development Corporation.	California	95-2902153	555 West Adams Street Chicago, IL 60661 (312) 985-2000
TransUnion Corp.	Delaware	74-3135689	555 West Adams Street Chicago, IL 60661 (312) 985-2000
TransUnion Healthcare LLC	Delaware	27-1491512	555 West Adams Street Chicago, IL 60661 (312) 985-2000
TransUnion Interactive, Inc.	Delaware	13-4117314	555 West Adams Street Chicago, IL 60661 (312) 985-2000
TransUnion Rental Screening Solutions, Inc..	Delaware	52-2139271	555 West Adams Street Chicago, IL 60661 (312) 985-2000
TransUnion TeleData LLC	Oregon	20-5618633	555 West Adams Street Chicago, IL 60661 (312) 985-2000
Visionary Systems, Inc..	Georgia	58-2255788	555 West Adams Street Chicago, IL 60661 (312) 985-2000

The information in this prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, SEPTEMBER 18, 2013

Prospectus

Trans Union LLC

TransUnion Financing Corporation

11.375% Senior Notes due 2018, Series B

The 11.375% Senior Notes due 2018, Series B were issued by Trans Union LLC and TransUnion Financing Corporation, which we refer to together as the “Issuers,” in exchange for the 11.375% Senior Notes due 2018 originally issued by the Issuers on June 15, 2010. The 11.375% Senior Notes due 2018, Series B are referred to herein as the “11.375% notes,” or the “notes,” unless the context otherwise requires.

The notes bear interest at a rate of 11.375% per annum and mature on June 15, 2018.

We are registering the notes under the Securities Act of 1933 for market-making transactions, as described below.

The notes will mature on June 15, 2018. The Issuers have the option to redeem all or a portion of the notes at any time on or after June 15, 2014 at the redemption prices set forth in this prospectus plus accrued and unpaid interest. The Issuers also have an option to redeem all or a portion of the notes at any time before June 15, 2014, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest.

The notes are the Issuers’ senior unsecured obligations and rank equal in right of payment with all of the Issuers’ existing and future senior debt. The Issuers’ parent company, TransUnion Corp., and each of TransUnion Corp.’s direct and indirect subsidiaries that guarantee Trans Union LLC’s credit facilities have unconditionally guaranteed the notes on a senior unsecured basis with guarantees that rank pari passu in right of payment with all existing and future senior indebtedness of each entity. The notes and the guarantees are effectively subordinated to the existing and future secured indebtedness of the Issuers and guarantors to the extent of the value of the collateral securing such indebtedness.

This prospectus includes additional information on the terms of the notes, including redemption and repurchase prices, covenants and transfer restrictions.

There is no established trading market for the notes offered hereby. We do not intend to list the notes on any securities exchange or seek approval for quotation through any automated trading system.

See “Risk Factors” beginning on page 15 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and may be used by Goldman, Sachs & Co. and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

GOLDMAN, SACHS & CO.

The date of this prospectus is                     , 2013

You should rely only on the information contained in this prospectus. The prospectus may be used only for the purposes for which it has been published. We have not authorized any other person to provide any information not contained herein. If you receive any other information, you should not rely on it. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Where You Can Find More Information

The Issuers and the guarantors have filed with the Securities and Exchange Commission (the “SEC”), a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to the Issuers, the guarantors or the notes, we refer you to the registration statement. The Issuers are not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, TransUnion Corp. files annual, quarterly and current reports and other information with the SEC, and intends to continue to do so and to provide holders of the notes with copies of any filed reports in compliance with the requirements of the agreements governing our indebtedness. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov), which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Our Internet address is www.transunion.com. TransUnion Corp makes available free of charge, on or through the “Investor Relations” section of our website, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information found on our website does not form a part of this prospectus.

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Under the terms of the indenture relating to the notes, the Issuers have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified in the indenture. See “Description of the Notes.”

Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “continue,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include:

•	macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets;

•	our ability to maintain the security and integrity of our data;

•	our ability to deliver services timely without interruption;

•	our ability to maintain our access to data sources;

•	government regulation and changes in the regulatory environment;

•	litigation or regulatory proceedings;

•	our ability to effectively develop and maintain strategic alliances and joint ventures;

•	our ability to make acquisitions and integrate the operations of other businesses;

•	our ability to timely develop new services;

•	our ability to manage and expand our operations and keep up with rapidly changing technologies;

•	our ability to manage expansion of our business into international markets;

•	economic and political stability in international markets where we operate;

•	our ability to effectively manage our costs;

•	our ability to provide competitive services and prices;

•	our ability to make timely payments of principal and interest on our indebtedness;

•	our ability to satisfy covenants in the agreements governing our indebtedness;

•	our ability to maintain our liquidity;

•	fluctuations in exchange rates;

•	changes in federal, state, local and foreign tax laws;

•	our ability to protect our intellectual property;

•	our ability to retain or renew existing agreements with long-term customers;

•	our ability to access the capital markets;

•	further consolidation in our end customer markets;

•	reliance on key management personnel; and

•	other factors described under “Risk Factors.”

Many of these factors are beyond our control. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For further information or other factors which could affect our financial results and such forward-looking statements, see “Risk Factors.” This prospectus contains forward-looking statements based on our current expectations, estimates and assumptions about future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding future financial results, our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.

Industry and Market Data

This prospectus includes industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations, industry publications and surveys and other information available to us. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

The Company, the Issuers and the Guarantors

Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “TransUnion,” “we,” “our,” “us” and “the Company” refer to TransUnion Holding Company, Inc. (“TransUnion Holding”) and its consolidated subsidiaries, including TransUnion Corp. (“TransUnion Corp”), or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding.

References to the “Issuers” of the notes refer solely to Trans Union LLC and TransUnion Financing Corporation; references to the guarantors refer collectively to Diversified Data Development Corporation, TransUnion Corp, TransUnion Healthcare LLC, TransUnion Interactive, Inc., TransUnion Rental Screening Solutions, Inc., TransUnion TeleData LLC, Visionary Systems, Inc. and any other Subsidiary of TransUnion Corp that guarantees Trans Union LLC’s senior secured credit facility; and references to the “borrower” under the senior secured credit facility refer to Trans Union LLC.

References in this prospectus to years are to our fiscal years, which end on December 31.

We operate TransUnion Holding and TransUnion Corp as one business, with one management team, and we file combined Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which include the financial results of both entities. Certain financial and other information included in this prospectus is provided on a combined basis. Where the information provided is substantially the same for both TransUnion Holding and TransUnion Corp, such information has been combined. Where information provided is not substantially the same for both entities, we have provided separate information. Management believes presenting our financial results on a combined basis provides the following benefits:

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Enhances investors’ understanding of TransUnion Holding and TransUnion Corp by enabling investors to view the business as a whole, in the same manner in which management views and operates the business;

•	Provides a more readable presentation of required disclosures with less duplication, since a substantial portion of the Company’s disclosures apply to both TransUnion Holding and TransUnion Corp; and

•	Creates time and cost efficiencies through the presentation of one combined report instead of two separate reports.

In addition, separate financial statements for each entity are included in this prospectus.

TransUnion Holding is a holding company with no business operations or assets other than the capital stock of TransUnion Corp. Our operations are conducted through TransUnion Corp and its subsidiaries. Consequently, while TransUnion Holding is dependent on loans, dividends and other payments from TransUnion Corp and, indirectly, its subsidiaries to make payments of principal and interest on its indebtedness, TransUnion Corp and its subsidiaries are separate and distinct legal entities. TransUnion Holding is neither an issuer nor a guarantor of the notes and has no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to pay those amounts. TransUnion Holding is not a registrant with respect to the notes and, accordingly, is not filing and makes no representation as to any of the information contained herein. Financial and other information included in this prospectus that relates solely to TransUnion Holding is provided for information purposes only.

Presentation of Financial Information

The historical financial information included in this prospectus for the years ended December 31, 2008 and 2009, and as of December 31, 2010, is derived from the audited consolidated financial statements of TransUnion Corp, which are not included in this prospectus. The historical financial information included in this prospectus for the years ended December 31, 2010 and 2011, and each of the periods in the year ended December 31, 2012, and as of December 31, 2011 and 2012, in each case as indicated, is derived from the audited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included in this prospectus for the four months ended April 30, 2012, the two months ended June 30, 2012, and as of June 30, 2012, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included in this prospectus for the six months ended June 30, 2013, and as of June 30, 2013, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. TransUnion Corp’s historical results are not necessarily indicative of the results expected for any future period.

Non-GAAP Financial Measures

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted Operating Income” and “Adjusted EBITDA.”

Adjusted Operating Income

Adjusted Operating Income represents:

•	operating income, plus:

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certain adjustments described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2012, 2011 and 2010—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Six Months Ended June 30, 2013 and 2012—Key Performance Measures.”

Adjusted EBITDA

Adjusted EBITDA represents:

•	net income, plus:

•	discontinued operations, if any;

•	net interest expense;

•	income tax provision;

•	depreciation and amortization;

•	stock-based compensation;

•	other income and expense, except for earnings from equity method investments and dividends received from cost method investments; and

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certain adjustments described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2012, 2011 and 2010—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Six Months Ended June 30, 2013 and 2012—Key Performance Measures.”

We believe Adjusted Operating Income and Adjusted EBITDA are useful tools for investors and other users of our financial statements to help assess our ability to incur and service indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA.

Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to operating income or net income as indicators of operating performance. Adjusted Operating Income does not reflect certain stock-based compensation and certain other expenses. Adjusted EBITDA does not reflect our interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. For the reconciliation of Adjusted Operating Income to its most directly comparable GAAP measure, operating income of TransUnion Holding or TransUnion Corp, as applicable, and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income attributable to TransUnion Holding or TransUnion Corp, as applicable, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Twelve Months Ended December 31, 2012, 2011 and 2010—Key Performance Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended June 30, 2013 and 2012—Key Performance Measures.”

Rounding

Items in tables or other presentations may not total due to rounding.

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Summary

This summary contains selected information about us and the notes. This summary does not contain all the information you should consider before deciding whether to purchase notes. You should carefully read this entire prospectus, including the information set forth under the headings “Risk Factors,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of TransUnion Holding and TransUnion Corp and the related notes appearing elsewhere in this prospectus before deciding whether to purchase notes. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from any results discussed in the forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and “Forward-Looking Statements.”

Overview

We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decisioning capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. Over a million unique consumers visit our website each month. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.

Businesses use our data for their daily risk-management processes. Consumers use our data to help them understand their credit profile and protect themselves against identity theft. We obtain financial, credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from thousands of sources, including credit-granting institutions, private databases and public records depositories, much of which is provided to us at little or no cost. We refine and enhance this data to create proprietary databases, processing approximately two billion updates monthly in the United States. We combine our data with our analytics and decisioning technology to deliver additional value to our customers. Our analytics, such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enable businesses and consumers to efficiently monitor and manage risk. Our decisioning technology, which is delivered on a software-as-a-service platform, enables businesses to interpret data and scores and apply their specific qualifying criteria to make real-time decisions at the point of interaction with their customers. Collectively, our data, analytics and decisioning technology allow businesses to more effectively identify and acquire new customers, manage risk associated with existing customers, generate cross-selling opportunities and reduce loss from fraud and identity theft.

We have a global customer base that includes many of the largest companies in each of the primary industries we serve. For example, in the United States, we contract with eight of the ten largest banks, all of the major credit card issuers, nine of the ten largest property and casualty insurance carriers and we provide services to thousands of healthcare providers. In addition, we provide subscription-based interactive services to a growing base of over one million consumers.

We manage our business through three operating segments: U.S. Information Services (“USIS”), International and Interactive.

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USIS, which represented approximately 64% of our revenue in 2012, and 63% of our revenue in the six months ended June 30, 2013, provides consumer reports, credit scores, verification services, analytical services, revenue management and decisioning technology to businesses in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other industries, and delivers them through both direct and indirect channels.

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International, which represented approximately 20% of our revenue in 2012, and 20% of our revenue in the six months ended June 30, 2013, provides services similar to our USIS and Interactive segments, and provides services in 32 countries outside the United States. Our International segment also provides automotive information and commercial data to our customers in select geographies.

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Interactive, which represented approximately 16% of our revenue in 2012, and 17% of our revenue in the six months ended June 30, 2013, provides services to consumers that help them understand and proactively manage their personal finances and protect them from identity theft. We sell our subscription-based interactive services primarily through our website, www.transunion.com.

Our Industry

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Evolution to mission critical role. Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical role in the intermediation between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission critical partners to financial services institutions around the world.

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Three major providers with sustainable competitive advantage. As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.

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Development of the business information service providers. Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to providers of more advanced information services. Given the increased consumer demand for monitoring their own credit, the credit bureaus have also begun to market and sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base, accelerate growth and evolve into business information service providers.

Market Opportunity

We believe several important trends in the global macroeconomic environment, as well as within the key industries we serve, are driving development of the market for information and risk management solutions.

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Large and Growing Market for Data and Analytics. We believe that the business information services market is large and growing. We believe that the demand for targeted data and sophisticated analytical tools will continue to grow meaningfully as businesses seek real-time access to more granular data in order to better understand their customers.

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Focus on Risk Management. As a result of the recent economic downturn, new regulatory requirements and a heightened focus on reducing fraud and losses, we believe there is a growing demand for risk-based pricing and underwriting strategies, as well as ongoing reviews of existing customers’ risk profiles. In addition, financial institutions continually seek to improve account and portfolio management strategies in order to better manage losses within their existing customer base and credit card issuers seek more advanced customer segmentation and scoring tools to provide their customers with more appropriate and timely products.

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Growth Driven by Non-traditional Users of Consumer Data. Non-traditional users of consumer data are recognizing the value of credit information and analytical tools. Healthcare companies use these tools to manage their revenue cycle, capital markets participants use them to develop better valuations of securitized loan portfolios, and residential property managers use them to assess tenant qualifications and assist in leasing decisions. In the healthcare industry, for example, increases in high-deductible health plans and the number of uninsured and under-insured consumers have increased collection risks for healthcare providers. To manage costs associated with increasing numbers of patient visits, healthcare providers are seeking information about their patients at the time of registration through modernized healthcare technology and electronic records. We believe companies that can offer real-time, reliable data and technology will be best positioned to benefit from the increasing demand for, and use of, consumer data by non-traditional users.

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Growth in Emerging International Markets. Economic growth in emerging markets continues to outpace the global average. As economies in emerging markets continue to develop and mature, we believe there will continue to be a rise in favorable socio-economic trends, such as an increase in the size of middle and affluent classes, and a significant increase in the use of financial services. In addition, credit penetration is relatively low in emerging markets when compared to developed markets. For example, using our database of information compiled from financial institutions as a benchmark of credit activity, we estimate that less than 20% of the adult population in India is currently credit active. We expect the populations in emerging markets to become more credit active, resulting in increased demand for our services.

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Increased Consumer Focus on Managing Personal Finances and Protecting Against Identity Theft. Consumers are increasingly focused on proactively managing their finances and protecting their identities. According to a press release by the Federal Trade Commission in February 2013, identity theft was the top consumer complaint received by the agency in 2012. Tighter availability of credit and stricter lending practices are prompting individual consumers to seek a better understanding of their credit profile. As a result of these factors, an increasing number of consumers are accessing their credit reports and purchasing credit monitoring services.

Our Competitive Strengths

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Global Leader in Information Management Solutions. We are one of only three leading global participants in the consumer credit and information management industry. Over the past 40 years, we have established comprehensive proprietary databases and information management solutions and developed the ability to reliably deliver high-quality consumer information, creating what we believe is a sustainable competitive advantage. We have a diverse and stable global customer base, which includes many of the largest companies in each of our primary industries. We believe that our scale, global footprint, reputation and strong market positions will allow us to capitalize on business opportunities in countries and regions around the world and contribute to our long-term growth.

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Innovative and Differentiated Information Solutions. We have consistently focused on innovation to develop new and enhanced service offerings that meet the evolving needs of our customers. We believe our specialized data, analytics and decisioning services and collaborative approach with our customers differentiate us from our competitors.

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Deep and Specialized Industry Expertise. We have developed an expertise in a number of industries, including financial services, insurance and healthcare, and have placed industry experts in key leadership positions throughout our organization. We believe that our published studies, which we base on behavioral research supported by predictive data sets, have enhanced our reputation within these industries. In addition, we have been able to apply our industry knowledge and high-quality data assets to form strategic partnerships with other leading companies in key industries to develop new solutions and revenue opportunities. We believe that our industry knowledge base, coupled with our collaborative customer approach, has made it possible for us to anticipate and address our customers’ needs and enables us to offer additional proprietary value-added services.

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Strong Presence in Attractive International Markets. We currently provide services in 32 countries outside the United States in both developed and emerging markets with significant growth potential. In our developed markets, we have a strong presence in Canada, where were are one of only two significant consumer reporting agencies in the market, and Hong Kong, where we are the only global consumer credit reporting company. We are also well-positioned as a first mover in several fast-growing emerging markets, such as India, where we partnered with Indian financial institutions to create the first credit bureau in 2003, and the Philippines, where we partnered with the top-five credit card issuers to form in 2011 the first consumer credit bureau with both positive and negative credit data in that country. Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for further expansion in Africa. In 2012, we completed an acquisition that expands our presence into seven new African markets. In addition, we are a significant credit information and analytics provider in Latin America, where we own 25.69% of the largest credit bureau in Mexico and 51% of a credit bureau in Chile, and where we have a majority interest in a credit decisioning services provider and a registry information provider in Brazil. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain markets ahead of our major competitors.

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Attractive Business Model. We believe we have an attractive business model that has strong and stable cash flows from operations, diversified revenue streams, low capital requirements and favorable operating leverage. We own 100% of our U.S. consumer credit database and we typically obtain updated information at little or no cost, which provides us with an efficient cost structure and allows us to benefit from economies of scale. The integral role that our analytics play in our customers’ decision-making processes and the proprietary and embedded nature of our solutions have historically translated into high customer retention and revenue visibility. We have enjoyed long-standing relationships with our customers, including relationships of over ten years with each of our top ten USIS financial services customers. Our significant investments to upgrade and improve our technology provide us with the ability to address our customers’ needs with predictable continuing capital investments. Additionally, our ongoing operational excellence program, which is aimed at creating a long-term competitive and efficient cost structure, has institutionalized our cost-management practices. We believe that as a result of operating efficiencies and controlled capital investments, we will continue to generate strong and consistent cash flows from operations.

•	Disciplined Focus on Cost Control and Operational Efficiencies. Through our operational excellence program, we have implemented and continue to focus on several key cost-savings initiatives:

•	A strategic sourcing program, which drives increased control over spending on third-party vendors;

•	Our labor management strategy, which includes the expanded use of lower-cost resources and allows us to continue to improve, align and integrate our enterprise workforce;

•	Our enterprise process improvement, which consolidates data centers and streamlines back office functions; and

•	Our product cost management focus, which enables us to deliver services more effectively and profitably.

•

Proven and Experienced Management Team. We have a seasoned senior management team with an average of over 15 years of experience in a variety of industries, including credit and information management, financial services and information technology. Our senior management team has a track record of strong performance and depth of expertise in the markets we serve. This team has overseen our expansion into new industries and geographies while managing ongoing cost-saving initiatives. As a result of the sustained focus of our management team, we maintained stable operating performance throughout the economic downturn and have grown the business as conditions have improved. See “Management” for additional information.

Business Strategy

•

Develop Innovative Solutions to Meet Market Challenges. We have a culture of innovation. Our industry expertise and collaborative approach allow us to prioritize investments in new data sources and the development of additional services to provide integrated solutions to meet our customers’ needs. We take advantage of strategic partnerships to develop innovative services that differentiate us from our competitors. For consumers, we recently improved our offerings by adding an identity theft risk score. As the needs of our customers evolve, we plan to continue to provide creative solutions to help them meet their challenges.

•

Expand Internationally. We believe international markets present a significant opportunity for growth, as these economies continue to develop and their populations become more credit active. In emerging markets where we are currently present and a substantial portion of the population is not yet credit active, such as Mexico and India, we expect significant expansion of consumer credit. Given our incumbent position, we are well-positioned to benefit from this trend. We will continue to focus on generating revenue from new offerings across all markets, including value added services and new lines of business. We will continue to expand by forming alliances with financial services institutions, industry associations and other local partners, and by pursuing strategic acquisitions.

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Focus on Underpenetrated and Growth Industries. We continue to focus on underpenetrated and growth industries in the United States, such as insurance and healthcare, where we believe information-based analytics and decisioning technologies are currently underutilized. Insurers have seen an increase in claims dollars paid, reinforcing their need to price risk appropriately. We offer a range of solutions, including new fraud detection tools and predictive scores that improve accuracy and efficiency for the quoting and underwriting process. In the healthcare industry, increases in high-deductible health plans and the number of uninsured and under-insured consumers have increased collection risks for healthcare providers, creating a greater need for providers to efficiently manage their revenue cycle. We expect that healthcare providers and payers will increase demand for analytics to measure the quality of care in their network.

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Expand Interactive Business. Consumers are becoming increasingly aware of the need to proactively manage their personal finances. They also recognize the need to protect their identities in the face of several highly publicized data breaches. In order to meet the growing market demand for credit monitoring and identity fraud protection services and deepen customer loyalty, we will continue to invest in consumer-driven product enhancements. We have developed a data-driven customer acquisition strategy and will focus our advertising dollars on paid search and display ads, including through new channels such as mobile and social media. In addition to our direct-to-consumer offering, we will continue to make our services available on a wholesale basis to strategic partners who combine our services with their own offerings. This strategy allows us to test market product enhancements and configurations with minimal investment. We also plan to leverage the success of our U.S.-based Interactive business to offer similar services in our international markets.

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Pursue Strategic Acquisitions. We will evaluate and pursue strategic acquisitions in order to accelerate growth within our existing businesses, and diversify into new businesses. We are focused on opportunities that expand our geographic footprint and the breadth and depth of services, including acquiring proprietary datasets and industry expertise in our key industries. From time to time we may also seek to increase our investments in foreign entities where we hold a minority interest. We will continue to pursue acquisitions that provide opportunities for long-term value creation by expanding our capabilities, expertise and geographic reach. We plan to maintain our disciplined approach to any acquisition.

Our History

Our business was founded in 1968 as a Delaware corporation. In 1969, we acquired the Credit Bureau of Cook County, located in Chicago, Illinois, to provide regional credit reporting services. In the early 1970s, we expanded our coverage by acquiring and partnering with other regional credit bureaus, and by 1988, we were able to offer consumer credit information covering the entire United States. More recently, our business has expanded internationally, and now has operations in Africa, Canada, Latin America, East Asia and India.

TransUnion Corp was acquired by Marmon Holdings, Inc. (“Marmon”) in 1981 and continued to operate within Marmon’s corporate structure until 2005, when we were spun off to the Pritzker family business interests (the stockholders of Marmon at that time). Since the spin-off, TransUnion Corp has operated as a stand-alone corporate group. In June 2010, investment funds affiliated with Madison Dearborn Partners, LLC (“Madison Dearborn”), acquired 51.0% of TransUnion Corp’s outstanding common stock from Pritzker family business interests and certain employee and director stockholders of TransUnion (the “2010 Change in Control Transaction”).

The 2012 Change in Control Transaction

On February 17, 2012, TransUnion Holding and Spartan Acquisition Sub Inc. (“Merger Sub”), entities formed by affiliates of Advent International Corporation (“Advent”) and the Principal Investment Area of Goldman, Sachs & Co. (“GS PIA” and together with Advent, the “Sponsors”), entered into an Agreement and Plan of Merger (“Merger Agreement”) with TransUnion Corp. On April 30, 2012, pursuant to the Merger Agreement, Merger Sub merged with and into TransUnion Corp, with TransUnion Corp continuing as surviving corporation (the “Merger”). As a result of the Merger, TransUnion Corp became a wholly owned subsidiary of TransUnion Holding. In connection with the closing of the Merger, certain members of management purchased shares of common stock of TransUnion Holding. Following such purchase, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GS PIA and 1% by members of management.

TransUnion Holding financed the Merger and paid related fees and expenses with (i) $600.0 million of debt financing from the issuance of TransUnion Holding’s 9.625%/10.375% PIK Toggle Notes due 2018 (the “TransUnion Holding 9.625% notes”), (ii) $1,104.6 million of equity capital from the Sponsors and certain members of management and (iii) $49.2 million of available cash from operations. In connection with the Merger, we also (i) increased the revolving commitment amount under Trans Union LLC’s senior secured revolving credit facility by $10.0 million, from $200.0 million to $210.0 million, and (ii) extended the maturity date of $155.0 million of revolving commitments under Trans Union LLC’s senior secured revolving credit facility to February 10, 2017. See “Description of Other Indebtedness.” We refer to the Merger and related transactions collectively as the “2012 Change in Control Transaction.”

Corporate Structure

The following diagram illustrates our corporate structure and the aggregate principal amount of indebtedness outstanding as of June 30, 2013.

(1)	Represents the equity contribution made by investment funds affiliated with the Sponsors and certain members of management, the carrying value of noncontrolling interest, treasury stock, the accumulated deficit and other comprehensive loss and the distribution of $373.8 million to TransUnion Holding’s shareholders with the proceeds of TransUnion Holding 8.125% notes (described below).
(2)	On March 21, 2012, TransUnion Holding issued $600.0 million aggregate principal amount of TransUnion Holding 9.625% notes, proceeds of which were used to partially fund the Merger and pay related fees and expenses. See “—The 2012 Change in Control Transaction” and “Description of Other Indebtedness.”
(3)	On November 1, 2012, TransUnion Holding issued $400.0 million aggregate principal amount of 8.125%/8.875% Senior PIK Toggle Notes due 2018 (the “TransUnion Holding 8.125% notes” and, together with the TransUnion Holding 9.625% notes, the “TransUnion Holding Notes”), the net proceeds of which were used to finance a dividend to TransUnion Holding’s shareholders.
(4)	TransUnion Corp, along with certain wholly owned domestic subsidiaries, guarantee Trans Union LLC’s senior secured credit facilities and the notes.
(5)	In connection with the 2010 Change in Control Transaction (as defined herein), Trans Union LLC entered into its senior secured credit facility. Trans Union LLC’s senior secured credit facility consists of (i) a $210.0 million senior secured revolving credit facility, $25.0 million of which matures in June 2015, $30.0 million of which matures in February 2016 and $155.0 million of which matures in February 2017, and (ii) a $950.0 million senior secured term loan facility that matures in February 2018. As of June 30, 2013, there was $918.6 million aggregate principal amount outstanding under the Trans Union LLC senior secured term loan facility. On September 3, 2013, Trans Union LLC borrowed $65.0 million under the senior secured revolving credit facility.

(6)	In connection with the 2010 Change in Control Transaction, Trans Union LLC and TransUnion Financing Corporation issued $645.0 million aggregate principal amount of the notes. As of June 30, 2013, after giving effect to the 2012 Change in Control Transaction, the notes are recorded at $749.8 million due to a purchase accounting fair value adjustment in connection with the 2012 Change in Control Transaction.

Our Sponsors

Goldman, Sachs & Co.

Since 1986, the Principal Investment Area of Goldman, Sachs & Co. (“GS PIA”) and its predecessor business areas have raised 18 private equity and principal debt investment funds aggregating over $82 billion of capital (including leverage). A global leader in private corporate equity investing, GS PIA focuses on large, high quality companies with strong management in order to fund acquisition or expansion across a range of industries and geographies. Since 1986, GS PIA and its predecessor business areas have invested approximately $90 billion through a combination of external investment funds and firm capital. Founded in 1869, Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

Advent International Corp.

Founded in 1984, Advent International Corp. is a global private equity firm that has been at the forefront of international investing for over 25 years and has raised over $26 billion in cumulative equity. In 2008, Advent raised its largest fund, a $10.4 billion fund (Global Private Equity VI) for investments in North America and Western Europe. Advent has invested in over 600 companies in 41 countries. Advent focuses on building long-term value in partnership with management teams through revenue growth, acquisitions and profit improvement. Advent has invested more than $5.7 billion in Business & Financial Services transactions, including investments in Oberthur Technologies, WorldPay (formerly RBS WorldPay), CETIP (Bovespa: CTIP3), Vantiv (NYSE: VNTV), BondDesk Group, GFI Group (Nasdaq: GFIG), CAMS, Datek Online, The Island ECN, Sophis, Equiniti (formerly Lloyds TSB Registrars), Domestic & General, Euronet and Dolex.

Corporate Information

Our principal executive offices are located at 555 West Adams Street, Chicago, Illinois 60661. Our telephone number is (312) 985-2000. Our website address is www.transunion.com. The information on, or that may be accessed through, our website is not a part of this prospectus.

This prospectus includes our trademarks such as “TransUnion,” which are protected under applicable intellectual property laws and are the property of TransUnion Corp or its subsidiaries. This prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or TM symbols, but the absence of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

Summary of Terms of the Notes and Offer

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The sections captioned “Description of the Notes” in this prospectus contain a more detailed description of the terms and conditions of the notes.

Issuers	Trans Union LLC
TransUnion Financing Corporation

Securities Offered	$645 million aggregate principal amount of 11.375% Senior Notes due 2018.

Maturity	The notes mature on June 15, 2018.

Interest Rate	The notes bear interest at a rate of 11.375% per annum.

Interest Payment Dates	We pay interest on the notes on June 15 and December 15. Interest accrues from the most recent date to which interest has been paid or, if no interest has been paid, the issue date of the notes.

Guarantees	The notes are guaranteed jointly and severally on a senior unsecured basis by TransUnion Corp and Trans Union LLC’s direct and indirect subsidiaries that guarantee Trans Union LLC’s senior secured credit facility. See “Description of the Notes-Note guarantees.”

Ranking	The notes and the guarantees:

•	are the Issuers’and the guarantors’ general unsecured obligations;

•	rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future senior indebtedness (including obligations under Trans Union LLC’s senior secured credit facility);

•

are effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness, including obligations outstanding under Trans Union LLC’s senior secured credit facility;

•

are structurally subordinated to all of the existing and future liabilities (including trade payables, but excluding intercompany liabilities) of any of Trans Union LLC’s subsidiaries that do not guarantee the notes; and

•	rank senior in right of payment to all of the Issuers’ and the guarantors’ future senior subordinated or subordinated indebtedness.

Optional Redemption	The Issuers may redeem any of the notes beginning on June 15, 2014, at the redemption prices set forth in this prospectus plus accrued and unpaid interest.

The Issuers may also redeem any of the notes at any time before June 15, 2014 at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest, if any, to the redemption date.

See “Description of the Notes-Optional Redemption.”

Change of Control; Asset Sales	Upon the occurrence of a change of control, as described in this prospectus, you will have the right to require the Issuers to repurchase all of your notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. See “Description of the Notes-Repurchase at the Option of Holders-Change of Control.”

If the Issuers or any of their restricted subsidiaries sell assets under certain circumstances described in this prospectus, the Issuers will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest, if any, to the purchase date. See “Description of the Notes-Repurchase at the Option of Holders-Asset Sales.”

Certain Covenants	The indenture governing the notes restricts the Issuers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain dividends, distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to the Issuers;

•	create certain liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

The indenture also restricts the activities in which TransUnion Financing Corporation may engage.

These covenants are subject to a number of important exceptions and qualifications. See “Description of the Notes.”

No Prior Market	The notes do not have an established trading market. We do not intend to list the notes on any national securities exchange or automated quotation system. Accordingly, no assurance can be given that an active public or other market will develop for the notes or as to the liquidity of the trading market for the notes. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. If a market for the notes develops, any such market may be discontinued at any time. Accordingly, you may have to bear the financial risks of investing in the notes for an indefinite period of time. See “Plan of Distribution.”

Risk Factors	You should carefully consider all of the information set forth in this prospectus and, in particular, evaluate the specific factors set forth under “Risk Factors”.

Plan of Distribution and Use of Proceeds	This prospectus is to be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales. See “Use of Proceeds.”

Summary Historical Consolidated Financial Data

The following tables set forth summary historical consolidated financial data of TransUnion Corp for the periods ended and as of the dates indicated below.

The historical financial information included below as of December 31, 2010, is derived from the audited consolidated financial statements of TransUnion Corp, which are not included in this prospectus. The historical financial information included below for the years ended December 31, 2010 and 2011, the four months ended April 30, 2012, and the eight months ended December 31, 2012, and as of December 31, 2011 and 2012, in each case as indicated, is derived from the audited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included below for the four months ended April 30, 2012, the two months ended June 30, 2012, and as of June 30, 2012, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included below for the six months ended June 30, 2013, and as of June 30, 2013, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. TransUnion Corp’s historical results are not necessarily indicative of the results expected for any future period.

The summary historical financial data set forth below is only a summary and should be read in conjunction with “Risk Factors,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of TransUnion Corp and the related notes appearing elsewhere in this prospectus.

	TransUnion Corp Predecessor				TransUnion Corp Successor
	Historical
	Year Ended December 31,		Two Months Ended June 30, 2012	Four Months Ended April 30, 2012	Eight Months Ended December 31, 2012	Six Months Ended June 30, 2013
(in millions)	2010	2011
Income Statement Data:
Revenue	$956.5	$1,024.0	$190.9	$373.0	$767.0	$591.3
Operating expenses:
Cost of services	395.8	421.5	74.6	172.0	298.2	239.0
Selling, general and administrative	263.0	264.5	50.3	172.0	211.7	177.5
Depreciation and amortization	81.6	85.3	29.0	29.2	115.0	90.5

Total operating expenses(1)	740.4	771.3	153.9	373.2	624.9	507.0
Operating income (loss)	216.1	252.7	37.0	(0.2)	142.1	84.3
Non-operating income and expense(2)	(133.1)	(185.6)	(17.9)	(63.7)	(69.9)	(49.6)

Income (loss) from continuing operations before income tax	83.0	67.1	19.1	(63.9)	72.2	34.7
(Provision) benefit for income tax	(46.3)	(17.8)	(8.3)	11.5	(24.3)	(11.4)

Income (loss) from continuing operations	36.7	49.3	10.8	(52.4)	47.9	23.3
Discontinued operations, net of tax	8.2	(0.5)	—	—	—	—

Net income (loss)	44.9	48.8	10.8	(52.4)	47.9	23.3
Less: net income attributable to noncontrolling interests	(8.3)	(8.0)	(1.2)	(2.5)	(4.9)	(2.9)

Net income (loss) attributable to TransUnion Corp or TransUnion Holding Company, Inc.	$36.6	$40.8	$9.6	$(54.9)	$43.0	$20.4

	TransUnion Corp
	Historical
(in millions)	As of December 31, 2010 Predecessor	As of December 31, 2011 Predecessor	As of December 31, 2012 Successor	As of June 30, 2013 Successor
Balance Sheet Data
Cash and cash equivalents	$131.2	$107.8	$154.3	$130.2
Total assets(3)	954.2	1,005.8	4,320.7	4,211.0
Total debt(3)	1,606.0	1,601.2	1,682.9	1,668.5
Total stockholders’ equity	(862.0)	(824.4)	1,771.2	1,705.2

(1)	For the twelve months ended December 31, 2010, total operating expenses included $21.4 million of accelerated stock-based compensation and related expenses resulting from the 2010 Change in Control Transaction and a gain of $3.9 million on the trade in of mainframe computers. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the combined notes to the consolidated financial statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. For the twelve months ended December 31, 2011, total operating expenses included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. For the four months ended April 30, 2012, TransUnion Corp Predecessor total operating expenses included $90.7 million of accelerated stock-based compensation and related expenses resulting from the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction. For the six months ended June 30, 2013, total operating expenses included a $2.3 million loss on the disposal of a small operating company recorded in our International segment, a $1.1 million gain on the disposal of a product line recorded in our USIS segment and a $2.9 million one-time adjustment for tax expense related to prior years that was recorded in USIS and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million.
(2)

For the twelve months ended December 31, 2010, non-operating income and expense included $90.1 million of interest expense, $28.7 million of acquisition fees and $20.5 million of loan fees, primarily related to the 2010 Change in Control Transaction. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. See Note 13, “Debt,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about interest expense and the refinancing. For the twelve months ended December 31, 2011, non-operating income and expense included $126.4 million of interest expense and, as a result of refinancing Trans Union LLC’s senior secured credit facility in February 2011, a $9.5 million prepayment premium and $49.8 million write-off of unamortized loan costs incurred in connection with financing the 2010 Change in Control Transaction in June 2010. For the four months ended April 30, 2012, TransUnion Corp Predecessor non-operating income and expense included $40.5 million of interest expense and $24.5 million of acquisition expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 Change in Control Transaction. For the eight months ended December 31, 2012, TransUnion Corp Successor non-operating income and expense included $72.8 million of interest expense and $2.4 million of acquisition expenses. For the six months ended June 30, 2013, TransUnion Corp’s non-operating income and expense included $51.0 million of interest expense and $5.6 million of acquisition expenses.

(3)	The change in total assets, total debt and stockholders’ equity at December 31, 2010, reflects the impact of the 2010 Change in Control Transaction, including the additional debt incurred to partially fund the transaction. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 and 2010 Change in Control Transactions. The increase in total assets, total debt and stockholders’ equity at December 31, 2012 reflects the impact of the 2012 Change in Control Transaction, including fair value adjustments to assets and liabilities and the additional debt incurred to partially fund the transaction, as well as additional debt incurred to fund a dividend to our shareholders in November 2012.

Ratio of Earnings to Fixed Charges

	TransUnion Corp
	Six Months Ended June 30, 2013	Combined Year Ended December 31, 2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)	1.6:1	1.0:1	1:4:1	1:8:1	46.7:1	221.6:1

(1)	We have derived the ratio of earnings to fixed charges for the six months ended June 30, 2013, from TransUnion Corp’s unaudited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Corp Predecessor and Successor for the combined year ended December 31, 2012, from TransUnion Corp’s audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Corp for each of the years ended December 31, 2011 and 2010, from TransUnion Corp’s audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the ratio of earnings to fixed charges of TransUnion Corp for each of the years ended December 31, 2008 and 2009, from TransUnion Corp’s audited consolidated financial statements for such periods, which are not included in this prospectus. TransUnion Corp’s historical results are not necessarily indicative of the results expected for any future period.

Risk Factors

You should consider carefully the risks and uncertainties described below and the other information in this prospectus before investing in the securities offered hereby. Although these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. The following risks and uncertainties could materially affect our business, financial condition or results of operations. Additional risks and uncertainties not presently known or currently believed to be significant may also adversely affect our business and your investment.

Risks Related to the Notes and Our Indebtedness

Because there is no established trading market for the notes, you may not be able to resell your notes.

The notes have been registered under the Securities Act, but there is no established trading market for the notes, and we cannot assure you:

•	whether any trading market that may develop will be liquid;

•	whether you will be able to sell your notes; or

•	of the price at which you would be able to sell your notes.

If a trading market were to develop, the notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the notes. Although certain of our domestic subsidiaries guarantee the notes, the guarantees are subject to release under certain circumstances and we have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the Issuers or the holders of the notes. In any of these events, the Issuers may not have sufficient assets to pay amounts due on the notes with respect to the assets of that subsidiary.

Our corporate structure may impact your ability to receive payment on the notes.

TransUnion Corp unconditionally guaranteed the notes. However, TransUnion Corp is a holding company whose entire operating income and cash flow is derived from its subsidiaries and whose material assets are its equity interests in its subsidiaries. As a result, the TransUnion Corp guarantee provides little, if any, additional credit support for the notes, and investors should not place undue reliance on such guarantee. Furthermore, TransUnion Financing Corporation, one of the Issuers, does not have any operations or assets of any kind and will not have any revenues.

A guarantee of the notes could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that guarantor to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A guarantee may also be voided, without regard to these factors, if a court finds that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

We have a substantial amount of indebtedness, which could adversely affect our financial position and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of indebtedness. As of June 30, 2013, after giving effect to the 2012 Change in Control Transaction, the book value of our debt was $1,668.5 million consisting of $918.6 million of borrowings under Trans Union LLC’s senior secured term loan facility and $645.0 million aggregate principal amount of senior notes issued by Trans Union LLC recorded at $749.8 million after giving effect to the 2012 Change in Control Transaction due to a purchase accounting fair value adjustment in connection with the 2012 Change in Control Transaction and $0.1 million of other debt. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including with respect to the notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	expose us to the risk of increased interest rates as certain of our borrowings, including Trans Union LLC’s senior secured credit facility, are at variable rates of interest;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

In addition, the credit agreement governing Trans Union LLC’s senior secured credit facility and the indenture governing the notes contain restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our debt.

Despite our current level of indebtedness, we may still be able to incur additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business, subject to collateral arrangements. This may have the effect of reducing the amount of proceeds paid to you. These restrictions will also not prevent us from incurring obligations that do not constitute indebtedness. In addition, the capacity under the Trans Union LLC senior secured credit facility may be increased by an additional $350.0 million, plus an additional amount of indebtedness under the senior secured credit facility or separate facilities permitted by the senior secured credit facility so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders, which would be secured indebtedness and therefore effectively senior to the notes. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See “Description of Other Indebtedness” and “Description of the Notes.”

The notes and the guarantees are unsecured and effectively subordinated to the existing and future secured indebtedness of the Issuers, TransUnion Corp and the other guarantors.

The notes and the guarantees are general unsecured obligations ranking effectively junior in right of payment to all of the Issuers’, TransUnion Corp’s and the other guarantors’ existing and future secured indebtedness, including indebtedness under Trans Union LLC’s senior secured credit facility. Additionally the indenture governing the notes permits us to incur additional secured indebtedness in the future. In the event that an Issuer or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness that is effectively senior to the notes and the guarantees will be entitled to be paid in full from the assets of such Issuer or guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.

As of June 30, 2013, the notes and the guarantees were effectively subordinated to:

•	$918.6 million of senior secured indebtedness under our senior secured term loan facility; and

•

$210.0 million of additional availability under Trans Union LLC’s senior secured revolving credit facility, which we would have been able to borrow on such date subject to compliance with financial covenants in our the senior secured credit facility. On September 3, 2013, Trans Union LLC borrowed $65.0 million under the senior secured revolving credit facility.

Trans Union LLC’s senior secured credit facility also contains an uncommitted accordion feature under which we may also incur additional secured indebtedness in an aggregate amount of:

•	up to approximately $350.0 million; plus

•	an additional amount of indebtedness under our senior secured credit facility or separate facilities permitted by our senior secured credit facility so long as certain financial conditions are met.

The notes and the guarantees are effectively subordinated to all of the indebtedness we incur under Trans Union LLC’s senior secured credit facility or separate secured facilities permitted by the senior secured credit facility, including under the uncommitted accordion feature.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments due on our debt obligations or to refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, including those factors discussed under “—Risks Related to Our Business” below. We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to implement any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing Trans Union LLC’s senior secured credit facility, the indenture governing notes, and the indentures governing the TransUnion Holding Notes restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. In addition, under the covenants of the credit agreement governing Trans Union LLC’s senior secured credit facility and the indenture governing the notes, TransUnion Corp is restricted from making certain payments, including dividend payments to TransUnion Holding.

Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under Trans Union LLC’s senior secured credit facility could terminate their commitments to loan money, Trans Union LLC’s secured lenders (including the lenders under Trans Union LLC’s senior secured credit facility) could foreclose against the assets securing their borrowings and we, TransUnion Corp or TransUnion Holding could be forced into bankruptcy or liquidation. Any of these events could result in your losing some or all of your investment in the notes.

Your ability to transfer the notes will limited by the absence of an established trading market.

The notes have been registered under the Securities Act but there is no established trading market for the notes. An active market for the notes may not develop or, if developed, such a market may not continue. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the notes on any securities exchange or stock market. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions, and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes.

Changes in credit ratings issued by statistical rating organizations could adversely affect our cost of financing and the market price of the notes.

Credit rating agencies rate the notes and our other indebtedness on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of the notes or our other indebtedness or placing us on a watch list for possible future downgrading could limit our ability to refinance maturing liabilities, access the capital markets to meet liquidity needs, increase our cost of financing and lower the market price of the notes.

Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any future lowering of our ratings likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes at a favorable price or at all.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all of the outstanding notes at 101% of their outstanding principal amount, plus accrued and unpaid interest to the purchase date, if any, unless the notes have been previously called for redemption. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources. The source of funds for any purchase of the notes and repayment of borrowings under Trans Union LLC’s senior secured credit facility would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The terms of Trans Union LLC’s senior secured credit facility, the indenture governing the notes and the indentures governing the TransUnion Holding Notes may prohibit our subsidiaries from funding a repurchase of the notes upon a change of control. In the event we need to rely on additional financing from third parties to fund any such purchases, we may be unable to obtain financing on satisfactory terms or at all. Additionally, under Trans Union LLC’s senior secured credit facility, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend, which may negatively impact our ability to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches under Trans Union LLC’s senior secured credit facility, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of the assets of Trans Union LLC.

The definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of the assets of Trans Union LLC. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of the assets of Trans Union LLC to another person may be uncertain.

Covenants in our debt agreements restrict our business in many ways.

The indenture governing the notes, the credit agreement governing Trans Union LLC’s senior secured credit facility and the indentures governing the TransUnion Holding Notes contain various covenants that limit our ability and/or our subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

A breach of any of these covenants could result in a default under Trans Union LLC’s senior secured credit facility, the indenture governing the notes and/or the indentures governing the TransUnion Holding Notes. Upon the occurrence of an event of default under Trans Union LLC’s senior secured credit facility, the TransUnion Holding Notes, Trans Union LLC’s lenders could elect to declare all amounts outstanding under the senior credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against any collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under Trans Union LLC’s senior secured credit facility. If the lenders under Trans Union LLC’s senior secured credit facility accelerate the repayment of borrowings, we may not have sufficient assets to repay Trans Union LLC’s senior secured credit facility and our other indebtedness, including the notes. See “Description of Other Indebtedness.” Our borrowings under Trans Union LLC’s senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

The restrictions contained in the credit agreement governing Trans Union LLC’s senior secured credit facility, the indenture governing the notes and the indentures governing the TransUnion Holding Notes could adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	withstand a future downturn in our business, the industry or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

These restrictions may affect our ability to grow or even maintain current operating levels.

If a bankruptcy petition were filed by or against us, you may receive a lesser amount for your claim than you would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under the U.S. Bankruptcy Code, your claim for the principal amount of your notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	any amount of interest that does not constitute “unmatured interest” for purposes of the U.S. Bankruptcy Code.

Accordingly, under these circumstances, you may receive a lesser amount than you would be entitled to under the terms of the indenture governing the notes, even if sufficient funds are available.

Federal and state fraudulent transfer laws may permit a court to void the notes and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes could be voided as a fraudulent transfer or conveyance if the Issuers (a) issued the notes with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (b) only, one of the following is also true at the time thereof:

•	the Issuers were insolvent or rendered insolvent by reason of the issuance of the notes;

•	the issuance of the notes left the Issuers with an unreasonably small amount of capital or assets to carry on their business;

•	the Issuers intended to, or believed that they would, incur debts beyond their ability to pay as they mature; or

•	the Issuers were defendants in an action for money damages, or had a judgment for money damages docketed against them if the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the Issuers were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes would be subordinated to the Issuers’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, were greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes and could subordinate the notes to presently existing and future indebtedness of the Issuers. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

In addition, any payment by the Issuers pursuant to the notes made at a time the Issuers were found to be insolvent could be voided and required to be returned to them or to a fund for the benefit of their creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outside party more than such creditors would have received in a distribution under the U.S. Bankruptcy Code.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against the Issuers under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the U.S. Bankruptcy Code.

Contractual obligations in the indenture governing the notes, which require us to file periodic reports as “voluntary filers,” may be amended without your consent.

Our obligation to file periodic reports pursuant to Section 15(d) of the Exchange Act may be automatically suspended if the notes were to be held by fewer than 300 persons. Notwithstanding this automatic suspension of our reporting obligations pursuant to Section 15(d) of the Exchange Act, we intend to continue filing periodic reports with the SEC and to provide holders of the notes with copies of any filed reports as “voluntary filers” in compliance with the indenture governing the notes. We expect that such periodic reports filed by us as voluntary filers will comply fully with all applicable rules and regulations of the SEC. However, we could eliminate the periodic reporting covenant in the indenture governing the notes with the consent of the holders of at least a majority of the notes, in which case we would no longer be obligated to file periodic reports with the SEC and may cease doing so.

Risks Related to Our Business

Our revenues are concentrated in the U.S. consumer credit and financial services industries. When these industries or the broader financial markets experience a downturn, demand for our services, our revenues and the collectability of receivables may be adversely affected.

Our largest customers depend on favorable macroeconomic conditions and are impacted by the availability of credit, the level and volatility of interest rates, inflation, employment levels, consumer confidence and housing demand. Our customer base suffers when financial markets experience volatility, illiquidity and disruption, which has occurred in the past and which could result from concerns regarding sovereign debt levels in Europe or the debt ceiling and government spending debate in the United States. Such market developments, and the potential for increased and continuing disruptions going forward, present considerable risks to our businesses and operations. Changes in the economy have resulted, and may continue to result, in fluctuations in demand, and the volumes, pricing and operating margins for our services. For example, the banking and financial market downturn that began to affect our business in 2008 caused a greater focus on expense reduction by our customers and led to a decline in their account acquisition mailings, which resulted in reduced revenues from our credit marketing programs. In addition, financial institutions tightened lending standards and granted fewer mortgage loans, student loans, automobile loans and other consumer loans. As a result, we experienced a reduction in our credit report volumes. If businesses in these industries experience economic hardship, we cannot assure you that we will be able to generate future revenue growth or collect our receivables. In addition, if consumer demand for financial services and products and the number of credit applications decrease, the demand for our services could also be materially reduced. These types of disruptions could lead to a decline in the volumes of services we provide our customers and could negatively impact our revenue and results of operations.

Data security and integrity are critically important to our business, and breaches of security, unauthorized disclosure of confidential information, denial of service attacks or the perception that confidential information is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.

We own and host a large amount of highly sensitive and confidential consumer information including financial information, personally identifiable information and protected health information. This data is often accessed through secure transmissions over public and private networks, including the internet. Despite our physical security, implementation of technical controls and contractual precautions to identify, detect and prevent the unauthorized access to and alteration and disclosure of our data, we cannot assure you that systems that access our services and databases will not be compromised, whether as a result of criminal conduct, advances in computer hacking or otherwise. Several recent, highly publicized data security breaches or denial of service attacks at other companies have heightened consumer awareness of this issue and may embolden individuals or groups to target our systems. Unauthorized disclosure, loss or corruption of our data or inability of our customers to access our systems could disrupt our operations, subject us to substantial legal liability, result in a material loss of business, and significantly harm our reputation.

Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted consumer notification requirements in the event that consumer information is accessed by unauthorized persons and additional regulations regarding the use, access, accuracy and security of such data are possible. In the United States, federal and state laws provide for over 40 disparate notification regimes, all of which we are subject to. Complying with such numerous and complex regulations in the event of unauthorized access would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability.

If we experience system failures, personnel disruptions or capacity constraints, or our customers do not modify their systems to accept new releases of our distribution programs, the delivery of our services to our customers could be delayed or interrupted, which could harm our business and reputation and result in the loss of revenues or customers.

Our ability to provide reliable service largely depends on our ability to maintain the efficient and uninterrupted operation of our computer network, systems and data centers, some of which have been outsourced to third-party providers. In addition, we generate a significant amount of our revenues through channels that are dependent on links to telecommunications providers. Our systems, personnel and operations could be exposed to damage or interruption from fire, natural disasters, power loss, war, terrorist acts, civil disobedience, telecommunication failures, computer viruses, denial of service attacks or human error. For example, in 2007, a service interruption occurring during a routine maintenance visit by one of our hardware vendors resulted in a disruption in our ability to deliver data and services for almost 24 hours. We may not have sufficient redundant operations to cover a loss or failure of our systems in a timely manner. Any significant interruption could severely harm our business and reputation and result in a loss of revenue and customers.

We could lose our access to data sources which could prevent us from providing our services.

Our services and products depend extensively upon continued access to and receipt of data from external sources, including data received from customers, strategic partners and various government and public records depositories. In some cases, we compete with our data providers. Our data providers could stop providing data, provide untimely data, or increase the costs for their data for a variety of reasons, including a perception that our systems are insecure as a result of a data security breach, budgetary constraints, a desire to generate additional revenue or for regulatory or competitive reasons. We could also become subject to legislative, regulatory or judicial restrictions or mandates on the collection, disclosure or use of such data, in particular if such data is not collected by our providers in a way that allows us to legally use the data. If we lost access to this external data or if our access or use were restricted or became less economical or desirable, our ability to provide services could be negatively impacted, which would adversely affect our reputation, business, financial condition and results of operations. We cannot provide assurance that we will be successful in maintaining our relationships with these external data source providers or that we will be able to continue to obtain data from them on acceptable terms or at all. Furthermore, we cannot provide assurance that we will be able to obtain data from alternative sources if our current sources become unavailable.

Our business is subject to various governmental regulations, laws and orders, compliance with which may cause us to incur significant expenses, and the failure to comply with which could subject us to civil or criminal penalties or other liabilities.

Our business is subject to significant international, federal, state and local laws and regulations, including, but not limited to, privacy and consumer data protection, financial, tax and labor regulations. See “Business—Legal and Regulatory Matters” for a description of select regulatory regimes to which we are subject. These laws and regulations are complex, change frequently and have tended to become more stringent over time. We currently incur significant expenses in our attempt to ensure compliance with these laws. In the future we may be subject to significant additional expense to investigate, defend, or remedy violations of these laws and regulations. Any failure by us to comply with applicable laws or regulations could also result in significant liability to us, including liability to private plaintiffs as a result of individual or class-action litigation, or may result in the cessation of our operations or portions of our operations or impositions of fines and restrictions on our ability to carry on or expand our operations. In addition, because many of our services are sold into regulated industries, we must comply with additional regulations in marketing our services into these industries, including, but not limited to, state insurance laws and regulations and the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

Certain of the laws and regulations governing our business are subject to interpretation by judges, juries and administrative entities, creating substantial uncertainty for our business. We incurred liability in the past, for example, as a result of a determination by a federal consumer protection agency in the late 1990s that a particular marketing practice common to the industry was unlawful under the FCRA. In 2008, without admitting or denying liability, we agreed to settle the resulting private civil litigation that was based on that federal agency’s determination and paid $75.0 million to the settlement class. See “Business—Legal Proceedings—Privacy Litigation” in this prospectus. We cannot predict what effect the interpretation of existing or new laws or regulations may have on our business.

The Dodd-Frank Act created the Bureau of Consumer Financial Protection (the “CFPB”), which is authorized to adopt rules, supervise and examine certain non-banking companies and initiate enforcement actions with regard to federal consumer financial laws.

In 2010, the United States Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Title X of the Dodd-Frank Act establishes the CFPB, which has broad powers to regulate the offering and the provision of consumer financial products or services under the federal consumer financial laws. General powers of the CFPB include the authority to promulgate regulations and to enforce and administer federal consumer financial laws, including most aspects of the FCRA and other laws applicable to us and our financial customers. The CFPB is expressly charged with prohibiting unfair, deceptive or abusive acts or practices. Through its broad powers to regulate and enforce federal consumer financial laws, the CFPB could place restrictions on our business and the businesses of our financial customers, if the CFPB were to determine through rulemaking, authoritative guidance, supervisory or enforcement actions, for example, that particular acts or practices were unfair, deceptive or abusive to consumers.

We are subject to supervision, examination and enforcement by the CFPB. The Dodd-Frank Act gives the CFPB authority to conduct examinations or investigations and otherwise supervise certain nondepository institutions that are larger participants of a market for other consumer financial products or services, as defined by rule. Noting that the consumer reporting market is of “fundamental importance to the market for consumer credit,” the CFPB announced that credit reporting companies like us are subject to the CFPB’s supervision program under the larger participant rule. The CFPB has broad enforcement powers with regard to federal consumer financial laws. The CFPB may conduct examinations and investigations, issue subpoenas and bring civil actions in federal court for violations of the federal consumer financial laws including the FCRA. In these proceedings, the CFPB can seek relief that includes: rescission or reformation of contracts, restitution, disgorgement of profits, payment of damages, limits on activities and civil money penalties of up to $1.0 million per day for knowing violations. The CFPB has initiated periodic examinations of us and the consumer credit reporting industry, which could result in new regulations or enforcement actions or proceedings. See “Business—Legal Proceedings.”

Also, the Dodd-Frank Act empowers state attorneys general (or the equivalent thereof) to bring civil actions in federal district court (or a state court that is located in that state and that has jurisdiction over the defendant), to enforce Title X of the Dodd-Frank Act or regulations issued by the CFPB thereunder. Therefore, we could also be the subject of investigations and enforcement actions by the Federal Trade Commission (the “FTC”) or by state agencies (e.g., state attorneys general) with powers to enforce CFPB regulations and the FCRA.

Changes in legislation or regulations governing consumer credit reports, consumer privacy and identity theft may affect our ability to collect, manage and use personal information.

Public concern is high with regard to the operation of credit bureaus in the United States, as well as the collection, use, accuracy, correction and sharing of personal information, including Social Security numbers, dates of birth, financial information, medical information, and department of motor vehicle data, and other behavioral data. U.S. federal and state laws (as well as laws in many of the other countries where we do business) already regulate credit bureaus and the collection and use of personal data; but additional legislative or regulatory efforts, or an action by Executive Order of the President of the United States, could further regulate credit bureaus, the collection, use, access, accuracy, obsolescence, sharing, correction and security of this personal information.

Public concern regarding identity theft also has led to more transparency for consumers as to what is in their credit reports. We provide credit reports and scores and monitoring services to consumers for a fee, and this income stream could be reduced or restricted by legislation that requires us to provide these services to consumers free of charge. For example, under U.S. federal law today, we are required to provide consumers with one credit report per year free of charge. Legislation has been introduced from time to time that would require us to provide credit scores to consumers without charge. Changes in applicable legislation or regulations that restrict or dictate how we collect, maintain, combine and disseminate information, or that require us to provide services to customers or a segment of customers without charge, could adversely affect our business, financial position and results of operations.

The outcome of litigation, inquiries, investigations, examinations or other legal proceedings in which we are involved, in which we may become involved, or in which our customers or competitors are involved could subject us to significant monetary damages or restrictions on our ability to do business.

Legal proceedings arise frequently as part of the normal course of our business. These may include individual consumer cases, class action lawsuits and inquiries, investigations, examinations, regulatory proceedings or other actions brought by federal (e.g., the CFPB and the FTC) or state (e.g., state attorneys general) authorities or by consumers. The scope and outcome of these proceedings is often difficult to assess or quantify. Plaintiffs in lawsuits may seek recovery of large amounts and the cost to defend such litigation may be significant. There may also be adverse publicity and uncertainty associated with investigations, litigation and orders (whether pertaining to us, our customers or our competitors) that could decrease customer acceptance of our services or result in material discovery expenses. In addition, a court-ordered injunction or an administrative cease-and-desist order or settlement may require us to modify our business practices or may prohibit conduct that would otherwise be legal and in which our competitors may engage. Many of the technical and complex statutes to which we are subject, including state and federal credit reporting, medical privacy, and financial privacy requirements, may provide for civil and criminal penalties and may permit consumers to maintain individual or class actions against us and obtain statutorily prescribed damages. While we do not believe that the outcome of any pending or threatened legal proceeding, investigation, examination or supervisory activity will have a material adverse effect on our financial position, such events are inherently uncertain and adverse outcomes could result in significant monetary damages, penalties or injunctive relief against us. For example, in 2008, pursuant to the terms of a settlement agreement with respect to certain class action proceedings, which we refer to as the Privacy Litigation, we paid $75.0 million into a fund for the benefit of class members and offered approximately 600,000 individuals up to nine months of free credit monitoring services. Moreover, in 2009, pursuant to a settlement agreement we agreed with the other two defendants in a class action proceeding, which we refer to as the Bankruptcy Tradeline Litigation, to deposit $17.0 million, our share of the $51.0 million total settlement, into a settlement fund for the benefit of class members. Our insurance coverage may be insufficient to cover adverse judgments against us. See “Business—Legal Proceedings” for further information regarding the Privacy Litigation, the Bankruptcy Tradeline Litigation and other material pending litigation or investigations.

We depend, in part, on strategic alliances, joint ventures and acquisitions to grow our business. If we are unable to make strategic acquisitions and develop and maintain these strategic alliances and joint ventures, our growth may be adversely affected.

An important focus of our business is to identify business partners who can enhance our services and enable us to develop solutions that differentiate us from our competitors. We have entered into several alliance agreements or license agreements with respect to certain of our data sets and services and may enter into similar agreements in the future. These arrangements may require us to restrict our use of certain of our technologies among certain customer industries, or to grant licenses on terms that ultimately may prove to be unfavorable to us, either of which could adversely affect our business, financial condition or results of operations. Relationships with our alliance agreement partners may include risks due to incomplete information regarding the marketplace and commercial strategies of our partners, and our alliance agreements or other licensing agreements may be the subject of contractual disputes. If we or our alliance agreements’ partners are not successful in commercializing the alliance agreements’ services, such commercial failure could adversely affect our business.

In addition, a significant strategy for our international expansion is to establish operations through strategic alliances or joint ventures with local financial institutions and other partners. We cannot provide assurance that these arrangements will be successful or that our relationships with our partners will continue to be mutually beneficial. If these relationships cannot be established or maintained it could negatively impact our business, financial condition and results of operations. Moreover, our ownership in and control of our foreign investments may be limited by local law.

We also selectively evaluate and consider acquisitions as a means of expanding our business and entering into new markets. We may not be able to acquire businesses we target due to a variety of factors such as competition from companies that are better positioned to make the acquisition. Our inability to make such strategic acquisitions could restrict our ability to expand our business and enter into new markets which would limit our ability to generate future revenue growth.

When we engage in acquisitions, investments in new businesses or divestitures of existing businesses, we will face risks that may adversely affect our business.

We may acquire or make investments in businesses that offer complementary services and technologies. Future acquisitions may not be completed on favorable terms and acquired assets, data or businesses may not be successfully integrated into our operations. Any acquisitions or investments will include risks commonly encountered in acquisitions of businesses, including:

•	failing to achieve the financial and strategic goals for the acquired business;

•	paying more than fair market value for an acquired company or assets;

•	failing to integrate the operations and personnel of the acquired businesses in an efficient and timely manner;

•	disrupting our ongoing businesses;

•	distracting management focus from our ongoing businesses;

•	acquiring unanticipated liabilities;

•	failing to retain key personnel;

•	incurring the expense of an impairment of assets due to the failure to realize expected benefits;

•	damaging relationships with employees, customers or strategic partners;

•	diluting the share value of existing stockholders; and

•	incurring additional debt or reducing available cash to service our existing debt.

Any divestitures will be accompanied by the risks commonly encountered in the sale of businesses, which may include:

•	disrupting our ongoing businesses;

•	reducing our revenues;

•	losing key personnel;

•	distracting management focus from our ongoing businesses;

•	indemnification claims for breaches of representations and warranties in sale agreements;

•	damaging relationships with employees and customers as a result of transferring a business to new owners; and

•	failure to close a transaction due to conditions such as financing or regulatory approvals not being satisfied.

These risks could harm our business, financial condition or results of operations, particularly if they occur in the context of a significant acquisition or a divestiture. Acquisitions of businesses having a significant presence outside the United States will increase our exposure to the risks of conducting operations in international markets.

If we are unable to develop successful new services in a timely manner, or if the market does not adopt our new services, our ability to maintain or increase our revenue could be adversely affected.

In order to keep pace with customer demands for increasingly sophisticated service offerings, to sustain expansion into growth industries and to maintain our profitability, we must continue to innovate and introduce new services to the market. The process of developing new services is complex and uncertain. Our industry solutions require extensive experience and knowledge from within the relevant industry. We must commit significant resources to this effort before knowing whether the market will accept new service offerings. We may not successfully execute on our new services because of challenges in planning or timing, technical hurdles, difficulty in predicting market demand, changes in regulation, or a lack of appropriate resources. Failure to successfully introduce new services to the market could adversely affect our reputation, business, financial condition and results of operations.

If we fail to maintain and improve our systems, our data matching technology, and our interfaces with data sources and customers, demand for our services could be adversely affected.

In our markets, there are continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data and deliver our services. Our future success will depend, in part, upon our ability to:

•	internally develop and implement new and competitive technologies;

•	use leading third-party technologies effectively;

•	respond to changing customer needs and regulatory requirements; and

•	transition customers and data sources successfully to new interfaces or other technologies.

We cannot provide assurance that we will successfully implement new technologies, cause customers or data furnishers to implement compatible technologies, or adapt our technology to evolving customer, regulatory and competitive requirements. If we fail to respond, or cause our customers or data furnishers to fail to respond, to changes in technology, regulatory requirements or customer preferences, the demand for our services, or the delivery of our services, could be adversely affected.

Our ability to expand our operations in, and the portion of our revenue derived from, markets outside the United States is subject to economic, political and other inherent risks, which could adversely impact our growth rate and financial performance.

Over the last several years, we have derived a growing portion of our revenues from customers outside the United States, and it is our intent to continue to expand our international operations. We have sales and technical support personnel in numerous countries worldwide. We expect to continue to add international personnel to expand our abilities to deliver differentiated services to our international customers. Expansion into international markets will require significant resources and management attention and will subject us to new regulatory, economic and political risks. Moreover, the services we offer in developed and emerging markets must match our customers’ demand for those services. Due to price, limited purchasing power and differences in the development of consumer credit markets, there can be no assurance that our services will be accepted in any particular developed or emerging market, and we cannot be sure that our international expansion efforts will be successful. The results of our operations and our growth rate could be adversely affected by a variety of factors arising out of international commerce, some of which are beyond our control. These factors include:

•	currency exchange rate fluctuations;

•	foreign exchange controls that might prevent us from repatriating cash to the United States;

•	difficulties in managing and staffing international offices;

•	increased travel, infrastructure, legal and compliance costs of multiple international locations;

•	foreign laws and regulatory requirements;

•	terrorist activity, natural disasters and other catastrophic events;

•	restrictions on the import and export of technologies;

•	difficulties in enforcing contracts and collecting accounts receivable;

•	longer payment cycles;

•	failure to meet quality standards for outsourced work;

•	unfavorable tax rules;

•	political and economic conditions in foreign countries, particularly in emerging markets;

•	varying business practices in foreign countries; and

•	reduced protection for intellectual property rights.

As we continue to expand our business, our success will partially depend on our ability to anticipate and effectively manage these and other risks. Our failure to manage these risks could adversely affect our business, financial condition and results of operations.

We may not be able to effectively maintain our cost management strategy, which may adversely affect our ability to sustain our operating margins.

Our cost management strategy includes strategic sourcing, labor management, streamlining back-office functions and improving overall processes. Although we have implemented such plans and continue to explore means by which we can control or reduce expenses, we cannot assure you that we will be able to realize all the projected benefits of our cost management strategies. In addition, if we cannot maintain control of our cost structure, it will have a negative impact on our operating margins. Moreover, our operations and performance may be disrupted by our cost-management and facilities-integration efforts.

We are subject to significant competition in many of the markets in which we operate.

We may not be able to compete successfully against our competitors, which could impair our ability to sell our services. We compete on the basis of system availability, differentiated solutions, personalized customer service, breadth of services and price. Our regional and global competitors vary in size, financial and technical capability, and in the scope of the products and services they offer. Some of our competitors may be better positioned to develop, promote and sell their products. Larger competitors may benefit from greater cost efficiencies and may be able to win business simply based on pricing. We consistently face downward pressure on the pricing of our products, which could result in a reduced price for certain products, or a loss of market share. Our competitors may also be able to respond to opportunities before we do, taking advantage of new technologies, changes in customer requirements, or market trends.

Our Interactive segment experiences competition from emerging companies. For example, prior to January 2008, Equifax and Experian were our top competitors for direct-to-consumer credit services, such as credit reports and identity theft protection services. In the past few years, there has been an influx of non-bureau companies offering similar services, some leveraging the free services that we must provide by law. These developments have resulted in increased competition.

Many of our competitors have extensive customer relationships, including relationships with our current and potential customers. New competitors, or alliances among competitors, may emerge and gain significant market share. Existing or new competitors may develop products and services that are superior to ours or that achieve greater market acceptance. If we are unable to respond to changes in customer requirements as quickly and effectively as our competition, our ability to expand our business and sell our services may be adversely affected.

Our competitors may be able to sell services at lower prices than us, individually or as part of integrated suites of several related services. This ability may cause our customers to purchase from our competitors rather than us. Price reductions by our competitors could also negatively impact our operating margins or harm our ability to obtain new long-term contracts or renewals of existing contracts on favorable terms.

We cannot assure you that we will be able to compete effectively against current and future competitors. If we fail to successfully compete, our business, financial condition and results of operations may be adversely affected.

We are subject to losses from risks for which we do not insure.

For certain risks, we do not maintain insurance coverage because of cost and/or availability. Because we retain some portion of insurable risks, and in some cases retain our risk of loss completely, unforeseen or catastrophic losses in excess of insured limits could materially adversely affect our business, financial condition and results of operations.

We may be unable to protect our intellectual property adequately or cost-effectively, which may cause us to lose market share or force us to reduce our prices.

Our success depends, in part, on our ability to protect and preserve the proprietary aspects of our technology and services. If we are unable to protect our intellectual property, our competitors could use our intellectual property to market similar services, decreasing the demand for our services. We rely on the patent, copyright, trademark, trade secret and other intellectual property laws of the United States and other countries, as well as contractual restrictions, such as nondisclosure agreements, to protect and control access to our proprietary intellectual property. These measures afford limited protection, however, and may be inadequate. We may be unable to prevent third parties from using our proprietary assets without our authorization or breaching any contractual restrictions with us. Enforcing our rights could be costly, time-consuming, distracting and harmful to significant business relationships. Additionally, others may independently develop non-infringing technologies that are similar or superior to ours. Any significant failure or inability to adequately protect and control our proprietary assets may harm our business and reduce our ability to compete.

We may face claims for intellectual property infringement, which could subject us to monetary damages or limit us in using some of our technologies or providing certain services.

There has been substantial litigation in the United States regarding intellectual property rights in the information technology industry. There is a risk that we may infringe on the intellectual property rights of third parties, including the intellectual property rights of third parties in other countries, which could result in a liability to us. Historically, patent applications in the United States and some foreign countries have not been publicly disclosed until eighteen months following submission of the patent application, and we may not be aware of currently filed patent applications that relate to our products or processes. If patents are later issued on these applications, we may be liable for infringement. In the event that claims are asserted against us, we may be required to obtain licenses from third parties (if available on acceptable terms or at all). Intellectual property infringement claims against us could subject us to liability for damages and restrict us from providing services or require changes to certain products or services. Although our policy is to obtain licenses or other rights where necessary, we cannot provide assurance that we have obtained all required licenses or rights. If a successful claim of infringement is brought against us and we fail to develop non-infringing products or services, or to obtain licenses on a timely and cost-effective basis, our reputation, business, financial condition and results of operations could be adversely affected.

If our outside service providers and key vendors are not able to or do not fulfill their service obligations, our operations could be disrupted and our operating results could be harmed.

We depend on a number of service providers and key vendors such as telecommunication companies, software engineers, data processors, software and hardware vendors and providers of credit score algorithms, who are critical to our operations. These service providers and vendors are involved with our service offerings, communications and networking equipment, computer hardware and software and related support and maintenance. Although we have implemented service-level agreements and have established monitoring controls, our operations could be disrupted if we do not successfully manage relationships with our service providers, if they do not perform or are unable to perform agreed upon service levels, or if they are unwilling to make their services available to us at reasonable prices. If our service providers and vendors do not perform their service obligations, it could adversely affect our reputation, business, financial condition and results of operations.

Our access to the capital and credit markets could be adversely affected by economic conditions.

Historically, we have relied on cash from operations to fund our working capital and business growth. We may require additional capital from equity or debt financing in the future, the availability of which is dependent on, among other things, market and general economic conditions. Our access to funds under short-term credit facilities is dependent on the ability of the participating banks to meet their funding commitments. Those banks may not be able to meet their funding commitments if they experience shortages of capital and liquidity, or due to changing or increased regulations.

Our relationships with key long-term customers may be materially diminished or terminated.

We have long-standing relationships with a number of our customers, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition, and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers on acceptable terms or at all or collect amounts owed to us from insolvent customers. Our customer agreements relating to our core credit reporting service offered through our USIS segment are terminable upon advance written notice (ranging from 30 days to six months) by either us or the customer, which provides our customers with the opportunity to renegotiate their contracts with us or to award more business to our competitors. The loss of one or more of our major customers could adversely affect our business, financial condition and results of operations.

There may be further consolidation in our end customer markets, which may adversely affect our revenues.

There has been, and we expect there will continue to be, merger, acquisition and consolidation activity in our customer markets. If our customers merge with, or are acquired by, other entities that are not our customers, or that use fewer of our services, our revenue may be adversely impacted. In addition, industry consolidation could affect the base of recurring transaction-based revenue if consolidated customers combine their operations under one contract, since most of our contracts provide for volume discounts.

To the extent the availability of free or relatively inexpensive consumer information increases, the demand for some of our services may decrease.

Public sources of free or relatively inexpensive consumer information have become increasingly available, particularly through the internet, and this trend is expected to continue. Governmental agencies in particular have increased the amount of information to which they provide free public access. Public sources of free or relatively inexpensive consumer information may reduce demand for our services. To the extent that our customers choose not to obtain services from us and instead rely on information obtained at little or no cost from these public sources, our business, financial condition and results of operations may be adversely affected.

If we experience changes in tax laws or adverse outcomes resulting from examination of our income tax returns, it could adversely affect our results of operations.

We are subject to federal, state and local income taxes in the United States and in foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. Our future effective tax rates and the value of our deferred tax assets could be adversely affected by changes in tax laws. In addition, we are subject to the examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from such examinations to determine the adequacy of our provision for income taxes. Although we believe we have made appropriate provisions for taxes in the jurisdictions in which we operate, changes in the tax laws or challenges from tax authorities under existing tax laws could adversely affect our business, financial condition and results of operations.

We may not be able to attract and retain the skilled employees that we need to support our business.

Our success depends on our ability to attract and retain experienced management, sales, research and development, analytics, marketing and technical support personnel. If any of our key personnel were unable or unwilling to continue in their present positions, it may be difficult to replace them and our business could be seriously harmed. If we are unable to find qualified successors to fill key positions as needed, our business could be seriously harmed. The complexity of our services requires trained customer service and technical support personnel. We may not be able to hire and retain such qualified personnel at compensation levels consistent with our compensation structure. Some of our competitors may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expense replacing employees and our ability to provide quality services could diminish, resulting in a material adverse effect on our business. See “Management” for additional information.

Affiliates of our Sponsors own substantially all of the equity interests in us and may have conflicts of interest with us or the holders of our debt, including the notes.

As a result of the Merger, investment funds affiliated with our Sponsors control our company interests and hold all of the seats on our board of directors. As a result, affiliates of our Sponsors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of the board of directors regardless of whether our management or the holders of our debt, including the notes, believe that any such transaction is in their own best interests. For example, affiliates of our Sponsors could collectively cause us to make acquisitions that increase the amount of our indebtedness or to sell assets, or could cause us to issue additional capital stock or declare dividends. So long as investment funds affiliated with our Sponsors continue to own a significant amount of our equity interests or otherwise control a majority of our board of directors, the Sponsors will continue to be able to strongly influence or effectively control our decisions. In addition, we are permitted and expect to pay, from time to time, advisory and other fees, pay dividends and make other restricted payments to the Sponsors under certain circumstances and the Sponsors or their affiliates may have an interest in our doing so. In addition, the Sponsors have no obligation to provide us with any additional debt or equity financing.

The Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. The Sponsors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. The holders of the notes should consider that the interests of the Sponsors may differ from their interests in material respects. See “Security Ownership of Certain Beneficial Owners” and “Certain Relationships and Related-Party Transactions.”

Use of Proceeds

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. and its affiliates in market-making transactions. We will not receive any of the proceeds from such transactions.

Unaudited Pro Forma Consolidated Financial Data

The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value on the acquirer’s books to reflect the purchase price. Under the guidance provided by SEC Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” the fair value adjustments of the assets acquired and liabilities assumed have also been pushed-down to TransUnion Corp’s books and, accordingly, on April 30, 2012, the assets and liabilities of TransUnion Corp were stepped-up to their fair value. The 2012 statement of income of TransUnion Corp reflects additional depreciation and amortization expense related to the step-up in basis from the date of acquisition. Had the 2012 Change in Control Transaction occurred on January 1, 2012, TransUnion Corp would have recorded additional depreciation and amortization of approximately $28.3 million in 2012.

Pro forma statement of income data for the six months ended June 30, 2013, is not presented because the 2012 Change in Control Transaction is fully reflected in the historical unaudited consolidated statement of income of TransUnion Corp for the six months ended June 30, 2013, included elsewhere in this prospectus. Pro forma balance sheet data is not presented because the 2012 Change in Control Transaction is fully reflected in the historical audited consolidated balance sheet of TransUnion Corp as of December 31, 2012, included elsewhere in this prospectus.

The preceding unaudited pro forma consolidated financial data is for informational purposes only and does not purport to represent what our results of operations would have been had the 2012 Change in Control Transaction occurred on January 1, 2012. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for the preparation of this pro forma consolidated financial data would have proven to be correct.

You should read this “Unaudited Pro Forma Consolidated Financial Data” section together with “Selected Historical Consolidated Financial Data,” “Risk factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TransUnion Corp’s audited and unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus.

Selected Historical Consolidated Financial Data

The following tables set forth the selected historical consolidated financial data of TransUnion Corp for the periods ended and as of the dates indicated below.

The historical financial information included below for the years ended December 31, 2008 and 2009, and as of December 31, 2010, is derived from the audited consolidated financial statements of TransUnion Corp, which are not included in this prospectus. The historical financial information included below for the years ended December 31, 2010 and 2011, the four months ended April 20, 2012, and the eight months ended December 31, 2012, and as of December 31, 2011 and 2012, in each case as indicated, is derived from the audited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included below for the four months ended April 30, 2012, the two months ended June 30, 2012, and as of June 30, 2012, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. The historical financial information included below for the six months ended June 30, 2013, and as of June 30, 2013, is derived from the unaudited consolidated financial statements of TransUnion Corp appearing elsewhere in this prospectus. TransUnion Corp’s historical results are not necessarily indicative of the results expected for any future period.

You should read the following financial data together with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TransUnion Corp’s audited and unaudited financial statements and related notes appearing elsewhere in this prospectus.

	TransUnion Corp Predecessor					TransUnion Corp Successor
	Twelve Months Ended December 31,				Four Months Ended April 30, 2012	Two Months Ended June 30, 2012	Eight Months Ended December 31, 2012	Six Months Ended June 30, 2013
(in millions)	2008	2009	2010	2011
Income Statement Data:
Revenue	$1,015.9	$924.8	$956.5	$1,024.0	$373.0	$190.9	$767.0	$591.3
Cost of services	432.2	404.2	395.8	421.5	172.0	74.6	298.2	239.0
Selling, general and administrative	305.5	234.6	263.0	264.5	172.0	50.3	211.7	177.5
Depreciation and amortization	85.7	81.6	81.6	85.3	29.2	29.0	115.0	90.5

Total operating expense(1)	823.4	720.4	740.4	771.3	373.2	153.9	624.9	507.0
Operating income (loss)	192.5	204.4	216.1	252.7	(0.2)	37.0	142.1	84.3
Non-operating income and expense(2)	17.4	1.3	(133.1)	(185.6)	(63.7)	(17.9)	(69.9)	(49.6)

Income (loss) from continuing operations before income tax	209.9	205.7	83.0	67.1	(63.9)	19.1	72.2	34.7
(Provision) benefit for income tax	(75.5)	(73.4)	(46.3)	(17.8)	11.5	(8.3)	(24.3)	(11.4)

Income (loss) from continuing operations	134.4	132.3	36.7	49.3	(52.4)	10.8	47.9	23.3
Discontinued operations, net of tax	(15.9)	1.2	8.2	(0.5)	—	—	—	—

Net income (loss)	118.5	133.5	44.9	48.8	(52.4)	10.8	47.9	23.3
Less: net income attributable to noncontrolling interests	(9.2)	(8.1)	(8.3)	(8.0)	(2.5)	(1.2)	(4.9)	(2.9)

Net income (loss) attributable to TransUnion Corp or TransUnion Holding	$109.3	$125.4	$36.6	$40.8	$(54.9)	$9.6	$43.0	$20.4

	TransUnion Corp
	Historical
(in millions)	As of December 31, 2010 (Predecessor)	As of December 31, 2011 (Predecessor)	As of December 31, 2012 (Successor)	As of June 30, 2013 (Successor)
Balance Sheet Data
Cash and cash equivalents	$131.2	$107.8	$154.3	$130.2
Total assets(3)	954.2	1,005.8	4,320.7	4,211.0
Total debt(3)	1,606.0	1,601.2	1,682.9	1,668.5
Total stockholders’ equity	(862.0)	(824.4)	1,771.2	1,705.2

(1)

For the twelve months ended December 31, 2010, total operating expenses included $21.4 million of accelerated stock-based compensation and related expenses resulting from the 2010 Change in Control Transaction and a gain of $3.9 million on the trade in of mainframe computers. See Note 2, “Change in

Control Transactions,” and Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. For the twelve months ended December 31, 2011, total operating expenses included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. For the four months ended April 30, 2012, TransUnion Corp Predecessor total operating expenses included $90.7 million of accelerated stock-based compensation and related expenses resulting from the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction. For the six months ended June 30, 2013, total operating expenses included a $2.3 million loss on the disposal of a small operating company recorded in our International segment, a $1.1 million gain on the disposal of a product line recorded in our USIS segment and a $2.9 million one-time adjustment for tax expense related to prior years that was recorded in USIS and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million.
(2)	For the twelve months ended December 31, 2010, non-operating income and expense included $90.1 million of interest expense, $28.7 million of acquisition fees and $20.5 million of loan fees, primarily related to the 2010 Change in Control Transaction. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction. See Note 13, “Debt,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about interest expense and the refinancing. For the twelve months ended December 31, 2011, non-operating income and expense included $126.4 million of interest expense and, as a result of refinancing our senior secured credit facility in February 2011, a $9.5 million prepayment premium and $49.8 million write-off of unamortized loan costs incurred in connection with financing the 2010 Change in Control Transaction in June 2010. For the four months ended April 30, 2012, TransUnion Corp Predecessor non-operating income and expense included $40.5 million of interest expense and $24.5 million of acquisition expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 Change in Control Transaction. For the eight months ended December 31, 2012, TransUnion Corp Successor non-operating income and expense included $72.8 million of interest expense and $2.4 million of acquisition expenses. For the six months ended June 30, 2013, TransUnion Corp’s non-operating income and expense included $51.0 million of interest expense and $5.6 million of acquisition expenses.
(3)	The change in total assets, total debt and stockholders’ equity at December 31, 2010, reflects the impact of the 2010 Change in Control Transaction, including the additional debt incurred to partially fund the transaction. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information about the impact of the 2012 and 2010 Change in Control Transactions. The increase in total assets, total debt and stockholders’ equity at December 31, 2012 reflects the impact of the 2012 Change in Control Transaction, including fair value adjustments to assets and liabilities and the additional debt incurred to partially fund the transaction, as well as additional debt incurred to fund a dividend to our shareholders in November 2012.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of financial condition and results of operations is provided on a combined basis as a supplement to, and should be read in conjunction with, “Selected Historical Consolidated Financial Data,” “Risk Factors,” the audited and unaudited consolidated financial statements and the accompanying combined notes appearing elsewhere in this prospectus. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those discussed in “Forward-Looking Statements” and “Risk Factors.”

References in this discussion and analysis to the “Company,” “we,” “us,” and “our” refer to TransUnion Holding and its direct and indirect subsidiaries, including TransUnion Corp, the Issuers and the other guarantors, or to TransUnion Corp and its direct and indirect subsidiaries, including the Issuers and the other guarantors, for periods prior to the formation of TransUnion Holding. When appropriate, TransUnion Holding and TransUnion Corp are named explicitly for their specific related disclosures.

Where the information provided in this discussion and analysis is substantially the same for both TransUnion Holding and TransUnion Corp, such information has been combined. Where information is not substantially the same for both Companies, we have provided separate information. In addition, separate financial statements for each Company are included in this prospectus.

We operate TransUnion Holding and TransUnion Corp as one business, with one management team. Management believes combining this discussion and analysis provides the following benefits:

•	Enhances investors’ understanding of TransUnion Holding and TransUnion Corp by enabling investors to view the business as a whole, the same manner as management views and operates the business;

•	Provides a more readable presentation of required disclosures with less duplication, since a substantial portion of the Company’s disclosures apply to both TransUnion Holding and TransUnion Corp; and

•	Creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

TransUnion Holding is a holding company with no business operations or assets other than the capital stock of TransUnion Corp. Our operations are conducted through TransUnion Corp and its subsidiaries. Consequently, while TransUnion Holding is dependent on loans, dividends and other payments from TransUnion Corp and, indirectly, its subsidiaries to make payments of principal and interest on its indebtedness, TransUnion Corp and its subsidiaries are separate and distinct legal entities. TransUnion Holding is neither an issuer nor a guarantor of the notes and has no obligation, contingent or otherwise, to pay amounts due under the notes or to make funds available to pay those amounts. TransUnion Holding is not a registrant with respect to the notes and, accordingly, is not filing and makes no representation as to any of the information contained herein. Financial and other information included in this prospectus that relates solely to TransUnion Holding is provided for information purposes only.

Overview

We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decision-making capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. Over a million unique consumers visit our website each month. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base of approximately 45,000 businesses in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.

We generate revenues primarily from the sale of credit reports, credit marketing services, portfolio reviews and other credit-related services to qualified businesses both in the U.S. and internationally through direct and indirect channels. We maintain long-standing relationships with many of our largest customers, including relationships of over ten years with each of our top ten global financial services customers. We attribute the length of our customer relationships to the critical nature of the services we provide, our consistency and reliability, and our innovative and collaborative approach to developing integrated solutions that meet our customers’ continually changing needs. We also generate revenues by providing subscription-based interactive services to consumers that help them understand and manage their personal finances and that protect them from identity theft.

Recent Developments

On February 5, 2013, Trans Union LLC signed amendment No. 4 to its senior secured credit facility, which became effective March 1, 2013. The amendment, among other things, lowered the floor on the term loan from 1.50% to 1.25%, lowered the margin on the term loan from 4.00% to 3.00%, extended the term loan maturity date one year to February 2019, delayed the first required excess cash payment until 2014, and relaxed certain covenant requirements.

On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of the TransUnion Holding 8.125% notes at an offering price of 99.5% in a private placement to certain investors. In connection with the issuance of these notes, TransUnion Holding successfully completed a consent solicitation (the “Consent Solicitation”) to amend the indenture governing the TransUnion Holding 9.625% notes. The amendment permitted the issuance of the additional $400 million of TransUnion Holding 8.125% notes and allowed TransUnion Holding to make a dividend payment to its shareholders. The amendment will also increase the interest rate applicable to the TransUnion Holding 9.625% notes by 0.50% if, prior to June 15, 2015 (a) the TransUnion Holding 9.625% notes are rated Caa1 or lower by Moody’s Investors Service, Inc. and CCC+ or lower by Standard & Poor’s, and (b) the Consolidated Debt Ratio as defined in the Consent Solicitation Statement is greater than or equal to 5.50 to 1.00. The TransUnion Holding 8.125% notes were subject to a registration rights agreement and have been exchanged for an equal amount of notes registered with the SEC. The indenture governing the 8.125% notes and the nonfinancial covenants are substantially similar to those governing the 9.625% notes.” The proceeds of the TransUnion Holding 8.125% were used to pay a $373.8 million dividend to our shareholders and to pay various costs associated with issuing the new debt and obtaining consents from our existing debt holders. In addition, as part of the transaction, on November 1, 2012, Trans Union LLC prepaid $10.0 million of the senior secured term loan with cash on hand.

On April 30, 2012, pursuant to the Merger Agreement, TransUnion Holding acquired 100% of the outstanding stock of TransUnion Corp for the aggregate purchase price of $1,592.7 million plus the assumption of existing debt. In connection with the acquisition, all existing stockholders of TransUnion Corp received cash consideration for their shares and all existing option holders received cash consideration based on the value of their options. Certain members of management continue to hold equity interests in the form of TransUnion Holding common stock. To partially fund the acquisition, TransUnion Holding issued $600 million principal amount of the TransUnion Holding 9.625% notes. On April 30, 2012, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GSCP and 1% by members of management.

Segments

We manage our business and report our financial results in three operating segments: U.S. Information Services (“USIS”), International and Interactive.

•

USIS provides credit reports, credit scores, verification services, analytical services and decisioning technology to businesses in the United States through both direct and indirect channels. In this segment, we intend to continue to focus on expansion into underpenetrated and growth industries, such as insurance and healthcare, and the introduction of innovative and differentiated solutions in the financial services and other industries.

•

International provides services similar to our USIS and Interactive segments in many countries outside the United States. We believe our International segment represents a significant opportunity for growth as several of the countries in which we operate, such as India, Mexico and Brazil, continue to develop their economies and credit markets. We also seek to enter into and develop our business in new geographies.

•

Interactive provides primarily subscription-based services to consumers, including credit reports, credit scores and credit and identity monitoring, through both direct and indirect channels. As the U.S. economy continues to stabilize and improve, and consumer borrowing activity and concerns over identity theft continue to increase, we expect our Interactive segment to grow and represent an increasing portion of our overall revenue.

In addition, Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.

Factors Affecting Our Results of Operations

The following are certain key factors that affect, or have recently affected, our results of operations:

Macroeconomic and Industry Trends

Our revenues are significantly influenced by general macroeconomic conditions, including the availability of affordable credit and capital, interest rates, inflation, employment levels, consumer confidence and housing demand. During first six months of 2013, and all of 2012 and 2011, in the United States and other markets, we saw continuing signs of improved economic conditions and increased market stabilization. In the United States, we also saw improvement in the consumer lending market, including mortgage refinancings resulting from low long-term mortgage rates, an improving housing market, increased auto loans and an increase in demand for our credit marketing services. These factors helped drive improved financial results in all of our segments since 2010. The economic and market improvements were tempered by continuing consumer uncertainty as concerns over domestic fiscal policy, continuing high unemployment and, more recently, rising mortgage interest rates have pressured growth in our businesses. In addition, the continued strengthening of the US dollar has diminished the operating results reported by our International operations since early 2012.

Our revenues are also significantly influenced by industry trends, including the demand for information services in the financial services, insurance, healthcare and other industries we serve. Companies increasingly rely on data and analytics to make more informed decisions, operate their businesses more effectively and manage risk. Similarly, consumers seek information to help them understand and proactively manage their personal finances and to better protect themselves against identity theft. We expect that increased demand for targeted data and sophisticated analytical tools will drive revenue growth in all of our segments.

2012 Change in Control Transaction and Debt Transactions

In connection with the 2012 Change in Control Transaction, TransUnion Corp recognized a significant increase in stock-based compensation due to the accelerated vesting of outstanding options and a significant increase in depreciation and amortization expense as a result of the step-up in basis to fair value of TransUnion Corp’s assets and liabilities. In addition, TransUnion Holding has incurred significantly more interest expense due to additional debt issued in connection with the 2012 Change in Control Transaction and additional debt issued to fund a dividend paid in the fourth quarter of 2012. See Note 2, “2012 Change in Control Transaction,” and Note 13, “Debt,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, and Note 2, “2012 Change in Control Transaction,” and Note 9, “Debt,” in the Combined Notes to Unaudited Financial Statements for the six months ended June 30, 2013, appearing elsewhere in this prospectus and the operating expense discussion below for additional information.

Recent Acquisitions and Partnerships

We selectively evaluate acquisitions and partnerships as a means of expanding our business and international footprint and entering into new markets.

•

On March 1, 2013, we acquired an 80% ownership interest in Data Solutions Serviços de Informática Ltda. (“ZipCode”). ZipCode provides data enrichment and registry information to companies in Brazil’s information management, financial services, marketing and telecommunications segments. The results of operations of ZipCode, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.

•

On May 29, 2012, we acquired an 85% ownership interest in Credit Reference Bureau (Holdings) Limited (CRB). CRB operates collections and credit bureau businesses and has locations in eight African countries, giving us a strategic presence into seven new African countries. The results of operations of CRB, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.

•

On December 28, 2011, we acquired an 80% ownership interest in Crivo Sistemas em Informática S.A. (“Crivo”), a Brazilian company. Crivo provides software and services to companies in Brazil to help them make credit, risk and fraud-related decisions. The results of operations of Crivo, which are not material, have been included as part of our International segment in our consolidated statements of income since the date of the acquisition.

•	On December 20, 2011, we acquired an additional 7.51% ownership interest in Credit Information Bureau (India) Limited (“CIBIL”), bringing our total ownership to 27.5%.

•

On October 13, 2011, we acquired a 100% ownership interest in Financial Healthcare Systems, LLC (“FHS”), a Colorado limited liability company. FHS provides software-as-a-service solutions to the healthcare industry that helps healthcare providers inform patients about their out-of-pocket costs prior to providing healthcare services. The results of operations of FHS, which are not material, have been included as part of our USIS segment in our consolidated statements of income since the date of the acquisition.

Key Components of Our Results of Operations

Revenue

We derive our USIS segment revenue from three operating platforms: Online Data Services, Credit Marketing Services and Decision Services. Revenue in Online Data Services is driven primarily by the volume of credit reports that our customers purchase. Revenue in Credit Marketing Services is driven primarily by demand for customer acquisition and portfolio review services. Revenue in Decision Services is driven primarily by demand for services that provide our customers with online, real-time, automated decisions at the point of consumer interaction.

We report our International segment revenue in two categories: developed markets and emerging markets. Our developed markets are Canada, Hong Kong and Puerto Rico. Our emerging markets include Africa, Latin America, Asia Pacific and India.

We derive our Interactive segment revenue from both direct and indirect channels. Our Interactive revenue is primarily subscription based.

Cost of Services

Costs of services include data acquisition and royalty fees, costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed.

Selling, General and Administrative

Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and the occupancy and facilities expenses of these functions.

Non-Operating Income and Expense

Non-operating income and expense includes interest expense, interest income, earnings from equity-method investments, dividends from cost-method investments and other non-operating income and expenses.

Results of Operations-Six Months Ended June 30, 2013 and 2012

As a result of the 2012 Change in Control Transaction, TransUnion Corp’s historical financial statements are presented on a Successor and Predecessor basis. Periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012 Change in Control Transaction (the “Successor”).

The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value to reflect the purchase price. Periods after the 2012 Change in Control Transaction are not comparable to prior periods due primarily to the additional amortization of intangibles in the Successor period resulting from the fair value adjustments of the assets acquired and liabilities assumed. In addition, the Predecessor incurred significant stock-based compensation and acquisition costs related to the 2012 Change in Control Transaction.

We operate TransUnion Holding and TransUnion Corp as one business and to facilitate comparability with the prior year, we present below the TransUnion Holding consolidated results for the three months ended June 30, 2013, and compare this to the combination of TransUnion Holding consolidated results for the three months ended June 30, 2013, and the TransUnion Corp Predecessor consolidated results for the one month ended April 30, 2012, (combined results for the three months ended June 30, 2013). To facilitate comparability with the prior year, we present below the TransUnion Holding consolidated results for the six months ended June 30, 2013, and compare this to the combination of TransUnion Holding consolidated results from inception through June 30, 2013, combined with the TransUnion Corp Predecessor consolidated results for the four months ended April 30, 2012, (combined results for the six months ended June 30, 2013). We present the information in this format to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for the three and six months ended June 30, 2013, compared to the three and six months ended June 30, 2012, than a presentation of separate historical results for TransUnion Holding and TransUnion Corp Successor and Predecessor periods would provide. The following tables set forth our historical results of operations for the periods indicated below:

(in millions)	TransUnion Holding Consolidated Three Months Ended June 30, 2013	TransUnion Holding Consolidated Three Months Ended June 30, 2012	TransUnion Corp Predecessor Consolidated One Month Ended April 30, 2012	Combined Three Months Ended June 30, 2012	$ Change	% Change
Revenue	$300.8	$190.9	$92.4	$283.3	$17.5	6.2%
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	121.3	74.6	57.0	131.6	(10.3)	(7.8)%
Selling, general and administrative	94.8	50.8	93.9	144.7	(49.9)	(34.5)%
Depreciation and amortization	45.2	29.0	7.3	36.3	8.9	24.5%

Total operating expenses	261.3	154.4	158.2	312.6	(51.3)	(16.4)%
Operating income (loss)	39.5	36.5	(65.8)	(29.3)	68.8	nm
Non-operating income and expense
Interest expense	(49.2)	(33.3)	(9.8)	(43.1)	(6.1)	(14.2)%
Interest income	0.2	0.1	0.2	0.3	(0.1)	(33.3)%
Other income and (expense), net	1.5	(7.8)	(20.9)	(28.7)	30.2	nm

Total non-operating income and expense	(47.5)	(41.0)	(30.5)	(71.5)	24.0	33.6%
Income (loss) from operations before income taxes	(8.0)	(4.5)	(96.3)	(100.8)	92.8	92.1%
(Provision) benefit for income taxes	1.9	2.2	31.8	34.0	(32.1)	(94.4)%

Net income (loss)	(6.1)	(2.3)	(64.5)	(66.8)	60.7	90.9%
Less: net income attributable to noncontrolling interests	(1.7)	(1.2)	(0.6)	(1.8)	0.1	5.6%

Net income (loss) attributable to the Company	$(7.8)	$(3.5)	$(65.1)	$(68.6)	$60.8	88.6%

(in millions)	TransUnion Holding Consolidated Six Months Ended June 30, 2013	TransUnion Holding Consolidated Date of Inception Through June 30, 2012	TransUnion Corp Predecessor Consolidated Four Months Ended April 30, 2012	Combined Six Months Ended June 30, 2012	$ Change	% Change
Revenue	$591.3	$190.9	$373.0	$563.9	$27.4	4.9%
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	239.0	74.6	172.0	246.6	(7.6)	(3.1)%
Selling, general and administrative	178.2	50.8	172.0	222.8	(44.6)	(20.0)%
Depreciation and amortization	90.5	29.0	29.2	58.2	32.3	55.5%

Total operating expenses	507.7	154.4	373.2	527.6	(19.9)	(3.8)%
Operating income (loss)	83.6	36.5	(0.2)	36.3	47.3	130.3%
Non-operating income and expense
Interest expense	(99.0)	(34.8)	(40.5)	(75.3)	(23.7)	(31.5)%
Interest income	0.5	0.1	0.6	0.7	(0.2)	(28.6)%
Other income and (expense), net	0.9	(14.8)	(23.8)	(38.6)	39.5	102.3%

Total non-operating income and expense	(97.6)	(49.5)	(63.7)	(113.2)	15.6	13.8%
Income (loss) from operations before income taxes	(14.0)	(13.0)	(63.9)	(76.9)	62.9	81.8%
(Provision) benefit for income taxes	2.7	2.2	11.5	13.7	(11.0)	(80.3)%

Net income (loss)	(11.3)	(10.8)	(52.4)	(63.2)	51.9	82.1%
Less: net income attributable to noncontrolling interests	(2.9)	(1.2)	(2.5)	(3.7)	0.8	21.6%

Net income (loss) attributable to the Company	$(14.2)	$(12.0)	$(54.9)	$(66.9)	$52.7	78.8%

nm: not meaningful

The discussion below compares the TransUnion Holding consolidated results for the three and six months ended June 30, 2013, to the combined results for the three and six months ended June 30, 2012 shown in the tables above. Significant differences in the TransUnion Holding and TransUnion Corp results of operations have been highlighted where appropriate.

Key Performance Measures

Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted Operating Income and Adjusted EBITDA, and the GAAP measures of revenue, cash provided by operating activities and capital expenditures. For the three and six months ended June 30, 2013 and 2012, these indicators were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2013 TransUnion Holding	2012 Combined	$ Change	% Change	2013 TransUnion Holding	2012 Combined	$ Change	% Change
Revenue	$300.8	$283.3	$17.5	6.2%	$591.3	$563.9	$27.4	4.9%
Reconciliation of operating income to Adjusted Operating Income:
Operating income (loss)	$39.5	$(29.3)	$68.8	nm	$83.6	$36.3	$47.3	130.3%
Adjustments(1)	5.2	90.7	(85.5)	(94.3)%	4.1	90.7	(86.6)	(95.5)%

Adjusted operating income(2)	$44.7	$61.4	$(16.7)	(27.2)%	$87.7	$127.0	$(39.3)	(30.9)%

Reconciliation of net income (loss) attributable to the Company to Adjusted EBITDA:
Net income (loss) attributable to the Company	$(7.8)	$(68.6)	$60.8	88.6%	$(14.2)	$(66.9)	$52.7	78.8%
Discontinued operations	—	—	—	—	—	—	—	—

Net income (loss) from continuing operations attributable to the Company	$(7.8)	$(68.6)	$60.8	88.6%	$(14.2)	$(66.9)	$52.7	78.8%
Net interest expense	49.0	42.8	6.2	14.5%	98.5	74.7	23.8	31.9%
Income tax (benefit) provision	(1.9)	(34.0)	32.1	94.4%	(2.7)	(13.7)	11.0	80.3%
Depreciation and amortization(3)	45.2	36.3	8.9	24.5%	90.5	58.2	32.3	55.5%
Stock-based compensation	1.7	0.3	1.4	nm	3.5	2.0	1.5	75.0%
Other (income) and expense(4)	3.0	32.5	(29.5)	(90.8)%	6.9	45.3	(38.4)	(84.8)%
Adjustments(1)	5.2	90.7	(85.5)	(94.3)%	4.1	90.7	(86.6)	(95.5)%

Adjusted EBITDA(2)	$94.4	$100.0	$(5.6)	(5.6)%	$186.6	$190.3	$(3.7)	(1.9)%

Other metrics:
Cash provided by operating activities	$33.8	$(53.8)	$87.6	nm	$47.3	$(32.2)	$79.5	nm
Capital expenditures	$13.8	$10.5	$3.3	31.4%	$30.2	$27.8	$2.4	8.6%

nm: not meaningful

(1)	For the three and six months ended June 30, 2013, adjustments included a $2.3 million loss on the disposal of a small operating company recorded in our International segment and a $2.9 million one-time adjustment for tax expense related to prior years that was recorded in each segment and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million. For the six months ended June 30, 2013, adjustments also included a $1.1 million gain on the disposal of a product line recorded in our USIS segment. For the three and six months ended June 30, 2012, adjustments included $90.7 million of accelerated stock-based compensation and related expense recorded by the Predecessor as a result of the 2012 Change in Control Transaction that were recorded in USIS and in Corporate as follows: USIS $41.1 million; International $14.4 million; Interactive $2.3 million; and Corporate $32.9 million.
(2)

Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA. Adjusted Operating Income does not reflect certain stock-based compensation and certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation and certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.
(3)	Operating income included additional depreciation and amortization beginning May 1, 2012, as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction.
(4)	Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the three months ended June 30, 2013, other income and expense included $4.0 million of acquisition-related expenses and a net $1.0 million of other income. For the six months ended June 30, 2013, other income and expense included $5.6 million of acquisition-related expenses and a net $1.3 million of other expense. For the three months ended June 30, 2012, other income and expense included $28.3 million of acquisition-related expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process, and a net $4.2 million of other expense. Of the $28.3 million in acquisition-related expenses, $8.2 million was incurred by TransUnion Holding and $20.1 million was incurred by TransUnion Corp. For the six months ended June 30, 2012, other income and expense included $41.3 million of acquisition-related expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process, and a net $4.0 million of other expense. Of the $41.3 million of acquisition-related expenses, $15.2 million was incurred by TransUnion Holding and $26.1 million was incurred by TransUnion Corp.

Revenue

Total revenue increased $17.5 million and $27.4 million for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012, due to increases in revenue in all operating segments as a result of improving economic conditions and revenue from our recent acquisitions of CRB and Zipcode, partially offset by the impact of weakening foreign currencies on the 2013 revenue of our International segment. Excluding the impact of foreign currencies and revenue from CRB and Zipcode, consolidated revenue grew 6.7% and 5.5% in each respective period compared to the prior year. Revenue by segment for the three- and six-month periods was as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
U.S. Information Services:
Online Data Services	$132.0	$125.4	$6.6	5.3%	$259.1	$247.0	$12.1	4.9%
Credit Marketing Services	30.9	30.8	0.1	0.3%	62.7	66.8	(4.1)	(6.1)%
Decision Services	25.0	24.3	0.7	2.9%	49.8	47.5	2.3	4.8%

Total U.S. Information Services	187.9	180.5	7.4	4.1%	371.6	361.3	10.3	2.9%
International:
Developed markets	24.5	23.0	1.5	6.5%	46.5	45.4	1.1	2.4%
Emerging markets	36.8	34.5	2.3	6.7%	70.5	68.7	1.8	2.6%

Total International	61.3	57.5	3.8	6.6%	117.0	114.1	2.9	2.5%
Interactive	51.6	45.3	6.3	13.9%	102.7	88.5	14.2	16.0%

Total revenue	$300.8	$283.3	$17.5	6.2%	$591.3	$563.9	$27.4	4.9%

U.S. Information Services Segment

USIS revenue increased $7.4 million and $10.3 million for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012, with increases in all three operating platforms in the three-month period and an increase in Online Data Services and Decision Services partially offset by a decrease in Credit Marketing Services in the six-month period.

Online Data Services

Online Data Services revenue increased $6.6 million and $12.1 million for the three- and six-month periods, respectively, compared to the same periods in 2012, due to a 2.8% and 4.0% increase in online credit report unit volume in each respective period, primarily in the financial services market, as conditions in the consumer and housing credit market continued to improve. Growth slowed late in the second quarter of 2013 due in part to rising mortgage interest rates.

Credit Marketing Services

Credit Marketing Services revenue increased $0.1 million for the three-month period and decreased $4.1 million for the six-month period compared to the same periods in 2012. An increase in demand for custom data sets and archive information as certain of our customers’ increased their credit marketing programs was offset by the impact of a large batch job in the first quarter of 2012.

Decision Services

Decision Services revenue increased $0.7 million and $2.3 million for the three- and six-month periods, respectively, compared to the same periods in 2012, due primarily to an increase in demand in the financial services market, partially offset by lost revenue from the disposal of a healthcare analytics business in March 2013.

International Segment

International revenue increased $3.8 million, or 6.6%, and $2.9 million, or 2.5%, for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. Higher local currency revenue from increased volumes in most regions was partially offset by a 6.4% decrease in revenue for each period due to the impact of weakening foreign currencies. Excluding the impact of foreign currencies, revenue increased 13.9% and 9.6% for each respective period. Incremental revenue from our acquisitions of CRB and Zipcode accounted for a 4.2% and 3.5% increase in revenue for each respective period.

Developed Markets

Developed markets revenue increased $1.5 million, or 6.5%, and $1.1 million, or 2.4%, for the three- and six-month periods compared to the same periods in 2012 due primarily to an increase in revenue from increased volumes in all countries, partially offset by a reduction of 0.9% and 0.7% in each respective period due to the impact of a weakening Canadian dollar.

Emerging Markets

Emerging markets revenue increased $2.3 million, or 6.7%, and $1.8 million, or 2.6%, for the three- and six-month periods, respectively, compared to the same periods in 2012. An increase in volumes in all regions, including an increase of 7.0% and 5.8% in each respective period for our acquisitions of CRB and Zipcode, was partially offset by a 10.1% and 10.0% decrease in revenue for each respective period due to the impact of weakening foreign currencies. Approximately 50% and 53% of the emerging markets revenue for the three- and six-month periods ended June 30, 2012, respectively, was from South Africa.

Interactive Segment

Interactive revenue increased $6.3 million and $14.2 million for the three and six months ended June 30, 2013, compared to the same periods in 2012. This increase was due primarily to an increase in the average number of subscribers and volume in our indirect channel and an increase in our average revenue per subscriber in our direct channel for each period.

Operating Expenses

Total operating expenses decreased $51.3 million and $19.9 million for the three and six months ended June 30, 2013, compared to the same periods in 2012. These decreases were due primarily to $90.7 million of accelerated stock-based compensation and related expenses recorded by TransUnion Corp Predecessor in 2012 as a result of the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses of our International segment, partially offset by additional depreciation and amortization resulting from the 2012 Change in Control Transaction, an increase in costs for investments in various strategic initiatives primarily in our USIS and International segments, an increase in labor costs primarily in our USIS and International segments, an increase in advertising costs in our Interactive segment, and the inclusion of costs from our CRB and ZipCode operations in our International segment. Operating expenses for the three- and six-month periods were as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Cost of services	$121.3	$131.6	$(10.3)	(7.8)%	$239.0	$246.6	$(7.6)	(3.1)%
Selling, general and administrative	94.8	144.7	(49.9)	(34.5)%	178.2	222.8	(44.6)	(20.0)%
Depreciation and amortization	45.2	36.3	8.9	24.5%	90.5	58.2	32.3	55.5%

Total operating expenses	$261.3	$312.6	$(51.3)	(16.4)%	$507.7	$527.6	$(19.9)	(3.8)%

Cost of Services

Cost of services decreased $10.3 million and $7.6 million for the three and six months ended June 30, 2013, compared to the same periods in 2012. The decrease in both periods was due primarily to $21.5 of accelerated stock-based compensation and related expenses recorded by TransUnion Corp Predecessor in 2012 as a result of the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses in our International segment, partially offset by an increase in costs for investments in various strategic initiatives primarily in our USIS segment, and increased variable service costs and labor costs in our USIS and International segments resulting from the increase in revenue and expansion costs including our acquisitions of CRB and ZipCode. See Note 2, “2012 Change in Control Transaction” in the Combined Notes to Unaudited Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.

Selling, General and Administrative

Selling, general and administrative expenses decreased $49.9 million and $44.6 million for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012. These decreases were due primarily to $69.2 million of accelerated stock-based compensation and related expenses recorded by TransUnion Corp Predecessor in 2012 as a result of the 2012 Change in Control Transaction and the impact of weakening foreign currencies on the 2013 expenses in our International segment, partially offset by an increase in costs for investments in various strategic initiatives primarily in our USIS and International segments, increased labor costs in our International segment and Corporate resulting from the increase in revenue and expansion costs including our acquisitions of CRB and ZipCode, and increased advertising expense in our Interactive segment. See Note 2, “2012 Change in Control Transaction” in the Combined Notes to Unaudited Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.

Depreciation and Amortization

Depreciation and amortization increased $8.9 million and $32.3 million due to additional depreciation and resulting from the fair value basis adjustments to the tangible and intangible assets made in connection with the 2012 Change in Control Transaction. See Note 2, “2012 Change in Control Transaction” in the Combined Notes to Unaudited Financial Statements appearing elsewhere in this prospectus for further information about the portion of the purchase price allocated to tangible and intangible assets and their estimated useful lives.

Operating Income and Operating Margins

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Operating Income(1)
U.S. Information Services	$37.3	$10.8	$26.5	nm	$80.3	$66.4	$13.9	20.9%
International	4.1	(6.4)	10.5	nm	6.5	8.4	(1.9)	(22.6)%
Interactive	15.9	14.2	1.7	12.0%	31.3	24.1	7.2	29.9%
Corporate	(17.8)	(47.9)	30.1	62.8%	(34.5)	(62.6)	28.1	44.9%

Total operating income (loss)	$39.5	$(29.3)	$68.8	nm	$83.6	$36.3	$47.3	nm

Operating Margin
U.S. Information Services	19.9%	6.0%		nm	21.6%	18.4%		nm
International	6.7%	(11.1)%		nm	5.6%	7.4%		nm
Interactive	30.8%	31.3%		nm	30.5%	27.2%		nm
Total operating margin	13.1%	(10.3)%		nm	14.1%	6.4%		nm
Adjusted Operating Income(2)
U.S. Information Services	$39.9	$51.9	$(12.0)	(23.1)%	$81.8	$107.5	$(25.7)	(23.9)%
International	6.4	8.0	(1.6)	(20.0)%	8.8	22.8	(14.0)	(61.4)%
Interactive	15.9	16.5	(0.6)	(3.6)%	31.3	26.4	4.9	18.6%
Corporate	(17.5)	(14.9)	(2.6)	(17.4)%	(34.2)	(29.7)	(4.5)	(15.2)%

Total Adjusted Operating Income	$44.7	$61.5	$(16.8)	(27.3)%	$87.7	$127.0	$(39.3)	(30.9)%

Adjusted Operating Income Margin
U.S. Information Services	21.2%	28.8%		(7.6)%	22.0%	29.8%		(7.8)%
International	10.4%	13.9%		(3.5)%	7.5%	20.0%		(12.5)%
Interactive	30.8%	36.4%		(5.6)%	30.5%	29.8%		0.7%
Total adjusted operating margin	14.9%	21.7%		(6.8)%	14.8%	22.5%		(7.7)%

(1)

For the three and six months ended June 30, 2013, operating income included additional depreciation and amortization as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction. The increase in depreciation and amortization, which is related primarily to the purchase accounting fair value adjustment, in the three months ended June 30, 2013, compared to the three months ended June 30, 2012, was as follows: USIS $5.9 million; International $1.9 million; Interactive $0.6 million; and Corporate $0.5 million. The increase in depreciation and amortization in the six months ended June 30, 2013, compared to the six months ended June 30, 2012, was as follows: USIS $20.3 million; International $9.4 million; Interactive $1.7 million; and Corporate $0.9 million. For the three and six months ended June 30, 2013, operating income included a $2.3 million loss on the disposal of a small operating company recorded in our International segment and a $2.9 million one-time adjustment for tax expense related to prior years that was recorded in USIS and in Corporate as follows: USIS $2.6 million; and Corporate $0.3 million. For the six months ended June 30, 2013, operating income also included a $1.1 million gain on the disposal of a product line recorded in our USIS segment. For the three and six months ended June 30, 2012, operating income included $90.7 million of accelerated stock-based compensation and related expense recorded by TransUnion Corp Predecessor as a result of the 2012 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $41.1 million; International $14.4 million; Interactive $2.3 million; and Corporate $32.9 million. See Part I, Item 1, Note 2, “2012 Change in Control Transaction,” for further information about the impact of the 2012 Change in Control Transaction.
(2)	See footnote 2 to Key Performance Measures for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

Total operating income for the three and six months ended June 30, 2013, increased $68.8 million, and $47.3 million, respectively, compared to the same period in 2012. These increases were due primarily to the $90.7 million of accelerated stock-based compensation and related expenses recorded by TransUnion Corp Predecessor in 2012 as a result of the 2012 Change in Control Transaction, partially offset by additional depreciation and amortization resulting from the 2012 Change in Control Transaction, an increase in costs for investments in various strategic initiatives primarily in our USIS and International segments, an increase in labor costs primarily in our USIS and International segments, an increase in advertising costs in our Interactive segment, a decrease in operating income due to the impact of weakening foreign currencies on the 2013 results of our International segment, and the inclusion of costs from our CRB and ZipCode operations in our International segment.

Margins for the USIS segment increased in each period due primarily to the accelerated stock-based compensation and related expense recorded in 2012, partially offset by the increase in depreciation and amortization and additional costs for investments in various strategic initiatives. Margins for the International segment increased for the three months ended June 30, 2013, due primarily to the accelerated stock-based compensation and related expense recorded in 2012, partially offset by the increase in depreciation and amortization, the loss on the disposal of a small operating company and additional costs for labor and investments in various strategic initiatives. Margins for the International segment decreased for the six months ended June 30, 2013, due primarily to the increase in depreciation and amortization, the impact of weakening foreign currencies, the loss on the disposal of a small operating company, and additional costs for labor and investments in various strategic initiatives, including integration costs for our acquisitions of CRB and Zipcode, partially offset by and the accelerated stock-based compensation and related expense recorded in 2012. Margins for the Interactive segment decreased for the three months ended June 30, 2013, due primarily to the increase in advertising, partially offset by the accelerated stock-based compensation recorded in 2012. Margins for the Interactive segment increased for the six months ended June 30, 2013, due primarily to the increase in revenue and the accelerated stock-based compensation recorded in 2012, partially offset by the increase in advertising.

Non-Operating Income and Expense

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2013	2012	$ Change	% Change	2013	2012	$ Change	% Change
Interest income	$0.2	$0.3	$(0.1)	(33.3)%	$0.5	$0.7	$(0.2)	(28.6)%
Interest expense	(49.2)	(43.1)	(6.1)	(14.2)%	(99.0)	(75.3)	(23.7)	(31.5)%
Other income and expense, net:
Acquisition fees	(4.0)	(28.3)	24.3	85.9%	(5.6)	(41.3)	35.7	86.4%
Loan fees	(0.5)	(3.1)	2.6	83.9%	(3.2)	(3.4)	0.2	5.9%
Earnings from equity method investments	4.2	3.3	0.9	27.3%	7.3	6.5	0.8	12.3%
Dividends from cost method investments	—	0.4	(0.4)	(100.0)%	—	0.4	(0.4)	(100.0)%
Other	1.8	(1.0)	2.8	nm	2.4	(0.8)	3.2	nm %

Total other income and expense, net	1.5	(28.7)	30.2	105.2%	0.9	(38.6)	39.5	102.3%

Non-operating income and expense	$(47.5)	$(71.5)	$24.0	33.6%	$(97.6)	$(113.2)	$15.6	13.8%

nm: not meaningful

Interest expense increased $6.1 million and $23.7 million for the three and six months ended June 30, 2013, respectively, compared to the same periods in 2012, due primarily to interest on the TransUnion Holding 9.625% notes and the TransUnion Holding 8.125% notes, partially offset by lower interest on the TransUnion Corp senior secured term loan. Of the total interest expense for the three and six months ended June 30, 2013, $24.0 million and $48.0 million, respectively, was interest on the TransUnion Holding notes. Of the total interest expense for the three and six months ended June 30, 2012, $14.9 million and $16.4 million, respectively, was interest on the TransUnion Holding notes from the date of inception through June 30, 2012. See Note 9, “Debt” in the Combined Notes to Unaudited Financial Statements appearing elsewhere in this prospectus for additional information on our interest expense.

For the six months ended June 30, 2013, loan fees included $2.4 million of fees related to the modification of the TransUnion Corp senior secured term loan in March 2013. For the six months ended June 30, 2012, loan fees included a $2.7 million fee for a bridge loan commitment for the 2012 Change in Control Transaction. Loan fees in all periods also include the amortization of deferred financing fees allocated to debt and the payment of fees for the unused revolving line of credit. See Note 9, “Debt” in the Combined Notes to Unaudited Financial Statements appearing elsewhere in this prospectus for additional information on the senior secured term loan modification.

Acquisition fees represent costs we have incurred for acquisition-related efforts. For the three and six months ended June 30, 2012, acquisition fees were related primarily to the 2012 Change in Control Transaction and the initial public offering expenses that were written off as we withdrew our registration statement due to the 2012 Change in Control Transaction. Of the acquisition fees incurred during the three months ended June 30, 2012, $8.2 million was incurred by TransUnion Holding and $20.1 million was incurred by TransUnion Corp. Of the acquisition fees incurred during the six months ended June 30, 2012, $15.2 million was incurred by TransUnion Holding and $26.1 million was incurred by TransUnion Corp.

Provision for Income Taxes

On January 2, 2013, the look-through rule under subpart F of the U.S. Internal Revenue Code was retroactively reinstated to January 1, 2012. Consequently, in the first quarter of 2013, we reversed the tax expense we recorded for Subpart F in 2012 due to the expiration of the look-through rule, resulting in a $4.6 million deferred tax benefit. We also recorded a $5.5 million deferred tax expense under ASC 740-30 for the effect that retroactively reinstating the look-through rule had on our deferred tax liability for pre-acquisition unremitted earnings accumulated as of April 30, 2012.

TransUnion Holding

For the three months ended June 30, 2013, we reported a loss before income taxes and an effective tax benefit rate of 23.8%. This rate was lower than the 35% U.S. federal statutory rate due primarily to the impact of lower foreign tax rates on interim period tax expense. For the three months ended June 30, 2012, we also reported a loss and an effective tax benefit rate of 48.9%. This rate was higher than the statutory rate due primarily to the reversal of a valuation allowance on a net operating loss resulting from the acquisition of TransUnion Corp and the ability to use the loss carryforward against future taxable income.

For the six months ended June 30, 2013, we reported a loss before income taxes and an effective tax benefit rate of 19.3%. This rate was lower than the 35% U.S. federal statutory rate due primarily to the net impact on deferred tax of the look-through rule reinstatement as discussed above, an increase to deferred tax expense from the update of our state income tax rate and the effect of lower foreign tax rates on interim period tax expense. From the date of inception through June 30, 2012, we also reported a loss and an effective tax benefit rate of 16.9%. This rate was lower than the statutory rate due primarily to the application of ASC 740-30 to unremitted foreign earnings and the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction.

TransUnion Corp

For the three months ended June 30, 2013, the effective tax rate of 27.4% was lower than the 35% U.S. federal statutory rate due primarily to the favorable tax rate differential on foreign earnings. For the six months ended June 30, 2013, the effective tax rate of 32.9% was lower than the statutory rate due primarily to the favorable tax rate differential on foreign earnings partially offset by the increase in our deferred state income tax rate.

For TransUnion Corp Successor, the effective tax rate of 43.5% for the two months ended June 30, 2012, was higher than the 35% U.S. federal statutory rate due primarily to the application of ASC 740-30 to unremitted foreign earnings. For the one month ended April 30, 2012, TransUnion Corp Predecessor reported a loss before income taxes. The effective tax benefit rate for this period of 33.0% was slightly lower than the 35% statutory rate primarily due to the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

For the four months ended April 30, 2012, TransUnion Corp Predecessor reported a loss from before income taxes. The effective tax benefit rate for this period of 18.0% was lower than the 35% statutory rate due primarily to the application of ASC 740-30 to our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

Significant Changes in Assets and Liabilities

There were no significant changes in assets or liabilities between June 30, 2013, and December 31, 2012.

Results of Operations-Twelve Months Ended December 31, 2012, 2011 and 2010

TransUnion Holding’s consolidated 2012 results include the stand-alone results of TransUnion Holding from the date of inception through December 31, 2012, and the consolidated results of TransUnion Corp and subsidiaries after April 30, 2012, the date of acquisition.

As a result of the 2012 Change in Control Transaction, TransUnion Corp’s historical financial statements are presented on a Successor and Predecessor basis. Periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012 Change in Control Transaction (the “Successor”).

The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value to reflect the purchase price. Periods after the 2012 Change in Control Transaction are not comparable to prior periods primarily due to significant additional stock-based compensation and transaction costs incurred by TransUnion Corp Predecessor and the additional amortization of intangibles in the Successor period resulting from the fair value adjustments of the assets acquired and liabilities assumed and the additional interest on the TransUnion Holding 9.625% notes issued in connection with the transaction.

We operate TransUnion Holding and TransUnion Corp as one business and to facilitate comparability with the prior years, we present below the combination of TransUnion Holding consolidated results from inception through December 31, 2012 and TransUnion Corp Predecessor consolidated results for the four months ended April 30, 2012 (combined results for the year 2012), and compare this to the TransUnion Corp consolidated results for 2011 and 2010. We present the information in this format to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for 2012 compared to 2011 and 2010, than a presentation of separate historical results for TransUnion Holding and TransUnion Corp Predecessor and Successor periods would provide. The following table sets forth our historical results of operations for the periods indicated below:

(dollars in millions)	TransUnion Holding Inception Through December 31, 2012	TransUnion Corp Predecessor Four Months Ended April 30, 2012	TransUnion Holding and TransUnion Corp Predecessor Combined Twelve Months Ended December 31, 2012	TransUnion Corp Twelve Months Ended December 31, 2011	TransUnion Corp Twelve Months Ended December 31, 2010	Change
						2012 vs. 2011		2011 vs. 2010
						$	%	$	%
Revenue	$767.0	$373.0	$1,140.0	$1,024.0	$956.5	$116.0	11.3%	$67.5	7.1%
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	298.2	172.0	470.2	421.5	395.8	48.7	11.6%	25.7	6.5%
Selling, general and administrative	212.6	172.0	384.6	264.5	263.0	120.1	45.4%	1.5	0.6%
Depreciation and amortization	115.0	29.2	144.2	85.3	81.6	58.9	69.1%	3.7	4.5%

Total operating expenses	625.8	373.2	999.0	771.3	740.4	227.7	29.5%	30.9	4.2%
Operating income (loss)	141.2	(0.2)	141.0	252.7	216.1	(111.7)	(44.2)%	36.6	16.9%
Non-operating income and expense
Interest expense	(125.0)	(40.5)	(165.5)	(126.4)	(90.1)	(39.1)	(30.9)%	(36.3)	(40.3)%
Interest income	0.8	0.6	1.4	0.7	1.0	0.7	100.0%	(0.3)	(30.0)%
Other income and (expense), net	(14.3)	(23.8)	(38.1)	(59.9)	(44.0)	21.8	36.4%	(15.9)	(36.1)%

Total non-operating income and expense	(138.5)	(63.7)	(202.2)	(185.6)	(133.1)	(16.6)	(8.9)%	(52.5)	(39.4)%
Income (loss) from continuing operations before income taxes	2.7	(63.9)	(61.2)	67.1	83.0	(128.3)	nm	(15.9)	(19.2)%
(Provision) benefit for income taxes	(6.6)	11.5	4.9	(17.8)	(46.3)	22.7	nm	28.5	61.6%

Income (loss) from continuing operations	(3.9)	(52.4)	(56.3)	49.3	36.7	(105.6)	nm	12.6	34.3%
Discontinued operations, net of tax	—	—	—	(0.5)	8.2	0.5	100.0%	(8.7)	nm

Net income (loss)	(3.9)	(52.4)	(56.3)	48.8	44.9	(105.1)	nm	3.9	8.7%
Less: net income attributable to noncontrolling interests	(4.9)	(2.5)	(7.4)	(8.0)	(8.3)	0.6	7.5%	0.3	3.6%

Net income (loss) attributable to the Company	$(8.8)	$(54.9)	$(63.7)	$40.8	$36.6	$(104.5)	nm	$4.2	11.5%

nm: not meaningful

Key Performance Measures

Management, including our chief operating decision maker, evaluates the financial performance of our businesses based on a variety of key indicators. These indicators include the non-GAAP measures Adjusted Operating Income and Adjusted EBITDA, and the GAAP measures revenue, cash provided by operating activities and cash paid for capital expenditures. For the twelve months ended December 31, 2012, 2011 and 2010, these key indicators were as follows:

	Twelve months ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
(dollars in millions)	2012	2011	2010	$	%	$	%
Revenue	$1,140.0	$1,024.0	$956.5	$116.0	11.3%	$67.5	7.1%
Reconciliation of operating income to Adjusted Operating Income:
Operating income	$141.0	$252.7	$216.1	$(111.7)	(44.2)%	$36.6	16.9%
Adjustments(1)	90.7	6.3	17.5	84.4	nm	(11.2)	(64.0)%

Adjusted Operating Income(2)	$231.7	$259.0	$233.6	$(27.3)	(10.5)%	$25.4	10.9%

Reconciliation of net income(loss) attributable to the Company to Adjusted EBITDA:
Net income(loss) attributable to the Company	$(63.7)	$40.8	$36.6	$(104.5)	nm	$4.2	11.5%
Discontinued operations	—	0.5	(8.2)	(0.5)	(100.0)%	8.7	nm

Net income(loss) from continuing operations attributable to the Company	$(63.7)	$41.3	$28.4	$(105.0)	nm	$12.9	45.4%
Net interest expense	164.1	125.7	89.1	38.4	30.5%	36.6	41.1%
Income tax provision	(4.9)	17.8	46.3	(22.7)	nm	(28.5)	(61.6)%
Depreciation and amortization(3)	144.2	85.3	81.6	58.9	69.1%	3.7	4.5%
Stock-based compensation	4.3	4.6	10.8	(0.3)	(6.5)%	(6.2)	(57.4)%
Other (income) and expense(4)	50.8	71.8	52.9	(21.0)	(29.2)%	18.9	35.7%
Adjustments(1)	90.7	6.3	17.5	84.4	nm %	(11.2)	(64.0)%

Adjusted EBITDA(2)	$385.5	$352.8	$326.6	$32.7	9.3%	$26.2	8.0%

Other metrics:
Cash provided by operating activities of continuing operations of TransUnion Corp	$144.1	$204.5	$204.6	$(60.4)	(29.5)%	$(0.1)	—%
Cash paid for capital expenditures(5)	$69.2	$74.0	$46.8	$(4.8)	6.5%	$27.2	58.1%

nm: not meaningful

(1)

For the twelve months ended December 31, 2012, adjustments included $90.7 million of accelerated stock-based compensation and related expense resulting from the 2012 Change in Control Transaction that were recorded in each segment and Corporate as follows: USIS $41.0 million; International $14.4 million; Interactive $2.3 million; and Corporate $33.0 million. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction. For the twelve months ended December 31, 2011, adjustments included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. Both of these expenses were recorded in our USIS segment. For the twelve months ended December 31, 2010, adjustments included a $3.9 million gain on the trade in of mainframe computers recorded in our USIS segment and $21.4 million of accelerated stock-based compensation and related expenses resulting from the 2010 Change in Control Transaction that were recorded in each segment and in

Corporate as follows: USIS $12.2 million; International $2.6 million; Interactive $1.2 million; and Corporate $5.4 million. See Note 2, “Change in Control Transactions” and Note 15, “Stock-Based Compensation” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the impact of the 2010 Change in Control Transaction.
(2)	Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA. Adjusted Operating Income does not reflect certain stock-based compensation and certain other income and expense. Adjusted EBITDA does not reflect interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to the Company. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.
(3)	For the twelve months ended December 31, 2012, operating income included additional depreciation and amortization as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.
(4)	Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the twelve months ended December 31, 2012, other income and expense included $42.2 million of acquisition-related expenses, primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process, and $8.6 million of other income and expense. Of the $42.2 million of acquisition-related expenses, $15.2 million was incurred by TransUnion Holding and $27.0 million was incurred by TransUnion Corp. For the twelve months ended December 31, 2011, other income and expense included a $59.3 million loss on the early extinguishment of debt consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million as a result of refinancing our senior secured credit facility in February 2011, and $12.5 million of other income and expense. See Note 13, “Debt,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for further information about the refinancing. For the twelve months ended December 31, 2010, other income and expense included $28.7 million of acquisition fees, an $11.0 million loss on the early extinguishment of debt and $10.0 million of loan fees, all primarily related to the 2010 Change in Control Transaction, and $3.2 million of other income and expense. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction and the 2010 Change in Control Transaction.
(5)	Capital expenditures for the twelve months ended December 31, 2011, included $18.8 million paid in the first quarter of 2011 for assets purchased and accrued for in the fourth quarter of 2010. Capital expenditures for the 2012 combined period consisted of $20.4 million for TransUnion Corp Predecessor for the four months ended April 30, 2012, and $48.8 million for TransUnion Corp Successor for the eight months ended December 31, 2012.

Revenue

For 2012, revenue increased $116.0 million compared to 2011 due to increases in revenue in all operating segments as a result of improving economic conditions and increases in the USIS and International segments from our recent acquisitions, partially offset by the impact of weakening foreign currencies in our International segment. For 2011, revenue increased $67.5 million compared to 2010, due to organic growth in all of our segments, acquisitions in our USIS and International segments, and the impact of strengthening foreign currencies in our International segment. Revenue by segment and a more detailed explanation of revenue within each segment follows:

	Twelve months ended December 31,			Change
				2012 vs. 2011		2011 v. 2010
(dollars in millions)	2012	2011	2010	$	%	$	%
U.S. Information Services:
Online Data Services	$495.6	$451.2	$438.2	$44.4	9.8%	$13.0	3.0%
Credit Marketing Services	132.3	127.1	120.3	5.2	4.1%	6.8	5.7%
Decision Services	97.6	81.8	77.5	15.8	19.3%	4.3	5.5%

Total U.S. Information Services	$725.5	$660.1	$636.0	$65.4	9.9%	$24.1	3.8%
International:
Developed Markets	$91.4	$88.9	$86.5	$2.5	2.8%	$2.4	2.8%
Emerging Markets	143.0	127.2	109.3	15.8	12.4%	17.9	16.4%

Total International	$234.4	$216.1	$195.8	$18.3	8.5%	$20.3	10.4%
Interactive	$180.1	$147.8	$124.7	$32.3	21.9%	$23.1	18.5%

Total revenue	$1,140.0	$1,024.0	$956.5	$116.0	11.3%	$67.5	7.1%

USIS Segment

For 2012, USIS revenue increased $65.4 million compared to 2011, with increases in all platforms due to improved market conditions and the inclusion of revenue from our acquisition of FHS in October 2011. For 2011, USIS revenue increased $24.1 million compared to 2010, primarily due to an increase in online data services revenue that began in the second half of 2010 and continued throughout 2011, growth of our customers’ credit marketing programs, especially during the first six months of 2011, and an increase in decision services revenue due to growth in our healthcare business.

Online Data Services. For 2012 and 2011, online data services revenue increased $44.4 million and $13.0 million, respectively, due to a 13.4% and 3.9% increase in online credit report unit volume in each respective year, primarily in the financial services and resellers markets, as conditions in the consumer and housing credit markets continued to improve.

Credit Marketing Services. For 2012 and 2011, credit marketing services revenue increased $5.2 million and $6.8 million, respectively. Overall requests for Credit Marketing Services increased due to an increase in demand for custom data sets and archive information as our customers increased their credit marketing programs beginning the third quarter of 2010.

Decision Services. For 2012 and 2011, decision services revenue increased $15.8 million and $4.3 million, respectively. The increase in 2012 was due primarily to an increase in healthcare insurance eligibility verification revenue, an increase of 6.6% from our acquisition of FHS, and an increase in the financial services market. The increase in 2011 was primarily due to an increase in healthcare insurance eligibility verification revenue and an increase of 1.7% from our acquisition of FHS in October 2011.

International Segment

For 2012, International revenue increased $18.3 million, or 8.5%, compared to 2011, due to higher local currency revenue from increased volumes in all regions, partially offset by a decrease of 6.2% from the impact of weakening foreign currencies. Revenue increased 10.5% due to our acquisitions of Crivo in December 2011and CRB in May 2012. Excluding the impact of foreign currencies, revenue increased 15.7% between years. For 2011, International revenue increased $20.3 million, or 10.4%, compared to 2010, due to higher revenue from increased volumes in most countries, an increase of 2.3% from the impact of strengthening foreign currencies and an increase of 2.6% from our acquisition of Databusiness in August, 2010.

Developed Markets. For 2012, developed markets revenue increased $2.5 million, or 2.8%, compared to 2011, due to higher volumes in Canada and Hong Kong, partially offset by a decrease of 0.8% from the impact of weakening foreign currencies, primarily the Canadian dollar. For 2011, developed markets revenue increased $2.4 million, or 2.8%, compared to 2010, due to an increase of 3.4% from the impact of strengthening foreign currencies, primarily the Canadian dollar, and higher revenue from increased volume in Hong Kong, partially offset by lower revenue from decreased volume in Canada.

Emerging Markets. For 2012, emerging markets revenue increased $15.8 million, or 12.4%, compared to 2011, due to increased volumes in all regions, partially offset by a decrease of 9.9% from the impact of weakening foreign currencies, primarily the South African rand. Revenue increased 17.8% from our acquisitions of Crivo and CRB. For 2011, emerging markets revenue increased $17.9 million, or 16.4%, compared to 2010, due to higher revenue from increased volumes in all regions, an increase of 4.7% from our acquisition of Databusiness, and an increase of 1.2% from the impact of strengthening foreign currencies, primarily the South African rand. In 2012 and 2011, approximately 58% and 71%, respectively, of the emerging markets revenue was from South Africa.

Interactive Segment

For 2012, Interactive revenue increased $32.3 million compared to 2011, due to an increase in the average numbers of subscribers in our indirect channel and an increase in our average revenue per subscriber in our direct channel. For 2011, Interactive revenue increased $23.1 million compared to 2010, due to an increase in the average number of subscribers in both our direct and indirect channels.

Operating Expenses

For 2012, total operating expenses increased $227.7 million compared to 2011, primarily due to $90.7 million of accelerated stock-based compensation and related expenses recorded by TransUnion Corp Predecessor resulting from the 2012 Change in Control Transaction, $58.9 million of additional depreciation and amortization primarily resulting from the purchase accounting fair value adjustments, the inclusion of $30.3 million of costs from our FHS, Crivo and CRB operations and an increase in labor and product costs resulting from the growth in revenue, partially offset by cost reductions from our operational excellence program and the impact of weakening foreign currencies in our International segment. For 2011, total operating expenses increased $30.9 million compared to 2010, due primarily to an increase in labor and product costs, the inclusion of costs from our Chile and FHS operations, certain charges in our USIS segment as discussed below, and the impact of strengthening foreign currencies in our International segment, partially offset by lower stock-based compensation expense.

	Twelve months ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
(dollars in millions)	2012	2011	2010	$	%	$	%
Cost of services	$470.2	$421.5	$395.8	$48.7	11.6%	$25.7	6.5%
Selling, general and administrative	384.6	264.5	263.0	120.1	45.4%	1.5	0.6%
Depreciation and amortization	144.2	85.3	81.6	58.9	69.1%	3.7	4.5%

Total operating expenses	$999.0	$771.3	$740.4	$227.7	29.5%	$30.9	4.2%

Cost of Services

For 2012, cost of services increased $48.7 million compared to 2011. Labor-related costs increased $48.6 including $21.5 million of additional stock-based compensation and related expenses recorded by TransUnion Corp Predecessor resulting from the 2012 Change in Control Transaction, additional variable compensation costs resulting from the increase in revenue and expansion costs including our acquisitions of FHS, Crivo and CRB. Royalty, data and product costs increased $21.7 million due to the increased volumes, primarily in our Interactive and USIS segments. Costs also increased due to the inclusion of other costs from our acquisitions of FHS, Crivo and CRB. These increases were partially offset by a $20.7 million decrease in data center operating and maintenance costs in our USIS segment due to insourcing these operations and the impact of weakening foreign currencies in our International segment. See Note 2, “Change in Control Transactions” and Note 15, “Stock-Based Compensation” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for further information about the impact of the 2012 Change in Control Transaction.

For 2011, cost of services increased $25.7 million compared to 2010. Royalty, data and other product costs increased $13.5 million as a result of the increased volume across all segments. Labor-related costs, excluding stock-based compensation, increased $10.5 million, primarily in our USIS and International segments. These labor-related increases were primarily due to increases in variable compensation costs resulting from the increase in revenue and expansion costs as we entered new markets. The labor, royalty and data cost increases also included the impact of strengthening foreign currencies. Cost of services for 2011 also included a $3.6 million fee for the early termination of an outsourcing vendor contract and a $2.7 million software impairment and related restructuring charge. Cost of services for 2010 included a $3.9 million gain on the trade in of mainframe computers recorded in our USIS segment. The 2011 increases were partially offset by a decrease in our recurring stock-based compensation expense due to a change in our stock-based compensation program and a $8.0 million charge for additional stock-based compensation and related expense incurred in 2010 as a result of the 2010 Change in Control Transaction.

Selling, General and Administrative

For 2012, selling, general and administrative expenses increased $120.1 million compared to 2011. Labor-related costs increased $97.7 million including $69.2 million of additional stock-based compensation and related expenses recorded by TransUnion Corp Predecessor resulting from the 2012 Change in Control Transaction, additional variable compensation costs resulting from the increase in revenue and expansion costs including labor costs from our acquisitions of FHS, Crivo and CRB. Selling, general and administrative costs also increased due to the inclusion of other costs associated with our acquisitions. These increases were partially offset by the impact of weakening foreign currencies in our International segment.

For 2011, selling, general and administrative costs increased $1.5 million compared to 2010. Labor-related costs, excluding stock-based compensation, increased $9.3 million, primarily in our USIS and International segments and Corporate. This increase was primarily due to increases in variable compensation as a result of the increase in revenue and additional costs due to expansion into new markets, as well as the impact of strengthening foreign currencies. The increase in labor-related costs was partially offset by a decrease in stock-based compensation due to a change in our recurring stock-based compensation program and a one-time $13.4 million charge for additional stock-based compensation and related expense incurred in 2010 as a result of the 2010 Change in Control Transaction.

Depreciation and amortization

For 2012, depreciation and amortization increased $58.9 million compared to 2011 due to additional depreciation and amortization resulting from the fair value basis adjustments to the tangible and intangible assets made in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions” in the Combined Notes to consolidated financial statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for further information about the portion of the purchase price allocated to tangible and intangible assets and their estimated useful lives.

Operating Income and Operating Margins

	Twelve months ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
(dollars in millions)	2012	2011	2010	$	%	$	%
Operating income:
U.S. Information Services(1)(2)	$155.1	$185.8	$177.1	$(30.7)	(16.5)%	$8.7	4.9%
International(1)(2)	24.4	66.7	62.7	(42.3)	(63.4)%	4.0	6.4%
Interactive(1)	61.7	56.5	37.7	5.2	9.2%	18.8	49.9%
Corporate(1) (2)	(100.2)	(56.3)	(61.4)	(43.9)	(78.0)%	5.1	8.3%

Total operating income(1) (2)	$141.0	$252.7	$216.1	$(111.7)	(44.2)%	$36.6	16.9%

Operating margin:
U.S. Information Services	21.4%	28.1%	27.8%		nm		0.3%
International	10.4%	30.9%	32.0%		nm		(1.1)%
Interactive	34.3%	38.2%	30.2%		nm		8.0%
Total operating margin	12.4%	24.7%	22.6%		nm		2.1%
Adjusted Operating Income:(3)
U.S. Information Services	$196.1	$192.1	$185.4	$4.0	2.1%	$6.7	3.6%
International	38.8	66.7	65.3	(27.9)	(41.8)%	1.4	2.1%
Interactive	64.0	56.5	38.9	7.5	13.3%	17.6	45.2%
Corporate	(67.2)	(56.3)	(56.0)	(10.9)	(19.4)%	(0.3)	(0.5)%

Total Adjusted Operating Income	$231.7	$259.0	$233.6	$(27.3)	(10.5)%	$25.4	10.9%

Adjusted Operating Margin:
U.S. Information Services	27.0%	29.1%	29.2%		(2.1)%		(0.1)%
International	16.6%	30.9%	33.4%		(14.3)%		(2.5)%
Interactive	35.5%	38.2%	31.2%		(2.7)%		7.0%
Total adjusted operating margin	20.3%	25.3%	24.4%		(5.0)%		0.9%

(1)	For 2012, operating income included $90.7 million of accelerated stock-based compensation and related expense recorded primarily by TransUnion Corp Predecessor as a result of the 2012 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $41.0 million; International $14.4 million; Interactive $2.3 million; and Corporate $33.0 million. For 2012, operating income also included additional depreciation and amortization as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction. The $58.9 million increase in depreciation and amortization, which is primarily related to the purchase accounting fair value adjustment, was recorded in each segment and in Corporate as follows: USIS $34.3 million; International $21.8 million; Interactive $2.2 million; and Corporate $0.6 million. See Note 2, “Change in Control Transactions,” and Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for further information about the impact of the acquisition of TransUnion Corp. For 2011, operating income included a $3.6 million fee for the early termination of an outsourcing vendor contract and a $2.7 million software impairment and related restructuring charge due to a regulatory change requiring a software platform replacement. Both of these expenses were recorded in our USIS segment. For 2010, operating income included a $3.9 million gain on the trade in of mainframe computers recorded in our USIS segment and $21.4 million of accelerated stock-based compensation and related expenses resulting from the 2010 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $12.2 million; International $2.6 million; Interactive $1.2 million; and Corporate $5.4 million.

(2)	For 2010, a $2.2 million legal settlement with a global vendor impacted segment and corporate operating income as follows: USIS a $1.9 million increase; International a $2.2 million increase; and Corporate a $1.9 million decrease.
(3)	See footnote 2 to the “Key Performance Measures” table above for a discussion about Adjusted Operating Income, why we use it, its limitations, and the reconciliation to its most directly comparable GAAP measure, operating income.

For 2012, consolidated operating income decreased $111.7 million, resulting in a significant decrease in our operating margin compared to 2011. This decrease was due primarily to the increase in stock-based compensation and related expenses, the additional depreciation and amortization, and the increase in labor costs from revenue growth and expansion, partially offset by the increase in revenue discussed above. Margins for the USIS segment decreased due primarily to the increase in stock-based compensation and related expense, depreciation and amortization, and an increase in labor costs resulting from the growth in revenue and expansion, partially offset by the increase in revenue and cost reductions from our operational excellence program. Margins for the International segment decreased due primarily to increases in stock-based compensation and related expenses, depreciation and amortization, and labor and product costs, including integration costs for our acquisitions of Crivo and CRB and investments in start-up operations such as those in the Philippines, partially offset by the increase in revenue. Margins for the Interactive segment decreased due primarily to the increase in stock-based compensation and related expenses, data costs, and depreciation and amortization, partially offset by the increase in revenue.

For 2011, consolidated operating income increased $36.6 million and operating margin increased by 210 basis points compared to 2010, due to the increase in revenue partially offset by the increase in operating expenses as discussed above. Margins for the USIS segment increased as the increase in revenue and decrease in stock-based compensation were partially offset by an increase in labor and litigation costs and the impact of the early termination fee and the impairment charge discussed above. Margins for the International segment decreased as increases in labor and product costs more than outweighed the increase in revenue. Margins for the Interactive segment increased due to the increase in revenue.

Non-Operating Income and Expense

	Twelve months ended December 31,			$ Change
(in millions)	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Interest expense	$(165.5)	$(126.4)	$(90.1)	$(39.1)	$(36.3)
Interest income	1.4	0.7	1.0	0.7	(0.3)
Other income and expense, net:
Loan fees	(5.0)	(60.9)	(21.6)	55.9	(39.3)
Acquisition fees	(42.2)	(8.5)	(28.7)	(33.7)	20.2
Earnings from equity method investments	12.1	11.4	8.4	0.7	3.0
Loss on sale of investments	—	—	(2.1)	—	2.1
Dividends from cost method investments	0.6	0.6	0.5	—	0.1
Other	(3.6)	(2.5)	(0.5)	(1.1)	(2.0)

Total other income and expense, net	(38.1)	(59.9)	(44.0)	21.8	(15.9)

Non-operating income and expense	$(202.2)	$(185.6)	$(133.1)	$(16.6)	$(52.5)

Other income and expense, net, was significantly impacted by the 2012 Change in Control Transaction, the 2010 Change in Control Transaction and the refinancing of Trans Union LLC’s senior secured credit facility in February, 2011. See Note 2, “Change in Control Transactions” and Note 13, “Debt” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for additional information.

For 2012, interest expense increased $39.1 million compared to 2011, due primarily to the issuance of the TransUnion Holding 9.625% notes used to partially fund the 2012 Change in Control Transaction and the issuance of the TransUnion Holding 8.125% notes used to pay a distribution to shareholders in November 2012. Of the total interest expense in 2012, $52.2 million was interest on these notes. For 2011, interest expense increased $36.3 million compared to 2010, due to a full year’s interest expense in 2011 compared to a partial year’s interest expense in 2010 on the debt incurred to finance the 2010 Change in Control Transaction in June 2010.

For 2012, loan fees included a $2.7 million fee for a bridge loan commitment for the 2012 Change in Control Transaction, the amortization of deferred financing fees allocated to our revolving line of credit, and the payment of fees for the unused revolving line of credit. For 2011, loan fees included a $59.3 million loss on the early extinguishment of debt, consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million as a result of refinancing our senior secured credit facility, the amortization of deferred financing fees allocated to our revolving line of credit, and the payment of fees for the unused revolving line of credit. For 2010, loan fees included a $10.0 million fee for a bridge loan commitment for the 2010 Change in Control Transaction, $8.9 million of previously unamortized deferred financing fees related to the senior unsecured credit facility that was repaid as part of the 2010 Change in Control Transaction, and $2.7 million of commitment fees and amortization of deferred financing fees related to the undrawn portion of the lines of credit that were outstanding during 2010.

Acquisition fees represent costs we have incurred for various acquisition-related efforts. For 2012, acquisition fees include $36.5 million of costs related to the 2012 Change in Control Transaction and $3.0 million of initial public offering related expenses that were previously capitalized but written off in the first quarter of 2012 as we formally withdrew our registration statement on Form S-1 as a result of the 2012 Change in Control Transaction. Of the $36.5 million 2012 Change in Control Transaction costs, $15.2 million was incurred by TransUnion Holding and $21.3 million was incurred by TransUnion Corp. For 2011, acquisition fees of $8.5 million included fees related to our acquisition of FHS and Crivo as discussed in Note 17, “Business Acquisitions,” to TransUnion Holding’s audited consolidated financial statements appearing elsewhere in this prospectus as well as fees related to unsuccessful acquisition activity. For 2010, acquisition fees of $28.7 million were primarily due to transaction fees for the 2010 Change in Control Transaction.

For 2012, earnings from equity method investments increased $0.7 million compared to 2011, due primarily to our purchase of an additional 7.51% ownership interest in CIBIL on December 20, 2011. For 2011, earnings from equity method investments increased $3.0 million compared to 2010, due primarily to an increase in the net income of our Mexico affiliate.

For 2010, the $2.1 million loss on sale of investments was due to a loss realized on the settlement of the swap instruments we held as an interest rate hedge on our old senior unsecured credit facility that was repaid in connection with the 2010 Change in Control Transaction.

Provision for Income Taxes

Effective January 1, 2012, the look-through rule under subpart F of the U.S. Internal Revenue Code expired. The subpart F provisions require U.S. corporate shareholders to recognize current U.S. taxable income from passive income, such as dividend income, at certain foreign subsidiaries regardless of whether that income is remitted to the U.S. The look-through rule had provided an exception to this recognition for subsidiary passive income attributable to an active business. Beginning in 2012, under ASC 740-30, we recorded tax expense for the income tax we would incur if our foreign earnings were distributed up our foreign chain of ownership, but not remitted to the U.S. In calculating the U.S. tax expense on unremitted foreign earnings, we offset the increase in tax with the benefit of related foreign tax credits. As part of the American Taxpayer Relief Act of 2012 enacted into law on January 2, 2013, the look-through rule was retroactively reinstated to January 1, 2012, and we expect to reverse the tax expense we recorded for Subpart F in 2012 during the first quarter of 2013.

The increase in tax deductible transaction costs and interest expense resulting from the 2012 Change in Control Transaction and the related increase in debt significantly reduced the amount of foreign tax credits available to offset our tax expense on both foreign dividends received and unremitted foreign earnings.

TransUnion Holding

As a result of the 2012 Change in Control Transaction and increased debt service requirements resulting from the additional debt incurred by TransUnion Holding, we asserted under ASC 740-30 that all unremitted foreign earnings of TransUnion Corp accumulated as of April 30, 2012, were not indefinitely reinvested outside the U.S. Accordingly, we recorded a deferred tax liability for the full estimated U.S. tax cost, net of related foreign tax credits, associated with remitting these earnings back to the U.S.

The effective tax rate was 244.4% for the year ended December 31, 2012. This rate was higher than the 35% U.S. federal statutory rate due primarily to the lapse of the look-through rule and the reduction in available foreign tax credits, the unfavorable impact of ASC 740-30 and the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction, partially offset by a favorable tax rate differential on the Company’s foreign earnings.

TransUnion Corp

As a result of the 2012 Change in Control Transaction, TransUnion Corp had two taxable years in 2012, one for the Predecessor and one for the Successor. TransUnion Corp’s current and deferred taxes were allocated as if it were a separate taxpayer, notwithstanding that it joined in the consolidated federal income tax return of TransUnion Holding after April 30, 2012.

The effective tax rate was 33.7% for the eight months ended December 31, 2012. This rate was lower than the U.S. federal statutory rate of 35% due primarily to the favorable tax rate differential on foreign earnings and the favorable impact on the ASC 740-30 deferred tax liability due to a reduction in the Dominican Republic withholding tax, partially offset by the lapse of the look-through rule and the reduction in available foreign tax credits.

For the four months ended April 30, 2012, we reported a loss from continuing operations before income taxes. The effective tax benefit rate for this period of 18.0% was lower than the U.S. federal statutory rate of 35% primarily due to the application of ASC 740-30 to our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

For 2011, the effective tax rate of 26.5% was lower than the U.S. federal statutory rate of 35% due primarily to the additional tax-deductible transaction costs resulting from our analysis of the fees incurred in the 2010 Change in Control Transaction and lower tax rates in foreign countries, primarily Canada and Puerto Rico, partially offset by the impact of foreign dividends and foreign tax credits.

For 2010, the effective tax rate of 55.8% was higher than the U.S. federal statutory rate of 35% due primarily to the nondeductible expenses related to the 2010 Change in Control Transaction and the limitation on our foreign tax credit.

Discontinued Operations, Net of Tax

				Change
	Twelve months ended December 31,			2012 vs. 2011	2011 vs. 2010
(in millions)	2012	2011	2010	$	$
Discontinued operations, net of tax	$—	$(0.5)	$8.2	$0.5	$(8.7)

During the first quarter of 2010, we completed the sale of the remaining business comprising our real estate services business. During the second quarter of 2010, we completed the sale of our third-party collection business in South Africa to the existing minority shareholders. We will have no significant ongoing relationship with either of these businesses.

Revenue for the discontinued real estate services operations was $3.7 million in 2010. The net loss from these discontinued operations for 2011 of $0.5 million was a result of expenses incurred to wind down the operations. Net income from these discontinued operations for 2010 included an operating loss of $2.7 million and a gain on the final disposal of the business of $5.2 million.

Revenue for the discontinued South Africa collection business was $1.3 million in 2010. Net income from these discontinued operations was $5.7 million in 2010. The 2010 net income included an operating loss of less than $0.1 million and a gain of $3.7 million, $5.7 million after tax benefit, on the final disposal of this business.

See Note 18, “Discontinued Operations” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for additional information on discontinued operations.

Significant Changes in Assets and Liabilities

Our balance sheet at December 31, 2012, as compared to December 31, 2011, was impacted by the 2012 Change in Control Transaction, which was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value to reflect the purchase price. Accordingly, all of our assets and liabilities were recorded at fair value as of April 30, 2012, resulting in a significant change to our balance sheet. See Note 2, “Change in Control Transactions” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for additional information.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity are cash flows provided by operating activities, cash and cash equivalents on hand, and Trans Union LLC’s senior secured revolving credit facility. Our principal uses of liquidity are working capital, capital expenditures, debt service and other general corporate purposes. TransUnion Corp will also pay cash dividends to TransUnion Holding to fund its debt service obligations. We believe our cash on hand, cash generated from operations, and funds available under the senior secured revolving credit facility will be sufficient to finance our liquidity requirements for the foreseeable future. We may, however, elect to raise funds through debt or equity financing in the future to fund significant investments or acquisitions that are consistent with our growth strategy.

Cash and cash equivalents totaled $130.2 million and $154.3 million at June 30, 2013, and December 31, 2012, respectively, of which $75.2 million and $72.2 million was held outside the United States. As of June 30, 2013, we had no outstanding borrowings under the senior secured revolving credit facility and could borrow up to the full $210.0 million borrowing capacity. Beginning in 2014, under the senior secured term loan we will be required to make additional principal payments based on the previous year’s excess cash flows. See Note 9 “Debt” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information.

Sources and Uses of Cash—Six Months Ended June 30, 2013 and 2012

(in millions)	TransUnion Holding Six Months Ended June 30, 2013	TransUnion Holding Inception Through June 30, 2012	TransUnion Corp Predecessor Four Months Ended April 30, 2012	Combined Six Months Ended June 30, 2012	$ Change Six Month Period
Cash provided by operating activities	$47.3	$(84.6)	$52.4	$(32.2)	$79.5
Cash used in investing activities	(54.4)	(1,503.9)	(19.6)	(1,523.5)	1,469.1
Cash used in financing activities	(12.2)	1,675.3	(45.0)	1,630.3	(1,642.5)
Effect of exchange rate changes on cash and cash equivalents	(4.8)	(0.8)	0.8	—	(4.8)

Net change in cash and cash equivalents	$(24.1)	$86.0	$(11.4)	$74.6	$(98.7)

Operating Activities

Cash provided by operating activities increased $79.5 million, from a use of cash of $32.2 million for the six months ended June 30, 2012, to a source of cash of $47.3 million for the six months ended June 30, 2013. The increase was due primarily to cash used in 2012 to pay option holders cash consideration based on the value of their options in connection with the 2012 Change in Control Transaction.

Investing Activities

Cash used in investing activities decreased $1,469.1 million, from $1,523.5 million for the six months ended June 30, 2012, to $54.4 million for the six months ended June 30, 2013. The decrease was due to cash used in 2012 to fund the 2012 Change in Control Transaction.

Financing Activities

Cash used in financing activities increased $1,642.5 million, from a source of cash of $1,630.3 million for the six months ended June 30, 2012, to a use of cash of $12.2 million for the six months ended June 30, 2013. The increase was due primarily to equity and debt proceeds received in 2012 to fund the 2012 Change in Control Transaction.

Sources and Uses of Cash—Twelve Months Ended December 31, 2012, 2011 and 2010

TransUnion Holding

In connection with the 2012 Change in Control Transaction, TransUnion Holding received $1,093.2 million from GSC and Advent and $600.0 million from the proceeds of the TransUnion Holding 9.625% notes and distributed the cash to pay the prior stockholders, option holders, and deal-related costs. See Note 2, “Change in Control Transactions” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information.

On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of TransUnion Holding 8.125% notes, at an offering price of 99.5% in a private placement to certain investors. The proceeds were used to pay a $373.8 million dividend to our shareholders, with the balance used to pay various costs associated with issuing the new debt and obtaining consents from our existing debt holders.

TransUnion Corp

(in millions)	TransUnion Corp Predecessor Four Months Ended April 30, 2012	TransUnion Corp Successor Eight Months Ended December 31, 2012	TransUnion Corp Combined Twelve Months Ended December 31, 2012	TransUnion Corp Twelve Months Ended December 31, 2011	TransUnion Corp Twelve Months Ended December 31, 2010	2012 vs. 2011 Change	2011 vs. 2010 Change
Cash provided by operating activities of continuing operations	$52.4	$91.7	$144.1	$204.5	$204.6	$(60.4)	$(0.1)
Cash used in operating activities of discontinued operations	—	—	—	(1.3)	(4.2)	1.3	2.9
Cash (used in) provided by investing activities	(19.6)	(61.2)	(80.8)	(181.6)	70.4	100.8	(252.0)
Cash used in financing activities	(45.0)	28.1	(16.9)	(41.2)	(290.5)	24.3	249.3
Effect of exchange rate changes on cash and cash equivalents	0.8	(0.7)	0.1	(3.8)	1.8	3.9	(5.6)

Net change in cash and cash equivalents	$(11.4)	$57.9	$46.5	$(23.4)	$(17.9)	69.9	$(5.5)

Operating Activities

Cash provided by operating activities decreased $60.4 million in 2012, from $204.5 million in 2011 to $144.1 million in 2012. The decrease was due primarily to cash used to fund working capital and higher cash interest expense resulting from the new debt. Cash provided by operating activities decreased $0.1 million in 2011, from $204.6 million in 2010 to $204.5 million in 2011. Cash flows for additional interest expense paid on our debt were offset by higher cash flows from operating income.

Investing Activities

Cash used in investing activities decreased $100.8 million, from $181.6 million in 2011 to $80.8 million in 2012. The decrease was primarily due to the decrease in cash paid for acquisitions partially offset by a decrease in proceeds from sale of trading securities. Cash used in investing activities increased $252.0 million, from a source of cash of $70.4 million in 2010 to a use of cash of $181.6 million in 2011. The increase in cash used was due primarily to an increase in cash paid for our acquisitions, lower net proceeds from the sale of our securities and increased cash expenditures on property and equipment.

Financing Activities

Cash used in financing activities decreased $24.3 million, from $41.2 million in 2011 to $16.9 million in 2012. The decrease was primarily due to the stockholder contribution received in 2012 partially offset by the dividends, the 2012 Change in Control Transaction fees and an increase in the amount of debt repaid. Cash used in financing activities decreased $249.3 million, from $290.5 million in 2010 to $41.2 million in 2011. The decrease in cash used was due primarily to the net cash used to finance the 2010 Change in Control Transaction.

Capital Expenditures

We make capital expenditures to grow our business by developing new and enhanced capabilities, to increase our effectiveness and efficiency and to reduce risks. Our capital expenditures include product development, disaster recovery, security enhancements, regulatory compliance, and the replacement and upgrade of existing equipment at the end of its useful life.

Capital Expenditures

For the six months ended June 30, 2013, cash paid for capital expenditures increased $2.4 million, from $27.8 million for the six months ended June 30, 2012, to $30.2 million for the six months ended June 30, 2013. For 2012, cash paid for capital expenditures decreased $4.8 million, from $74.0 million in 2011 to $69.2 million in 2012. On an accrual basis, our capital expenditures were $66.7 million in 2012 compared to $66.9 million in 2011. For 2011, cash paid for capital expenditures increased $27.2 million, from $46.8 million in 2010 to $74.0 million in 2011, due in part to a payment of $18.8 million in the first quarter of 2011 for assets purchased and accrued for in the fourth quarter of 2010. On an accrual basis, our capital expenditures were $66.9 million in 2011 compared to $65.2 million in 2010. On an accrual basis, we expect total capital expenditures for 2013 to be higher than 2012 as a percent of revenue due to various strategic initiatives.

Debt

Effect of Certain Debt Covenants

A breach of any of the covenants under the agreements governing our debt could limit our ability to borrow funds under the Trans Union LLC senior secured revolving line of credit and could result in a default under the Trans Union LLC senior secured credit facility, the indenture governing the notes or the indentures governing the TransUnion Holding Notes. Upon the occurrence of an event of default under the Trans Union LLC senior secured credit facility, the indenture governing the notes or the indentures governing the TransUnion Holding Notes, the Trans Union LLC lenders, the holders of the notes or the holders of the TransUnion Holding Notes, as the case may be, could elect to declare all amounts outstanding under the applicable indebtedness to be immediately due and payable, and the lenders could terminate all commitments to extend further credit under our secured credit facility. If we were unable to repay the amounts declared due, the lenders could proceed against any collateral granted to them to secure that indebtedness. We have pledged substantially all of the Trans Union LLC assets as collateral under the senior secured credit facility. If the lenders under the senior secured credit facility accelerate the repayment of borrowings, or the holders of the notes or the TransUnion Holding Notes accelerate repayment of the applicable indebtedness, we may not have sufficient assets to repay the debt due. See “Risk Factors—Covenants in our and our subsidiaries’ debt agreements restrict our business in many ways.”

TransUnion Corp is a holding company and its ability to meet its liquidity needs or to pay dividends on its common stock depends on its subsidiaries’ earnings, the terms of their indebtedness, and other contractual restrictions. Trans Union LLC, the borrower under the senior secured credit facility and the co-issuer of the notes, is not permitted to declare any dividend or make any other distribution, subject to certain exceptions including compliance with a fixed charge coverage ratio and a basket that depends on TransUnion Corp’s consolidated net income.

In addition, Trans Union LLC’s senior secured revolving line of credit includes a senior secured net leverage ratio covenant as a condition to borrowing and as of the end of any fiscal quarter for which we have line of credit borrowings outstanding. This covenant requires us to maintain a senior secured net leverage ratio on a pro forma basis equal to, or less than, 4.00-to-1. The covenants exclude any impact of the purchase accounting fair value adjustments or the increased amortization expense resulting from the 2012 Change in Control Transaction.

Although TransUnion Corp was not subject to the covenant at June 30, 2013, because it did not have borrowings outstanding on the senior secured revolving line of credit, the senior secured net leverage ratio for TransUnion Corp as of June 30, 2013, was 1.85 to 1 and as of December 31, 2012 was 1.84 to 1. The senior secured net leverage ratio is the ratio of consolidated senior secured net debt to consolidated EBITDA for the trailing twelve months as defined in the credit agreement governing our senior secured credit facility (“Covenant EBITDA”). Covenant EBITDA for the trailing twelve-month period ended June 30, 2013, and December 31, 2012 totaled $425.9 million and $421.4 million, respectively. Covenant EBITDA was higher than Adjusted EBITDA by $44.1 million and $35.9 million in each respective twelve-month period due to adjustments for noncontrolling interests, equity investments and other adjustments as defined in the credit agreement governing our senior secured credit facility.

Under the covenants of the instruments governing our senior debt, TransUnion Corp is restricted from making certain payments, including dividend payments to TransUnion Holding. As of June 30, 2013, December 31, 2012 and December 31, 2011, TransUnion Corp’s capacity to make these distributions was restricted to approximately $145 million, $160 million and $115 million, respectively.

See Note 9 “Debt” Unaudited Financial Statements for the six months ended June 30, 2013, and Note 13, “Debt” and Note 26, “Subsequent Event” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information.

TransUnion Holding

TransUnion Holding 8.125% notes

On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of TransUnion Holding 8.125% notes due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. The proceeds were used to pay a $373.8 million dividend to our shareholders and to pay various costs associated with issuing the new debt and obtaining consents from our existing debt holders. TransUnion Holding is required to pay interest on the notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.

In connection with the issuance of these notes, TransUnion Holding successfully completed a Consent Solicitation to amend the indenture governing the TransUnion Holding 9.625% notes. The amendment permitted the issuance of the additional $400 million of notes and allowed TransUnion Holding to make a dividend payment to its shareholders. The TransUnion Holding 8.125% notes are subject to a registration rights agreement that required us to exchange the TransUnion Holding 8.125% notes for an equal amount of notes registered with the SEC. All of the TransUnion Holding 8.125% notes were exchanged in an exchange offer which closed in August 2013. The indenture governing these notes and the nonfinancial covenants are substantially similar to those governing the TransUnion Holding 9.625% notes. We are in compliance with all covenants under the indenture governing the TransUnion Holding 8.125% notes.

TransUnion Holding 9.625% notes

On March 21, 2012, in connection with the 2012 Change in Control Transaction, TransUnion Holding issued $600.0 million principal amount of TransUnion Holding 9.625% notes due June 15, 2018. TransUnion Holding is required to pay interest on the notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.

The indenture governing the TransUnion Holding 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company. We are in compliance with all covenants under the indenture governing the TransUnion Holding 9.625% notes.

TransUnion Corp and its subsidiaries do not guarantee any of the above TransUnion Holding Notes and do not have any contractual obligations to repay the TransUnion Holding Notes. TransUnion Corp has, however, paid and expects to continue to pay cash dividends to TransUnion Holding to enable funding of the cash interest payments due on the notes. The ability of TransUnion Corp to pay dividends and make other payments to TransUnion Holding will depend on its earnings and may be restricted by, among other things, the covenants in the indentures governing the notes, applicable laws and regulations and by the terms of the agreements into which it enters. The terms of the credit agreement governing the Trans Union LLC senior secured credit facility and the indenture governing the notes significantly restrict TransUnion Corp from paying dividends and otherwise transferring assets to TransUnion Holding.

TransUnion Corp

Senior Secured Credit Facility

On February 5, 2013, Trans Union LLC signed amendment No. 4 to its senior secured credit facility, which was effective March 1, 2013. The amendment, among other things, lowered the floor on the term loan from 1.50% to 1.25%, lowered the margin on the term loan from 4.00% to 3.00%, extended the term loan maturity date one year to February 2019, delayed the first required excess cash payment until 2014, and relaxed certain covenant requirements.

In connection with the 2010 Change in Control Transaction, on June 15, 2010, Trans Union LLC entered into a senior secured credit facility with various lenders, which was amended and restated on February 10, 2011. On April 30, 2012, in connection with the 2012 Change in Control Transaction, the senior secured credit facility was further amended to, among other things, change the applicable margin on LIBOR based borrowings from 3.25% to 4.00%, increase the revolving line of credit by $10 million, and extend the term on a portion of the revolving line of credit.

The credit facility consists of a seven-year $950.0 million senior secured term loan and a five-year $210.0 million senior secured revolving line of credit, with $25.0 million expiring June 15, 2015, $30.0 million expiring February 10, 2016, and $155.0 million expiring February 10, 2017. Interest rates on the borrowings are based, at Trans Union LLC’s election, on LIBOR or an alternate base rate, subject to a floor, plus an applicable margin based on the senior secured net leverage ratio. There is a commitment fee payable quarterly, based on the undrawn portion of the revolving line of credit. With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, which is our principal operating subsidiary, including its investment in subsidiaries. The credit facility contains various restrictive covenants including restrictions on dividends, investments, indebtedness, liens, dispositions, future borrowings and other restricted payments, and a senior secured net leverage ratio covenant. We are in compliance with all of the loan covenants under the senior secured credit facility.

Under the term loan, Trans Union LLC is required to make principal payments of 0.25% of the original principal balance at the end of each quarter, with the remaining principal balance due February 10, 2018. In connection with the recent credit agreement amendment, Trans Union LLC will also be required to make additional principal payments beginning in 2014, of between zero and fifty percent of the prior year’s excess cash flows with such percentage determined based on the net leverage ratio as of the end of such prior year. Trans Union LLC did not borrow or repay any funds under the revolving line of credit during the three months ended March 31, 2012, or the twelve months ended December 31, 2012.

On November 1, 2012, Trans Union LLC prepaid $10.0 million of the senior secured term loan with cash on hand in connection with the transaction to issue the TransUnion Holding 8.125% notes

11.375% notes

In connection with the 2010 Change in Control Transaction, on June 15, 2010, Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation issued $645.0 million 11.375% senior notes due June 15, 2018. The indenture governing the Trans Union LLC senior notes contains restrictive covenants, including restrictions on dividends, investments, indebtedness, liens, dispositions, future borrowings and other restricted payments. We are in compliance with all covenants under the indenture governing the 11.375% notes.

RFC loan

On June 15, 2010, Trans Union LLC borrowed $16.7 million under the RFC loan to finance a portion of the 2010 Change in Control Transaction. The loan was an unsecured, non-interest bearing note, of which $2.5 million of the $16.7 million borrowed was treated as imputed interest. In connection with the 2012 Change in Control Transaction, the RFC loan was repaid in full.

Senior unsecured credit facility and interest rate swap

On November 16, 2009, we entered into a senior unsecured credit facility with JPMorgan Chase Bank, N.A and various lenders and borrowed $500.0 million to fund the purchase of our common stock. On November 19, 2009, we entered into swap agreements with financial institutions that effectively fixed the interest payments on a portion of this loan. In connection with the 2010 Change in Control Transaction, on June 15, 2010, we repaid the remaining balance of our senior unsecured credit facility and cash settled the swap instruments, realizing a $2.1 million loss that was included in other expense.

Contractual Obligations

Consolidated future minimum payments for noncancelable operating leases, purchase obligations and debt repayments as of December 31, 2012, were payable as follows:

(in millions)	Operating leases	Purchase obligations	Debt repayments	Loan fees and interest payments	Total
2013	$10.1	$136.9	$10.6	$218.1	$375.7
2014	8.8	53.5	9.5	218.0	289.8
2015	7.2	38.6	9.5	217.1	272.4
2016	5.6	16.4	9.5	216.3	247.8
2017	4.5	4.8	9.5	216.5	235.3
Thereafter	13.3	5.7	2,520.9	83.8	2,623.7

Totals	$49.5	$255.9	$2,569.5	$1,169.8	$4,044.7

Purchase obligations to be repaid in 2013 include $78.4 million of trade accounts payable that were included on the consolidated balance sheet of TransUnion Holding as of December 31, 2012. We had no significant capital leases as of December 31, 2012. Loan fees and interest payments are estimates based on the interest rates in effect at December 31, 2012, and the contractual principal paydown schedule, excluding any excess cash flow prepayments that may be required. See Note 13, “Debt” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information about our interest payments.

As of June 30, 2013, there were no significant changes to our contractual obligations.

Off-Balance Sheet Arrangements

As of June 30, 2013, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Application of Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with GAAP. The notes to our consolidated financial statements include disclosures about our significant accounting policies. These accounting policies require us to make certain judgments and estimates in reporting our operating results and our assets and liabilities. The following paragraphs describe the accounting policies that require significant judgment and estimates due to inherent uncertainty or complexity. There were no significant changes to our critical accounting estimates between December 31, 2012 and June 30, 2013.

Goodwill and Indefinite-Lived Intangibles

Due to the 2012 Change in Control Transaction, the value of goodwill increased significantly, as the excess of the purchase price paid for TransUnion Corp over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill and allocated to each of our reporting units.

As of June 30, 2013, our consolidated balance sheet included goodwill of $1,792.9 million. As of June 30, 2013, we had no other indefinite-lived intangible assets. We test goodwill and indefinite-lived intangible assets, if any, for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, if any, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units, goodwill and other indefinite-lived intangibles. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows and an estimate of our discount rate.

We believe our current estimates of fair value are based on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. Such estimates are, however, inherently uncertain, and estimates using different assumptions could result in significantly different results. As of December 31, 2012, our estimates of fair value for each reporting unit exceeded the carrying amount of the corresponding reporting unit by at least 18% and a 10% increase in our discount rate and a 10% decrease in our estimated cash flows would still not have resulted in an impairment of goodwill. During 2012, 2011 and 2010, and the first three months of 2013, there was no impairment of goodwill or other indefinite-lived intangible assets.

Long-Lived Depreciable and Amortizable Assets

In connection with the 2012 Change in Control Transactions, all long-lived depreciable and amortizable assets were recorded at fair value and the carrying value of certain fixed assets and all intangible assets increased significantly.

As of June 30, 2013, our consolidated balance sheet included fixed assets of $157.1 million, $108.9 million net of accumulated depreciation, and long-lived intangible assets of $2,002.6 million, $1,848.9 million net of accumulated amortization. We review long-lived assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the consolidated balance sheet, and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. When a long-lived asset group is tested for recoverability, we also review depreciation estimates and methods. Any revision to the remaining useful life of a long-lived asset resulting from that review is also considered in developing estimates of future cash flows used to test the asset for recoverability. We typically use a discounted cash flow model when assessing the fair value of our asset groups. The discounted cash flow calculation requires a number of significant assumptions, including projections of future cash flows and an estimate of our discount rate.

When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we use estimates of future cash flows to determine recoverability and base such estimates on assumptions that are reasonable and consistent with assumptions that would be used by other marketplace participants. Such estimates, however, are inherently uncertain and estimates using different assumptions, or different valuation techniques, could result in significantly different results. During the first six months of 2013 and all of 2012, 2011 and 2010 there were no material impairment charges.

Legal Contingencies

As of June 30, 2013, our consolidated balance sheet included accrued litigation costs of $5.6 million. We are involved in various legal proceedings resulting from our normal business operations. We regularly review all claims to determine whether a loss is probable and can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued and included in other current liabilities. We make a number of significant judgments and estimates related to these contingencies, including the likelihood that a liability has been incurred, and an estimate of that liability. See Note 21, “Contingencies” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information.

We believe the judgments and estimates used are reasonable, but events may arise that were not anticipated and the outcome of a contingency may differ significantly from what is expected.

Income Taxes

As of June 30, 2013, TransUnion Holding’s consolidated balance sheet included current deferred tax assets of $32.4 million, noncurrent deferred tax liabilities of $639.0 million and unrecognized tax benefits of $6.5 million. As of June 30, 2013, TransUnion Corp’s consolidated balance sheet included current deferred tax assets of $4.0 million, noncurrent deferred tax liabilities of $629.5 million and unrecognized tax benefits of $4.7 million. We are required to record current and deferred tax expense, deferred tax assets and liabilities resulting from temporary differences, and unrecognized tax benefits for uncertain tax positions. We make certain judgments and estimates to determine the amounts recorded, including future tax rates, future taxable income, whether it is more likely than not a tax position will be sustained, and the amount of the unrecognized tax benefit to record.

We believe the judgments and estimates used are reasonable, but events may arise that were not anticipated and the outcome of tax audits may differ significantly from what is expected.

Stock-Based Compensation

For the six months ended June 30, 2013, we recorded $3.5 million of stock-based compensation. For the year ended December 31, 2012, we recorded $93.0 million of stock-based compensation expense, including $88.0 million in connection with the 2012 Change in Control Transaction. For the year ended December 31, 2011, we recorded $4.6 million of stock-based compensation expense. For the year ended December 31, 2010, we recorded $31.8 million of stock-based compensation expense, including $20.7 million in connection with the 2010 Change in Control Transaction. The fair value of each award was determined by various methods including independent valuations of our common stock based on discounted cash flow and selected comparable public company analyses, a Black-Scholes valuation model, and a risk-neutral Monte Carlo valuation model. The various valuation models required management to make a number of significant assumptions, including the fair value of our stock, projections of future cash flows and an estimate of our cost of capital, volatility rates, expected life of awards and risk-free interest rates. We believe the determination of fair value was based on assumptions and estimates that are reasonable and consistent with what would be used by other marketplace participants to determine fair value. Valuations, however, are inherently uncertain and valuations using different assumptions and estimates, or different valuation techniques, could result in significantly different values. See

Note 15, “Stock-Based Compensation” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information.

Recent Accounting Pronouncements

For information about recent accounting pronouncements and the potential impact on our consolidated financial statements, see Note 1, “Significant Accounting and Reporting Policies” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012, appearing elsewhere in this prospectus for additional information.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business we are exposed to market risk, primarily from changes in variable interest rates and foreign currency exchange rates, which could impact our results of operations and financial position. We manage the exposure to this market risk through our regular operating and financing activities. We may use derivative financial instruments, such as foreign currency and interest rate hedges, but only as a risk management tool and not for speculative or trading purposes.

Interest Rate Risk

Our senior secured credit facility consists of a $950.0 million senior secured term loan and a $210.0 million senior secured revolving line of credit. Interest rates on these borrowings are based, at Trans Union LLC’s election, on LIBOR or an alternate base rate, subject to a floor, plus an applicable margin based on the senior secured net leverage ratio. As of December 31, 2012, 54.9% of TransUnion Corp’s outstanding debt was variable-rate debt. As of December 31, 2012, our variable-rate debt had a weighted-average interest rate of 5.50% and a weighted-average life of 5.11 years. As of December 31, 2012, 34.4% of TransUnion Holding’s outstanding debt was variable-rate debt. All variable rate debt was borrowed under our senior secured term loan, which has an interest rate floor. On December 31, 2012, the variable rate on our senior secured term loan was below the floor, and a 10% change in the interest rate on that loan would not have changed our interest expense. During 2012, we had no outstanding balance on our senior secured revolving line of credit and a change in the interest rate on that loan would not have changed our interest expense.

On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest and receive a variable rate of interest equal to the rate we pay on the term loan. The net amount to be paid or received will be recorded as an adjustment to interest expense. The change in fair value of the swap instrument is recorded in accumulated other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the hedge is effective, and in other income and expense in the consolidated statements of income to the extent the hedge is ineffective. The total notional amount of the swaps at December 31, 2012, was $500 million and is scheduled to decrease as scheduled principal payments are made on the term loan. The total fair value of the swap instruments as of December 31, 2012, was a liability of $5.8 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of December 31, 2012, of $3.7 million was included in accumulated other comprehensive income (loss). Through December 31, 2012, there were no gains or losses related to hedge ineffectiveness. If we elect a non-LIBOR interest rate on our term loan, or if we pay down our term loan below the notional amount of the swaps, the resulting ineffectiveness would be reclassified from accumulated other comprehensive income on our consolidated balance sheet to other income and expense on our consolidated statement of income. The cash flows on the hedge instrument begin on June 28, 2013, and we do not expect to elect a non-LIBOR loan or to pay down our term loan below the notional amount of the swaps in the next 12 months.

Business

Overview

We are a leading global provider of information and risk management solutions. We provide these solutions to businesses across multiple industries and to individual consumers. Our technology and services enable businesses to make more timely and informed credit granting, risk management, underwriting, fraud protection and customer acquisition decisions by delivering high quality data, integrated with analytics and decisioning capabilities. Our interactive website provides consumers with real-time access to their personal credit information and analytical tools that help them understand and proactively manage their personal finances. We have operations in the United States, Africa, Canada, Latin America, Asia Pacific and India and provide services in 33 countries. Since our founding in 1968, we have built a diversified and stable customer base in multiple industries, including financial services, insurance, healthcare, automotive, retail and communications.

Businesses use our data for their daily risk-management processes. Consumers use our data to help them understand their credit profile and protect themselves against identity theft. We obtain financial, credit, identity, bankruptcy, lien, judgment, insurance claims, automotive and other relevant information from thousands of sources, including credit-granting institutions, private databases and public records depositories, most of which is provided to us at little or no cost. We refine and enhance this data to create proprietary databases, processing approximately two billion updates monthly in the United States. We combine our data with our analytics and decisioning technology to deliver additional value to our customers. Our analytics, such as predictive modeling and scoring, customer segmentation, benchmarking and forecasting, enable businesses and consumers to efficiently monitor and manage risk. Our decisioning technology, which is delivered on a software-as-a-service platform, enables businesses to interpret data and scores and apply their specific qualifying criteria to make real-time decisions at the point of interaction with their customers. Collectively, our data, analytics and decisioning technology allow businesses to more effectively identify and acquire new customers, manage risk associated with existing customers, generate cross-selling opportunities and reduce loss from fraud and identity theft.

We have a global customer base that includes many of the largest companies in each of the primary industries we serve. For example, in the United States, we contract with eight of the ten largest banks, all of the major credit card issuers, nine of the ten largest property and casualty insurance carriers and we provide services to thousands of healthcare providers. In addition, we provide subscription-based interactive services to a growing base of over one million consumers.

We manage our business through three operating segments: U.S. Information Services (“USIS”), International and Interactive.

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USIS, which represented approximately 64% of our revenue in 2012, and 63% of our revenue for the six months ended June 30, 2013, provides consumer reports, credit scores, verification services, analytical services, revenue management and decisioning technology to businesses in the United States. USIS offers these services to customers in the financial services, insurance, healthcare and other industries, and delivers them through both direct and indirect channels.

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International, which represented approximately 20% of our revenue in 2012, and 20% of our revenue for the six months ended June 30, 2013, provides services similar to our USIS and Interactive segments, and provides services in 32 countries outside the United States. Our International segment also provides automotive information and commercial data to our customers in select geographies.

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Interactive, which represented approximately 16% of our revenue in 2012, and 17% of our revenue for the six months ended June 30, 2013, provides services to consumers that help them understand and proactively manage their personal finances and protect them from identity theft. We sell our subscription based interactive services primarily through our website, www.transunion.com.

The 2012 Change in Control Transaction

On April 30, 2012, pursuant to the Merger Agreement, TransUnion Corp was acquired by affiliates of the Sponsors, for the aggregate purchase price of $1,592.7 million, plus the assumption of existing debt. As a result,

TransUnion Corp became a wholly-owned subsidiary of TransUnion Holding. In connection with the acquisition, all existing stockholders of TransUnion Corp received cash consideration for their shares and all existing option holders received cash consideration based on the value of their options. Certain members of management continue to hold equity interests in the form of TransUnion Holding common stock. To partially fund the acquisition, TransUnion Holding raised $600 million of debt in the TransUnion Holding 9.625% notes. On April 30, 2012, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GS PIA and 1% by members of management.

We financed the acquisition and paid related fees and expenses with the TransUnion Holding 9.625% notes, $1,104.6 million of equity capital from the Sponsors and certain members of management and $49.2 million of available cash from operations. In connection with the merger, we also increased the revolving commitment amount under Trans Union LLC’s senior secured revolving credit facility by $10.0 million, from $200.0 million to $210.0 million, and extended the maturity date of $155.0 million of revolving commitments under Trans Union LLC’s senior secured revolving credit facility to February 10, 2017.

We refer to these transactions collectively as the 2012 Change in Control Transaction.

Our Industry

Evolution to Mission Critical Role

Credit bureaus were formed in the nineteenth century to help provide better credit information to local and regional lenders so they could make more informed credit decisions. As consumer lending expanded, credit bureaus became an integral part of the lending process and now play a critical role in the intermediation between lenders and borrowers. Credit bureaus developed a variety of methods to collect, maintain and analyze information concerning the ability of consumers and businesses to meet their obligations. Consumers and commercial lenders have increasingly used these services to make more informed credit decisions. As a result, credit bureaus have positioned themselves as mission critical partners to financial services institutions around the world.

Three Major Providers with Sustainable Competitive Advantage

As financial services institutions grew in scale and geographic scope, credit bureaus extended their reach by coordinating and forming strategic alliances with other credit reporting providers to share data across large territories through a “hub and spoke” system. Three credit bureaus have since consolidated into large, international organizations that can provide a wide range of data services and analytical applications to their larger and increasingly demanding financial services customers. As a result of this consolidation, TransUnion, Equifax and Experian have emerged as the global leaders in the industry. The largest U.S. customers of these global credit bureaus typically use the services of all three providers to validate consistency and ensure reliability.

Development of the Business Information Service Providers

Over the past decade, credit bureaus have devoted significant resources to enhance the quality of their data sets by developing a variety of proprietary information databases. Credit bureaus have evolved from being collectors and sellers of credit information to providers of more advanced information services. Given the increased consumer demand for monitoring their own credit, the credit bureaus have also begun to market and sell these services directly to consumers. The development of these more advanced services has enabled credit bureaus to diversify their revenue base, accelerate growth and evolve into business information service providers.

Market Opportunity

We believe several important trends in the global macroeconomic environment, as well as within the key industries we serve, are driving development of the market for information and risk management solutions.

Large and Growing Market for Data and Analytics

We believe that the business information services market is large and growing. We believe that the demand for targeted data and sophisticated analytical tools will continue to grow meaningfully as businesses seek real time access to more granular data in order to better understand their customers.

Focus on Risk Management

As a result of the economic downturn, new regulatory requirements and a heightened focus on reducing fraud and losses, we believe there is a growing demand for risk-based pricing and underwriting strategies as well as ongoing reviews of existing customers’ risk profiles. In addition, financial institutions continually seek to improve account and portfolio management strategies in order to better manage losses within their existing customer base and credit card issuers seek more advanced customer segmentation and scoring tools to provide their customers with more appropriate and timely products.

Growth Driven by Non-traditional Users of Consumer Data

Non-traditional users of consumer data are recognizing the value of credit information and analytical tools. Healthcare companies use these tools to manage their revenue cycle, capital markets participants use them to develop better valuations of securitized loan portfolios, and residential property managers use them to assess tenant qualifications and assist in leasing decisions. In the healthcare industry, for example, increases in high-deductible health plans and the number of uninsured and under-insured consumers have increased collection risks for healthcare providers. To manage costs associated with increasing numbers of patient visits, healthcare providers are seeking information about their patients at the time of registration through modernized healthcare technology and electronic records. We believe companies that can offer real-time, reliable data and technology will be best positioned to benefit from the increasing demand for and use of consumer data by non-traditional users.

Growth in Emerging International Markets

Economic growth in emerging markets continues to outpace the global average. As economies in emerging markets continue to develop and mature, we believe there will continue to be a rise in favorable socio-economic trends, such as an increase in the size of middle and affluent classes, and a significant increase in the use of financial services. In addition, credit penetration is relatively low in emerging markets when compared to developed markets. For example, using our database of information compiled from financial institutions as a benchmark of credit activity, we estimate that less than 20% of the adult population in India is currently credit active. We expect the populations in emerging markets to become more credit active, resulting in increased demand for our services.

Increased Consumer Focus on Managing Personal Finances and Protecting Against Identity Theft

Consumers are increasingly focused on proactively managing their finances and protecting their identities. According to a press release by the Federal Trade Commission in February 2013, identity theft was the top consumer complaint received by the agency in 2012. Tighter availability of credit and stricter lending practices are prompting individual consumers to seek a better understanding of their credit profile. As a result of these factors, an increasing number of consumers are accessing their credit reports and purchasing credit monitoring services.

Our Competitive Strengths

Global Leader in Information Management Solutions

We are one of only three leading global participants in the consumer credit and information management industry, and we provide services in 33 countries. Over the past 40 years, we have accumulated and built comprehensive proprietary databases and information management solutions. We believe that establishing an infrastructure to source, maintain and reliably deliver high quality consumer credit information in large volumes would be difficult, costly and take a new market entrant numerous years to complete. We have a diverse and stable global customer base, which includes many of the largest companies in each of the primary industries we serve, including financial services, insurance and healthcare. We believe that our scale, global footprint, credibility and strong position within these markets will allow us to capitalize on business opportunities in many countries and regions around the world and contribute to our long-term growth.

Innovative and Differentiated Information Solutions

We have consistently focused on innovation to develop new and enhanced service offerings that meet the evolving needs of our customers. We believe our specialized data, analytics and decisioning services and collaborative approach with our customers differentiate us from our competitors. Examples of our innovative and differentiated solutions include:

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Triggers—Our industry-leading platform notifies businesses of changes to consumer profiles on a daily basis. These notifications allow our customers to take more timely action to offer new services, retain existing accounts, improve collection efficiency or monitor risk exposure in their portfolios. We believe that our investments in infrastructure and predictive capabilities distinguish us from our competitors.

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Decisioning Technology—Our decisioning technology helps businesses interpret both data and predictive model results, and applies customer-specific criteria to facilitate real-time, automated decisions at the point of consumer interaction. We offer our decisioning applications across our key industries including financial services, retail, insurance and healthcare, helping these customers to more effectively acquire accounts and reduce fraud. For example, our financial services customers use decisioning to authenticate consumer identity and determine optimal product offerings, such as credit cards, based on customer supplied criteria. Our healthcare customers use decisioning to determine available sources of payment for their patients at the time of patient registration. We believe the integration of our data and our decisioning technology differentiates us in the market place.

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Market Intelligence—We develop and offer industry studies and provide a source of market intelligence for customers to benchmark and forecast their own portfolio performance. For example, our Trend Data application leverages our database of approximately 27 million anonymized U.S. consumer records, sampled quarterly since 1992. We believe businesses using our Trend Data can obtain a more holistic historical perspective on macroeconomic and market trends than by using comparable offerings of our competitors.

We have made significant investments in our technology platforms to enable greater availability, better redundancy, improved data matching and advanced platform flexibility, to ensure continued improvement in our overall services to our customers and to ensure we are well positioned to differentiate our data sets. We believe our investments in technology allow us to better respond to our customers’ needs. We believe our customers value our ability to deliver innovative solutions to their particular complex problems with minimal technical disruptions. Many of these value-added solutions can be applied across industries and geographies and can be integrated into a customer’s core operations.

Deep and Specialized Industry Expertise

We have developed an expertise in a number of industries, including financial services, insurance and healthcare, and have placed industry experts in key leadership positions throughout our organization. We believe that our published studies, which we base on behavioral research supported by predictive data sets, have enhanced our reputation within these industries. In addition, we have been able to apply our industry knowledge and data assets to form strategic partnerships with other leading companies in key industries to develop new solutions and revenue opportunities. For example, we have strengthened our position as a leading provider of credit information and analytic services to the personal property and casualty insurance industry by partnering with a vehicle history data provider to launch a vehicle history score that helps insurance carriers further segment risk based on the attributes of a specific automobile, such as the number of owners, odometer readings and vehicle condition. In the healthcare industry, we believe our insight into patient identity verification, credit, insurance and charity eligibility and payment estimation differentiates our revenue cycle management offerings for healthcare providers and payers relative to our competitors. We believe that our industry knowledge base, coupled with our collaborative customer approach, has made it possible for us to anticipate and address our customers’ needs and enables us to offer additional proprietary value-added services.

Strong Presence in Attractive International Markets

We currently provide services in 32 countries outside the United States in both developed and emerging markets with significant growth potential. In our developed markets, we have a strong presence in Canada, where we are one of only two significant consumer reporting agencies in the market, and in Hong Kong, where we are the only global consumer credit reporting company. We are also well-positioned as a first mover in several fast-growing emerging markets, such as India, where we partnered with Indian financial institutions to create the first credit bureau in 2003, and the Philippines, where we partnered with the top-five credit card issuers to form the first consumer credit bureau with both positive and negative credit data in that country in 2011. Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for further expansion in Africa. In 2012, we completed an acquisition that expands our presence into seven new African markets. In addition, we are a significant credit information and analytics provider in Latin America, where we own 25.69% of the largest credit bureau in Mexico, are the majority owners of a credit bureau in Chile and where we have a majority interest in both a credit decisioning and registry information services provider in Brazil. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain markets ahead of our major competitors. We believe that our presence in international markets helps foster the growth and development of credit-based economies in these markets, resulting in accelerated demand for credit information services and analytics.

Attractive Business Model

We believe we have an attractive business model that has strong and stable cash flows from operations, diversified revenue streams, low capital requirements and favorable operating leverage. We own 100% of our U.S. consumer credit database and we typically obtain updated information at little or no cost, which provides us with an efficient cost structure and allows us to benefit from economies of scale. The integral role that our analytics play in our customers’ decision-making processes and the proprietary and embedded nature of our solutions have historically translated into high customer retention and revenue visibility. We have enjoyed long-standing relationships with our customers, including relationships over ten years with each of our top ten USIS financial services customers. Our significant investments to upgrade and improve our technology provide us with the ability to address our customers’ needs with predictable continuing capital investments. Additionally, our ongoing operational excellence program, which is aimed at creating a long-term competitive and efficient cost structure, has institutionalized our cost-management practices. We believe that as a result of operating efficiencies and controlled capital investments, we will continue to generate strong and consistent cash flows from operations.

Disciplined Focus on Cost Control and Operational Efficiencies

Through our operational excellence program we have implemented and continue to focus on several key cost-savings initiatives:

•	A strategic sourcing program, which drives increased control over spending on third-party vendors;

•	Our labor management strategy, which includes the expanded use of lower-cost resources and allows us to continue to improve, align and integrate our enterprise workforce;

•	Our enterprise process improvement, which consolidates data centers and streamlines back office functions; and

•	Our product cost management focus, which enables us to deliver services more effectively and profitably.

Proven and Experienced Management Team

We have a seasoned senior management team with an average of 15 years of experience in a variety of industries, including credit and information management, financial services and information technology. Our senior management team has a track record of strong performance and depth of expertise in the markets we serve. This team has overseen our expansion into new industries and geographies while managing ongoing cost-saving initiatives. As a result of the sustained focus of our management team, we maintained stable operating performance throughout the economic downturn and have grown the business as conditions have improved. See “Management” for additional information.

Business Strategy

To promote sustainable growth, diversification and a strong global brand, we align our resources and efforts to achieve the following outcomes:

Develop Innovative Solutions to Meet Market Challenges

We have a culture of innovation. Our industry expertise and collaborative approach allow us to prioritize investments in new data sources and the development of additional services to provide integrated solutions to meet our customers’ needs. We enhance our analytics and decisioning services to deliver stronger account management, risk management and fraud protection services to our customers across several industries. For example, our pre-foreclosure notifications use our triggers platform to identify consumers that are at an increased risk for foreclosure, allowing insurance carriers to monitor occupancy status and manage the risk of property damage. We take advantage of strategic partnerships to develop innovative services that differentiate us from our competitors. One example of this is our online account acquisition solution, an end-to-end process whereby we work with our lead generation marketing partner to source and deliver new, approved and accepted accounts to credit card issuers. For consumers, we recently improved our offerings by adding an identity theft risk score. As the needs of our customers evolve, we plan to continue to provide creative solutions to help them meet their challenges.

Expand Internationally

We believe international markets present a significant opportunity for growth, as these economies continue to develop and their populations become more credit active. We plan to:

Expand in Existing Markets. In emerging markets where we are currently present and a substantial portion of the population is not yet credit active, such as Mexico and India, we expect significant expansion of consumer credit. Given our incumbent position, we are well positioned to benefit from this trend. In developed markets, such as Canada and Hong Kong, we will continue to improve our core services and seek to expand our service offerings.

Introduce New Service Offerings. We will continue to focus on generating revenue from new offerings across all markets, including value-added services and new lines of business. The common nature of our customers’ risk and information management needs allows us to take offerings from developed markets to emerging markets. This further results in the faster development and introduction of solutions for emerging markets as we are able to leverage our global knowledge, technology and expertise to meet local market needs.

Enter New Geographic Markets. We will continue to expand by forming alliances with financial services institutions, industry associations, and other local partners, and by pursuing strategic acquisitions. From our bases in Hong Kong, Latin America and South Africa we seek to expand to other countries in those regions. For example, in 2011, we launched the first consumer credit bureau with both positive and negative credit data in the Philippines in partnership with the top-five credit card issuers in that market and acquired an 80% ownership interest in Crivo, marking our entry into Brazil. In 2012, we completed an acquisition of an 85% interest in a credit information and collections business that further expanded our presence into seven additional African countries. In the first quarter of 2013, we completed the acquisition of an 80% interest in ZipCode, a data enrichment and registry information services business in Brazil. We expect to continue to develop operations in new markets around the world.

Focus on Underpenetrated and Growth Industries

We continue to focus on underpenetrated and growth industries in the United States, such as insurance and healthcare, where we believe information-based analytics and decisioning technologies are currently underutilized. Insurers have seen an increase in claims dollars paid, reinforcing their need to price risk appropriately. We offer a range of solutions, including new fraud detection tools and predictive scores that improve accuracy and efficiency for the quoting and underwriting process. In the healthcare industry, increases in high-deductible health plans and the number of uninsured and under-insured consumers have increased collection risks for healthcare providers, creating a greater need for providers to efficiently manage their revenue cycle. We expect that healthcare providers and payers will increase demand for analytics to measure the quality of care in their network. Our strategy is to automate the insurance and payment processes at the beginning of the revenue cycle, help payers analyze claim-related data and facilitate performance reporting and at the same time help patients make informed decisions. This includes helping healthcare providers inform patients about their out-of-pocket costs prior to providing healthcare services so that the financial obligation of the patient is known by both parties prior to the services being provided.

Expand Interactive Business

Consumers are becoming increasingly aware of the need to proactively manage their personal finances. They also recognize the need to protect their identities in the face of several highly publicized data breaches. In order to meet the growing market demand for credit monitoring and identity fraud protection services and deepen customer loyalty, we will continue to invest in consumer-driven product enhancements. We have developed a data-driven customer acquisition strategy and will focus our advertising dollars on paid search and display ads, including through new channels such as mobile and social media. In addition to our direct to consumer offering, we will continue to make our services available on a wholesale basis to strategic partners who combine our services with their own offerings. This strategy allows us to test market new product enhancements and configurations with minimal investment. We plan to leverage the success of our U.S.-based Interactive business to offer similar services in our international markets.

Pursue Strategic Acquisitions

We will evaluate and pursue strategic acquisitions in order to accelerate growth within our existing businesses, and diversify into new businesses. We are focused on opportunities that expand our geographic footprint and the breadth and depth of services, including acquiring proprietary datasets and industry expertise in our key industries. From time to time we may also seek to increase our investments in foreign entities where we hold a minority interest. We will continue to pursue acquisitions that provide opportunities for long-term value creation by expanding our capabilities, expertise and geographic reach. For example, in 2011, we acquired Financial Healthcare Systems, LLC, a business that provides patient payment information services to healthcare providers. We plan to maintain our disciplined approach to any acquisition.

Segment Overview

We manage our business and report our financial results in three operating segments: USIS, International and Interactive. We also report expenses for Corporate, which provides shared services and conducts enterprise functions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 19, “Operating Segments,” to TransUnion Holding’s and TransUnion Corp’s audited consolidated financial statements appearing elsewhere in this prospectus for further information about our segments.

U.S. Information Services

USIS provides consumer credit and data reports, credit scores, analytical services and decisioning technology to businesses. We offer these services to customers in the financial services, insurance, healthcare and other industries, and deliver them through both direct and indirect channels. These businesses use our services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt and manage fraud. USIS also provides healthcare insurance-related information to medical care facilities and insurers. In addition, USIS fulfills mandated consumer services such as dispute investigations and free annual credit reports, as required by the FCRA, as amended, and other credit-related legislation. USIS provides solutions to its customers through the following three service lines:

Online Data Services

Online Data Services are delivered in real-time to qualified businesses to help them assess the financial viability and capacity, or risk, of prospective consumers seeking to access credit. The primary source for these services is our consumer credit database. This database contains the name and address of most U.S. adults, a listing of their existing credit relationships and their timeliness in repaying debt obligations. The information in our database is voluntarily provided by thousands of credit-granting institutions and other data furnishers, such as public utilities. We also actively collect, directly and through vendors, information from courts, government agencies and other public records. This data is updated, audited and monitored on a regular basis. Information such as credit reports, credit characteristics and predictive scores are created from the primary underlying data. Collectively, the reports, characteristics and scores, with variations tailored for specific industries, form the basis of Online Data Services.

Online Data Services revenue is driven by consumers initiating transactions with businesses. Our customers most frequently use the information and scores to underwrite or otherwise manage risk in connection with the establishment of a new account for a consumer, such as a credit card, home loan, auto loan or insurance policy. Our customers also use our services to evaluate risks and make risk-related decisions in connection with existing accounts.

We also provide online service to help businesses manage fraud and authenticate a consumer’s identity when they initiate a new business relationship. Our fraud database, which is updated daily, contains data elements such as addresses and Social Security numbers from multiple sources that alert businesses to identities associated with known or suspected fraudulent activity. We also provide data to businesses to help them satisfy “know your customer” compliance requirements and to confirm an individual’s identity.

Credit Marketing Services

Credit Marketing Services help businesses proactively acquire new customers, cross-sell to existing customers and monitor and manage risk in their existing portfolios. We provide information extracted from the consumer credit database according to specific customer criteria and deliver it in the form of a batch dataset. These services are delivered on an ad hoc or regularly scheduled basis.

We have a variety of Credit Marketing Services to help customers market to prospects and manage risks of new and existing accounts in an efficient and effective manner. We provide portfolio review services, which are periodic reviews of our customers’ existing accounts, to help our customers develop cross-selling offers to their existing customers and monitor and manage risk in their existing consumer portfolios. Prescreen services are marketing lists our customers use on a one-time basis to extend firm offers of credit or insurance to consumers.

Prospect databases are used by our customers to contact individuals multiple times to extend firm offers of credit or insurance. We also provide trigger services which are daily notifications of credit data sent to our customers to notify them of changes in their customers’ credit and risk profiles. The information we provide also helps businesses manage and assess various risks associated with their customers, such as the ability to repay debt, the likelihood of a credit or insurance loss and the potential for fraud.

Decision Services

Decision Services, our software-as-a-service offering, includes a number of platforms that help businesses interpret data and predictive model results, and apply their customer-specific criteria to facilitate real-time automated decisions at the time of customer interaction. Decisions may be based on a generic logical formula or customized to fit specific customer business rules. The data used in the decisioning process is derived from our consumer credit database, other sources of data we own or external suppliers. Our customers use Decision Services to evaluate business risks and opportunities, including those associated with new consumer credit and checking accounts, insurance applications, account collection, patient registrations and apartment rental requests.

International

The International segment provides services similar to our USIS segment to businesses in select regions outside the United States. Depending on the maturity of the credit economy in each country, services may include credit reports, analytical and decision services and risk management services. In addition, we have commercial and automotive databases in select geographies. These services are offered to customers in a number of industries including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered by our Interactive segment that help consumers proactively manage their personal finances. The two market groups in the International segment are as follows:

Developed Markets

We offer online data services, credit marketing services and decision services in developed markets other than the United States, which include Canada, Hong Kong and Puerto Rico. Revenue from developed markets accounted for approximately 39% of our International revenue in 2012 and 40% for the six months ended June 30, 2013.

Canada—We have operated in Canada since 1989 and are one of only two significant consumer reporting agencies in the Canadian market. Revenue from these operations accounted for approximately 65% of our developed markets revenue in 2012 and for the six months ended June 30, 2013.

Hong Kong—We have had a majority ownership interest in the principal consumer credit reporting company in Hong Kong since 1998. Revenue from these operations accounted for approximately 27% of our developed markets revenue in 2012 and for the six months ended June 30, 2013.

Puerto Rico—We entered the Puerto Rican market in 1985 via an acquisition. Revenue from these operations accounted for approximately 8% of our developed markets revenue in 2012 and for the six months ended June 30, 2013.

Emerging Markets

Together with our unconsolidated subsidiaries, we also provide online data services, credit marketing services and decision services in emerging markets, such as South Africa, Mexico, India, Brazil, Chile and other countries in the Africa, Latin American and Asia-Pacific regions. Once credit databases are established in these markets, we can introduce services that have demonstrated success in developed markets. We believe that our flexible approach to forming local partnerships has allowed us to establish a foothold in certain emerging markets where our major competitors have not, such as Mexico and the Philippines. We also believe that our presence in emerging markets helps foster the growth and development of credit-based economies in these markets, thereby resulting in an accelerated demand for credit information services and analytics. Revenue from emerging markets accounted for approximately 61% of our International revenue in 2012 and 60% for the six months ended June 30, 2013.

Africa—Since 1993, we have hosted the most extensive credit database in South Africa, which positions us well for expansion into the rest of the African continent. In addition to our traditional credit reporting services, we offer auto information solutions and commercial credit information services. South Africa accounted for approximately 58% of our emerging markets revenue in 2012 and 53% of our emerging markets revenue for the six months ended June 30, 2013. Our presence in South Africa has allowed us to expand into surrounding countries including Kenya, Namibia, Swaziland, Botswana, Zimbabwe, Mozambique, Zambia, Rwanda, Malawi, Tanzania and Uganda.

Latin America—We have been active in Latin America since 1996 and have operations in several Central and South American countries, including a strong presence in the Dominican Republic, and a 25.69% ownership interest in TransUnion de México, S.A., the primary credit bureau in Mexico. In Guatemala, we maintain a centralized database that services Guatemala, Honduras, Nicaragua, El Salvador and Costa Rica. We expanded our footprint in Latin America through our acquisition of majority interests in a Chilean credit bureau in 2010, a Brazilian decisioning services provider in 2011 and a Brazilian data enrichment and registry information services provider in 2013.

India—In 2003, we partnered with prominent Indian financial institutions to create CIBIL, the first consumer and commercial credit bureau in India. We currently own a 27.5% stake in CIBIL and are also its sole technology, analytics and decision service provider for its consumer business. We derive revenue from royalties paid by CIBIL for the use of our technology, credit scores and other value-added services. In the absence of a national identification number, we created an innovative matching algorithm that allowed us to provide consumer credit reporting services for the Indian population.

Asia Pacific—Asia Pacific includes markets such as Thailand, Singapore, China and the Philippines. We provide credit risk scores to Thailand National Credit Bureau, in which we have a 12.25% ownership interest, and to the Credit Bureau of Singapore. In China, we currently provide fraud and authentication solutions to financial institutions. In the Philippines, we partnered with the top-five credit card issuers to launch the first consumer credit bureau with both positive and negative credit data in 2011.

Interactive

Interactive offers services that help consumers manage their personal finances and protect against identity theft. Services in this segment include credit reports, credit scores, credit monitoring services and fraud management services. Our Interactive segment provides services through both direct and indirect channels.

Direct—We offer services directly to consumers, primarily on a subscription basis through our website, www.transunion.com, to help consumers manage their personal finances and protect them against identity theft. These services include: credit reports, credit scores and analysis, identity risk score and alerts, alerts to changes in credit reports and scores, debt analysis, scores specific to the insurance industry and the ability to restrict third-party access to a consumer’s credit report. We complement these features with personalized content that explains how credit and financial data is used in various industries to evaluate consumers and how a consumer’s financial choices impact this evaluation. Our objective is to acquire and retain quality customers in an efficient manner. We acquire customers primarily through performance-based, data-driven advertising channels, including paid search and online display, where we can precisely measure the return on our advertising spend. We continually enhance our content and add new features to increase the value of our services to our customers. Approximately 70% of Interactive revenue came from our direct channel in 2012 and 62% for the six months ended June 30, 2013.

Indirect—We offer our services wholesale to strategic partners who combine them with their own offerings and sell them to consumers and businesses in such areas as financial services, commercial insurance and online membership clubs. Through these partnerships we are able to test new content and product features with minimal investment. For example, our relationship with an online lead-generation company has helped us to optimize the targeted offers for credit cards and other products that appear on our site. Approximately 30% of Interactive revenue came from our indirect channel in 2012 and 38% for the six months ended June 30, 2013.

Corporate

Corporate provides support services to each operating segment, holds investments and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are primarily enterprise-level costs and are administrative in nature.

Markets and Customers

We have a highly diversified customer base, with our largest customer accounting for approximately 3.3% of revenue in 2012. Our top ten customers accounted for approximately 20.7% of revenue in 2012. A substantial portion of our revenue is derived from companies in the financial services industry.

We have operations in the 33 countries including the United States, South Africa, Canada, Hong Kong, Puerto Rico, Mexico, the Dominican Republic, India, Brazil, Trinidad and Tobago, Guatemala, Chile, Costa Rica, Honduras, Nicaragua, El Salvador, Kenya, Botswana, and the Philippines. The following table summarizes our revenue based on the country where the revenue was earned:

	Approximate percent of consolidated revenue
Country	2010	2011	2012
United States	80%	79%	79%
South Africa	9%	9%	7%
Canada	6%	6%	5%
Other	5%	6%	9%

The following table summarizes long-lived assets, other than financial instruments and deferred tax assets, based on the location of the legal entity that owns the asset:

	Approximate percent of long-lived assets
Country	2010	2011	2012
United States	88%	80%	81%
South Africa	7%	5%	5%
Canada	2%	2%	4%
Other	3%	13%	10%

For additional information about geographical information see Note 19, “Operating Segments,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus. For additional information about risks related to our foreign operations see “Risk Factors.”

We market our services primarily through our own sales force. We have dedicated sales teams for our largest customers focused by industry group and geography. These dedicated sales teams provide strategic account management and direct support to customers to develop comprehensive solutions. We use shared sales teams to sell our services to mid-size customers. These sales teams are based in our headquarters office and field offices strategically located throughout the United States and abroad. Smaller customers’ sales needs are serviced primarily through call centers. We also market our services through indirect channels such as resellers, who sell directly to businesses and consumers. Our interactive direct-to-consumer services are sold through our website, www.transunion.com.

Seasonality

Seasonality in the USIS segment is correlated to volumes of online credit data purchased by our financial services and mortgage customers, and our sales have generally been higher during the second and third quarters. Seasonality in our International segment is driven by local economic conditions and relevant macroeconomic market trends. In our Interactive segment, demand for our products generally relates to our advertising spend, which is usually higher during the first half of the year.

Competition

The market for our services is highly competitive. We primarily compete on the basis of differentiated solutions, datasets, services, innovation and price. Our competitors vary in size and in the scope of the services they offer. We are one of three global consumer credit and information management companies, which each have similar market share in the United States. The other two companies are Equifax Inc. and Experian plc, both of which offer a similar range of consumer credit and information management services. We also compete with a number of smaller, specialized companies, all of which offer a subset of the services we provide.

We believe the services we provide to our customers reflect our understanding of our customers’ businesses, the depth and breadth of our data, and the quality of our decisioning technology and advanced analytics. By integrating our services into our customers’ business processes we ensure efficiency, continuous improvement and long-lasting relationships.

Information Technology

Technology

The continuous operation of our information technology systems is fundamental to our business. Our information technology systems collect, access, process, deliver and store the data that is used to provide services to, and develop solutions for, our customers. Customers connect to our systems using a number of different technologies, including secured internet connections, virtual private networks and dedicated network connections. We contract with various third-party providers to help us maintain and support our systems, as well as to modify existing, and develop new, applications to be used in our businesses.

Our control and understanding of the technology that operates our business is critical to our success. Knowledge transfer is a key component of our relationships with third-party providers who support our systems or implement emerging technologies. When we contract for third-party support or incorporate new technology into our systems, we use dedicated employee teams to manage these relationships in order to drive the development of the strategy in these areas.

Data Centers and Business Continuity

As a global operation we have data centers located throughout the world. We generally employ similar technologies and infrastructures in each data center to enable the optimal sharing of technical resources across geographies.

We maintain a framework for business continuity that includes written policies requiring each business and operating unit to identify critical functions. Our businesses and operating units have processes in place that are designed to maintain such functions in case there is a disruptive event. We also have a specific disaster recovery plan that will take effect if critical infrastructure or systems fail or become disabled.

As part of our program, a business unit’s continuity plan is periodically updated and stored in a centralized database. These plans are monitored and reviewed by our compliance team. From time to time, our compliance team tests one or more of these plans using desktop exercises in connection with simulated or actual events. We also periodically test the state of preparedness of our most critical disaster recovery procedures. For our primary U.S. data center we have system redundancy plans that allow for the transfer of capacity in the event there is a failure of computer hardware or a loss of our primary telecommunications line or power source. We also maintain a recovery site in Gaithersburg, Maryland that is managed by a third-party to recover the majority of our operational capacity should our redundancy program fail.

Security

The security and protection of non-public consumer information is one of our highest priorities. We have a written information security program with dedicated personnel charged with overseeing that program. Our information security program incorporates continuous improvement methodology and evaluates threats, industry events and asset values to help us appropriately adjust security controls. We employ a wide range of physical and technical safeguards that are designed to provide security around the collection, storage, use and access of information we have in our possession. These safeguards include firewalls, intrusion protection and monitoring, anti-virus and malware protection, vulnerability threat analysis, management and testing, advanced persistent threat monitoring, forensic tools, encryption technologies, data transmission standards, contractual provisions, customer credentialing, identity and access management, data loss, access and anomaly reports, and training programs for associates. For additional information about risks related to security and protection of non-public consumer information see “Risk Factors—Risks Related to Our Business.”

Intellectual Property and Licensing Agreements

Our intellectual property is a strategic advantage and protecting it is critical to our business. Because of the importance of our intellectual property, we treat our brand, software, technology, know-how, concepts and databases as proprietary. We attempt to protect our intellectual property rights under the trademark, copyright, patent, trade secret, and other intellectual property laws of the United States and other countries as well as through the use of licenses and contractual agreements, such as nondisclosure agreements. While we hold various patents, we do not rely primarily on patents to protect our core intellectual property. Through contractual arrangements, disclosure controls and continual associate training programs, our principal focus is to treat our key proprietary information and databases as trade secrets. Also, we have registered certain trademarks, trade names, service marks, logos, internet URLs and other marks of distinction in the United States and foreign countries, the most important of which is the trademark “TransUnion.” This trademark is used in connection with most of our service lines and services we sell and we believe it is a known mark in the industry.

We own proprietary software that we use to maintain our databases and to develop and deliver our services. We develop and maintain business critical software that transforms data furnished by various sources into databases upon which our services are built. We also develop and maintain software to manage our consumer interactions, including providing disclosures and resolving disputes. In all business segments we develop and maintain software applications that we use to deliver services to our customers, through an Application Service Provider (“ASP”) model. In particular, we develop and maintain decisioning technology platforms that we host and integrate into our customers’ workflow systems to improve the efficiency of their operations.

We license certain data and other intellectual property to other companies, many of which we have an ownership interest in, on arms-length terms that are designed to protect our rights to our intellectual property. We generally use standard licensing agreements and do not provide our intellectual property to third parties without a nondisclosure and license agreement in place.

We also license certain intellectual property that is important for our business from third parties. For example, we license credit-scoring algorithms and the right to sell credit scores derived from those algorithms from third parties for a fee.

Employees

As of June 30, 2013, we employed approximately 3,500 employees throughout the world. Other than employees in Chile and Brazil, none of our employees is currently represented by a labor union or have terms of employment that are subject to a collective bargaining agreement. We consider our relationships with our employees to be good and have not experienced any work stoppages.

Properties

Our corporate headquarters and main data center are located in Chicago, Illinois, in an office building that we own. We also own a data center building in Hamilton, Ontario, Canada. As of June 30, 2013, we lease space in approximately 70 other locations, including office space and additional data centers. These locations are geographically dispersed to meet our sales and operating needs. We anticipate that suitable additional or alternative space will be available at commercially reasonably terms for future expansion.

Regulatory Matters

Compliance with legal and regulatory requirements is a top priority. Numerous laws govern the collection, protection, dissemination and use of the non-public personal information we have in our possession. These laws are enforced by federal, state and local regulatory agencies, and in some instances also through private civil litigation.

We proactively manage our compliance with laws and regulations through a dedicated legal and compliance team that generally is locally assigned yet tasked to ensure that enterprise standards are followed. To that end, we have legal and compliance personnel situated at business operations in the United States, Canada, Hong Kong and South Africa. All such personnel report directly to the leaders of these areas, who are located in our corporate offices in Chicago, Illinois. Through the legal and compliance functions, we provide training to our associates, monitor all material laws and regulations, manage our enterprise-wide “know your customer” process, routinely review internal processes to determine whether business practice changes are warranted, assist in the development of new services, and promote regular meetings with principal regulators and legislators to establish transparency of our operations and create a means to understand and react should any issues arise. In addition, as a controlled financial company of a United States bank holding company, we have committed to implement certain compliance programs as directed by that bank holding company pursuant to the stockholders’ agreement entered into by the Company and our principal shareholders.

U.S. Data and Privacy Protection

Our U.S. operations are subject to numerous laws that regulate privacy, data security and the use of consumer credit or an individual’s healthcare information. Certain of these laws provide for civil and criminal penalties for the unauthorized release of, or access to, this protected information. The laws and regulations that affect our U.S. business include, but are not limited to, the following:

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FCRA—The United States Fair Credit Reporting Act (“FCRA”) applies to consumer credit reporting agencies, including us, as well as data furnishers and users of consumer reports. The FCRA promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies that engage in the practice of assembling or evaluating information relating to consumers for certain specified purposes. The FCRA limits what information may be reported by consumer reporting agencies, limits the distribution and use of consumer reports, establishes consumer rights to access and dispute their own credit files, requires consumer reporting agencies to make available to consumers a free annual credit report and imposes many other requirements on consumer reporting agencies, data furnishers and users of consumer report information. Violation of the FCRA can result in civil and criminal penalties. The law contains an attorney fee shifting provision to provide an incentive to consumers to bring individual or class action lawsuits against a consumer reporting agency for violations of the FCRA. Regulatory enforcement of the FCRA is under the purview of the United States Federal Trade Commission (“FTC”) and the State Attorney Generals, acting alone or in concert with one another.

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State Fair Credit Reporting Acts—Many states have enacted laws with requirements similar to the federal FCRA. Some of these state laws impose additional, or more stringent, requirements than the federal FCRA, especially in connection with the investigations and responses to reported inaccuracies in consumer reports. The FCRA preempts some of these state laws but the scope of preemption continues to be defined by the courts.

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The Dodd-Frank Act— The stated aim of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”) is “To promote the financial stability of the United States by improving the accountability and transparency in the financial system, to end ‘too big to fail’, to protect the American taxpayer by ending bailouts, to protect consumers from abusive financial services practices, and for other purposes.” An important new regulatory body created by Title X of the Dodd-Frank Act is the CFPB. The CFPB, through rulemaking, confirmed that the Company is subject to the examination and supervision of the CFPB, and such examinations began in 2012. It is unknown at this time what impact, if any, the CFPB will have on our business or operations.

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The Financial Services Modernization Act of 1999, or Gramm-Leach-Bliley Act (“GLB Act”)—The GLB Act regulates the receipt, use and disclosure of non-public personal financial information of consumers that is held by financial institutions, including us. Several of our data sets are subject to GLB Act provisions, including limitations on the use or disclosure of the underlying data and rules relating to the technological, physical and administrative safeguarding of non-public personal financial information. Violation of the GLB Act can result in civil and criminal liability. Regulatory enforcement of the GLB Act is under the purview of the FTC and State Attorney Generals, acting alone or in concert with each other.

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Data security breach laws—A majority of states have adopted data security breach laws that require notice be given to affected consumers in the event of a breach of personal information. Some of these laws require additional data protection measures over and above the GLB Act data safeguarding requirements. If data within our system is compromised by a breach, we may be subject to provisions of various state security breach laws.

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Identity theft laws—In order to help reduce the incidence of identity theft, most states and the District of Columbia have passed laws that give consumers the right to place a security freeze on their credit reports to prevent others from opening new accounts or obtaining new credit in their name. Generally, these state laws require us to respond to requests for a freeze within a certain period of time, to send certain notices or confirmations to consumers in connection with a security freeze and to unfreeze files upon request within a specified time period.

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The Federal Trade Commission Act (“FTC Act”)—The FTC Act prohibits unfair methods of competition and unfair or deceptive acts or practices. We must comply with the FTC Act when we market our services, such as consumer credit monitoring services through our Interactive segment. The security measures we employ to safeguard the personal data of consumers could also be subject to the FTC Act, and failure to safeguard data adequately may subject us to regulatory scrutiny or enforcement action. There is no private right of action under the FTC Act.

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The Credit Repair Organizations Act (“CROA”)—The CROA regulates companies that claim to be able to assist consumers in improving their credit standing. There have been efforts to apply the CROA to credit monitoring services offered by consumer reporting agencies and others. CROA is a very technical statute that allows for a private right of action and permits consumers to recover all money paid for alleged “credit repair” services in the event of violation. We, and others in our industry, have settled purported consumer class actions alleging violations of CROA without admitting or denying liability.

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The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009 (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) — HIPAA and HITECH requires companies to implement reasonable safeguards to prevent intentional or unintentional misuse or wrongful disclosure of protected health information. In connection with receiving data from and providing services to healthcare providers, we may handle data subject to the HIPAA and HITECH requirements. We obtain protected health information from healthcare providers and payers of healthcare claims that are subject to the privacy, security and transactional requirements imposed by HIPAA. We are frequently required to secure HIPAA-compliant “business associate” agreements with the providers and payers who supply data to us. As a business associate, we are obligated to limit our use and disclosure of health-related data to certain statutorily permitted purposes, as outlined in our business associate agreements and the HIPAA regulations, and to preserve the confidentiality, integrity and availability of this data. HIPAA and HITECH also require, in certain circumstances, the reporting of breaches of protected health information to affiliated individuals and to the United States Department of Health and Human Services. A violation of any of the terms of a business associate agreement or noncompliance with the HIPAA or HITECH data security requirements could result in administrative enforcement action and/or imposition of statutory penalties by the United States Department of Health and Human Services or a state attorney general. The HIPAA and HITECH requirements supplement but do not preempt state laws regulating the use and disclosure of health-related information; state law remedies, which can include a private right of action, remain available to individuals affected by an impermissible use or disclosure of health-related data.

We are also subject to federal and state laws that are generally applicable to any United States business with national or international operations, such as antitrust laws, the Foreign Corrupt Practices Act, the Americans with Disabilities Act, state unfair or deceptive practices acts and various employment laws. We continuously monitor federal and state legislative and regulatory activities that involve credit reporting, data privacy and security to identify issues in order to remain in compliance with all applicable laws and regulations.

International Data and Privacy Protection

We are subject to data protection, privacy and consumer credit laws and regulations in the foreign countries where we conduct business. These laws and regulations include, but are not limited to, the following:

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South Africa: National Credit Act of 2005 (the “NCA Act”)—The NCA Act and its implementing regulations govern credit bureaus and consumer credit information. The NCA Act sets standards for filing, retaining and reporting consumer credit information. The NCA Act also defines consumers’ rights with respect to accessing their own information and addresses the process for disputing information in a credit file. The NCA Act is enforced by the National Credit Regulator who has authority to supervise and examine credit bureaus.

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Canada: Personal Information Protection and Electronic Documents Act of 2000 (“PIPEDA”)—The PIPEDA and substantially similar provincial laws govern how private sector organizations collect, use and disclose personal information in the course of commercial activities. The PIPEDA gives individuals the right to access and request correction of their personal information collected by such organizations. The PIPEDA requires compliance with the Canadian Standard Association Model Code for the Protection of Personal Information. Most Canadian provinces also have laws dealing with consumer reporting. These laws typically impose an obligation on credit reporting agencies to have reasonable processes in place to maintain the accuracy of the information, place limits on the disclosure of the information and give consumers the right to have access to, and challenge the accuracy of, the information.

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India: Credit Information Companies Regulation Act of 2005 (“CICRA”)—The CICRA requires entities that collect and maintain personal credit information to ensure that it is complete, accurate and protected. Entities must adopt certain privacy principles in relation to collecting, processing, preserving, sharing and using credit information. The Indian parliament recently passed legislation that would allow individuals to sue for damages in the case of a data breach, if the entity negligently failed to implement “reasonable security practices and procedures” to protect personal data.

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Mexico: Law on Credit Reporting Societies of 2002 (“LCRS”)—The LCRS regulates the operations of credit information companies that gather, manage, and release credit history information of individuals and businesses. The LCRS requires credit information companies to provide consumer reports to individuals upon request and addresses individuals’ right to challenge information in the report. The LCRS requires that credit reporting companies have adequate technology and internal controls for the security and validation of credit information. The LCRS also has provisions regarding fair information practices and the transfer of data between licensed credit bureaus.

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Hong Kong: Personal Data (Privacy) Ordinance (“PO”) and The Code of Practice on Consumer Credit Data (“COPCCD”)—The PO and the COPCCD regulate the operation of consumer credit reference agencies. They prescribe the methods and security controls under which credit providers and credit reference agencies may collect, access and manage credit data. In April 2011, the COPCCD was amended to permit credit providers to share limited positive mortgage payment data. In June 2012, the PDPO was amended to increase penalties and create criminal liabilities for repeat contravention of PDPO under which enforcement notices have been served.

We are also subject to various laws and regulations generally applicable to all businesses in the other countries where we operate.

Legal Proceedings

We continue to be involved in various legal proceedings resulting from our current or past business operations. Some of these proceedings seek business practice changes or large damage awards. These actions generally assert claims for violations of federal or state credit reporting, consumer protection or privacy laws or common law claims related to privacy, libel, slander or the unfair treatment of consumers. We believe that most of these claims are either without merit or we have valid defenses to the claims, and we intend to vigorously defend these matters or seek non-monetary or small monetary settlements, if possible. However, due to the uncertainties inherent in litigation, we cannot predict the outcome of each claim in each instance. On a regular basis, we establish reserves for these claims based on our historical experience and our ability to reasonably estimate and ascertain the probability of any liability.

To reduce our exposure to an unexpected significant monetary award resulting from an adverse judicial decision, we maintain insurance that we believe is appropriate and adequate based on our historical experience. We regularly advise our insurance carriers of the claims, threatened or pending, against us and generally receive a reservation of rights letter from the carriers when such claims exceed applicable deductibles. Other than the Privacy Litigation described below, we are not aware of any significant monetary claim that has been asserted against us that would not be covered to some extent by insurance.

Privacy Litigation

We are the defendant in 16 purported class actions that arose from activities of our Performance Data Division that was discontinued over 12 years ago. Fifteen of these purported class actions alleging violations of federal law were consolidated for pre-trial purposes in the United States District Court for the Northern District

of Illinois (Eastern Division) and are known as In Re TransUnion Corp Privacy Litigation, MDL Docket No. 1350. We refer to these matters as the “Privacy Litigation.” A companion class action alleging violation of Louisiana state law was filed in 2002 (Andrews v. Trans Union LLC, case No. 02-18553, Civil District, Parish of Orleans, Louisiana), and we refer to this matter as the “Louisiana Action.”

The Privacy Litigation, which began in 2000, was the result of our sale of information, including names and addresses of individuals, to businesses for marketing purposes. The FTC challenged our target marketing practice in 1992, which challenge resulted in a final decision rendered in 1999 holding that certain target marketing lists that we sold were consumer reports as defined in the FCRA, and were sold for purposes not permitted under the FCRA. Following that decision, the fifteen purported class actions were filed, alleging that each target marketing list was sold in willful violation of the FCRA and seeking statutory damages.

A settlement of the Privacy Litigation and the Louisiana Action was approved on September 17, 2008 (the “Settlement”). The Louisiana Action has been dismissed. Pursuant to the terms of the Settlement we paid $75.0 million into a fund for the benefit of class members on July 7, 2008, and we provided approximately 100,000 individuals with free credit monitoring services. All class members released their procedural rights to pursue the claims alleged in these matters through the pending, or any new, class action. However, all class members (other than the named plaintiffs in the Privacy Litigation and the Louisiana Action) did retain their right to bring a separate, individual claim against us for the violations alleged in these matters provided these claims were asserted on or before September 16, 2010 (the “PSCs”). The Settlement provides that any money remaining in the fund after payment of notice costs, class counsel fees and administrative expenses will be used to satisfy any such PSCs, with remaining funds distributed on a pro-rata basis to class members who elected to receive a potential cash payment in the Settlement as part of the consideration to release their procedural rights.

We have been advised that there are approximately 100,000 PSCs seeking payment from the Settlement fund. Through court monitored mediation with counsel representing the class members and the PSCs claimants, we have entered into agreements to settle substantially all of these PSCs for payments from the Settlement fund to bring this matter to conclusion. Payments from the Settlement fund have been made in accordance with the terms of the agreements entered into with the settling PSCs. The Court has rejected all objections made by class counsel to the settlements entered into, and payments made to, the PSCs, and confirmed and approved these actions as being in accordance with the Settlement. After numerous hearings on this matter, the Court, on February 22, 2013, issued a final order regarding the distributions from the Settlement fund that was created by the Company and terminated the proceedings. This final order was agreed to by all class counsel, except one. Objecting class counsel has sought a review of the final order and certain interlocutory orders in the US Court of Appeals. We believe the appellate court will let stand the final order effectively terminating this action.

Bankruptcy Tradeline Litigation

In a matter captioned White, et al v. Experian Information Solutions, Inc. (No. 05-cv-01070-DOC/MLG, filed in 2005 in the United States District Court for the Central District of California), plaintiffs sought class action status against Equifax, Experian and us in connection with the reporting of delinquent or charged-off consumer debt obligations on a consumer report after the consumer was discharged in a bankruptcy proceeding. The claims allege that each national consumer reporting company did not automatically update a consumer’s file after their discharge from bankruptcy and such non-action was a failure to employ reasonable procedures to assure maximum file accuracy, a requirement of the FCRA.

Without admitting any wrongdoing, we have agreed to a settlement of this matter. On August 19, 2008, the Court approved an agreement whereby we and the other industry defendants voluntarily changed certain operational practices. These changes require us to update certain delinquent records when we learn, through the collection of public records, that the consumer has received an order of discharge in a bankruptcy proceeding. These business practice changes did not have a material adverse impact on our operations or those of our customers.

In 2009, we also agreed, with the other two defendants, to settle the monetary claims associated with this matter for $17.0 million each ($51.0 million in total), which amount will be distributed from a settlement fund to pay the class counsel’s attorney fees, all administration and notice costs of the fund to the purported class, and a variable damage amount to consumers within the class based on the level of harm the consumer is able to confirm. Our share of this settlement was fully covered by insurance. Final approval of this monetary settlement by the Court occurred on July 15, 2011. The Court’s final approval of the monetary settlement was appealed by certain objecting plaintiffs to the US Court of Appeals.

On April 22, 2013, the US Court of Appeals issued its opinion, reversing the Court’s final approval and remanded the case back to that Court for further proceedings. The stated rationale of the US Court of Appeals was that there was an improper conflict of interest between the named class representatives and absent class members, and that there were ethical concerns regarding the plaintiffs’ class counsel that were not properly addressed. Once the matter is returned to the lower Court we will learn the next steps. Regardless of what occurs however, we believe we have not violated any law, have valid defenses and are willing to aggressively litigate this matter. We do not believe any final resolution of this matter will have a material adverse effect on our financial condition.

Virginia Public Records

This purported class action (Donna K. Soutter v. Trans Union LLC No. 3:10-cv-00514-HEH, United States District Court for the Eastern District of Virginia) was filed in 2010 and alleges that we fail to maintain reasonable procedures to assure maximum possible file accuracy with respect to the collection and reporting of the satisfaction, release, dismissal or appeal of judgments entered in the Virginia state court system. Similar cases have been filed against Equifax and Experian. We, like our competitors, contract with a third-party vendor to collect public records on a timely basis. The plaintiff alleges that the diligence used to gather and report satisfactions, releases, dismissals or appeals is inadequate and that the established intervals between trips to the various state courthouses to gather this information is too infrequent. We intend to vigorously defend this matter as we believe we have acted in a lawful manner.

OFAC Alert Service

As a result of a decision by the United States Third Circuit Court of Appeals in 2010 (Cortez v. Trans Union LLC), we modified one of our add-on services we offer to our customers that was designed to alert our customer that the consumer, who was seeking to establish a business relationship with the customer, may potentially be on the Office of Foreign Assets Control, Specifically Designated National and Blocked Persons alert list (the “OFAC Alert”). The OFAC Alert service is meant to assist our customers with their compliance obligations in connection with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

In Ramirez v. Trans Union LLC, (No. 3:12-cv-00632-JSC, United States District Court for the Northern District of California) that was filed in 2012, the plaintiff has alleged that: the OFAC Alert service does not comply with the Cortez ruling; we have willfully violated the FCRA and the corresponding California state-FCRA based on the Cortez ruling by continuing to offer the OFAC Alert service, and; there are one or more classes of individuals who should be entitled to statutory damages (i.e., $100 to $5,000 per person) based on the allegedly willful violations. In addition to the Ramirez action, the same lawyers representing Ramirez (who also represented the plaintiff in Cortez) have filed two additional alleged class actions in 2012 (Miller v. Trans Union, LLC, No. 12-1715-WJN, United States District Court for the Middle District of Pennsylvania; and Larson v. Trans Union, LLC, No. 12-5726-JSC, United States District Court for the Northern District of California) claiming that how OFAC information is disclosed to consumers violates the FCRA and the corresponding California state-FCRA.

We have sought to consolidate these three matters for coordinated pretrial proceedings; plaintiffs’ counsel has objected to this consolidation. We will continue to vigorously defend these matters as we believe we have acted in a lawful manner.

AG Investigation

In 2012 the Columbus Dispatch, a daily newspaper in Columbus, Ohio, published a series of four articles allegedly exposing improper or questionable practices by the three nationwide consumer reporting agencies (TransUnion, Equifax and Experian). As a result of these articles, the Attorney General of the State of Ohio commenced a multi-state attorney general investigation into certain practices of the nationwide consumer reporting agencies. In addition, the Attorneys General for the State of New York and the State of Mississippi have announced separate investigations into the same matters being reviewed by the multi-state attorney general investigation. We are currently responding to documentary requests in connection with these investigations. We do not believe we have violated any law and intend to vigorously defend any claim that may result from these investigations.

Guatemala Amparo

A constitutional action (Amparo 01161-2013-00084-OF. 3o. Juzgado Decimo Primero de Primera Instancia del Ramo Civil del Departamento de Guatemala, Constituido en Tribunal de Amparo) was filed in Guatemala on February 1, 2013 against Trans Union Guatemala, S.A. and five other unrelated consumer data information companies by a Guatemalan government official (in his official capacity) alleging that TransUnion and the other entities are violating the fundamental rights of privacy, freedom of action, and right to work of Guatemalan citizens because they may collect and use personal information without obtaining the consent of the individual to which that information pertains. The amparo seeks a judicial determination which would require each these companies to immediately cease its operations.

TransUnion believes that it is operating in full compliance with all laws of Guatemala and intends to vigorously defend this matter. However it is too early to assess the impact, if any, this action, may have on the business of TransUnion Guatemala (approximately $2.5 million in annual revenue as of December 31, 2012), as a result of media reports, possible business practice changes or customer concerns.

Investec Claim

A discontinued operation of the Company, and a Company subsidiary in South Africa, are the subject of claims brought by Investec Bank Limited as a result of the relationship these entities supposedly had with Investec and its affiliates in connection with certain non-prime auto loans made by Investec in 2006, 2007 and 2008 (Investec Bank Limited, TransUnion Decision Support Services (Pty) Limited and TransUnion ITC Receivables & Management (Pty) Limited – Johannesburg South Africa). Investec claims that it relied on certain services provided by the Company’s subsidiary in connection with the underwriting of the auto loans and these services were negligently performed. As a result Investec is seeking approximately $10 million as damages for the losses it allegedly suffered that was caused by this relationship.

An arbitration proceeding to ascertain whether the Company’s subsidiary has any liability with respect to this claim was held during the first quarter of 2013. If the arbitrator determines that there is liability, there will be another arbitration focused on the amount of damages later in 2013 or early 2014. Based on the evidence presented at the arbitration, the Company continues to believe that it has not done anything wrong with respect to the business relationship with Investec and has fully complied with its obligations under all written agreements between the parties.

Corporate Information

TransUnion Holding Company, Inc. was incorporated in Delaware on February 15, 2012 and acquired TransUnion Corp on April 30, 2012. TransUnion Corp was incorporated in Delaware on December 2, 2004 and spun off from Marmon Holdings, Inc. on January 1, 2005. Our corporate headquarters are located at 555 West Adams Street, Chicago, Illinois, 60661. Our general telephone number is 312-985-2000.

Our Website and Availability of SEC Reports and Other Information

The Company maintains a website at the following address: www.transunion.com. The information on the Company’s website is not incorporated by reference in this prospectus.

We make available on or through our website certain reports and amendments to those reports that we file with or furnish to the SEC pursuant to section 13(a) or 15(d) of the Exchange Act. These include our Annual Reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K. We make this information available on our website free of charge as soon as reasonably practicable after we electronically file the information with, or furnish to, the SEC.

Management

Directors and Executive Officers

Our directors and principal officers, and their positions and ages, are set forth below:

Name	Age	Position
Christopher Egan	37	Director
Leo F. Mullin	70	Director
Sumit Rajpal	37	Director
Steven M. Tadler	54	Director
Siddharth N. (Bobby) Mehta	55	Director
James M. Peck	50	Director, President & Chief Executive Officer
Samuel A. Hamood	45	Executive Vice President & Chief Financial Officer
Aaron Barlow	38	Executive Vice President—Global Strategy
John W. Blenke	58	Executive Vice President, Corporate General Counsel, and Corporate Secretary
Chris Cartwright	48	Executive Vice President—U.S. Information Services
John T. Danaher	49	Executive Vice President—Interactive
Mohit Kapoor	49	Executive Vice President & Chief Information and Technology Officer
David M. Neenan	47	Executive Vice President—International
Mary K. Krupka	58	Executive Vice President—Human Resources

The present and principal occupations and recent employment history of each of our directors and executive officers listed above is as follows:

Christopher Egan is a Managing Director at Advent International, having joined the firm in 2000. He has co-led Advent’s investments in nine companies, including Equiniti, BondDesk Group, National Bankruptcy Services, Datek Online Holdings, CETIP, Sophis, RedPrarie and GFI Group. Mr. Egan previously worked at UBS Warburg in the financial sponsors group.

Leo F. Mullin is a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners (“GSC”), including board service on companies in which GSC has invested. Mr. Mullin retired from Delta Airlines in May 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Delta Airlines subsequently filed for bankruptcy protection in September 2005. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation, the nation’s tenth largest bank, from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has also served as a senior vice president at Conrail for five years, and as a consultant with McKinsey and Company for nine years, the last three years as a partner. Mr. Mullin is a Director of the publicly held companies Johnson & Johnson, ACE, Ltd., and Educational Management Corporation. He is the immediate past Board Chairman of the Juvenile Diabetes Research Foundation.

Sumit Rajpal is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co., where he leads the financial services investment practice globally. He joined Goldman Sachs in 2000 and became a Managing Director in 2007. Mr. Rajpal also serves as a director on the boards of USI Holdings Corporation, Alliance Films Holdings Inc., ProSight Specialty Insurance Holdings, SKBHC Holdings, LLC (where he is an observer on the board), Enstar Group Limited, Alliance Atlantis Entertainment, Inc. and Dollar General Corporation (where he is an observer on the board).

Steven M. Tadler is a Managing Partner at Advent International, having joined the firm in 1985 and becoming Managing Director of the North American buyouts group in 1994. From 1997 to 2006, Mr. Tadler headed Advent’s European Operations. Mr. Tadler also serves as a director on the boards of Skillsoft, Dufry, Bojangles’, wTe Corporation, and Advent International.

Siddharth N. (Bobby) Mehta is a director and the former President and Chief Executive Officer of Transunion. He joined the Company in August 2007 and served as the President & Chief Executive Officer until December 31, 2012. From May 2007 through July 2007, he was a consultant to our board of directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc. From May 2005 through February 2007, he was the Chairman and Chief Executive Officer of HSBC Finance Corporation. From March 2005 through February 2007, he was also the Chief Executive Officer of HSBC North American Holdings, Inc. From 1998 through February 2005, he was the Group Executive, Credit Card Services, of HSBC Finance Corporation. Prior to HSBC, he served as a Senior Vice President at the Boston Consulting Group in Los Angeles and co-leader of Boston Consulting Group’s Financial Services Practice where he developed retail, insurance and investment strategies for a variety of financial service clients. He also serves on the board of directors of DataCard Group, The Chicago Public Education Fund, The Field Museum and the Myelin Repair Foundation. Mr. Mehta brings executive level experience and extensive knowledge of the banking industry and credit markets to our board of directors. His influential role in our key operations and understanding of our full range of services, his reputation and relationships with our clients and in the industry, his expertise in the financial and trading markets and his extensive knowledge of the banking sector all serve to provide our board of directors with valuable institutional insights regarding our customer relationships, strategic development and direction, execution of our business plan and the opportunities and challenges faced by our industry.

James M. Peck joined the Company in December 2012 as President and Chief Executive Officer. From March 2004 through December 2012, he was the Chief Executive Officer for the risk solutions business of LexisNexis. Prior to that, he held a variety of strategy and product development roles at LexisNexis. He serves on the Board of Directors for the southeast region Boys & Girls Club of America as a trustee and on the Board of Directors for the metro-Atlanta Chamber of Commerce and the March of Dimes of Georgia.

Samuel A. Hamood joined the Company in February 2008. Since he joined he has served as Executive Vice President & Chief Financial Officer. From 2002 through January 2008, he held a variety of positions at Electronic Data Systems. From January 2007 to January 2008, he was the Chief Financial Officer for the U.S. Region. From April 2004 to December 2006, he was the Vice President of Investor Relations. From 2002 through March 2004, he was the Senior Director of Corporate Strategy and Planning. Prior to that, he spent six years with the Walt Disney Company in a variety of finance and strategy roles with increasing levels of responsibility. He also spent five years in the audit practice of Deloitte and Touche, LLP.

Aaron Barlow joined the Company in July 2013 as Executive Vice President—Global Strategy. From February 2007 through July 2013, he held a variety of positions at Equifax Inc. From June 2011 through July 2013, he was the Senior Vice President of Partnership Strategy & Marketing. From February 2007 through June 2011, he was the Vice President of Strategy and Innovation. Prior to that, he was a Project Leader with The Boston Consulting Group where he worked on growth strategies and innovation projects on behalf of his clients over a three-year period. Prior to The Boston Consulting Group, he held a variety of positions at Dell Inc. including product strategy, pricing, and corporate planning and strategy. Prior to Dell Inc., he served as a litigation consultant for Arthur Andersen. Mr. Barlow holds a Master of Business Administration degree from Harvard University and a Bachelor of Science in accounting degree from Brigham Young University.

John W. Blenke joined the Company in May 2003. Since he joined he has served as the Executive Vice President, Corporate General Counsel and Corporate Secretary. From 1989 through April 2003, he held a variety of positions with Household International, Inc. (predecessor to HSBC North America), including most recently the Vice President of Corporate Law, where he managed the corporate legal functions responsible for mergers and acquisitions, corporate finance and consumer finance branch-based and wholesale lending.

Chris Cartwright joined the Company in August 2013 as Executive Vice President—U.S. Information Services. From December 2010 through March 2013, he was the Chief Executive Officer of Decision Insight Information Group, a portfolio of independent businesses providing real property information, software and services to insurance, finance, legal and real estate professionals in the United States, Canada and Europe. From June 1997 through October 2010, he held a variety of positions at Wolters Kluwer, a global information services and workflow solutions company, where he led the business services and software division, created that company’s first shared services and technology organization, and implemented a variety of best practices for market-driven growth and operational excellence. Prior to Wolters Kluwer, he was Senior Vice President, Strategic Planning & Operations for Christie’s Inc. from June 1990 through June 1997, and Strategy Consultant for Coopers and Lybrand from August 1998 through May 1990. He holds an M.P.A. and a B.B.A. from The University of Texas at Austin.

John Danaher joined the Company in November 2002. Since August 2013, he has served as the Executive Vice President of the Interactive segment. He has served as President of TransUnion Interactive, the consumer subsidiary of TransUnion, since 2004 and manages the day-to-day operations as well as strategic direction of the business. Mr. Danaher was Chief Operating Officer of TrueLink, Inc. from 2001 through 2004, and assisted in managing the merger of TrueLink, Inc. with TransUnion. He has more than 25 years of experience in the financial services industry, including mortgage and home equity originations and servicing. Mr. Danaher joined TrueLink, Inc. from Citibank, where he designed and launched the home equity Web site. During his tenure at Citibank, he was responsible for Web design and development, strategic planning, systems integration, process design, project management, and training. Mr. Danaher has a Bachelor of Arts from the University of Toronto and a Masters from Washington University in St. Louis.

Mohit Kapoor joined the Company in April 2011. Since he joined he has served as our Executive Vice President & Chief Information and Technology Officer. From March 2002 through April 2011, he held a variety of positions at HSBC Bank USA, N.A. (“HSBC”). From June 2008 through April 2011, he served as a Managing Director. From December 2007 through May 2008, he served as a Managing Director and Chief Information Officer of the HSBC Finance business of HSBC. From September 2005 through November 2007, he served as the Chief Information Officer for HSBC Bank Brazil S.A. From February 2004 through August 2005, he served as a Senior Director of Business Systems for HSBC.

David M. Neenan joined the Company in September 2012 as Executive Vice President of the International segment. From October 1998 through September 2012, he held a variety of position at HSBC. From 2011 through August 2012, he served as the Global Chief Operations Officer for HSBC’s insurance division. From 2009 through 2011, he served as the Global Head of Sales and marketing for the insurance division. From July 2006 through 2008, he served as President and CEO of HSBC Finance, Canada.

Mary K. Krupka joined the Company in 1977. Since January 2003, she has served as the Executive Vice President of Human Resources. Prior to that, she held a variety of human resource management positions with increasing levels of responsibility since she joined the Company.

There is no family relationship among any of the Company’s directors and executive officers.

Audit committee

As of July 31, 2013, the audit committee of the Company consisted of Messrs. Mullin, Mehta and Egan.

Code of Business Conduct

The Company has adopted the TransUnion Code of Business Conduct that applies to all of the Company’s directors, officers and employees. Any waiver of the provisions of the Code of Business Conduct for senior officers and directors may be made only by the Company’s board of directors or one of the committees of the Company’s board. For all others, only the Corporate General Counsel of TransUnion may approve a waiver. Any required disclosure regarding a waiver will be promptly disclosed in a Report on Form 8-K. A copy of TransUnion’s Code of Business Conduct is available at www.transunion.com. In accordance with the SEC’s rules and regulations, a copy of the Code of Business Conduct may also be obtained free of charge upon a request directed to TransUnion Holding Company, Inc., 555 West Adams Street, Chicago, Illinois 60661.

Compensation Discussion and Analysis

The information contained in the “Compensation Discussion and Analysis” describes the material elements of compensation paid or awarded to our principal executive officer, principal financial officer and the other three most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”).

For 2012 our named executive officers were:

•	Mr. Siddharth N. (Bobby) Mehta - President & Chief Executive Officer, who resigned his position with the Company effective as of December 31, 2012

•	Mr. James M. Peck - President & Chief Executive Officer, who was named to the position of President & Chief Executive Officer effective as of December 31, 2012

•	Mr. Samuel A. Hamood - Executive Vice President & Chief Financial Officer

•	Mr. Jeffrey J. Hellinga - Executive Vice President, U.S. Information Services, who has since resigned his position with the Company effective as of September 30, 2013

•	Mr. Mohit Kapoor - Executive Vice President & Chief Information and Technology Officer

•	Mr. David M. Neenan - Executive Vice President, International Business

The specific amounts and material terms of such compensation paid, payable or awarded for 2012 to the named executive officers are disclosed under “—Executive Compensation—Summary Compensation Table-2012” and the subsequent tables and narrative. The undersigned represent the Compensation Committee of the board of directors of TransUnion Holding Company, Inc. and TransUnion Corp (the “Compensation Committee”) and oversee the compensation program for our named executive officers.

Executive Summary

Our compensation program is intended to align the interests of our executives, stockholders and other stakeholders by rewarding executives for the achievement of strategic goals that successfully impact our operations and business results and, thereby, enhance stockholder value. The primary components of our executive compensation program are base salary, annual cash incentives, employee benefits (health and retirement), and long-term equity awards.

We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. The Compensation Committee annually evaluates the performance of our NEOs and determines their base salaries and other compensation in light of our strategic goals and objectives, the available market information for their positions and the goals of our executive compensation program. Base salaries for certain NEOs, other than Mr. Mehta, increased in a range from 4.4% to 7.7%, compared to no increases granted to any NEO in 2011. Notwithstanding Mr. Mehta’s strong performance, the Compensation Committee determined that market data did not support a salary increase in 2012 for that position within the Company.

Our annual cash incentives are designed to reward executive officers based on individual performance (as measured against individual goals) and our overall financial results (as measured against financial targets). The incentive targets, which are set annually with the review and approval of the Compensation Committee, are intended to highlight key strategic priorities and financial metrics. The percentage of target total cash compensation for the NEOs approved by the Compensation Committee as performance-based pay (the annual incentive bonus) represented 50% of the total cash compensation for Mr. Mehta and 42% on average for the other NEOs.

For the year ended December 31, 2012, TransUnion reported Corporate Adjusted EBITDA, as defined in the “Objectives, Weighting and Potential Payouts” table, of $400.5 million on revenue of $1,140.0 million compared to Corporate Adjusted EBITDA of $352.8 million on revenue of $1,024.0 million for the year ended

December 31, 2011, an increase of 13.5% in Corporate Adjusted EBITDA and 11.3% in revenue. As a result, in 2012 we exceeded both our overall Corporate Adjusted EBITDA and revenue plan targets as set by the Compensation Committee.

As a result of this financial performance and strong achievement of non-financial corporate objectives our named executives achieved annual cash incentives of 101 to 200% of their target opportunities.

Since June 2010, we have used stock options to create a strong alignment between management’s interests and those of our stockholders and other stakeholders as a long-term incentive vehicle. All NEOs employed by the Company at that time were granted options. NEOs that joined the Company after that initial grant were granted options upon their employment. In all cases, vesting in those options was based on the passage of time and attainment of certain pre-determined performance metrics. However, with the sale of the Company on April 30, 2012, both time and performance-based vesting was accelerated with respect to the outstanding options and each of them were converted into a right to receive the cash difference between the per-share sale price of the Company and the applicable per-share exercise price of the option. To replace that long-term incentive and foster the strong alignment between management’s interests and those of the stockholders and other stakeholders, most executives received a new grant of stock options on August 1, 2012 (with the service vesting period for such option beginning on the date of the sale of the Company, i.e., April 30, 2012). It should be noted that Messrs. Peck and Neenan received a grant in connection with their employment (with the service vesting start date tied to their date of employment) and Mr. Mehta did not receive a grant for his position as President and Chief Executive Officer of the Company. All grants made in 2012 were done so with the intention of providing equity compensation for approximately a five year period of time.

The Compensation Committee uses various tools, such as benchmarking reports and tally sheets, to confirm that the level of pay of each named executive officer is appropriate. Additionally, base salary, annual bonus goals, employee benefits and long-term equity awards are each specifically designed to meet the compensation objectives set forth below.

Compensation Philosophy and Objectives

The following statements identify key components of our compensation philosophy. These statements are used to guide the Compensation Committee in making compensation decisions.

•	Attract, motivate and retain highly experienced executives who are vital to our short and long-term success, profitability and growth.

•

Create alignment with executives, our stockholders and our other stakeholders by rewarding executives for the achievement of strategic goals that successfully drive our strategy, operations and business performance and, thereby, enhance shareholder value.

•	Differentiate rewards based on actual individual performance while also rewarding executives for our overall results.

These objectives have provided a basis for our compensation program since 2005. The Compensation Committee, which is responsible for establishing and reviewing our overall compensation philosophy, evaluates these objectives on an annual basis to confirm the appropriateness of each objective in light of the overall corporate strategy and typical market practices.

Role of Compensation Committee, Management and Compensation Consultant in Compensation Decisions

The Compensation Committee was created to provide stewardship over our compensation and benefit programs, including executive compensation and equity plans. Pursuant to its Charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy and approving decisions regarding executive compensation. As part of this responsibility, the Compensation Committee evaluates the performance of our President and Chief Executive Officer (“CEO”) and determines his compensation in light of our strategic goals and objectives and the executive compensation program. The Compensation Committee also annually reviews and approves all compensation decisions affecting our executive officers who report directly to our CEO, including our named executive officers.

Additionally, the Compensation Committee performs the following functions in carrying out its responsibilities:

•	Reviews annually the components of our executive compensation programs to determine whether they are consistent with our compensation philosophy;

•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, including annual performance objectives;

•

Recommends to the board of directors the creation or amendment of any compensation or employee benefit program which permits participation of the executive officers or any other executive whose compensation is determined by the Compensation Committee; and

•	Reviews, approves, and monitors any employment, separation or change in control severance agreements.

The Compensation Committee is ultimately responsible for making the compensation decisions. However, in making its decisions, the Committee seeks and considers input from senior management and Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant.

The executive officers play an important role in the compensation decision making process because management has direct involvement with and in depth knowledge of our business strategy, goals, and performance. Executive management regularly participates in the compensation decision-making process in the following specific respects:

•

The CEO reports to the Compensation Committee with respect to his evaluation of the performance of our senior executives, including the other named executive officers. Together with the Executive Vice President of Human Resources, the CEO makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards;

•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and

•

The CEO and the Executive Vice President of Human Resources recommend long-term equity grants for executive officers, other than the CEO, as well as modifications to our employee benefit programs, for approval by the Compensation Committee.

Meridian’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, and outside directors. For 2012, Meridian assisted the Compensation Committee by (a) recommending a peer group for benchmarking purposes and (b) providing peer group data, including an analysis of total direct compensation (base salary, annual cash incentives and long-term equity awards). Meridian also assists the Compensation Committee in review of general market practices and management compensation proposals.

Market Analysis and Benchmarking

The Compensation Committee uses various tools and methods, such as benchmarking reports and tally sheets, to evaluate whether each named executive officer’s level of pay is appropriate. Base salary, annual bonus goals and long-term equity awards which are reflected in these tally sheets are each specifically designed to meet our compensation objectives.

Benchmarking

Percentile Goals

The Compensation Committee has approved the following target percentile for each pay component to support our compensation objectives.

Pay component	Target percentile of custom peer group
Base salary	50th Percentile
Target annual bonus	50th Percentile
Long-term equity	65th Percentile

We recognize the 50th percentile market value for cash compensation as a point of reference and not necessarily the definitive compensation level. Consequently, our NEOs’ compensation may be positioned at a level less than or greater than the targeted percentile noted here based on time in position, experience and competitive pay objectives, as well as other factors.

The Compensation Committee has also determined that targeting the 65th percentile for long-term equity grants is appropriate to attract and retain the desired level of management talent, as well as aligning management incentives to focus on our long-term objectives, by having a greater percentage of pay aligned to longer term value creation.

Peer Group

The following peer group was approved by the Compensation Committee in 2011 (the “Custom Peer Group”) and used in 2012 in reviewing and benchmarking the various pay components against the targeted percentiles above.

Acxiom Corporation	Experian Group Limited	Moody’s Corporation
Alliance Data Systems Corporation	Fair Isaac Corporation	Paychex, Inc.
Ceridian Corporation	First Data Corporation	Solera, Inc.
Convergys Corporation	FIS Global Corporation	Synovus Financial Corporation
Deluxe Corporation	Fiserv, Inc.	TeleTech Holdings, Inc.
Discover Financial Services	Global Payments, Inc.	Total System Services, Inc.
DST Systems, Inc.	Harte Hanks, Inc.	Unisys Corporation
The Dun & Bradstreet Corporation	Merrill Corporation	Valassis Communications, Inc.
Equifax Inc.	MoneyGram International, Inc.	Verisk Analytics

The Custom Peer Group was selected to be representative of the business services, technology and financial services sectors in which we compete and participate. Criteria that were considered in order to properly select component companies for the Custom Peer Group are:

•	industry competitors;

•	labor market competitors;

•	competitors for capital; and

•	revenue size.

Use of Tally Sheets

In 2012, the Compensation Committee reviewed individual worksheets and corresponding tally sheets for each senior executive officer, including the named executive officers. These worksheets, which are prepared by management, provide a summary of the current and historical amounts of each component of pay. In 2012, the Committee did not recommend or approve changes to our named executive officers’ compensation based on its review of this information. Rather, the Committee reviewed the tally sheets as a tool to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders and our other stakeholders.

2012 Compensation

Base Salary

As described above, we provide each of the named executive officers with a base salary to compensate them for services rendered in their position during the fiscal year. Each year, the Compensation Committee evaluates the performance of the CEO and determines his base salary and other compensation in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews each other named executive officer’s base salary annually based on a recommendation from the CEO and market conditions, and adjusts the base salary where appropriate. The CEO generally recommends a base salary increase for the other named executive officers when supported by strong individual performance and/or executive promotion, or when supported by the external market data. For 2012, the CEO recommended base pay increases for Messrs. Hamood, Hellinga and Kapoor, but as noted earlier the Compensation Committee did not increase the base salary for the CEO position since it fell within a reasonable range of the targeted percentile for the Custom Peer Group. No base salary increases for any NEO in 2013 will be considered and acted upon by the Compensation Committee if, in the opinion of the Committee, such action is warranted.

2012 Annual Bonus Plan

Annual bonus compensation is designed to reward executive officers based on actual individual performance and our overall financial results. Our overall financial performance is measured by our achievement of financial targets established under the annual incentive plan by the Compensation Committee. Additionally, individual and other qualitative goals are set to successfully drive our operations and business results to achieve the overall corporate strategy. All of the named executive officers participate in the annual incentive plan. Under the plan, the named executive officers are paid cash incentive awards to the extent we meet or exceed financial and non financial performance goals set by the Compensation Committee at the beginning of each year. Under the annual incentive plan, each officer’s bonus is determined by multiplying his target bonus percentage by his annual salary as of the beginning of the year and then by multiplying this result by his percentage achievement with respect to his bonus targets and goals. Individual awards may then be adjusted by the Compensation Committee, based on a recommendation from the CEO.

Target bonus levels

Each executive is assigned a target bonus expressed as a percentage of their base pay at the beginning of the year. The target is determined by the Compensation Committee after consideration of several factors, including the individual executive’s duties and responsibilities and market data. The bonus targets for 2012 were set within a reasonable range of the targeted percentile for the Custom Peer Group. The following table illustrates the target bonus as a percentage of base pay for each executive for the 2012 performance period.

Executive	2012 Target Bonus as a % of Base Salary Pay
Mr. Mehta	100%
Mr. Peck[1]	N/A
Mr. Hamood	75%
Mr. Hellinga	75%
Mr. Kapoor	60%
Mr. Neenan[2]	75%

Objectives, weighting and potential payouts

Each executive’s individual goals and objectives vary based on their individual roles within our company. The following table defines the various financial and non financial objectives that the Compensation Committee approved for the 2012 performance period.

Objective	Definition

Corporate Adjusted EBITDA[3]	Earnings before interest, taxes, depreciation and amortization, and other adjustments deemed by management and the board to be extraordinary for bonus plan purposes

Corporate revenue growth	The increase in overall corporate revenues

Free cash flow	Corporate Adjusted EBITDA less cash used for interest expense, taxes, working capital, investing activity and financing activity. Free cash flow for compensation purposes excludes cash used for acquisitions and other items deemed by the Compensation Committee of the board to be extraordinary.

Business Unit Adjusted EBITDA[5]	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the specific business unit for which the named executive officer is responsible

Business unit operating expense	The ability of the specific business unit for which the named executive officer is responsible to meet its budget

Business unit revenue growth	The increase in revenues for the specific business unit for which the named executive officer is responsible

Key projects	Ability to deliver specific tangible projects within a performance period

Operational Excellence	Driving operational efficiencies and other business process improvements

Talent Management	Focus on specific initiatives designed to enhance the development of human capital assets

1	As previously noted, Mr. Peck began his employment with TransUnion on December 31, 2012 and as a component of his employment offer from the Company, his target bonus (to be paid in 2014) will be 100% of his base salary in 2013. He was not paid a bonus for calendar year 2012. He did, however, receive a sign-on award of $4.2 million, with $2.1 million paid in 2012.
2	Mr. Neenan’s employment with TransUnion began on September 10, 2012 and as a component of his employment offer from the Company, his target bonus will be 75% of his base salary. However, his 2012 bonus is prorated based upon his employment date.
3	Adjusted EBITDA is a non-GAAP measure. We present Adjusted EBITDA as a supplemental measure of our operating performance because it eliminates the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition, Adjusted EBITDA does not reflect our interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for certain members of our management team is based in part on further modified Adjusted EBITDA, which we refer to as Corporate Adjusted EBITDA. Such modifications may be as a result of currency fluctuations, the effect of changes to accounting policies/procedures and expenses from unplanned M&A activities. Corporate Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to operating income or net income as an indicator of operating performance.

The objectives for Corporate Adjusted EBITDA, revenue growth and free cash flow were selected by the Compensation Committee to appropriately provide incentive rewards to executives based on achievement of corporate goals in the context of our overall corporate strategy.

Operational excellence initiatives have been our focus over the past few years. The purpose of the operational excellence objective was to create sustainable productivity enhancements by reviewing current strategies and locating areas of opportunities. Each business unit was expected to contribute to our overall goal through improved efficiencies and productivity gains, while maintaining quality. At Mr. Mehta’s recommendation, the Compensation Committee agreed that this goal was directly aligned with the overall corporate strategy.

Mr. Mehta recommended the use of non financial objectives related to key projects and talent management as goals for the 2012 performance period. The Compensation Committee approved these goals because they were aligned to our corporate strategy and achievement of these goals would create shareholder value. The goals were set in a manner that would ensure that, if delivered, they would significantly advance strategic objectives. Each executive had a set of goals specifically tied to his or her ability to affect our corporate strategy. Additionally, stretch goals were designed to provide the executive the opportunity to achieve payouts for performance that exceeded 100% of these non financial goals. The stretch goals were set to be attainable only with superior performance.

The following table is a summary of how each of the above objectives was weighted for each named executive officer and their actual achievement against each objective for the 2012 performance period. For each objective, the executive officer has the opportunity to achieve a maximum of two times the individual weighting associated with that objective. If threshold performance is not achieved, no payment is made on that objective. Each individual executive’s objective weightings are determined based on his specific roles, duties, and responsibilities. The various weightings are meant to reflect the influence that the executive’s performance may actually have on the metric. The Compensation Committee believes this strengthens the direct link between pay and performance.

Executive	Objective	Weighting	Achievement
Mr. Mehta, President & Chief Executive Officer	Corporate Adjusted EBITDA	50%	200%
	Corporate Revenue Growth	40%	200%
	Free Cash Flow	10%	200%
Mr. Hamood, Executive Vice President & Chief Financial Officer	Corporate Adjusted EBITDA	50%	200%
	Corporate Revenue Growth	15%	200%
	Free Cash Flow	25%	200%
	Operational Excellence	5%	200%
	Talent Management	5%	100%
Mr. Hellinga, Executive Vice President U.S. Information Services	Corporate Adjusted EBITDA	25%	200%
	Business Unit Adjusted EBITDA	25%	200%
	Business Unit Revenue Growth	35%	57.1%
	Operational Excellence	10%	125%
	Talent Management	5%	100%
Mr. Kapoor, Executive Vice President & Chief Information Officer	Corporate Adjusted EBITDA	25%	200%
	Business Unit operating expense	25%	200%
	Business Unit Revenue Growth	15%	57.1%
	Strategic Initiatives	15%	200%
	Operational Excellence	15%	200%
	Talent Management	5%	100%
Mr. Neenan, Executive Vice President International Business	Corporate Adjusted EBITDA	30%	200%
	Business Unit Adjusted EBITDA	30%	55%
	Business Unit Revenue Growth	40%	62.2%

Based upon the weightings above, each named executive officer had the ability to achieve 100% of his target bonus if target performance is achieved. However, a named executive officer’s actual bonus payout increased or decreased based on individual performance, and Company and business unit financial performance. The maximum bonus payout was 200% of target bonus and no bonus is payable if threshold performance is not met.

The following tables represent what the payout, as a percentage of target, would be if our financial performance was achieved at threshold, target, or maximum levels (as shown below) for two objectives: Corporate Adjusted EBITDA and corporate revenue growth. No payout would result if performance was below threshold levels. The table includes the dollar amount or specific growth percentage that was required for achievement at each level in 2012.

Corporate Adjusted EBITDA

Threshold			Target			Maximum
Corporate Adj. EBITDA	Performance Against Target	Payout	Corporate Adj. EBITDA	Performance Against Target	Payout	Corporate Adj. EBITDA	Performance Against Target	Payout
$336,957,540	90%	50%	$374,397,267	100%	100%	$393,117,130	105%	200%

Corporate Revenue

Threshold			Target			Maximum
Revenue	Performance Against Target	Payout	Revenue	Performance Against Target	Payout	Revenue	Performance Against Target	Payout
<$1.054 billion	N/A	0%	$1.081 billion	100%	100%	$1.108 billion	102.5%	200%

The Compensation Committee’s intent with establishing both the financial and non-financial goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each named executive officer annually. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.

Messrs. Mehta and Hamood received a goal of generating free cash flow for 2012. After adjusting for expenses associated with the April 30, 2012 sale of the Company and unplanned acquisition expenses throughout the year, they exceeded the target by approximately $40 million. As a result of this initiative, Messrs. Mehta and Hamood achieved 200% of the target payout related to this goal.

Mr. Hellinga had a goal related to the Business Unit Adjusted EBITDA for the U.S. Information Services (USIS) segment. Mr. Hellinga exceeded his Business Unit Adjusted EBITDA target. As a result, he achieved 200% of the targeted payout for this goal.

Mr. Kapoor had financial goals related to our overall consolidated Corporate Adjusted EBITDA, the U.S. Information Technology and Analytics and Decisioning combined business unit’s operating expense, and the revenue performance of the U.S. Information Services business. He also had individual strategic goals related to operational excellence and talent management within the IT function. Mr. Kapoor successfully managed his business unit’s operating expense budget, coming in under plan, when taking in to consideration approximately $5.26 million of accelerated spend. As a result, he achieved 200% of the target payout related to this goal. In completing his key strategic goals, Mr. Kapoor successfully completed Phase I of the Enhanced Credit Data project, made considerable progress on implementing enhanced security controls, and achieved successful collaboration between global IT and our analytics teams. As a result of these initiatives, Mr. Kapoor achieved 200% of the target payout related to these key strategic goals.

Messrs. Hellinga and Kapoor received a goal tied to the overall revenue of the USIS segment, as well as revenue for specific vertical business areas, integrated solutions and new partnerships. As noted above, USIS exceeded their assigned overall revenue plan, but fell short of hitting specific vertical, solutions and partnership revenue. As a result, Messrs. Kapoor and Hellinga achieved approximately 57% of the target payout related to this goal.

Mr. Neenan had a goal related to the Business Unit Adjusted EBITDA for the International segment. Since the Business Unit Adjusted EBITDA fell short of its target, the result was that he received approximately 55% of the targeted payout for this goal. In addition, Mr. Neenan received a goal tied business unit revenue growth, which included overall business revenue, new product revenue and entering in to new markets. While the group did enter into new markets, it did fall slightly short of its overall revenue and new product revenue goals. As a result, he achieved approximately 62% of the targeted payout for this goal.

The operational excellence goal was to ensure productivity measures identified in 2011 were realized in 2012 and to identify initiatives in 2012 that will be implemented throughout 2013. In doing so, we successfully implemented initiatives such as contract re-negotiations, consolidation of offshore vendors and labor cost management.

The talent management objectives for each of the NEOs included implementing engagement activities around communication, appreciation and simplification. The executive team championed enterprise-wide activities in these areas and established priorities to address in 2013. We believe that these objectives will aid in the retention of key personnel, the mitigation of staffing risks and the delivery of value to shareholders through increased management continuity and effectiveness. These objectives are largely within the control of the named executive officers and, as such, were met and therefore paid at target.

Actual Payout

The following summarizes the performance of the 2012 financial and non financial goals under the 2012 annual incentive plan.

Results of Financial Goals

The corporate financial results for the 2012 performance period are described in the narrative accompanying “Executive Compensation—Grants of Plan Based Awards—2012.”

Results of Non Financial Goals

At the end of the performance period, Mr. Mehta evaluated each of the named executive officers in conjunction with the individual’s own self-evaluation. Based on Mr. Mehta’s evaluation, with input from others including the named executive officer, Mr. Mehta rated the executive’s individual objectives against the executive’s performance goals.

•

Based on this assessment, Mr. Mehta recommended to the Compensation Committee a performance evaluation rating, as a percentage of total qualified goal bonus opportunity, for each executive. Additionally, the Compensation Committee reviewed Mr. Mehta’s performance and determined a level of performance against his qualitative performance goals. This evaluation could then increase or decrease the executive’s bonus.

•

As a component of his employment offer, Mr. Neenan was to receive a bonus upon the successful completion of a business plan for Brazil. Based on the recommendation of Mr. Mehta and approval of the Compensation Committee, Mr. Neenan received this payment.

Taking into account the financial performance results and Mr. Mehta’s evaluation and recommendation, the Compensation Committee met in January 2013 to set and approve annual bonus payments to each of the named executive officers and evaluate Mr. Mehta’s 2012 performance. In January 2013, the Compensation Committee approved annual bonus payments to the named executive officers ranging from 101 to 200 percent of the named executive officers’ target opportunity based upon 2012 performance (not including the discretionary payment noted above). The annual bonus payments will be paid in March 2013. For more detailed information regarding individual executive annual bonus awards, see the narrative following “Executive Compensation—Grants of Plan Based Awards—2012.”

Long Term Equity Plan

Stock Option Grants

In connection with the change in control transaction, on August 1, 2012, all named executive officers received stock options, with the exception of Messrs. Peck and Neenan who received their grant upon joining us, and Mr. Mehta, who did not receive a grant in connection with his role as CEO. These grants were the results of negotiations between management, GSC, and Advent (in connection with the 2012 Change in Control Transaction), as approved by the Compensation Committee and are designed to reward executives for increasing shareholder and stakeholder value, by providing them an incentive to keep focused on our long-term value. All grants made in 2012 were done so with the intention of providing equity compensation for approximately a five year period of time. As a result no further grants were made to our named executive officers in 2012.

Management’s Stock Ownership Requirements

In connection with the 2012 Change in Control Transaction, each of our named executive officers (who were employed by us at the time of the transaction) was required by GSC and Advent to roll over a portion of their option proceeds and common stock holdings, that would otherwise have been cashed out, into shares of TransUnion Holding Company, Inc. common stock. Mr. Mehta rolled-over a value equal to approximately 50% of after-tax proceeds received by him in the 2012 Change in Control Transaction and all other named executive officers rolled-over a value equal to approximately 30% of their after-tax proceeds received in the 2012 Change in Control Transaction. As a component of Mr. Peck’s employment offer and Mr. Mehta’s departure from the Company as CEO, Mr. Peck purchased $1.325 million of common stock in TransUnion Holding Company, Inc. on December 31, 2012 and the Company repurchased 50% of Mr. Mehta’s holdings on January 7, 2013. This required equity roll over and stock purchase was intended to further align management with stockholder and other stakeholder interests.

Executive Benefits and Perquisites

The named executive officers do not receive any additional benefits or perquisites beyond what is provided on a broad basis, other than the opportunity to participate in a self-directed deferred compensation program designed to defer currently earned compensation to enhance payments made to the executive upon their retirement or termination from the Company. Providing any other additional benefits or perquisites would not support our compensation policy.

Retirement Plan

We maintain a broad based 401(k) savings and retirement plan (the “401(k) Plan”) in which all associates, including the named executive officers, may participate. The Internal Revenue Code of 1986, as amended (the “Code”) places certain limits on the amount of contributions that may be made by and on behalf of the named executive officers to the 401(k) Plan. To extend the named executive officers’ retirement benefit beyond the contribution limits set under the Code, we created the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). Under the Supplemental Plan, each named executive officer may defer all or some portion of their cash compensation that the executive officer was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan that mirrors the employer contribution to the 401(k) Plan. Additionally, similar to the 401(k) Plan, the Compensation Committee may authorize us to make a discretionary contribution on behalf of the named executive officers to the Supplemental Plan at the end of the year.

Employment Agreement with Mr. Mehta

While Mr. Mehta was employed by TransUnion, he was covered under an employment agreement that he entered into at the time he became employed by us (August 22, 2007). The agreement did not provide Mr. Mehta with any additional compensation or benefits, beyond what is legally required, based on his voluntary separation from TransUnion. However, Mr. Mehta has been retained in a consultative capacity in 2013, for which he will be compensated at an amount of $150,000 and received a stock option grant on January 1, 2013 future-valued at approximately $600,000 with his appointment as a director of the Company.

Employment Agreement with Mr. Peck

Mr. Peck entered into an employment agreement with the Company which reflected his agreement to become CEO effective as of December 31, 2012. The initial term of the agreement expires on December 31, 2015, but will continue to renew automatically for twelve-month intervals, unless one party to the agreement provides notice of non-renewal at least 180 days before the day that would be the last day of the agreement.

Mr. Peck’s agreement provides a minimum base salary, the eligibility to participate in our annual incentive plan for executive officers, a sign-on bonus and payment for expenses associated with his relocation. In addition, the agreement provides for severance provisions, which are identical to those provided to the other named executive officers. The severance provisions are discussed under “2012 Compensation—Severance and Change-in-Control Compensation.”

The agreement includes confidentiality and nonsolicitation provisions to protect our interests. The specifics of the compensation provided under Mr. Peck’s employment agreement are detailed in the narrative accompanying “Executive Compensation—Payments Upon Termination or Change in Control—2012.”

Severance and Change in Control Compensation

In connection with the 2012 Change in Control Transaction or upon employment, and as required by and negotiated with our owners, each named executive officer, except Messrs. Mehta and Peck, continued or entered into a Severance and Restrictive Covenant Agreement (the “Severance Agreement”). These Severance Agreements are designed to maximize retention of the named executive offers. The terms of the Severance Agreements are summarized under “—Executive Compensation—Payments Upon Termination or Change in Control—2012” and the accompanying narrative.

Federal Income Tax Considerations

We have not been subject to the federal income tax provisions of Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations of the compensation under this section of the Code. Although the Compensation Committee will strive to have all compensation be deemed deductible, deductibility does not drive the compensation decisions for our executive team.

Risk Assessment in Compensation Programs

We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•

A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity awards, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company:

The annual cash incentive is dependent on multiple performance metrics including Corporate Adjusted EBITDA, Corporate Revenue Growth, and Free Cash Flow, as well as individual goals related to specific strategic or operational objectives.

The option grants vest over a five-year period of time, complementing our annual cash based incentives.

•	Capped Incentive Awards—Annual incentive awards are capped at 200% of target.

•

Stock Ownership—Each named executive officer employed by us has purchased a significant amount of our common stock in connection with their status as a senior executive officer of the Company We believe this ownership aligns the interests of our executive officers with the long-term interests of stockholders and other stakeholders.

Based on these factors, the Compensation Committee in consultation with management and Meridian concluded that our compensation programs are appropriate for our industry and do not create risks that are reasonably likely to have a material adverse effect on TransUnion.

Executive Compensation

Summary Compensation Table—2012

The following table presents information regarding the annual compensation for services to us, in all capacities, of our named executive officers for 2012. The amounts in the “Stock Awards” and “Option Awards” and “Non-Equity Incentive Plan Compensation” columns are further explained in the narrative following “—Grants of Plan-Based Awards—2012.”

Name and Principal Position (a)	Year (b)	Salary(1) ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)	Option Awards(2) ($)(f)	Non-Equity Incentive Plan Compensation(3) ($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)
Siddharth N. (Bobby) Mehta President & CEO	2012	900,000	0	0	0	1,800,000	0	102,126	2,802,126
	2011	900,000	171,400	0	0	1,578,600	0	81,203	2,731,203
	2010	900,000	0	1,725,042	2,019,878	1,170,000	0	125,761	5,940,681

James M. Peck(5) President & CEO	2012	0	2,100,000	0	5,455,415	0	0	0	7,555,415

Samuel A. Hammood	2012	466,154	0	0	1,554,328	687,375	0	69,744	2,777,601
Executive Vice President & Chief Financial Officer	2011	450,000	60,000	0	0	621,860	0	62,742	1,194,602
	2010	450,000	0	470,798	807,946	612,170	0	67,449	2,408,363

Jeffrey J. Hellinga	2012	448,712	0	0	1,722,620	469,218	0	48,778	2,689,328
Executive Vice President, U.S. Information Services	2011	422,300	120,000	0	0	416,778	0	47,458	1,006,536
	2010	422,300	0	546,087	1,009,933	343,661	0	50,042	2,372,023

Mohit Kapoor(6)	2012	435,192	300,000	0	1,325,092	458,229	0	18,257	2,536,770
Executive Vice President & Chief Information and Technology Officer	2011	271,346	0	0	545,975	454,071	0	4,724	1,276,116

David Neenan(7)	2012	110,385	200,000	0	1,590,131	95,331	0	75	1,995,922
Executive Vice President, International Business

(1)	The amounts shown in this column represent annual base salary. These amounts are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the Trans Union LLC 401(k) and Supplemental Retirement Plan.

(2)	The amounts shown in this column represent the aggregate grant date “fair value” of option awards granted to the NEO during 2012 and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with (ASC) Topic 718, Compensation—Stock Compensation. Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following the “—Grants of Plan-Based Awards” table below.
(3)	The amounts shown in this column represent amounts paid under the Annual Incentive Plan during 2013 for services performed in 2012. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the Trans Union LLC 401(k) and Supplemental Retirement Plan.
(4)	Information regarding the amounts shown in this column can be found in the “Detailed Analysis of ‘All Other Compensation’ Column” table and accompanying narrative to that table.
(5)	Mr. Peck joined us on December 31, 2012.
(6)	Mr. Kapoor received a sign-on bonus of $300,000 in 2012, one year after his date of hire.
(7)	Mr. Neenan joined us on September 10, 2012.

Detailed Analysis of “All Other Compensation” Column

Name (a)	Company Match & Retirement Contribution to Qualified 401(k) Savings Plan(1) ($)(b)	Company Match & Retirement Contribution to Non-Qualified Retirement Plan(2) ($)(c)	Group term Life Imputed Income(3) ($)(e)	Payment & gross- up on Medicare Tax related to contributions into Non-Qualified Retirement Plan(4) ($)(f)	Total ($)(g)
Siddharth N. (Bobby) Mehta	17,500	80,950	552	3,124	102,126
James M. Peck	0	0	0	0	0
Samuel A. Hamood	17,500	50,864	240	1,140	69,744
Jeffrey J. Hellinga	17,500	29,916	552	810	48,778
Mohit Kapoor	17,500	0	360	397	18,257
David Neenan	0	0	75	0	75

(1)	For 2012, we matched 100% of the first 3% and 50% of the next 2% percent of recognizable compensation (subject to the 2012 Internal Revenue Code limit of $250,000) contributed on a pre-tax basis to the tax-qualified TransUnion 401(k) & Savings Plan. Additionally, in 2012, we made a discretionary 3% retirement contribution of recognizable 2011 compensation, as shown above, to the TransUnion 401(k) & Savings Plan.
(2)	For recognized compensation above the Internal Revenue Code limit of $250,000, we matched 100% of the first 3% and 50% of the next 2% contributed on a pre-tax basis to the TransUnion Retirement and 401(k) Supplemental Plan. Additionally, in 2012 for the 2011 plan year, we made a discretionary 3% retirement contribution of recognizable compensation to the TransUnion Retirement and 401(k) Supplemental Plan.
(3)	We provide life insurance to all full time employees in an amount equal to their annual salary, up to a maximum of $250,000. Internal Revenue Code section 79 provides an exclusion for the first $50,000 of group-term life insurance coverage provided under a policy carried directly or indirectly by an employer. The table notes the imputed cost of coverage in excess of $50,000, which is based on the named executive officer’s age and coverage they receive.
(4)	Executive contributions made into the non-qualified deferred compensation plan are subject to Medicare tax at a rate of 1.45%. We provide this payment on behalf of the NEO and since the amount paid on behalf of the NEO is taxable to the executive, we “gross up” that payment to cover the tax.

Grants of Plan-Based Awards—2012

Name (a)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#) (f)	Exercise or Base Price of Option Awards ($/Sh) (g)	Grant Date Fair Value of Stock and Option Awards(3) ($) (h)
	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
Siddharth N. (Bobby) Mehta		450,000	900,000	1,800,000
James M. Peck	12/31/2012	450,000	900,000	1,800,000	1,386,735	6.65	5,455,415
Samuel A. Hamood	8/1/2012	176,250	352,500	705,000	301,460	6.65	1,554,328
Mohit Kapoor	8/1/2012	132,000	264,000	528,000	257,000	6.65	1,325,092
Jeffrey J. Hellinga	8/1/2012	170,625	341,250	682,500	334,100	6.65	1,722,620
David Neenan	9/10/2012	47,022	94,044	188,088	308,404	6.65	1,590,131

(1)	Reflects payment opportunities under the Annual Bonus Plan described below under “2012 Annual Bonus Plan.” Threshold is the lowest payment opportunity at the lowest level of performance described by the plan (50% payout of target opportunity) for corporate and business unit financial performance metrics and individual performance (an “achieves expectations” threshold individual goal rating); target reflects a 100% payout of target opportunity; and maximum reflects 200% payout of target opportunity. These amounts are based on the individual’s current salary and position. The minimum payment is $0.
(2)	Reflects nonqualified stock options granted to each NEO during 2012 under the TransUnion Holding Company, Inc. 2012 Management Equity Plan.
(3)	The amounts shown in this column represent the aggregate grant date “fair value” of option awards granted to the NEO during 2012 as and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with ASC Topic 718- Compensation – Stock Compensation. For assumptions used in determining these values, see Note 15, “Stock-Based Compensation,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus.

Additional Discussion of Material Items in “Summary Compensation Table—2012” and “—Grants of Plan-Based Awards—2012”

Our executive compensation policies and practices are described in the “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans that relate to grants of plan-based awards is set forth below.

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The non-equity incentive awards shown above were based on the formula described in “—2012 Compensation—2012 Annual Bonus Plan.” EBITDA, as adjusted for bonus plan purposes, was $400.5 million for 2012, resulting in a payout of 200% of target performance since the actual results exceeded target performance. Our actual revenue was approximately 105% of 2012’s plan, which resulted in a payout of 200% of target performance.

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The fair value of option awards shown above include, where applicable, the incremental value for a 2012 modification computed in accordance with ASC 718. The Company paid a dividend of $373.8 million, or $3.41 per share. Effective November 9, 2012, The Company reduced the exercise price of the outstanding options from $10.07 to $6.65 per share as an equitable adjustment to reflect the reduction in stock value resulting from the dividend.

The size of the equity award granted to Messrs. Peck and Neenan was negotiated as a component of their employment offers. It was based on external market data and compensation they had received prior to joining us. The Compensation Committee approved the awards, as well as base salary and target bonus, as a component of their employment offers.

Outstanding Equity Awards at Fiscal Year-End

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price(2) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Note Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (j)
Siddharth N. (Bobby) Mehta	0	0
James M. Peck(5)	0	1,386,735		$6.65	12/31/2022
Samuel A. Hammood	0	301,460		$6.65	8/1/2022
Jeffrey J. Hellinga	0	334,100		$6.65	8/1/2022
Mohit Kapoor	0	257,000		$6.65	8/1/2022
David Neenan(6)	0	308,404		$6.65	9/10/2022

(1)	Forty percent (40%) of the options are time vested options and shall vest as follows: twenty percent (20%) shall vest on the first anniversary of the transaction date. Thereafter, five percent (5%) shall vest on the last day of each subsequent full calendar quarter until all the Time Vested Options have vested. For all NEOs with the exception of Messrs. Peck and Neenan, the first anniversary is April 30, 2013. Mr. Peck’s first anniversary will be December 31, 2013 and Mr. Neenan’s first anniversary will be September 10, 2013. The remaining sixty percent (60%) of the options are performance based options and will vest according to the time vesting schedule set forth above and upon attainment of performance criteria as defined in the Stock Option Agreement.
(2)	The option exercise price equals the per share price in the change in control transaction, and as adjusted for a November 1, 2012 dividend payment to shareholders, which the Board determined to be fair market value.

Options Exercised and Stock Vested

With the sale of the Company on April 30, 2012, both time and performance-based vesting was accelerated with respect to the outstanding options and each of them were converted into a right to receive the cash difference between the per-share sale price of the Company and the applicable per-share exercise price of the option. The following table sets forth information regarding the payment made to the named executive officers during 2012.

Name (a)	Option Awards (Converted to the right to receive cash)		Stock Awards
	Number of Shares Converted (#) (b)	Value Realized On Conversion(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vested ($) (e)
Siddharth N. (Bobby) Mehta	332,962	9,676,173
James M. Peck	0	0
Samuel A. Hammood	133,184	3,870,446
Jeffrey J. Hellinga	166,480	4,838,058
Mohit Kapoor	90,000	2,615,480
David Neenan	0	0

(1)	Represents the difference between the exercise price of the stock options and the transaction’s closing price.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Siddharth N. (Bobby) Mehta	$120,000	$80,950	$0	$0	$625,430
James M. Peck	0	0	0	0	0
Samuel A. Hamood	44,901	50,863	20,802	0	327,927
Jeffrey J. Hellinga	36,774	29,916	11,446	0	523,696
Mohit Kapoor	130,343	0	10,738	0	164,988
David Neenan	6,308	0	0	0	6,308

(1)	Includes amounts reflected under “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for 2012.
(2)	Amounts included in this column are reflected under “All Other Compensation” in the Summary Compensation Table for 2012.
(3)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2012. Each NEO self-directs the investment of their non-qualified deferred compensation plan account balance into one or more of the available investment funds. Consequently, the value of an NEO’s plan account balance may go up or down based on the performance of the selected investment funds.

Deferred Compensation Plan

This nonqualified plan is a tax deferred compensation program for a limited number of executives, including the named executive officers, and provides a favorable tax vehicle for deferring cash compensation (base salary and annual incentive payments). Pursuant to the plan, the NEO is able to defer up to 100% of cash compensation received. Amounts deferred are self-directed into one or more of the thirteen investment funds and are credited with gains or losses of the various funds selected by the participant. The plan does not offer any above-market rate of return to the NEO. Upon termination of employment, amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of either 5 or 10 years. Executives are not permitted to take loans from the account. We contribute a match equal to 100% of the first 3% and 50% on the next 2% of the executive’s contributions. Additionally, in 2012, the Compensation Committee approved a discretionary retirement contribution of an additional 3% of qualified 2011 earnings. Assets in this plan are held in a rabbi trust.

Payments upon Termination and Change-in-Control—2012

The following charts illustrate benefits that the named executive officers would receive upon the occurrence of certain separation scenarios, which are assumed to occur on December 31. No special payments are made upon resignation or retirement. In addition, we do not provide for any gross-up provision on severance payments. Descriptions of the provisions that govern these benefits are set forth following the charts.

Siddharth N. (Bobby) Mehta

Since Mr. Mehta resigned his position as of December 31, 2012 and received no payment following his separation, a chart is not included.

James M. Peck(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,700,000			2,700,000
Outplacement(3)	35,000			35,000
Welfare Benefits(4)
Life Insurance Payout
Disability Payments			0

Total	2,735,000	0	0	2,735,000

(1)	Separation benefits are outlined in Mr. Peck’s employment agreement, dated December 6, 2012 (the “Peck Employment Agreement”). Since Mr. Peck joined the Company on December 31, 2012, he did not have any (a) accrued payments to be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2012, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value of which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the target bonus under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.

Samuel A. Hamood(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,731,926			1,731,926
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,737			26,737
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,940,000

Total	1,793,663	250,000	2,940,000	1,793,663

(1)	The table excludes (a) any amounts accrued through December 31, 2012 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2012, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Hamood entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Hamood Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2013 COBRA premium rate.

(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2012 (a) assuming full disability at December 31, 2012 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Jeffrey J. Hellinga(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,436,997			1,436,997
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,332			26,332
Life Insurance Payout(5)		250,000
Disability Payments(6)			1,536,000

Total	1,498,329	250,000	1,536,000	1,498,329

(1)	The table excludes (a) any amounts accrued through December 31, 2012 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2012, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Hellinga entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Hellinga Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Hellinga is terminated without Cause or he resigns for Good Reason (both defined in the Hellinga Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2013 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2012, (a) assuming full disability at December 31, 2012, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Mohit Kapoor(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,344,225			1,344,225
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,332			26,332
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,280,000

Total	1,405,557	250,000	2,280,000	1,405,557

(1)	The table excludes (a) any amounts accrued through December 31, 2012, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2012, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Kapoor entered into a Severance and Restrictive Covenant Agreement upon his employment in 2011 (the “Kapoor Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Kapoor is terminated without Cause or he resigns for Good Reason (both defined in the Kapoor Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2013 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2012, (a) assuming full disability at December 31, 2012, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

David Neenan(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	907,997			907,997
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	26,737			26,737
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,580,000

Total	969,734	250,000	2,580,000	969,734

(1)

The table excludes (a) any amounts accrued through December 31, 2012 that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2012, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S.

associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Neenan entered into a Severance and Restrictive Covenant Agreement on September 10, 2012 (the “Neenan Severance Agreement”). If Mr. Neenan is terminated without Cause or he resigns for Good Reason (both defined in the Neenan Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months and executive outplacement for one year, the value which has been noted in the table. In addition, he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. Since this is Mr. Neenan’s first year of employment with the Company, his actual bonus received in 2012 has been used in the calculation. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2013 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers that would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2012, (a) assuming full disability at December 31, 2012, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Director Compensation

The following table sets forth the compensation received by the Company’s directors through December 31, 2012:

Name	Fees Earned or Paid in Cash	Option Awards	Total
Matthew A. Carey	$17,333	—	$17,333
Reuben Gamoran	28,333	—	28,333
Renu S. Karnad	21,333	—	21,333
Nigel W. Morris	16,333	—	16,333
Penny Pritzker	116,667	—	116,667

Director Fees

In 2012, prior to the 2012 Change in Control Transaction, each of the Company’s non-employee and non-sponsor related directors, other than Ms. Pritzker, received a cash retainer of $40,000, prorated through the April 30, 2012, the date of the 2012 Change in Control Transaction. The Audit Committee chair received $10,000. Additionally, each of the Company’s non-employee and non-sponsor related directors received $1,500 per board meeting and $1,000 per committee meeting attended. Through April 30, 2012, Mr. Gamoran served as the Audit Committee Chair, Ms. Pritzker served as the Compensation Committee Chair and Mr. Canning served as the Corporate Governance and Nominating Committee Chair.

Due to Ms. Pritzker’s time commitment and active involvement with the Company, as the Non-Executive Chairman of the Company’s board of directors, she received a prorated fee of $116,667 for services in 2012.

Equity Awards

In 2012, no equity awards were granted to directors. In connection with the 2012 Change in Control Transaction, all outstanding options issued to directors in previous years were cancelled and the existing option holders received cash consideration of $29.06 per share for the value of their options. Messrs. Carey, Gamoran and Morris and Ms. Karnad each had 16,000 options outstanding at that time.

Other Directors and Mr. Mehta

In connection with the 2012 Change in Control Transaction, a new Board of Directors consisting of Messrs. Egan, Mullin, Rajpal, Tadler and Mehta was elected. On December 31, 2012, Messr. Peck was also elected to the Board of Directors. These directors did not receive any compensation for their service on the Company’s board of directors. Mr. Mehta only received compensation as an employee, and his compensation is disclosed under “—Executive Compensation—Summary Compensation Table—2012.”

Security Ownership of Certain Beneficial Owners and Management

TransUnion Corp is a wholly owned subsidiary of TransUnion Holding. The following table sets forth certain information regarding the beneficial ownership of TransUnion Holding’s common stock as of July 31, 2013, by:

•	each person that is the beneficial owner of more than 5% of our outstanding common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of the members of our board of directors and our executive officers as a group.

The information below is based on a total of 110,451,926 shares of TransUnion Holding common stock benificially owned as of July 31, 2013.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of July 31, 2013, are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TransUnion Corp., 555 West Adams Street, Chicago, Illinois 60661.

Our address is the address of each director and executive officer named in the table.

Name of Beneficial Owner	Shares of TransUnion Holding Common Stock Beneficially Owned	Percent of TransUnion Holding Common Stock Outstanding
5% or greater stockholders:
Investment funds affiliated with Advent International Corporation(1)	54,280,076	49.1%
Investment funds affiliated with The Goldman Sachs Group, Inc.(2)	54,280,076	49.1%
Directors and named executive officers:
Christopher Egan(3)	—	—
Leo F. Mullin(4)	24,826	*
Sumit Rajpal(5)	—	—
Steven M. Tadler(6)	—	—
Siddharth N. (Bobby) Mehta(7)	305,955	*
James M. Peck(8)	225,563	*
Samuel A. Hamood(9)	132,784	*
Jeffrey J. Hellinga(10)	158,048	*
David M. Neenan(11)	250,235	*
Mohit Kapoor(12)	72,779	*
All directors and executive officers as a group (11 persons)	1,456,598	1.3%

*	Less than 1%.
(1)

The funds managed by Advent International Corporation own 100% of Advent TransUnion Acquisition Limited Partnership, which in turn owns 49.4% of TransUnion Holding, for a 49.4% indirect ownership for the funds managed by Advent International Corporation. This 49.4% indirect ownership consists of 23,925,541.40 shares indirectly owned by Advent International GPE VI Limited Partnership, 15,333,825.79 shares indirectly owned by Advent International GPE VI-A Limited Partnership, 1,209,566.02 shares indirectly owned by Advent International GPE VI-B Limited Partnership, 1,231,262.28 shares indirectly owned by Advent International GPE VI-C Limited Partnership, 1,079,388.51 shares indirectly owned by Advent International GPE VI-D Limited Partnership, 2,972,386.46 shares indirectly owned by Advent International GPE VI-E Limited Partnership, 4,507,396.29 shares indirectly owned by Advent International GPE VI-F Limited Partnership, 2,836,784.89 shares indirectly owned by Advent International GPE VI-G Limited Partnership, 878,698.19 shares indirectly owned by Advent Partners GPE VI 2008 Limited Partnership, 32,544.38 shares indirectly owned by Advent Partners GPE VI 2009 Limited Partnership, 75,936.88 shares indirectly owned by Advent Partners GPE VI 2010 Limited Partnership, 75,936.88 shares indirectly owned by Advent Partners GPE VI-A Limited Partnership and 81,360.94 shares indirectly owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the common shares of TransUnion Corp, held by the funds managed by Advent International Corporation, a group of individuals currently composed of J. Christopher Egan, Richard F. Kane, David M. Mussafer and

Steven M. Tadler exercises voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Egan, Mr. Kane, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by the funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. In addition, Harry Gambill, an Industry Advisor for Advent International, holds 39,447 shares of common stock. Through a written agreement with Mr. Gambill, Advent International Corporation has sole voting and at times, investment power over these shares. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
(2)	GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P. own 21,182,997 and 5,824,963 shares of common stock of TransUnion Holding, respectively. Spartan Shield Holdings owns 27,272,116 shares of common stock of TransUnion Holding. GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P. and Opportunity Offshore-B Co-Invest AIV, L.P. (together with GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P., the “Goldman Sachs Funds”) own partnership interests of Spartan Shield Holdings. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by Spartan Shield Holdings because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control Spartan Shield Holdings and have the power to vote or dispose of all of the common stock of the company owned by Spartan Shield Holdings. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ partnership interests of Spartan Shield Holdings consist of: (1) 17,619,272 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P., (2) 752,844 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG, (3) 650,000 shares of common stock deemed to be beneficially owned by MBD 2011 Holdings, L.P., (4) 750,000 shares of common stock deemed to be beneficially owned by Bridge Street 2012 Holdings, L.P., and (5) 7,500,000 shares of common stock deemed to be beneficially owned by Opportunity Offshore-B Co-Invest AIV, L.P. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by Spartan Shield Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The address of the Goldman Sachs Funds, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 200 West Street, New York, NY 10282.
(3)	Christopher Egan is a managing director at Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Mr. Egan disclaims beneficial ownership of the shares of the common stock indirectly owned by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. The address of Mr. Egan is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
(4)	Leo F. Mullin is a senior advisor, on a part-time basis, to Goldman Sachs Capital Partners. The address of Mr. Mullin is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(5)	Sumit Rajpal is a managing director of Goldman, Sachs & Co. As such, Mr. Rajpal may be deemed to have shared voting and investment power over, and therefore, may be deemed to beneficially own, shares of common stock of the Issuer owned by the Goldman Sachs Funds. The number of shares of common stock owned by Sumit Rajpal reflects all shares of common stock directly owned by Spartan Shield Holdings, with respect to which Sumit Rajpal may be deemed to share beneficial ownership. Mr. Rajpal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Rajpal holds no shares directly. The address of Mr. Rajpal is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(6)

Steven M. Tadler is a member of a group of persons who exercise voting and investment power over the shares of common stock beneficially owned by the funds managed by Advent International Corporation and may be deemed to beneficially own the shares held by these funds. Mr. Tadler disclaims beneficial ownership of the shares of common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. Mr. Tadler’s address is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.
(7)	Represents 297,955 shares of common stock held of record and 8,000 stock options that have vested or will vest within 60 days.
(8)	Represents 225,563 shares of common stock held of record.
(9)	Represents 102,638 shares of common stock held of record and 30,146 stock options that have vested or will vest within 60 days.
(10)	Represents 125,638 shares of common stock held of record and 32,410 stock options that have vested or will vest within 60 days.
(11)	Represents 225,563 shares of common stock held of record and 24,672 stock options that have vested or will vest within 60 days.
(12)	Represents 47,079 shares of common stock held of record and 25,700 stock options that have vested or will vest within 60 days.

Certain Relationships and Related-Party Transactions

Tax Separation Agreement with Marmon

Prior to the distribution by Marmon, the Company’s former parent company, of TransUnion’s common stock to its stockholders in January 2005 (the “Spin-off”), the Company, Marmon and the Company’s and their respective subsidiaries were included in the consolidated federal income tax return as well as various consolidated or combined state, local and foreign tax returns filed by Marmon. As a result of the Spin-off, the Company and its subsidiaries left the Marmon consolidated group, and the Company became the parent of a new consolidated group.

On January 1, 2005, the Company, Marmon and the Company’s and their respective direct and indirect subsidiaries entered into a tax separation agreement. In general, Marmon agreed to indemnify the Company and its subsidiaries against:

•	taxes of the members of Marmon group prior to the Spin-off;

•	taxes attributable to the Spin-off and related transactions; and

•	liabilities of certain members of Marmon group prior to the Spin-off under the consolidated return rules or similar rules.

In general, the Company agreed to indemnify Marmon and its subsidiaries against:

•	the Company’s group’s share of Marmon’s taxes for periods prior to the Spin-off, calculated as if the Company’s group was a separate group for those periods;

•	the Company’s post-Spin-off taxes;

•	except with respect to certain specified pre-Spin-off matters, final audit adjustments attributable to the Company’s group’s members for pre-Spin-off periods; and

•	taxes attributable to a breach of certain provisions of the distribution agreement relating to the Spin-off.

The parties to the tax separation agreement agreed that Marmon will control any tax audit or similar proceeding related to tax periods ending on or before or including the Spin-off and will consult with the Company with respect to issues that impact us. Marmon’s settlement of such issues requires the Company’s reasonable consent.

Marmon is entitled to refunds and other tax benefits from periods prior to the Spin-off, provided that Marmon reimburses the Company for any refunds or tax benefits attributable to members of the Company’s group. The tax separation agreement provides that refunds for tax periods that straddle the Spin-off will be allocated equitably.

Stockholders’ Agreement

In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Major Stockholders’ Agreement. Under the terms of the agreement, GSC and Advent have the right to appoint all members of TransUnion Holding’s board of directors.

Consulting Agreement

In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Consulting Agreement. Under the terms of the agreement, GSC and Advent are to receive an advisory fee of $250,000 each, increasing 5% annually, in exchange for services provided, including (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing debt; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives; and (vi) other services as mutually agreed upon. During 2012, Advent and GSC each provided $0.1 million of consulting services to TransUnion Holding.

Other Fees

In connection with the 2012 Change in Control Transaction discussed in Note 2, “Change in Control Transactions,” of TransUnion Holding Company Inc.’s and TransUnion Corp’s audited consolidated financial statements and the issuance of the 8.125% notes, TransUnion Holding paid acquisition-related and underwriting fees of $11.9 million, $0.2 million to affiliates of GSC and Advent, respectively, and TransUnion Corp Predecessor paid $1.4 million of acquisition-related fees to affiliates of GSC.

Legal Services

TransUnion Corp Successor paid $0.5 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $0.1 million for the four months ended April 30, 2012 to the law firm of Neal, Gerber & Eisenberg LLP for legal services. Marshall E. Eisenberg, a partner in the law firm, is a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.

TransUnion Corp Successor paid $0.4 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $3.5 million for the four months ended April 30, 2012 to the law firm of Latham and Watkins LLP. Michael A. Pucker, a partner in the law firm, is an immediate family member of a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.

Payables

Other liabilities of both TransUnion Holding and TransUnion Corp Successor at December 31, 2012 included $3.2 million owed to certain Pritzker family business interests related to tax indemnification payments arising in connection with the 2010 Change in Control Transaction. This amount is subject to future adjustments based on a final determination of tax expense. See Note 2, “Change in Control Transactions,” in the Combined Notes to Consolidated Financial Statements appearing elsewhere in this prospectus for additional information.

Debt

In connection with the 2010 Change in Control Transaction, TransUnion Corp borrowed $16.7 million from an entity owned by Pritzker family business interests under the RFC loan. This loan was repaid in 2012 in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” and Note 13, “Debt,” in the Combined Notes to Consolidated Financial Statements for the year ended December 31, 2012 appearing elsewhere in this prospectus for additional information.

Related Party Transaction Policy

All of the transactions described above, with the exception of legal services and the intercompany payable, were approved by the Company’s board of directors.

On August 1, 2013, our Board of Directors adopted a written Related Party Transactions Policy, which provides that any “Related Party Transaction” must be reviewed and approved or ratified in accordance with specified procedures. The term “Related Party Transaction” includes any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate dollar amount involved will or may reasonably be expected to exceed $120,000 in any calendar year, (2) TransUnion is, or is proposed to be, a participant, and (3) a director, an executive officer or any person owning more than five percent of any class of voting securities, or a member of the immediate family of a director, executive officer or such person, had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). The following are specifically excluded from the definition of “Related Party Transaction”:

•	compensation paid to directors and executive officers reportable under rules and regulations promulgated by the Securities and Exchange Commission;

•

transactions with other companies if the only relationship of the director, executive officer or family member to the other company is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of such other company’s equity securities;

•

charitable contributions, grants or endowments by TransUnion to charitable organizations or universities if the only relationship of the director, executive officer or family member to such organization or university is as an employee (other than an executive officer) or a director or trustee;

•

transactions where the interest of the director, executive officer or family member arises solely from the ownership of TransUnion’s equity securities and all holders of such securities will receive the same benefit on a pro rata basis;

•	transactions where the rates or charges involved are determined by competitive bids; and

•	transactions involving the rendering of services as a common or contract carries, at rates or charges fixed in conformity with law or governmental authority.

The policy requires each director and executive officer to notify the General Counsel in writing of any Related Party Transaction in which the director, executive officer or an immediate family member has or will have an interest and to provide specified details of the transaction. The General Counsel, through the Corporate Secretary, will deliver a copy of the notice to the Audit and Compliance Committee. The Audit and Compliance Committee will review the material facts of each proposed Related Party Transaction at each regularly scheduled committee meeting and approve, ratify or disapprove the transaction.

The vote of a majority of disinterested members of the Audit and Compliance Committee is required for the approval or ratification of any Related Party Transaction. The Audit and Compliance Committee may approve or ratify a Related Party Transaction if the Audit and Compliance Committee determines, in its business judgment, based on the review of all available information, that the transaction is fair and reasonable to Transunion, that there is a business or corporate interest supporting the Related Party Transaction, and that the Related Party Transaction is in the best interests of TransUnion. In making this determination, the Board of Directors will consider, among other things, (i) the business or corporate purpose of the transaction, (ii) whether the transaction is entered into on an arms-length basis and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iii) whether the interest of the director, executive officer or family member in the transaction is material, (iv) whether the transaction would impair the independence of the director or executive officer, (v) whether the transaction would otherwise present an improper conflict of interest and (vi) whether the transaction would violate any law or regulation applicable to TransUnion or any provision of the Code of Business Conduct.

In any case where the Audit and Compliance Committee determines not to approve or ratify a Related Party Transaction, the matter will be referred to the General Counsel for review and consultation regarding the appropriate disposition of such transaction, arrangement or relationship including, but not limited to, termination of the transaction, rescission or modification of the transaction in a manner that would permit it to be ratified and approved.

Director Independence

The Company has no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of its board of directors be independent.

Description of Other Indebtedness

The following description of our other indebtedness does not purport to be complete and is qualified in its entirety by reference to the provisions of the various agreements and indentures related thereto.

Trans Union LLC Senior Secured Credit Facility

In connection with the 2010 Change in Control Transaction, Trans Union LLC entered into its senior secured credit facility.

Set forth below is a summary of the terms of the senior secured credit facility.

General

The senior secured credit facility provides for senior secured financing of up to $1,160.0 million, consisting of:

•	a $950.0 million senior secured term loan maturing on February 10, 2019, that was drawn in full in connection with the consummation of the 2010 Change in Control Transaction; and

•

a $210.0 million senior secured revolving credit facility maturing on June 15, 2015 with respect to $25.0 million of the revolving commitments, maturing on February 10, 2016 with respect to $30.0 million of the revolving commitments, maturing on February 10, 2017 with respect to $155.0 million of the revolving commitments, including both a letter of credit sub-facility and a swingline loan sub-facility.

In addition, Trans Union LLC may request additional tranches of term loans or increases to the senior secured revolving credit facility in an aggregate amount up to a minimum of $350.0 million, plus an additional amount of indebtedness under the senior secured credit facility or separate facilities permitted by the senior secured credit facility so long as certain financial conditions are met, subject, in each case, to certain conditions and receipt of commitments by existing or additional financial institutions or institutional lenders.

Trans Union LLC is the borrower under this facility. All borrowings under the senior secured credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

Interest and Fees

Interest rates on borrowings under the senior secured credit facility are based, at our election, on LIBOR or an alternate base rate. The interest rate is subject to a floor between 1.25% and 1.75% for LIBOR loans and 2.50% to 2.75% for alternate base rate loans, plus an applicable margin of between 3.00% and 5.00% for LIBOR loans and 1.75% and 4.00% for base rate loans, based on the senior secured net leverage ratio. The alternate base rate is the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the Prime Lending Rate at such time and (c) LIBOR for an Interest Period of one month commencing on such day plus 1.00% per annum.

Any incremental term facility may have a different interest rate, provided that the interest rate of the incremental term facility, other than with respect to unsecured and junior lien incremental facilities, cannot exceed the interest rate on the existing senior secured term loan by greater than 0.50% without a corresponding increase in the senior secured term loan interest rate.

Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

In addition, Trans Union LLC is required to pay each lender a commitment fee of 0.50% quarterly in arrears on the daily unused commitments, excluding drawings under the swingline facility, under the senior secured revolving credit facility. Trans Union LLC is required to pay letter of credit fees equal to the applicable margin of LIBOR loans to be shared proportionately by the lenders as well as a fronting fee to be paid to the letter of credit issuer for its own account.

Prepayments

Subject to exceptions, the senior secured credit facility requires mandatory prepayments of senior secured term loans in amounts equal to:

•

beginning in 2014, between 0% and 50% of the prior year’s excess cash flows with such percentage determined based on the senior secured net leverage ratio for such prior year, each as defined in the senior secured credit facility;

•	100% of the net cash proceeds from asset sales and insurance recovery and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds from certain incurrences of debt.

Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts, with a 1% prepayment premium until the first anniversary of the amendment and extension (payable upon a repricing transaction whereby the senior secured credit facility is either refinanced or amended to reduce the effective yield of such indebtedness) and without premium or penalty thereafter, other than customary breakage costs with respect to LIBOR rate loans.

Amortization of Principal

The Trans Union LLC senior secured credit facility requires scheduled quarterly payments on the senior secured term loans equal to one-fourth of 1% of the original principal amount of the senior secured term loans, with the balance paid at maturity.

Collateral and Guarantors

The Trans Union LLC senior secured credit facility is guaranteed by TransUnion Corp and certain of its current and future domestic wholly-owned subsidiaries, and is secured by a perfected security interest in certain of Trans Union LLC’s existing and future property and assets and by a pledge of the capital stock of Trans Union LLC and its domestic subsidiaries and up to 65% of the capital stock of certain of its foreign subsidiaries.

Restrictive Covenants and Other Matters

As a condition to borrowing and as of the end of any fiscal quarter for which Trans Union LLC has borrowings outstanding under the senior secured revolving credit facility, the senior secured credit facility requires that Trans Union LLC has a senior secured leverage ratio, which is calculated net of up to $150.0 million of unrestricted cash and cash equivalents, equal to or less than 4.0 to 1.0 calculated on a pro forma basis. In addition, the senior secured credit facility includes negative covenants, subject to significant exceptions, restricting or limiting Trans Union LLC’s ability and the ability of Trans Union LLC’s restricted subsidiaries to, among other things:

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	incur liens and engage in sale and leaseback transactions;

•	make loans and investments;

•	declare dividends, make payments or redeem or repurchase capital stock;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness, including the 11.375% notes;

•	amend or otherwise alter the terms of certain of our indebtedness, including the 11.375% notes;

•	enter into agreements limiting subsidiary distributions;

•	sell assets (including sale-leaseback transactions);

•	conduct transactions with affiliates;

•	change the business that we conduct;

•	issue disqualified equity interests;

•	change its fiscal year; and

•	enter into any agreement containing a restriction that limits the ability to grant liens in favor of the lenders under the senior secured credit facility.

The senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, change of control, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or material security document supporting the senior secured credit facility to be in full force and effect. If such an event of default occurs, the lenders under the senior secured credit facility would be entitled to take various actions, including the acceleration of amounts due under the senior secured credit facility and all actions permitted to be taken by a secured creditor.

Description of the Notes

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the terms “Trans Union LLC,” “we,” “our” or “us” refer to Trans Union LLC, a Delaware limited liability company, and not to any of its subsidiaries, the word “Co-Issuer” refers only to TransUnion Financing Corporation, a Delaware corporation, the term “Issuers” refers to Trans Union LLC and Co-Issuer, and not to any of Trans Union LLC’s Subsidiaries, and the term “Parent” refers to TransUnion Corp and not to any of its subsidiaries.

The Issuers issued $645,000,000 aggregate principal amount of 11.375% senior notes due 2018, Series B on April 20, 2011 (the “notes”) under an indenture dated June 15, 2010 ( as amended, the “Indenture”) among the Issuers, TransUnion Corp, the Subsidiary Guarantors (together with TransUnion Corp, the “Note Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). Except as set forth herein, the terms of the notes include those stated in the Indenture and certain provisions of the Trust Indenture Act made part of the Indenture by reference thereto.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Summary.”

Brief Description of the Notes

The notes:

•	are jointly and severally issued by the Issuers;

•	are unsecured senior obligations of the Issuers;

•	are pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities) of the Issuers;

•	are effectively subordinated to all secured Indebtedness of the Issuers (including the Senior Credit Facilities) to the extent of the value of the collateral securing such Indebtedness;

•	are senior in right of payment to any future Subordinated Indebtedness of the Issuers; and

•	are guaranteed on a senior unsecured basis by (i) TransUnion Corp and (ii) each Restricted Subsidiary that guarantees the Senior Credit Facilities.

Note Guarantees

The Note Guarantors, as primary obligors and not merely as sureties, initially jointly and severally irrevocably and unconditionally guaranteed, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the Indenture and the notes, whether for payment of principal of or interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

TransUnion Corp and the Restricted Subsidiaries (other than as detailed below) have guaranteed the notes. Each Note Guarantee is a general unsecured obligation of each Note Guarantor and is pari passu in right of payment with all existing and future Senior Indebtedness of each such entity, is effectively subordinated to all secured Indebtedness of each such entity to the extent of the value of the collateral securing such Indebtedness and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The notes are structurally subordinated to Indebtedness of Subsidiaries of Trans Union LLC that are not Subsidiary Guarantors.

Only Trans Union LLC’s Wholly-Owned Subsidiaries that (i) are not Foreign Subsidiaries (or Subsidiaries of Foreign Subsidiaries) and (ii) guarantee Trans Union LLC’s Obligations under the Senior Credit Facilities are Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any Subsidiaries that are not Subsidiary Guarantors, such non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Trans Union LLC. None of our Foreign Subsidiaries (or their Subsidiaries), non-Wholly-Owned Subsidiaries or any Receivables Subsidiary is a Subsidiary Guarantor. Under certain circumstances future Subsidiaries may also guarantee the notes. See “—Future Guarantees.

The obligations of each Note Guarantor under its Note Guarantee are limited as necessary to prevent the Note Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Note Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Note Guarantor in an amount equal to such other Note Guarantor’s pro rata portion of such payment based on the respective net assets of all the Note Guarantors at the time of such payment determined in accordance with GAAP.

If a Note Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Note Guarantor, and, depending on the amount of such indebtedness, a Note Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors-Risks Related to this Offering and our Indebtedness-A guarantee of the notes could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that guarantor to satisfy claims.”

A Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(a)	any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor (including any sale, exchange or transfer after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary) or all or substantially all the assets of such Subsidiary Guarantor which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b)	the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facilities or the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Subsidiary Guarantee;

(c)	the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary; or

(d)	the Issuers exercising their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the Issuers’ obligations under the Indenture being discharged in accordance with the terms of the Indenture.

Ranking

Senior Secured Indebtedness Versus the Notes

The payment of the principal of, premium, if any, and interest on the notes and the payment of any Note Guarantee ranks pari passu in right of payment with all Senior Indebtedness of such Issuer or the relevant Note Guarantor, as the case may be, including the obligations of the Issuers and the Note Guarantors under the Senior Credit Facilities.

The notes are effectively subordinated in right of payment to all of the Issuers’ and the Note Guarantors’ existing and future secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of June 30, 2013, Trans Union LLC had $918.6 million of secured Indebtedness under the Senior Credit Facilities. On September 3, 2013, Trans Union LLC borrowed $65.0 million under the senior secured revolving credit facility.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain covenants-Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.”

Paying Agent and Registrar for the Notes

The Issuers will maintain one or more paying agents for the notes in the Borough of Manhattan, City of New York. The initial paying agent for the notes will be the Trustee.

The Issuers will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of notes on behalf of the Issuers.

The Issuers may change the paying agents or the registrars without prior notice to the Holders. Either Issuer or any of Trans Union LLC’s Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Principal, Maturity and Interest

The Issuers issued $645,000,000 of notes. The notes will mature on June 15, 2018. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” the Issuers may issue additional notes from time to time under the Indenture (the “Additional Notes”). The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued.

Interest on the notes accrues at the rate of 11.375% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2010, to the Holders of notes of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Issuers may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” The Issuers may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuers are not entitled to redeem the notes at its option prior to June 15, 2014.

At any time prior to June 15, 2014, the Issuers may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice delivered to the registered address of each Holder of notes, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”), subject to the rights of Holders of notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

On and after June 15, 2014, the Issuers may redeem the notes, in whole or in part, upon notice as described under the heading “Repurchase at the Option of Holders—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage
2014	105.688%
2015	102.844%
2016 and thereafter	100.000%

The Trustee shall select the notes to be purchased in the manner described under “Repurchase at the Option of Holders—Selection and Notice.”

Any notice of redemption may be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

The Issuer will provide prompt written notice to the Trustee at least one business day prior to the Redemption Date rescinding such redemption in the event that any such condition precedent shall not have occurred, and such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Issuer rescinding such redemption, the Trustee will promptly send a copy of such notice to the Holders of the notes to be redeemed in the same manner in which the notice of redemption was given.

Repurchase at the Option of Holders

Change of Control

The notes provide that if a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of the notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuers will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered notes and their election to require the Issuers to purchase such notes, provided that the paying agent receives, not later than the close of business on the Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7)	that if the Issuers are redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes (through book-entry transactions if global notes) and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1.00 in excess thereof; and

(8)	the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in such Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law,

(1)	accept for payment all notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate to the Trustee stating that such notes or portions thereof have been tendered to and purchased by the Issuers.

The Senior Credit Facilities and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may, provide that certain change of control events with respect to the Issuers would constitute a default thereunder (including a Change of Control under the Indenture). If Trans Union LLC experiences a change of control that triggers a default under the Senior Credit Facilities or such other Indebtedness, Trans Union LLC could seek a waiver of such defaults or seek to refinance the Senior Credit Facilities or such other Indebtedness. In the event Trans Union LLC does not obtain such a waiver or refinance the Senior Credit Facilities or such other Indebtedness, such default could result in amounts outstanding under such Indebtedness being declared due and payable and could cause a Receivable Facility to be wound down. Accordingly, the Issuers’ ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by their then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Trans Union LLC and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the initial purchasers of the notes and the Issuers. The Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuers could decide to do so in the future. Subject to the limitations discussed below, the Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Issuers’ ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Trans Union LLC to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Trans Union LLC. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Issuers to make an offer to repurchase the notes as described above.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Issuers will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)	Trans Union LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by Trans Union LLC) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefore received by Trans Union LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Trans Union LLC’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Trans Union LLC or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which Trans Union LLC and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b)	any securities received by Trans Union LLC or such Restricted Subsidiary from such transferee that are converted by Trans Union LLC or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(c)	any Designated Non-cash Consideration received by Trans Union LLC or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) (other than securities received and not yet liquidated pursuant to clause (b) that are at that time outstanding), not to exceed 2.5% of Adjusted Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds of any Asset Sale, Trans Union LLC or any Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1)	to reduce:

(a)	Obligations under the Senior Credit Facilities and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto;

(b)	Obligations under Senior Indebtedness that is secured by a Lien and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto;

(c)	Obligations under other unsecured Senior Indebtedness (and, if the Obligations repaid are revolving credit Obligations, to correspondingly reduce commitments with respect thereto), provided that the Issuers shall equally and ratably reduce Obligations under the notes as provided under “Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid; or

(d)	Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Issuers or another Restricted Subsidiary;

(2)	to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Trans Union LLC or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, including Capital Stock, in each of (a), (b) and (c) used or useful in a Similar Business;

(3)	to make an investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Trans Union LLC or one of the Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets, including Capital Stock, that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(4)	any combination of the foregoing;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as Trans Union LLC or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuers or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if no Second Commitment is entered into or any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers shall make an offer to all Holders of the notes and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the notes and such Pari Passu Indebtedness that is a minimum denomination of $2,000 or an integral multiple of $1.00 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee.

To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

Notwithstanding the foregoing, the following Asset Sales shall not be subject to the first paragraph of this covenant (but any Net Proceeds therefrom shall otherwise be applied in accordance with this covenant):

(1)	transfers of property subject to casualty or condemnation proceedings; and

(2)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture and similar binding agreements.

Selection and Notice

If the Issuers are redeeming less than all of the notes issued by them at any time, the Trustee will select the notes to be redeemed (a) if such notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed; (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of such notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuers will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note or otherwise reflect such reduction in accordance with the procedures of DTC. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture, then, beginning on that day subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this “Description of the Notes” section of this prospectus (collectively, the “Suspended Covenants”) will be suspended:

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;

(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5)	“—Transactions with Affiliates”;

(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

(7)	“—Future Guarantees.”

During any period that the foregoing covenants have been suspended, Trans Union LLC’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (as defined herein) and the Issuers and any of the Restricted Subsidiaries will be permitted, without causing a Default or Event of Default, to honor or otherwise perform any contractual commitments or obligations in the future after any date on which the notes no longer have an Investment Grade Rating from both of the Rating Agencies as long as such contractual commitments or obligations were entered into during the Suspension Period and not in anticipation of such notes no longer having an Investment Grade Rating from both of the Rating Agencies.

Notwithstanding the foregoing, if on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, the foregoing covenants will be reinstituted as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the suspension of covenants as set forth above and the Reversion Date is referred to as the “Suspension Period.” All Indebtedness incurred (including Acquired Indebtedness) and Disqualified Stock or Preferred Stock issued during the Suspension Period will be deemed to have been incurred or issued in reliance on the exception provided by clause (3) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect prior to, but not during, the period that the “Restricted Payments” covenant was suspended as set forth above; provided, for the sake of clarity, that no default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. For purposes of determining compliance with the covenant described above under the caption “Repurchase at the Option of Holders—Asset Sales,” the Excess Proceeds from all Asset Sales not applied in accordance with such covenant will be deemed to be reset to zero after the Reversion Date. The Issuers shall promptly upon its occurrence deliver to the Trustee an Officer’s Certificate notifying the Trustee of the event giving rise to Suspended Covenants or a Reversion Date, the date thereof and identifying the Suspended Covenants. The Trustee shall not have any obligation to monitor the occurrence or dates of any Suspended Covenants or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the holders of the occurrence or dates of any Suspended Covenant or Reversion Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any payment or distribution on account of the Issuers’ or any of the Restricted Subsidiaries’ Equity Interests (including any dividend or distribution payable in connection with any merger or consolidation) other than:

(a)	dividends, payments or distributions by the Issuers payable solely in Equity Interests (other than Disqualified Stock) of the Issuers; or

(b)	dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, Trans Union LLC or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuers or any direct or indirect parent of Trans Union LLC held by Persons other than a Restricted Subsidiary, including in connection with any merger or consolidation;

(III)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a)	Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b)	the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV)	make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)	no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)	immediately after giving effect to such transaction on a pro forma basis, Trans Union LLC could incur at least $1.00 of additional Indebtedness under the provisions of clause (i) of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments (the amount of any Restricted Payment, if made other than in cash, to be based upon the fair market value at the time of such Restricted Payment) made by the Issuers and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (7) and (12) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a)	50% of the Consolidated Net Income of Trans Union LLC for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of Trans Union LLC’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b)

100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by Trans Union LLC, of marketable securities or other property received by Trans Union LLC since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)	(A) Equity Interests of the Issuer, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x)	Equity Interests of Trans Union LLC to members of management, directors or consultants of Trans Union LLC, any direct or indirect parent company of Trans Union LLC and Trans Union LLC’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (3) of the next succeeding paragraph; and

(y)	Designated Preferred Stock; and

(B)	to the extent such net cash proceeds are actually contributed to Trans Union LLC, Equity Interests of Trans Union LLC’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii)	debt securities or other Indebtedness of Trans Union LLC that have (or has) been converted into or exchanged for such Equity Interests of Trans Union LLC;

provided, however, that this clause (b) shall not include the proceeds from (X) Equity Interests or convertible debt securities of Trans Union LLC sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by Trans Union LLC or, if such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, of marketable securities or other property contributed to the capital of Trans Union LLC following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by Trans Union LLC, of marketable securities or other property received by means of:

(i)	the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from such Issuer or such Restricted Subsidiary and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuers or any Restricted Subsidiary, in each case after the Issue Date; or

(ii)	the sale (other than to the Issuers or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(e)

in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by Trans Union LLC in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value exceeds $30.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than an Unrestricted Subsidiary to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuers or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers or a Note Guarantor, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

(b)	such new Indebtedness is subordinated to the notes or the applicable Note Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(c)	such new Indebtedness has a final scheduled maturity date either (i) equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (ii) at least 90 days following the final maturity date of the notes; and

(d)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(3)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Trans Union LLC or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of Trans Union LLC, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of a public Equity Offering of Trans Union LLC or any direct or indirect parent) (with unused amounts in any calendar year being carried over to the next succeeding calendar year subject to a maximum (without giving effect to the following proviso) of $20.0 million (which shall increase to $40.0 million subsequent to the consummation of a public Equity Offering of Trans Union LLC or any direct or indirect parent) in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Trans Union LLC and, to the extent contributed to Trans Union LLC, Equity Interests of any of Trans Union LLC’s direct or indirect parent companies, in each case to members of management, directors or consultants of Trans Union LLC, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by Trans Union LLC or the Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (3);

and provided, further, that cancellation of Indebtedness owing to Trans Union LLC from members of management of Trans Union LLC, any of Trans Union LLC’s direct or indirect parent companies or any of the Restricted Subsidiaries in connection with a repurchase of Equity Interests of Trans Union LLC or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(4)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Trans Union LLC or any of its Restricted Subsidiaries issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(5) (a)	the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Trans Union LLC after the Issue Date;

(b)	the declaration and payment of dividends to any direct or indirect parent company of Trans Union LLC, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent issued after the Issue Date;

provided that (x) the amount of dividends paid pursuant to clause (a) or (b) shall not exceed the aggregate amount of cash actually contributed to Trans Union LLC from the sale of such Designated Preferred Stock and (y) in the case of each of (a) and (b) of this clause (5), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuers and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(6)	repurchases of Equity Interests deemed to occur upon, or cash payments in lieu of the issuance of fractional shares in connection with, in each case, the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests (or the declaration and payment of distributions or dividends, as applicable, or the making of loans, in each case, to any direct or indirect parent of the Issuer to fund such repurchases or cash payments) if, (a) in the case of repurchases of Equity Interests, such Equity Interests represent a portion of the exercise price of such options or warrants or (b) in the case of cash payments, any such cash payment shall not be for the purpose of circumventing the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of Trans Union LLC or any direct or indirect parent of Trans Union LLC);

(7)	the making (or declaration) and payment of distributions or dividends, as applicable, on Trans Union LLC’s common stock (or the payment of distributions or dividends, as applicable, to any direct or indirect parent of Trans Union LLC to fund a payment of dividends on such entity’s common stock), following the first public offering of Trans Union LLC’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to Trans Union LLC in or from any such public offering, other than public offerings with respect to Trans Union LLC’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Restricted Payments that are made with Excluded Contributions;

(9)	other Restricted Payments (excluding Equity Restricted Payments) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (9) not to exceed $40.0 million;

(10)	distributions or payments of Receivables Fees;

(11)	any Restricted Payment made in connection with the Change in Control Transaction and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates” (other than clause (2) thereof);

(12)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(13)	the declaration and payment of distributions or dividends, as applicable, by Trans Union LLC or its Restricted Subsidiaries to, or the making of loans to, any direct or indirect parent (or, solely in the case of clause (b) below, to an Affiliate of Trans Union LLC that is the common parent of a consolidated, combined or unitary group including Trans Union LLC or any of its Restricted Subsidiaries, as applicable, for the purpose of income tax liabilities under the laws of any state of the United States, the District of Columbia, or any territory thereof), in amounts required for any such direct or indirect parents (or such Affiliates) to pay, in each case without duplication,

(a)	franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b)	federal, state and local income taxes, to the extent such income taxes are attributable to the income of Trans Union LLC and/or its Restricted Subsidiaries (as applicable) and, to the extent of the amount actually received by Trans Union LLC (or its Restricted Subsidiaries) from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any taxable period does not exceed the amount that Trans Union LLC and/or its Restricted Subsidiaries (as applicable) would be required to pay in respect of federal, state and local income taxes for such taxable period were Trans Union LLC, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, to pay such taxes separately from any such parent entity (or such Affiliate);

(c)	customary salary, bonus, indemnification obligations and other benefits payable to directors, officers and employees of any direct or indirect parent company of Trans Union LLC to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of Trans Union LLC and its Restricted Subsidiaries;

(d)	general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of Trans Union LLC and its Restricted Subsidiaries; and

(e)	fees and expenses other than to Affiliates of Trans Union LLC related to any unsuccessful equity or debt offering or other financing transaction of such parent entity;

(14)	the distribution, dividend or otherwise of shares of Capital Stock of, or Indebtedness owed to the Issuers or a Restricted Subsidiary of Trans Union LLC by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(15)	payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of Trans Union LLC and its Restricted Subsidiaries taken as a whole that complies with the terms of the Indentures, including the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets”; provided that payments and distributions shall be permitted under this clause (15) only to the extent they are not otherwise permitted under this covenant; and

(16)

the payment of dividends, other distributions and other amounts by the Issuers to, or the making of loans to, any direct or indirect parent of the Issuers in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Issuers, if applicable, to pay interest and/or principal (including AHYDO Catch Up Payments) on Indebtedness the proceeds of which have been permanently contributed to Trans Union LLC or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuers or any Restricted Subsidiary incurred in accordance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the proceeds contributed to Trans Union LLC or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to clause (3) of the first paragraph of this “Limitation on Restricted Payments” covenant; provided further that the aggregate amount of such dividends shall not exceed the amount of cash actually contributed to Trans Union LLC for the incurrence of such Indebtedness;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9) and (14), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, Trans Union LLC will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

All of Trans Union LLC’s Subsidiaries are Restricted Subsidiaries. Trans Union LLC will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Trans Union LLC and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (8), (9) or (14) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuers will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (i) the Issuers may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Trans Union LLC and its Restricted Subsidiaries for Trans Union LLC’s and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that Restricted Subsidiaries that are not Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $150.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors would be outstanding pursuant to this paragraph and clauses (12)(b) and (14) below at such time.

The foregoing limitations will not apply to:

(1)	the incurrence of Indebtedness under Credit Facilities (which in the case of clause (ii) below shall be Secured Indebtedness) by the Issuers or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount not to exceed the greater of (i) $1,440.0 million plus (x) the amount by which amounts outstanding under the term loan facility of the Senior Credit Facilities on the Issue Date exceed $940.0 million and (y) the amount by which aggregate commitments under the revolving credit facility of the Senior Credit Facilities as in effect on the Issue Date exceed $200.0 million or (ii) the maximum principal amount of Secured Indebtedness that could be incurred such that after giving effect to such incurrence, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0, in each case, outstanding at any one time, less the aggregate of mandatory principal payments actually made by the borrower thereunder in respect of Indebtedness thereunder with proceeds from an Asset Sale or series of related Asset Sales;

(2)	the incurrence by the Issuers and any Subsidiary Guarantor of Indebtedness represented by the notes (other than any Additional Notes) and any Subsidiary Guarantee with respect to the foregoing;

(3)	Indebtedness of the Issuers and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuers or any of the Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, including, without limitation, through the direct purchase of assets or the Capital Stock of any Person owning such assets in an amount not to exceed the greater of (x) $30.0 million and (y) 1.0% of Adjusted Total Assets at the time of incurrence;

(5)	Indebtedness incurred by the Issuers or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances or similar instruments in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)	Indebtedness arising from agreements of the Issuers or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that with respect to dispositions the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuers and the Restricted Subsidiaries in connection with such disposition;

(7)	Indebtedness of the Issuers to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(8)

Indebtedness of a Restricted Subsidiary to the Issuers or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary

Guarantor, such Indebtedness is expressly subordinated in right of payment to the Subsidiary Guarantee of the notes of such Subsidiary Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;

(9)	shares of Preferred Stock of a Restricted Subsidiary issued to the Issuers or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuers or another of the Restricted Subsidiaries) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;

(10)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11)	obligations in respect of performance, bid, appeal, statutory, export or import, customs, revenue and surety bonds and completion guarantees or similar instruments provided by the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(12)	(a) Indebtedness or Disqualified Stock of the Issuers and Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by Trans Union LLC since immediately after the Issue Date from the issue or sale of Equity Interests of Trans Union LLC (or any direct or indirect parent of the Issuer) or cash contributed to the capital of Trans Union LLC (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Trans Union LLC or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuers or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed $150.0 million; provided, however, that on a pro forma basis, together with any amounts incurred and outstanding by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to the second proviso to the first paragraph of this covenant and clause (14), no more than $150.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred pursuant to this clause (12)(b) shall be incurred by Restricted Subsidiaries that are not Subsidiary Guarantors (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13)

the incurrence by the Issuers or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(b)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the notes or the Subsidiary Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c)	shall not include:

(i)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Trans Union LLC that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of Trans Union LLC;

(ii)	Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Trans Union LLC that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(iii)	Indebtedness, Disqualified Stock or Preferred Stock of Trans Union LLC or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Indebtedness outstanding under a Credit Facility;

(14)	Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuers or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Issuers or any Restricted Subsidiary or merged into the Issuers or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that after giving effect to such acquisition or merger, either:

(a)	the Issuers would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of first sentence of this covenant; or

(b)	the Fixed Charge Coverage Ratio of Trans Union LLC and the Restricted Subsidiaries of Trans Union LLC on a consolidated basis is greater than immediately prior to such acquisition or merger;

provided, however, that on a pro forma basis, together with amounts incurred and outstanding pursuant to the second proviso to the first paragraph of this covenant and clause (12)(b), no more than $150.0 million of Indebtedness, Disqualified Stock or Preferred Stock at any one time outstanding and incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this clause (14) shall be incurred and outstanding;

(15)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16)	Indebtedness of the Issuers or any of the Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)	(a) any guarantee by the Issuers or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b)	any guarantee by a Restricted Subsidiary of Indebtedness of the Issuers; provided that such guarantee is incurred in accordance with the covenant described below under “— Future Guarantees”;

(18)	Indebtedness of Foreign Subsidiaries of Trans Union LLC incurred not to exceed at any one time outstanding and together with any other Indebtedness incurred under this clause (18) the greater of (x) $25.0 million and (y) 10.0% of the proportion of the Adjusted Total Assets represented by the Foreign Subsidiaries of Trans Union LLC (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));

(19)	Indebtedness of the Issuers or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20)	Indebtedness consisting of Indebtedness issued by the Issuers or any of the Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Trans Union LLC or any direct or indirect parent company of Trans Union LLC to the extent described in clause (3) of the second paragraph under the caption “—Limitation on Restricted Payments”;

(21)	Indebtedness of the Issuers or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the notes as described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge”; and

(22)	cash management obligations and Indebtedness of Foreign Subsidiaries in respect of netting services, overdraft facilities, employee credit card programs, Cash Pooling Arrangements or similar arrangements in connection with cash management and deposit accounts; provided that with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements.

Notwithstanding the preceding two paragraphs and except for Indebtedness, Disqualified Stock and Preferred Stock incurred under the revolving portion of the Senior Credit Facilities or Refinancing Indebtedness incurred under clause (13) or Indebtedness incurred under clauses (7), (8), (9), (10), (11), (15), (16), (17), (19) and (21) of the immediately preceding paragraph, the Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly incur any Indebtedness or issue any share of Disqualified Stock or Preferred Stock unless the Consolidated Total Debt Ratio for Trans Union LLC’s most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been less than 6.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

For purposes of determining compliance with this covenant:

(1)

in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Trans Union LLC, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the second paragraph of this covenant; and

(2)	at the time of incurrence, Trans Union LLC will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant or, for purposes of the covenant set forth below, under the caption “—Liens,” provided that, in each case, any such additional Indebtedness shall be included in the definition of “Consolidated Total Indebtedness.”

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Each Indenture provides that the Issuers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuers or such Subsidiary Guarantor, as the case may be.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuers will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or allow to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuers or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Subordinated Indebtedness, the notes and related Subsidiary Guarantees are secured by a Lien on such assets or property that is senior in priority to such Liens; or

(2)	in all other cases, the notes or the Subsidiary Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing the notes and the related Subsidiary Guarantees and (b) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuers may not consolidate or merge with or into or wind up into (whether or not an Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of their properties or assets, in one or more related transactions, to any Person unless:

(1)	one of the Issuers is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than one of the Issuers) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2)	the Successor Company, if other than one of the Issuers, expressly assumes all the obligations of the Issuers under the notes pursuant to supplemental indentures;

(3)	immediately after such transaction, no Default exists that shall not have been cured or waived;

(4)	immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a)	the Issuers or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (i) of the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b)	the Fixed Charge Coverage Ratio for the Successor Company or the Issuers and the Restricted Subsidiaries, as applicable, would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such transaction;

(5)	each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Issuers (or such other predecessor company, as the case may be) will be released from its obligations under the Indenture and the notes and the Successor Company will succeed to, and be substituted for, the Issuers, as the case may be, under the Indenture, the Subsidiary Guarantees and the notes, as applicable. Notwithstanding the foregoing,

(1)	any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Trans Union LLC (in which case clauses (3), (4), (5) and (6) above will not apply), and

(2)	either Issuer may merge with an Affiliate of such Issuer, as the case may be, solely for the purpose of reincorporating such Issuer in a State of the United States so long as the amount of Indebtedness of the Issuers and Trans Union LLC’s Restricted Subsidiaries is not increased thereby (in which case clauses (3), (4), (5) and (6) above will not apply).

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Issuers will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not an Issuer or Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, any Person unless:

(1)	(a) such Subsidiary Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or other entity organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b)	the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s related Subsidiary Guarantee pursuant to supplemental indentures;

(c)	immediately after such transaction, no Default exists that shall not have been cured or waived; and

(d)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2)	the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

The predecessor Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee, and the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or Trans Union LLC.

Transactions with Affiliates

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to the Issuers, taken as a whole, or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)	the Issuers deliver to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of (x) $10.0 million, a resolution adopted by the majority of the Board of Directors of Trans Union LLC approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above and (y) $35.0 million, an opinion from an Independent Financial Advisor that such Affiliate Transaction complies with this covenant.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Issuers or any of the Restricted Subsidiaries;

(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3)	the payment of management, consulting, monitoring and advisory fees and related expenses to the Permitted Holders in an amount not to exceed $5.0 million in the aggregate in any calendar year;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuers, any of Trans Union LLC’s direct or indirect parent companies or any of the Restricted Subsidiaries;

(5)

transactions in which the Issuers or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the

Issuers, taken as a whole, or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuers, taken as a whole, or such relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuers, taken as a whole, or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)	any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)	the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuers or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;

(8)	the Change in Control Transaction and the payment of all fees and expenses related to the Change in Control Transaction, in each case as disclosed in this prospectus;

(9)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuers and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Trans Union LLC or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10)	the issuance of Equity Interests (other than Disqualified Stock) of Trans Union LLC to any Permitted Holder or to any director, officer, employee or consultant;

(11)	sales of accounts receivable, or participations therein, or any other transaction effected in connection with any Receivables Facility;

(12)	payments by the Issuers or any of the Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Trans Union LLC in good faith;

(13)	payments or loans (or cancellation of loans) to employees or consultants of Trans Union LLC, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by Trans Union LLC in good faith;

(14)	any transaction permitted by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(15)	transactions with a Person (other than an Unrestricted Subsidiary of Trans Union LLC) that is an Affiliate of the Issuers solely because Trans Union LLC owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(16)	transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(17)	any contributions to the common equity capital of Trans Union LLC;

(18)	pledges of Equity Interests of Unrestricted Subsidiaries; and

(19)	transactions between the Issuers or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuers or any direct or indirect parent of the Issuers; provided, however, that such director abstains from voting as a director of the Issuers or such direct or indirect parent of the Issuers as the case may be on any matter involving such other Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuers will not, and will not permit any of the Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)	(a) pay dividends or make any other distributions to the Issuers or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b)	pay any Indebtedness owed to the Issuers or any of the Restricted Subsidiaries;

(2)	make loans or advances to the Issuers or any of the Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Issuers or any of the Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation;

(b)	the Indenture and the notes;

(c)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d)	applicable law or any applicable rule, regulation or order;

(e)	any agreement or other instrument of a Person acquired by the Issuers or any of the Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(f)	contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Trans Union LLC pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g)	Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(h)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)	other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k)	customary provisions contained in leases, subleases or licenses of intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l)	any Restricted Investment not prohibited by the covenant described above under the caption “—Limitation on Restricted Payments” and any Permitted Investment;

(m)

any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Trans Union LLC, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(n)	restrictions created in connection with any Receivables Facility that, in the good faith determination of Trans Union LLC are necessary or advisable to effect such Receivables Facility.

Future Guarantees

The Issuers will not permit any of Trans Union LLC’s Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuers or a Subsidiary Guarantor), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Issuers or any other Subsidiary Guarantor unless:

(1)	such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuers or any Subsidiary Guarantor if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes;

(2)	such Restricted Subsidiary waives and agrees to not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuers or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;

(3)	such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that:

(a)	such Subsidiary Guarantee has been duly executed and authorized; and

(b)	such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity and that the Subsidiary Guarantee is authorized or permitted by the Indenture.

provided, that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Whether or not required by the rules and regulations of the SEC, the Indenture requires Trans Union LLC to file the following information with the SEC from as long as any notes are outstanding:

(1)	within 90 days after the end of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of an annual report on Form 10-K by a non-accelerated filer), annual reports on Form 10-K, or any successor or comparable form;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a quarterly report on Form 10-Q by a non-accelerated filer), quarterly reports on Form 10-Q or any successor or comparable form; and

(3)	promptly from time to time after the occurrence of an event required to be therein reported, current reports on Form 8-K or any successor or comparable form;

in each case, in a manner that complies in all material respects with the requirements specified in such form or any successor or comparable form. The Indenture requires Trans Union LLC to make such information available to the Trustee and Holders of the notes (without exhibits) within 15 days after it files such information with the SEC, without cost to any Holder.

Notwithstanding the foregoing, the Indenture does not require Trans Union LLC to file such reports with the SEC if the SEC does not permit such filing; provided that, Trans Union LLC will make available such reports and information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes:

(1)	within 30 days, for annual reports;

(2)	within 15 days, for quarterly reports; and

(3)	within 6 Business Days, for current reports;

in each case, after the time Trans Union LLC would be required to file such information with the SEC if it were a non-accelerated filer. In addition, to the extent not satisfied by the foregoing, Trans Union LLC will agree that, for so long as any notes are outstanding, it will furnish to Holders and to any prospective investor that certifies it is a Qualified Institutional Buyer (as defined in the Securities Act), upon request and if not previously provided, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

TransUnion Corp may satisfy the obligations of Trans Union LLC set forth above; provided, that (i) the information filed with the SEC or delivered to Holders pursuant to this covenant should include consolidated financial statements for Parent, Trans Union LLC, and its Subsidiaries and (ii) TransUnion Corp is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of Trans Union LLC.

The requirements of the first two paragraphs of this covenant shall be deemed satisfied prior to the effectiveness of the shelf registration statement by filing with the SEC the shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act. In addition, prior to the effectiveness of the shelf registration statement, the Indenture does not require Trans Union LLC to provide the information that would otherwise be required by Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and Items 307, 308 or 308T of Regulation S-K in connection with any information provided under this covenant.

Notwithstanding the foregoing, the Issuers will be deemed to have furnished such reports referred to above to the Trustee and the Holders if Trans Union LLC has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.

Restrictions on Activities of Co-Issuer

The Indenture provides that the Co-Issuer may not hold any material assets, become liable for any material obligations or engage in any business activities or operations; provided, that the Co-Issuer may be a co-obligor with respect to Indebtedness (including, for the avoidance of doubt, the notes) if Trans Union LLC is a primary obligor on such Indebtedness, the net proceeds of such Indebtedness are received by Trans Union LLC or one or more of the Restricted Subsidiaries and such Indebtedness is otherwise permitted to be incurred under the Indenture.

Events of Default and Remedies

The Indenture provides that each of the following is an Event of Default:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes;

(2)	default for 30 days or more in the payment when due of interest on or with respect to the notes;

(3)	failure by the Issuers or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the notes;

(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers, TransUnion Corp or any of the Restricted Subsidiaries or the payment of which is guaranteed by the Issuers or any of the Restricted Subsidiaries, other than Indebtedness owed to the Issuers or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:

(a)	such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)	failure by the Issuers or any Significant Subsidiary of Trans Union LLC to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)	certain events of bankruptcy or insolvency with respect to the Issuers or any Significant Subsidiary of Trans Union LLC; or

(7)	the Subsidiary Guarantee of any Significant Subsidiary of Trans Union LLC shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary of Trans Union LLC, as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and has not been cured or waived under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding related notes may declare the principal, premium, if any, interest and any other monetary obligations on all such notes then outstanding to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all notes then outstanding will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)	holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)	the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless the Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the notes then outstanding have requested the Trustee to pursue the remedy;

(3)	Holders of the notes have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions under the Indenture, the Holders of a majority in principal amount of the notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture provides that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any Subsidiary Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuers or the Subsidiary Guarantors (if any) under the notes, the Subsidiary Guarantees (if any) or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting notes waives and releases all such liability. The waiver and release are part of the consideration for issuance and sale of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Subsidiary Guarantors (if any) under the Indenture will terminate and will be released upon payment in full of all of the notes. The Issuers may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes and have the Issuers’ and each Subsidiary

Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1)	the rights of Holders of notes to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2)	the Issuers’ obligations with respect to notes concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Subsidiary Guarantor (if any) released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such notes and the Issuers must specify whether such notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a)	the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b)	since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, an Issuer or any Subsidiary Guarantor is a party or by which an Issuer or any Subsidiary Guarantor is bound;

(6)	the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over, defeating, hindering, delaying or defrauding, any creditors of the Issuers or any Subsidiary Guarantor or others; and

(7)	the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes, when either:

(1)	all notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a)	all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and an Issuer or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, or in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)	no Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which an Issuer or any Subsidiary Guarantor is a party or by which an Issuer or any Subsidiary Guarantor is bound;

(c)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(d)	the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of or tender offer for the notes), other than notes beneficially owned by an Issuer or its Affiliates.

The Indenture provides that, without the consent of each affected Holder of the notes, an amendment or waiver may not, with respect to any notes held by a non-consenting Holder:

(1)	reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed final maturity of any such note or alter or waive the provisions with respect to the redemption of such notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default in the payment of principal of or premium, if any, or interest on the notes, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee which cannot be amended or modified without the consent of all Holders;

(5)	make any note payable in money other than that stated therein;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

(7)	make any change in these amendment and waiver provisions;

(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes;

(9)	make any change to or modify the ranking of the notes that would adversely affect the Holders; or

(10)	except as expressly permitted by the Indenture, modify the Subsidiary Guarantees of any Significant Subsidiary of the Issuer in any manner adverse to the Holders of the notes.

Notwithstanding the foregoing, the Issuers, any Subsidiary Guarantor (with respect to a Note Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Note Guarantee or the notes without the consent of any Holder;

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated notes of such series in addition to or in place of certificated notes;

(3)	to comply with the covenant relating to mergers, consolidations and sales of assets;

(4)	to provide the assumption of the Issuers’ or any Note Guarantor’s obligations to the Holders;

(5)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Note Guarantor;

(7)	to comply with requirements of the SEC in order to effect or maintain any qualification of the Indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9)	to add a Subsidiary Guarantor under the Indenture, or to modify the Indenture in connection with the addition of a Subsidiary Guarantee;

(10)	to conform the text of the Indenture, Note Guarantees or the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, Note Guarantee or notes; or

(11)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the notes; provided, however, that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue, if so required at such time, or resign.

The Indenture provides that the Holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Note Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acceptable Commitment” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” has the meaning set forth under “Principal, Maturity and Interest.”

“Adjusted Total Assets” means the total assets of the Issuers and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuers or such other Person as may be expressly stated.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“AHYDO Catch Up Payment” means payment in respect of Indebtedness necessary in order to avoid such Indebtedness being characterized as “applicable high yield discount obligations” within the meaning of the Code.

“AHYDO redemption date” has the meaning set forth under “Mandatory Redemption; Offers to Purchase; Open Market Purchases.”

“Applicable Amount” has the meaning set forth under “Principal, Maturity and Interest.”

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at June 15, 2014 (each such redemption price being set forth in the table appearing above under the caption “Optional Redemption”), plus (ii) all required interest payments due on such Note through June 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuers or any of the Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than Disqualified Stock or Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”);

in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants— Limitation on Restricted

Payments” and, to the extent constituting an Asset Sale, the granting of a Lien that is permitted to be granted, and is granted, under the covenant described above under “Certain Covenants—Liens”;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $10.0 million;

(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuers or by the Issuers or a Restricted Subsidiary to another Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(h)	foreclosures on assets;

(i)	sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(j)	any financing transaction with respect to (i) the property located at 555 West Adams Street in Chicago, Illinois (currently identified by the Assessor’s office of Cook County, Illinois with Permanent Index Number 17-16-112-006) or (ii) property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, in each case including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(k)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l)	disposition of an account receivable in connection with the collection or compromise thereof;

(m)	the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Trans Union LLC, is not material to the conduct of the business of Trans Union LLC and its Restricted Subsidiaries taken as a whole;

(n)	voluntary terminations of Hedging Obligations;

(o)	any liquidation or dissolution of a Restricted Subsidiary; provided that such Restricted Subsidiary’s direct parent is Trans Union LLC or a Restricted Subsidiary and immediately becomes the owner of such Restricted Subsidiary’s assets; and

(p)	dispositions of non-core assets acquired in connection with acquisitions or Investments permitted under the Indenture; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business.

“Asset Sale Offer” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a) euro, or any national currency of any participating member state of the EMU; or

(b)	in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) and entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(10)	Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(11)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution and one or more Foreign Subsidiaries of the Issuer involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by such Foreign Subsidiaries for cash management purposes.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Trans Union LLC and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)	the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Trans Union LLC;

(3)	following an Initial Public Offering, the first day on which a majority of the members of the Board of Directors of TransUnion Corp or Trans Union LLC are not Continuing Directors; or

(4)	the adoption by the equityholders of Trans Union LLC of a plan or proposal for the liquidation or dissolution of Trans Union LLC.

“Change of Control Offer” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”

“Change of Control Payment Date” has the meaning set forth under “Repurchase at the Option of Holders—Change of Control.”

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.

“Consent Solicitation” has the meaning set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments” in this prospectus.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries and Capitalized Software Expenditures for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP and (ii) any non-cash imputed interest expense associated with non-interest bearing Indebtedness issued at par to the extent not included in EBITDA), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expenses associated with bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, in each case, related to the Change in Control Transaction), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3)	any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Trans Union LLC, shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Trans Union LLC shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Trans Union LLC will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7)	effects of adjustments (including the effects of such adjustments pushed down to Trans Union LLC and the Restricted Subsidiaries) in the property and equipment, software and other intangible assets, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10) (a)	any non-cash compensation expense recorded from grants or periodic remeasurements of stock appreciation or similar rights, stock options, restricted stock rights or other equity incentive programs and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Trans Union LLC or a Restricted Subsidiary of Trans Union LLC, will be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded, and

(12)	accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Change in Control Transaction in accordance with GAAP shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuers and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuers and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuers or any of the Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Consolidated Restricted Cash), in each case, that is held by the Issuers and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided that this clause (y) shall be limited to, $50,000,000 to (2) Trans Union LLC’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) (x) Consolidated Total Indebtedness of the Issuers and the Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus (y) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, that is held by the Issuers and the Restricted Subsidiaries as of such date free and clear of all Liens, other than Permitted Liens, provided, that this clause (y) shall be limited to $50,000,000, to (2) Trans Union LLC’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, (2) the aggregate amount of all outstanding Disqualified Stock of Trans Union LLC and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP and (3) all obligations relating to Receivables Facilities. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Trans Union LLC.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors” means, as of any date of determination following an Initial Public Offering, any member of the Board of Directors of TransUnion Corp or Trans Union LLC, as applicable, who: (1) was a member of such Board of Directors on the date of the closing of such Initial Public Offering; or (2) was nominated for election or elected to such Board of Directors (x) with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (y) by the vote of Permitted Holders representing 50% or more of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies, including TransUnion Corp.

“Continuing Shareholders” means (i) all lineal descendants of Nicholas J. Pritzker, deceased, and all spouses and adopted children of such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clauses (i) or (ii); and (iv) various entities owned and/or controlled directly and/or indirectly, by the individuals and trusts described in clauses (i), (ii) or (iii) (but excluding, however, any portfolio companies controlled by the Continuing Shareholders).

“Covenant Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Credit Facilities” means, with respect to the Issuers or any of the Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, debt securities or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuers or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Trans Union LLC, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Trans Union LLC or any direct or indirect parent thereof, including TransUnion Corp (in each case other than Disqualified Stock), that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Trans Union LLC or the applicable direct or indirect parent thereof, including TransUnion Corp, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Determination Date” has the meaning set forth under “Principal, Maturity and Interest.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Trans Union LLC, or its Subsidiaries or any direct or indirect parent thereof or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Trans Union LLC, its Subsidiaries or any direct or indirect parent thereof in order to satisfy applicable statutory or regulatory obligations.

“DTC” has the meaning set forth under “Principal, Maturity and Interest.”

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income (including an amount equal to the tax distributions actually made to the holders of Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (13)(a) and (b) of the second paragraph of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” as though such amounts had been paid as income taxes directly by such Person); plus

(b)	Fixed Charges of such Person for such period (including (x) net losses of Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges) to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, including expenses associated with establishing processes for complying with the covenant described under “Certain Covenants—Reports and Other Information” and the Credit Facilities, and (ii) any amendment or other modification of the notes, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge or reserve and costs related to the reduction, retirement or consolidation of people, processes, technologies and facilities deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, provided that the aggregate amount of all cash items added pursuant to this clause (e) for all periods (other than cash restructuring charges related to Permitted Investments) shall not exceed $100.0 million in the aggregate; plus

(f)	any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	any (a) salary, benefit and other direct savings resulting from workforce reductions or reduction, retirement or consolidation of people, processes, technologies and facilities, in each case by such Person implemented during or reasonably expected to be implemented within the 12 months following such period and (b) costs and expenses incurred after the date of the Indenture related to employment of terminated employees incurred by such Person during such period, in each case, to the extent that such costs and expenses were deducted in computing such Consolidated Net Income; plus

(h)	the amount of any non-controlling interest consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(i)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(j)	signing bonuses, stock option and other equity-based compensation expenses, management fees and expenses, including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; plus

(k)	the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(l)	any costs or expense incurred by the Issuers or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Trans Union LLC or net cash proceeds of an issuance of Equity Interest of Trans Union LLC (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(m)	a Person’s proportion of Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting to the extent that the same was not included or otherwise deducted (and not added back) in such period in computing Consolidated Net Income.

(2)	decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3)	increased or decreased by (without duplication):

(a)	any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815, Derivatives and Hedging; plus or minus, as applicable,

(b)	any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Trans Union LLC or any of its direct or indirect parent companies, including TransUnion Corp (excluding Disqualified Stock), other than:

(1)	public offerings with respect to Trans Union LLC’s or any direct or indirect parent (including TransUnion Corp’s) common stock registered on Form S-8;

(2)	issuances to any Subsidiary of Trans Union LLC; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Excess Proceeds” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Trans Union LLC from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Trans Union LLC or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that an Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Trans Union LLC or any of the Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Trans Union LLC or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Trans Union LLC and shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other disposition or acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be realizable within twelve months of the date of such transaction and are factually supportable and quantifiable and are set forth on an Officer’s Certificate delivered to the Trustee; provided that the aggregate amount of operating expense reductions that can be included in each pro forma calculation with respect to a transaction shall not exceed 10% of Trans Union LLC’s EBITDA (determined after giving pro forma effect to each Asset Sale or other disposition, acquisition, investment, merger, consolidation or discontinued operation) for such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Trans Union LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Trans Union LLC may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)); and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period (other than distributions paid in Equity Interests (other than Disqualified Stock)).

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date; except with respect to any reports or financial information required to be delivered pursuant to the covenant described above under the caption “Certain Covenants—Reports and Other Information,” which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement designed to manage, hedge or protect such Person with respect to fluctuations in interest rates, commodity prices or currency exchange rates.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Incur” and “Incurrence” have the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d)	representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Indenture” has the meaning set forth under “General.”

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Trans Union LLC, qualified to perform the task for which it has been engaged.

“Initial Public Offering” means any underwritten initial public offering of common stock of Trans Union LLC or any of its direct or indirect parent companies, including TransUnion Corp, other than:

(1)	public offerings with respect to Trans Union LLC’s or any direct or indirect parent common stock registered on Form S-8 (including TransUnion Corp); and

(2)	any such initial public offering that constitutes an Excluded Contribution.

“Interest Payment Date” has the meaning set forth under “Principal, Maturity and Interest.”

“Interest Period” has the meaning set forth under “Principal, Maturity and Interest.”

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Trans Union LLC and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, relocation and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of TransUnion Corp or Trans Union LLC in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investments” shall include the portion (proportionate to Trans Union LLC’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Trans Union LLC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Trans Union LLC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	Trans Union LLC’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)	the portion (proportionate to Trans Union LLC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Trans Union LLC.

“Investors” means (i) Madison Dearborn Partners, LLC and its Affiliates, (ii) GS Capital Partners VI Fund L.P. and (iii) Advent International Corporation and their respective Affiliates (but excluding, however, any of their respective portfolio companies); provided that only for the purposes of determining whether a Change of Control has occurred, Madison Dearborn Partners, LLC and its Affiliates shall be excluded from the definition of “Investors.”

“Issue Date” means June 15, 2010.

“Legal Defeasance” has the meaning set forth under “Legal Defeasance and Covenant Defeasance.”

“Legal Holiday” means a Saturday, a Sunday or a day on which the Trustee or commercial banking institutions in the State of New York are not required to be open.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock (other than Disqualified Stock) dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuers or any of the Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuers or any of the Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that up to $75.0 million of the aggregate Net Proceeds from dispositions of property or assets by Foreign Subsidiaries of Trans Union LLC shall not be deemed to constitute “Net Proceeds” for purposes of this definition.

“notes” has the meaning set forth under “General.”

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of Trans Union LLC.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of Trans Union LLC, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Trans Union LLC, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to Trans Union LLC.

“Pari Passu Indebtedness” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuers or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means each of the Investors, the Continuing Shareholders and members of management of Trans Union LLC (or its direct or indirect parents, including TransUnion Corp) who are holders of Equity Interests of Trans Union LLC (or any of its direct or indirect parent companies, including TransUnion Corp) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, Continuing Shareholders and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of Trans Union LLC or any of its direct or indirect parent companies, including TransUnion Corp; provided further, that, only for the purposes of determining whether a Change of Control has occurred, the Continuing Shareholders shall be excluded from the definition of “Permitted Holders.”

“Permitted Investments” means:

(1)	any Investment in the Issuers or any of the Restricted Subsidiaries;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuers or any of the Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuers or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)	any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the related Issue Date or any extension, modification, replacement or renewal of any Investment existing on the related Issue Date; provided that the amount of such Investment may only be increased as required by the terms of such Investment as in existence on the related Issue Date;

(6)	any Investment acquired by the Issuers or any of the Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuers or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b)	as a result of a foreclosure by the Issuers or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Hedging Obligations permitted under clause (10) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of Trans Union LLC or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(9)	guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(11)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(12)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 5.0% of Adjusted Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (12); provided, further, that any cash, Cash Equivalents or Investment Grade Securities received by Trans Union LLC or the Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (12);

(13)	Investments relating to a Receivables Subsidiary that, in the good faith determination of Trans Union LLC, are necessary or advisable to effect any Receivables Facility;

(14)	advances to, or guarantees of Indebtedness of, employees not in excess of $2.5 million outstanding at any one time, in the aggregate;

(15)	loans and advances to officers, directors and employees of Trans Union LLC, its Restricted Subsidiaries or any direct or indirect parent, including TransUnion Corp, for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Trans Union LLC or any direct or indirect parent thereof, including TransUnion Corp;

(16)	Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; and

(17)

additional Investments in joint ventures of the Issuers or a Restricted Subsidiary that are existing on the Issue Date in an amount not to exceed $150.0 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (17); provided, further, that any cash, Cash Equivalents or Investment Grade Securities received by Trans Union LLC or the

Restricted Subsidiaries in connection with such Investment shall be deemed permitted under clause (2) above and shall not be included as having been made by this clause (17).

For purposes of this definition, in the event that a proposed Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Investments described in clauses (1) through (17) above, or is otherwise entitled to be incurred or made pursuant to paragraphs (a) or (b) of the covenant contained under “Certain Covenants—Limitation on Restricted Payments” above, Trans Union LLC will be entitled to classify such Investment (or portion thereof) on the date of its payment in one or more of such categories set forth above or such paragraphs (a) and (b) of the covenant contained under “Certain Covenants—Limitation on Restricted Payments.”

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4), (12)(b) or (18) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to (x) clause (4) extend only to the property or equipment being purchased, leased or improved and (y) clause (18) extend only to the assets of Foreign Subsidiaries;

(7)	Liens existing on the related Issue Date (other than Liens in favor of the lenders under the Senior Credit Facilities);

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuers or any of the Restricted Subsidiaries;

(9)	Liens on property at the time the Issuers or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuers or any of the Restricted Subsidiaries;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuers or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)	Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuers or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers and the Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuers or any Subsidiary Guarantor;

(16)	Liens on equipment of the Issuers or any of the Restricted Subsidiaries granted in the ordinary course of business to Trans Union LLC’s clients;

(17)	Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations (including Indebtedness) incurred in the ordinary course of business which obligations do not exceed $15.0 million at any one time outstanding;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuers or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuers and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuers or any of the Restricted Subsidiaries in the ordinary course of business;

(27)	Liens solely on any cash earnest money deposits made by Trans Union LLC or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(28)	Liens with respect to the assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(29)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(30)	Liens granted to a public or private utility or any governmental authority as required in the ordinary course of business;

(31)	Liens provided to landlords and lessors in respect of rental payments not in default for more than sixty days or the existence of which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect;

(32)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(33)	pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under clause (19)(i) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(34)	Liens on cash deposits of Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(35)	any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement;

(36)	Liens to secure Indebtedness incurred pursuant to clause (21) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(37)

Liens on property subject to Sale and Lease-Back Transactions permitted hereunder (other than related Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Certain Covenants—Limitation on Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) and general intangibles related thereto.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by Trans Union LLC in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Trans Union LLC which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuers or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Issuers or any of the Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinancing Indebtedness” has the meaning set forth under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

“Related Business Assets” means assets (other than cash or Cash Equivalents) or services used or useful in a Similar Business, provided that any assets received by the Issuers or a Restricted Subsidiary in exchange for assets transferred by the Issuers or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Cash” has the meaning set forth under “Principal, Maturity and Interest.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning set forth under “Certain Covenants—Limitation on Restricted Payments.”

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Trans Union LLC (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Reversion Date” has the meaning set forth under “Certain Covenants.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuers or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuers or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Commitment” has the meaning set forth under “Repurchase at the Option of Holders—Asset Sales.”

“Secured Indebtedness” means any Indebtedness of the Issuers or any of the Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facility under the Amended and Restated Credit Agreement, dated as of February 10, 2011, by and among Trans Union LLC, the guarantors party thereto and the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank Trust Company Americas, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1)	all Indebtedness of the Issuers or any Note Guarantor outstanding under the Senior Credit Facilities or notes and related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuers or any Note Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts and all obligations of the Issuers or any Note Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2)	all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3)	any other Indebtedness of the Issuers or any Note Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subordinated Indebtedness; and

(4)	all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a)	any obligation of such Person to the Issuers or any of Trans Union LLC’s Subsidiaries;

(b)	any liability for federal, state, local or other taxes owed or owing by such Person;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e)	that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by Trans Union LLC and the Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Subordinated Indebtedness” means, with respect to the notes,

(1)	any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the notes, and

(2)	any Indebtedness of any Note Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the notes.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)	more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Issuers’ Obligations under the Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary that guarantees the notes in accordance with the terms of the Indenture.

“Successor Company” has the meaning set forth under “Merger, Consolidation or Sale of All or Substantially All Assets.”

“Suspended Covenants” has the meaning set forth under “Certain Covenants.”

“Suspension Date” has the meaning set forth under “Certain Covenants.”

“Suspension Period” has the meaning set forth under “Certain Covenants.”

“TransUnion Corp” means TransUnion Corp, a Delaware corporation.

“TransUnion Financing Corporation” means TransUnion Financing Corporation, a Delaware corporation.

“Trans Union LLC” means Trans Union LLC, a Delaware limited liability company.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to June 15, 2014; provided, however, that if the period from the Redemption Date to June 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa- 77bbbb).

“Trustee” has the meaning set forth under “General.”

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of Trans Union LLC which at the time of determination is an Unrestricted Subsidiary (as designated by Trans Union LLC, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

Trans Union LLC may designate any Subsidiary of Trans Union LLC (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Trans Union LLC or any Subsidiary of Trans Union LLC (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Trans Union LLC;

(2)	such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuers or any Restricted Subsidiary.

Trans Union LLC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuers could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in clause (i) of the first paragraph under “Certain Covenants—Limitation on

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation; or

(2)	the Fixed Charge Coverage Ratio for the Issuers and the Restricted Subsidiaries would be greater than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Trans Union LLC shall be notified by Trans Union LLC to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Trans Union LLC or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Book-Entry Settlement and Clearance

The Global Notes

The notes have been issued in the form of registered notes in global form, without interest coupons (the “Global Notes”), as follows:

Each of the Global Notes has been deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. We expect that under procedures established by DTC, ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in a Global Note).

Beneficial interests in the Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC Participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a Global Note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a Global Note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a Global Note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option and subject to DTC’s procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

Material United States Federal Income Tax Considerations

The following discussion describes material U.S. federal income tax consequences relevant to the ownership and disposition of the notes. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including the alternative minimum tax, the Medicare tax on net investment income, or estate or gift tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to change or differing interpretations, possibly with retroactive effect, resulting in tax consequences different from those discussed below. No rulings have been or will be sought from the IRS with respect to the matters discussed below, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the ownership or disposition of the notes, or that any such position would not be sustained by a court.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities that have elected a mark-to-market method of accounting, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes.

As used herein, “U.S. holder” means a beneficial owner of one or more notes who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of the notes who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds one or more notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Holders of the notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws and any tax treaties.

Effect of Certain Contingencies

In certain circumstances (see “Description of the Notes—Optional Redemption,” and “Description of the Notes—Repurchase at the Option of Holders—Change of Control”), we may pay amounts in excess of stated interest or principal on the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments (“CPDIs”) based in part on our determination regarding the likelihood, as of the date of issuance of the notes, that we will make such additional payments. Assuming such position is respected, a holder generally will not be required to include any amounts in income in respect of the foregoing contingencies unless and until any of such contingencies occur. Our position is binding on a holder unless the holder explicitly discloses on its U.S. federal income tax return that it is taking a contrary position. Our position is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be treated as CPDIs. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof.

U.S. Holders

Stated interest

Absent an election to use the constant yield method for all interest as discussed below under “—Election of constant yield method for all interest,” payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its stated principal amount on the acquisition date, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than .0025 multiplied by the note’s stated principal amount multiplied by the number of complete years to maturity of the note from the date of acquisition (in which case, the difference is “de minimis market discount”). If a U.S. holder acquires a note at a market discount, the holder will be required to treat any principal payment on the note and any gain on the disposition of the note as ordinary income to the extent of accrued market discount not previously included in income with respect to the note at the time of such payment or disposition. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, the U.S. holder must include accrued market discount in income as ordinary income as if the holder had sold the note at its then fair market value. In general, for purposes of the foregoing, market discount will be treated as accruing ratably over the remaining term of the note or, at the holder’s election, on a constant yield to maturity basis. If a constant yield election is made, it will apply only to the note for which it is made and may not be revoked.

A U.S. holder may also elect to include market discount in income currently as it accrues. Once made, this election will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election. If a holder does not elect to include accrued market discount in income over the remaining term of the note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until a taxable disposition of the note.

Amortizable Bond Premium

A U.S. holder generally will be considered to have acquired a note with amortizable bond premium if the holder acquires the note for an amount greater than the stated principal amount. The amount of amortizable premium generally will equal the excess of the amount paid for the note over the note’s stated principal amount, or if it results in a smaller amount of amortizable premium in the period prior to a call date described under “Description of the Notes—Optional Redemption,” the amount payable on the earlier call date. A U.S. holder who purchases a note with amortizable bond premium may elect to amortize the bond premium as an offset to stated interest income under a constant yield method from the acquisition date to the note’s maturity date, or if it results in a smaller amount of amortizable premium, to the earlier call date. Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of bond premium used to offset stated interest income.

Election of Constant Yield Method for All Interest

A U.S. holder may elect to include in gross income all interest that accrues on a note (including any stated interest, unstated interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium) by using the constant yield method. The election must be made for the taxable year in which the U.S. holder acquires the note, and may not be revoked without the consent of the IRS. If a note was acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the note and all other market discount obligations acquired by the holder on or after the first day of the taxable year to which the election first applies. Similarly, if a note was acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the note and all other debt obligations held or subsequently acquired by the holder on or after the first day of the taxable year to which the election first applies. U.S. holders should consult their tax advisors about this election.

The rules regarding market discount and amortizable bond premium are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.

Sale or Other Taxable Disposition of the Notes

A U.S. holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid stated interest, which will be taxable as interest to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will, in general, be its cost for that note, increased by any previously accrued market discount (if any) included in income and reduced by the amortizable bond premium, if any, that has offset stated interest and the amount of any payments that are not payments of stated interest. Other than as described above under “—Market Discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the note for more than one year. Long-term capital gains of non-corporate holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest on the notes and to the proceeds of the sale or other disposition (including a redemption or retirement) of a note paid to a U.S. holder (unless, in each case, the U.S. holder is an exempt recipient). Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that the U.S. holder is not subject to backup withholding or if the U.S. holder is subject to backup withholding because the holder previously failed to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•

the non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury Regulations;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the non-U.S. holder provides the holder’s name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that the non-U.S. holder is not a U.S. person as defined under the Code or (b) the non-U.S. holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable U.S. Treasury Regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the non-U.S. holder will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that the non-U.S. holder realizes on the sale, exchange, retirement or other disposition of a note.

U.S. Federal Income Tax

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), then the non-U.S. holder will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its effectively connected earnings and profits, subject to adjustments. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the 30% withholding tax described above will not apply, provided the certification requirements discussed above in “—U.S. Federal Withholding Tax” are satisfied.

Any gain realized on the sale, exchange, retirement or other taxable disposition of a Note generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), in which case the non-U.S. holder will be taxed in the same manner as discussed above with respect to effectively connected interest; or

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to a non-U.S. holder the amount of interest paid to the non-U.S. holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holders reside under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest on the notes that we make to the non-U.S. holder provided that we do not have actual knowledge or reason to know that the non-U.S. holder is a U.S. person as defined under the Code, and we have received from the

non-U.S. holder the statement described above in the fifth bullet point under “—Non-U.S. Holders—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of notes within the United States or conducted through certain U.S. financial intermediaries, unless a non-U.S. holder certifies under penalties of perjury that the holder is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code), or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (or FATCA), enacted in 2010, generally imposes a 30% U.S. federal withholding tax on certain types of payments, such as U.S.-source interest income on debt obligations and the gross proceeds from the disposition of debt obligations that can give rise to U.S.-source interest income, paid after specified dates to “foreign financial institutions” (whether as a beneficial owner or an intermediary) and certain other non-financial foreign entities unless the entity meets certain requirements or is otherwise exempt. Under final U.S. Treasury Regulations issued on January 17, 2013 and IRS Notice 2013-43 released on July 12, 2013, this legislation will generally not apply to debt obligations outstanding on July 1, 2014, unless the debt obligation undergoes a significant modification (within the meaning of the U.S. Treasury Regulations) on or after that date. Accordingly, this legislation will not apply to the notes unless the notes are significantly modified (within the meaning of the U.S. Treasury Regulations) on or after July 1, 2014.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS, OR ANY OTHER U.S. FEDERAL TAX LAWS.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the purchase and holding of the notes by or with the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), an individual retirement account or other plan subject to Section 4975 of the Code or an employee benefit plan sponsored by a state or local government or otherwise subject to laws that include restrictions substantially similar to ERISA and Section 4975 of the Code (“similar laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan, account or arrangement (each, a “Plan”).

In considering an investment in the notes by a Plan, a fiduciary of a Plan should consider whether the acquisition and holding of a note is consistent with the constituent documents of the Plan and consistent with its fiduciary duties under ERISA or applicable similar law. For Plans subject to ERISA or Section 4975 of the Code, such fiduciary duties include the avoidance of non-exempt prohibited transactions. The prohibited transaction provisions of ERISA and the Code prohibit Plans subject to those provisions from engaging in specified transactions with persons who are “parties in interest” or “disqualified persons” unless an exemption is available. The acquisition and/or holding of notes by a Plan subject to the prohibited transaction provisions of ERISA or the Code with respect to which we or the market maker is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Representation

Accordingly, by acceptance of the note, such fiduciary, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, will be deemed to have represented by its acquisition and holding of a note that such acquisition and holding does not constitute or give rise to a non-exempt prohibited transaction under ERISA, Section 4975 of the Code or any similar law.

Such purchaser or transferee should consult legal counsel in considering an acquisition of the notes, including as to the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such transactions, and whether an exemption would be applicable to the acquisition and holding of the notes. Nothing herein shall be construed as a representation that an investment in the notes is appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by a Plan.

Plan of Distribution

This prospectus is to be used by Goldman, Sachs & Co. and its affiliates in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

As of July 31, 2013, entities affiliated with Goldman, Sachs & Co. beneficially owned approximately 49.4% of our common stock. Pursuant to our shareholders agreement, such entities have a right to designate a specified number of individuals to serve on our Board of Directors. Leo F. Mullin, one of TransUnion Holding’s directors, is a senior advisor, on a part-time basis, to the Principal Investment Area of Goldman, Sachs & Co. (“GS PIA”), including board service on companies in which GS PIA has invested. Sumit Rajpal, also one of TransUnion Holding’s directors, is a managing director of Goldman, Sachs & Co. Goldman, Sachs & Co. acted as an initial purchaser in connection with the original issuance and sale of the TransUnion Holding 9.625% notes on March 12, 2012, and the original issuance and sale of the TransUnion Holding 8.125% notes on November 1, 2012, and received customary fees. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is a lender under our senior secured credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for us and our affiliates in the ordinary course of business; and for which they have and/or will received customary fees and expenses. Goldman, Sachs & Co. and its affiliates may currently own, and may from time to time trade, the notes for their own account in connection with their principal activities. Such sales may be made pursuant to this prospectus or otherwise pursuant to an applicable exemption from registration. Additionally, in the future Goldman, Sachs & Co. and its affiliates may, from time to time, own notes as a result of their market-making activities.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained.

Goldman, Sachs & Co. has informed us that they do not intend to confirm sales of the securities to any accounts over which they exercise discretionary authority without the prior specific written approval of such transactions by the customer.

Pursuant to registration rights agreements entered into between us and Goldman, Sachs & Co., we have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Validity of the Securities

Wilmer Cutler Pickering Hale and Dorr LLP, Washington, DC, will pass on the validity of the securities offered hereby. Nelson Mullins Riley & Scarborough LLP will pass on certain matters under Georgia law. Arnold Gallagher P.C. will pass on certain matters under Oregon law.

Experts

The consolidated financial statements of TransUnion Holding Company, Inc. at December 31, 2012 and for the period from inception (February 15, 2012) through December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TransUnion Corp. at December 31, 2012 and for the period from May 1, 2012 to December 31, 2012 (Successor) and the period from January 1, 2012 to April 30, 2012 (Predecessor), and at December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Explanatory Note

TransUnion Holding Company, Inc. (“TransUnion Holding”) and TransUnion Corp, a direct 100% owned subsidiary of TransUnion Holding separately file combined periodic reports with the SEC. Unless the context indicates otherwise, any reference herein to “TransUnion,” the “Company,” “we,” “us,” and “our” refers to TransUnion Holding with its direct and indirect subsidiaries, including TransUnion Corp, or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding.

Where the information provided is substantially the same for each company, such information has been combined herein. Where information is not substantially the same for each company, we have provided separate information. In addition, separate financial statements for each company are included below.

We operate TransUnion Holding and TransUnion Corp as one business, with one management team. Management believes combining the periodic reports of TransUnion Holding and TransUnion Corp provides the following benefits:

•	Enhances investors’ understanding of TransUnion Holding and TransUnion Corp by enabling investors to view the business as a whole, the same manner as management views and operates the business;

•	Provides a more readable presentation of required disclosures with less duplication, since a substantial portion of the disclosures apply to both TransUnion Holding and TransUnion Corp.

•	Creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

TransUnion Holding acquired 100% of the outstanding stock of TransUnion Corp on April 30, 2012. Substantially all of TransUnion Corp’s net assets are owned by TransUnion Holding and substantially all of TransUnion Holding’s operations are conducted by TransUnion Corp. In addition, TransUnion Holding has issued $1 billion of senior unsecured PIK toggle notes, incurs interest expense on the notes, incurred deferred financing fees related to the notes, and incurred $15.2 million of acquisition-related costs, including investment banker fees, legal fees, due diligence and other external costs recorded in other income and expense.

Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting

Financial Statements

Management of TransUnion Holding Company, Inc. is responsible for the preparation of the financial information included in this Annual Report on Form 10-K. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.

Assessment of Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. TransUnion Holding Company, Inc.’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of TransUnion Holding Company, Inc.;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•

provide reasonable assurance that receipts and expenditures of TransUnion Holding Company, Inc. are being made only in accordance with the authorizations of management and directors of TransUnion Holding Company, Inc.; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations in any control, no matter how well designed, internal control over financial reporting may not prevent or detect misstatements. Accordingly, even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of TransUnion Holding Company, Inc.’s internal control over financial reporting as of December 31, 2012. Management based this assessment on the criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of TransUnion Holding Company, Inc.’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of TransUnion Holding Company, Inc.’s Board of Directors.

Based on this assessment, management determined that, as of December 31, 2012, TransUnion Holding Company, Inc.’s internal control over financial reporting was effective.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

TransUnion Holding Company, Inc.

We have audited the accompanying consolidated balance sheet of TransUnion Holding Company, Inc. and subsidiaries as of December 31, 2012 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the period from the date of inception (February 15, 2012) through December 31, 2012. Our audit also included the financial statement schedules listed in the Index at Item 15 to the consolidated financial statements. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion Holding Company, Inc. and subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows from the date of inception (February 15, 2012) through December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, IL

February 25, 2013

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(in millions, except per share data)

December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$154.3
Trade accounts receivable, net of allowance of $1.7	163.6
Other current assets	82.7

Total current assets	400.6

Property, plant and equipment, net of accumulated depreciation and amortization of $26.4	121.2
Other marketable securities	11.4
Goodwill	1,804.2
Other intangibles, net	1,911.6
Other assets	129.8

Total assets	$4,378.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$78.4
Current portion of long-term debt	10.6
Other current liabilities	129.3

Total current liabilities	218.3

Long-term debt	2,670.3
Other liabilities	679.4

Total liabilities	3,568.0

Redeemable noncontrolling interests	14.7

Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at December 31, 2012, 110.2 million shares issued and 110.1 million shares outstanding as of December 31, 2012	1.1
Additional paid-in capital	1,109.4
Treasury stock at cost; 0.1 million shares at December 31, 2012	(0.7)
Retained earnings (accumulated deficit)	(382.6)
Accumulated other comprehensive income (loss)	(24.4)

Total TransUnion Holding Company, Inc. stockholders’ equity	702.8
Noncontrolling interests	93.3

Total stockholders’ equity	796.1

Total liabilities and stockholders’ equity	$4,378.8

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Income

(in millions)

From the Date of Inception Through December 31, 2012
Revenue	$767.0

Operating expenses
Cost of services (exclusive of depreciation and amortization below)	298.2
Selling, general and administrative	212.6
Depreciation and amortization	115.0

Total operating expenses	625.8

Operating income	141.2

Non-operating income and expense
Interest expense	(125.0)
Interest income	0.8
Other income and (expense), net	(14.3)

Total non-operating income and expense	(138.5)

Income from operations before income taxes	2.7

Provision for income taxes	(6.6)

Net loss	(3.9)
Less: net income attributable to noncontrolling interests	(4.9)

Net loss attributable to TransUnion Holding Company, Inc.	$(8.8)

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Comprehensive Income

(in millions)

From the Date of Inception Through December 31, 2012
Net loss	$(3.9)

Other comprehensive loss, net of tax
Foreign currency translation adjustment	(22.7)
Net unrealized loss on hedges	(3.7)

Total other comprehensive loss, net of tax	(26.4)

Comprehensive loss	(30.3)
Less: comprehensive income attributable to noncontrolling interests	(2.9)

Comprehensive loss attributable to TransUnion Holding Company, Inc.	$(33.2)

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(in millions)

From the Date of Inception Through December 31, 2012
Cash flows from operating activities:
Net income (loss)	$(3.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	115.0
Equity in net income of affiliates, net of dividends	1.3
Deferred taxes	(5.1)
Amortization of senior notes purchase accounting fair value adjustment	(10.8)
Deferred financing fees	2.1
Stock-based compensation	2.7
Provision (reduction) for losses on trade accounts receivable	(1.9)
Other	2.6
Changes in assets and liabilities:
Trade accounts receivable	(1.0)
Other current and long-term assets	(78.8)
Trade accounts payable	(0.8)
Other current and long-term liabilities	25.6

Cash provided by operating activities	47.0

Cash flows from investing activities:
Capital expenditures for property and equipment	(48.8)
Investments in trading securities	(0.5)
Acquisition of TransUnion Corp, net of cash acquired	(1,485.9)
Other acquisitions and purchases of noncontrolling interests, net of cash acquired	(14.2)
Acquisition related deposits	3.7
Other	(1.4)

Cash used in investing activities	(1,547.1)

Cash flows from financing activities:
Proceeds from 9.625% notes	600.0
Proceeds from 8.125% notes	398.0
Repayments of debt	(17.2)
Debt financing fees	(41.3)
Proceeds from issuance of common stock	1,097.3
Treasury stock purchases	(0.7)
Dividends	(373.8)
Distributions to noncontrolling interests	(7.2)

Cash provided by financing activities	1,655.1
Effect of exchange rate changes on cash and cash equivalents	(0.7)

Net change in cash and cash equivalents	154.3
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$154.3

Noncash financing activities:
Exchange of TransUnion Holding Company, Inc. common stock for ownership interest in TransUnion Corp	$10.4
Supplemental disclosure of cash flow information:
Cash paid from inception through December 31, 2012 for:
Interest	$140.4
Income taxes, net of refunds	14.9

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity

(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non-controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Balance, February 15, 2012 (inception)	—	$—	$—	$—	$—	$—	$—	$—	$—
Net income (loss)	—	—	—	—	(8.8)	—	4.9	(3.9)	—
Other comprehensive income (loss)	—	—	—	—	—	(24.4)	(2.0)	(26.4)	—
Acquisition of noncontrolling interests in TransUnion Corp subsidiaries	—	—	—	—	—	—	26.6	26.6	—
Purchase accounting adjustments related to acquisition of TransUnion Corp	—	—	—	—	—	—	87.0	87.0	(0.3)
Reclassification of redeemable non-controlling interests	—	—	—	—	—	—	(17.9)	(17.9)	17.9
Acquisition of Africa subsidiary	—	—	—	—	—	—	1.9	1.9	—
Additional acquisition price for Brazil subsidiary	—	—	—	—	—	—	—	—	0.4
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.2)	(7.2)	—
Purchase of noncontrolling interests	—	—	0.1	—	—	—	—	0.1	(3.3)
Dividends	—	—	—	—	(373.8)	—	—	(373.8)	—
Stock-based compensation	—	—	2.7	—	—	—	—	2.7	—
Issuance of stock	110.2	1.1	1,106.6	—	—	—	—	1,107.7	—
Treasury stock purchased	(0.1)	—	—	(0.7)	—	—	—	(0.7)	—

Balance, December 31, 2012	110.1	$1.1	$1,109.4	$(0.7)	$(382.6)	$(24.4)	$93.3	$796.1	$14.7

See accompanying combined notes to consolidated financial statements.

Management’s Report on Financial Statements and Assessment of Internal Control over Financial Reporting

Financial Statements

Management of TransUnion Corp is responsible for the preparation of the financial information included in this Annual Report on Form 10-K. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include amounts that are based on the best estimates and judgments of management.

Assessment of Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. TransUnion’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of TransUnion;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles;

•	provide reasonable assurance that receipts and expenditures of TransUnion are being made only in accordance with the authorizations of management and directors of TransUnion; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations in any control, no matter how well designed, internal control over financial reporting may not prevent or detect misstatements. Accordingly, even effective internal control over financial reporting can only provide reasonable assurance with respect to financial statement preparation. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of TransUnion’s internal control over financial reporting as of December 31, 2012. Management based this assessment on the criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management’s assessment included an evaluation of the design of TransUnion’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of TransUnion’s Board of Directors.

Based on this assessment, management determined that, as of December 31, 2012, TransUnion’s internal control over financial reporting was effective.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

TransUnion Corp

We have audited the accompanying consolidated balance sheet of TransUnion Corp and subsidiaries as of December 31, 2012 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the period from May 1, 2012 through December 31, 2012 (Successor) and statements of income, comprehensive income, stockholders’ equity and cash flows for the period from January 1, 2012 through April 30, 2012 (Predecessor). We also have audited the consolidated balance sheet of TransUnion Corp and subsidiaries as of December 31, 2011 and the related consolidated statements of income, comprehensive income, stockholder’s equity, and cash flows for the years ended December 31, 2011 and 2010. Our audit also included the financial statement schedule listed in the Index at Item 15 to the consolidated financial statements. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransUnion Corp and subsidiaries at December 31, 2012, and the consolidated results of their operations and their cash flows for the period from May 1, 2012 through December 31, 2012 (Successor) and from January 1, 2012 through April 30, 2012 (Predecessor) and the consolidated financial position of TransUnion Corp and subsidiaries at December 31, 2011 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2011 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, IL

February 25, 2013

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	Successor December 31, 2012	Predecessor December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$154.3	$107.8
Trade accounts receivable, net of allowance of $1.7 and $1.2	163.6	139.4
Other current assets	58.7	55.4
Current assets of discontinued operations	—	0.1

Total current assets	376.6	302.7
Property, plant and equipment, net of accumulated depreciation and amortization of $26.4 and $342.3	121.2	109.0
Other marketable securities	11.4	10.3
Goodwill	1,804.2	275.2
Other intangibles, net	1,911.6	230.8
Other assets	95.7	77.8

Total assets	$4,320.7	$1,005.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$77.5	$75.1
Current portion of long-term debt	10.6	21.8
Other current liabilities	107.0	100.2
Current liabilities of discontinued operations	—	0.4

Total current liabilities	195.1	197.5
Long-term debt	1,672.3	1,579.4
Other liabilities	667.4	53.3

Total liabilities	2,534.8	1,830.2

Redeemable noncontrolling interests	14.7	—

Stockholders’ equity:
Preferred stock, $0.01 par value; 0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; one thousand shares authorized, one hundred and 29.8 million shares issued at December 31, 2012 and December 31, 2011, respectively; one hundred and 29.8 million shares outstanding as of December 31, 2012 and December 31, 2011, respectively	—	0.3
Additional paid-in capital	1,687.2	893.9
Treasury stock at cost; 0 shares at December 31, 2012 and less than 0.1 million shares at December 31, 2011	—	(0.2)
Retained earnings (accumulated deficit)	15.1	(1,739.0)
Accumulated other comprehensive income (loss)	(24.4)	(3.6)

Total TransUnion Corp stockholders’ equity	1,677.9	(848.6)
Noncontrolling interests	93.3	24.2

Total stockholders’ equity	1,771.2	(824.4)

Total liabilities and stockholders’ equity	$4,320.7	$1,005.8

See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Income

(in millions)

	Successor	Predecessor
	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Revenue	$767.0	$373.0	$1,024.0	$956.5
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	298.2	172.0	421.5	395.8
Selling, general and administrative	211.7	172.0	264.5	263.0
Depreciation and amortization	115.0	29.2	85.3	81.6

Total operating expenses	624.9	373.2	771.3	740.4

Operating income (loss)	142.1	(0.2)	252.7	216.1

Non-operating income and expense
Interest expense	(72.8)	(40.5)	(126.4)	(90.1)
Interest income	0.8	0.6	0.7	1.0
Other income and (expense), net	2.1	(23.8)	(59.9)	(44.0)

Total non-operating income and expense	(69.9)	(63.7)	(185.6)	(133.1)

Income (loss) from continuing operations before income taxes	72.2	(63.9)	67.1	83.0

(Provision) benefit for income taxes	(24.3)	11.5	(17.8)	(46.3)

Income (loss) from continuing operations	47.9	(52.4)	49.3	36.7

Discontinued operations, net of tax	—	—	(0.5)	8.2

Net income (loss)	47.9	(52.4)	48.8	44.9
Less: net income attributable to noncontrolling interests	(4.9)	(2.5)	(8.0)	(8.3)

Net income (loss) attributable to TransUnion Corp	$43.0	$(54.9)	$40.8	$36.6

See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(in millions)

	Successor	Predecessor
	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Net income (loss)	$47.9	$(52.4)	$48.8	$44.9
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(22.7)	2.5	(14.5)	9.4
Net unrealized loss on hedges	(3.7)	—	—	(1.1)

Total other comprehensive income (loss), net of tax	(26.4)	2.5	(14.5)	8.3

Comprehensive income (loss)	21.5	(49.9)	34.3	53.2
Less: comprehensive income attributable to noncontrolling interests	(2.9)	(2.8)	(6.4)	(9.1)

Comprehensive income (loss) attributable to TransUnion Corp	$18.6	$(52.7)	$27.9	$44.1

See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	Successor	Predecessor
	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Cash flows from operating activities:
Net income (loss)	$47.9	$(52.4)	$48.8	$44.9
Less: income (loss) from discontinued operations, net of tax	—	—	(0.5)	8.2

Income (loss) from continuing operations	47.9	(52.4)	49.3	36.7
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	115.0	29.2	85.3	81.6
Loss on early extinguishment of debt	—	—	59.3	11.0
Stock-based compensation	2.3	2.0	4.6	28.7
Deferred financing fees	—	3.9	4.2	17.1
Provision (reduction) for losses on trade accounts receivable	(1.9)	3.1	1.9	1.5
Change in control transaction fees	0.4	20.9	—	27.7
Deferred taxes	11.8	(18.3)	(3.5)	12.7
Amortization of 11.375% notes purchase accounting fair value adjustment	(10.8)	—	—	—
Equity in net income of affiliates, net of dividends	1.3	(3.7)	(3.4)	(3.5)
Loss (gain) on sale or exchange of property	—	0.1	(0.3)	(3.8)
Other	2.6	(0.7)	2.8	(0.5)
Changes in assets and liabilities:
Trade accounts receivable	(1.0)	(24.7)	(11.6)	(12.6)
Other current and long-term assets	2.8	1.5	(3.3)	(2.1)
Trade accounts payable	(1.2)	1.6	14.9	9.0
Other current and long-term liabilities	(77.5)	89.9	4.3	1.1

Cash provided by operating activities of continuing operations	91.7	52.4	204.5	204.6
Cash used in operating activities of discontinued operations	—	—	(1.3)	(4.2)

Cash provided by operating activities	91.7	52.4	203.2	200.4

Cash flows from investing activities:
Capital expenditures for property and equipment	(48.8)	(20.4)	(74.0)	(46.8)
Investments in trading securities	(0.5)	(1.1)	(1.2)	(1.3)
Proceeds from sale of trading securities	—	1.1	9.9	1.3
Proceeds from sale and redemption of investments in available-for-sale securities	—	—	0.2	114.4
Investments in held-to-maturity securities	—	—	(6.3)	—
Proceeds from held-to-maturity securities	—	—	6.3	4.9
Proceeds from sale of assets of discontinued operations	—	—	—	10.6
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(14.2)	(0.1)	(105.2)	(14.0)
Acquisition related deposits	3.7	—	(8.6)	—
Other	(1.4)	0.9	(2.7)	1.3

Cash (used in) provided by investing activities	(61.2)	(19.6)	(181.6)	70.4

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows—Continued

(in millions)

	Successor	Predecessor
	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Twelve Months Ended December 31, 2011	Twelve Months Ended December 31, 2010
Cash flows from financing activities:
Proceeds from senior secured term loan	—	—	950.0	950.0
Extinguishment of senior secured term loan	—	—	(945.2)	—
Prepayment fee on early extinguishment of senior secured term loan	—	—	(9.5)	—
Proceeds from issuance of 11.375% notes	—	—	—	645.0
Proceeds from RFC loan	—	—	—	16.7
Proceeds from revolving line of credit	—	—	—	15.0
Repayments of debt	(17.2)	(14.6)	(11.7)	(609.5)
Treasury stock purchases	—	(1.3)	(0.2)	(5.4)
Distribution of merger consideration	—	(1.3)	(4.3)	(1,178.6)
Debt financing fees	—	(6.1)	(11.3)	(85.5)
Change in control transaction fees	(0.4)	(20.9)	—	(27.7)
Distributions to noncontrolling interests	(7.2)	(0.4)	(8.5)	(8.6)
Dividends to TransUnion Holding	(27.9)	—	—	—
Stockholder contributions	80.8	—	0.3	—
Other	—	(0.4)	(0.8)	(1.9)

Cash provided by (used in) financing activities	28.1	(45.0)	(41.2)	(290.5)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.8	(3.8)	1.8

Net change in cash and cash equivalents	57.9	(11.4)	(23.4)	(17.9)
Cash and cash equivalents, beginning of period, including cash of discontinued operations of $11.6 in 2010	96.4	107.8	131.2	149.1

Cash and cash equivalents, end of period	$154.3	$96.4	$107.8	$131.2

Noncash investing activities:
Nonmonetary exchange of property and equipment	$—	$—	$—	$4.4
Note payable for acquisition of noncontrolling interests	—	—	1.8	—
Property and equipment acquired through capital lease obligations	—	—	0.3	—
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$112.5	$12.7	$122.8	$80.9
Income taxes, net of refunds	14.9	5.6	10.1	33.5

See accompanying combined notes to consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(in millions)

	Common Stock
	Shares	Amount	Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non- controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
Predecessor balance, December 31, 2009	77.7	$1.3	$862.6	$(1,325.5)	$700.6	$1.8	$8.6	$249.4	$—
Net income	—	—	—	—	36.6	—	8.3	44.9	—
Other comprehensive income/(loss)	—	—	—	—	—	7.5	0.8	8.3	—
Shares issued under stock-based compensation plans	0.6	—	28.7	—	—	—	—	28.7	—
Tax benefits from stock-based compensation plans	—	—	0.1	—	—	—	—	0.1	—
Acquisition of Chile subsidiary	—	—	—	—	—	—	6.5	6.5	—
Purchase of noncontrolling interests	—	—	(0.4)	—	—	—	(0.1)	(0.5)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(8.6)	(8.6)	—
Stockholder contribution	—	—	2.5	—	—	—	—	2.5	—
Treasury stock purchased	(0.3)	—	—	(5.4)	—	—	—	(5.4)	—
Retirement of treasury stock	—	—	—	1,330.9	(1,330.9)	—	—	—	—
Effects of merger transaction	(48.2)	(1.0)	—	—	(1,186.9)	—	—	(1,187.9)	—

Predecessor Balance, December 31, 2010	29.8	$0.3	$893.5	$—	$(1,780.6)	$9.3	$15.5	$(862.0)	$—
Net income	—	—	—	—	40.8	—	8.0	48.8	—
Other comprehensive income/(loss)	—	—	—	—	—	(12.9)	(1.6)	(14.5)	—
Stock-based compensation	—	—	4.6	—	—	—	—	4.6	—
Issuance of stock	—	—	1.3	—	—	—	—	1.3	—
Purchase of noncontrolling interests	—	—	(5.6)	—	—	—	(0.3)	(5.9)	—
Exercise of stock options	—	—	0.1	—	—	—	—	0.1	—
Acquisition of Brazil subsidiary	—	—	—	—	—	—	10.8	10.8	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(8.5)	(8.5)	—
Stockholder contribution	—	—	—	—	—	—	0.3	0.3	—
Treasury stock purchased	—	—	—	(0.2)	—	—	—	(0.2)	—
Effects of merger transaction	—	—	—	—	0.8	—	—	0.8	—

Predecessor Balance, December 31, 2011	29.8	$0.3	$893.9	$(0.2)	$(1,739.0)	$(3.6)	$24.2	$(824.4)	$—
Net income (loss)	—	—	—	—	(54.9)	—	2.5	(52.4)	—
Other comprehensive income	—	—	—	—	—	2.2	0.3	2.5	—
Stock-based compensation	—	—	2.0	—	—	—	—	2.0	—
Exercise of stock options	—	—	0.1	—	—	—	—	0.1	—
Impact of share-based awards modification	—	—	(3.3)	—	—	—	—	(3.3)	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(0.4)	(0.4)	—
Treasury stock purchased	—	—	—	(1.3)	—	—	—	(1.3)	—
Effects of merger transaction	—	—	—	—	(0.4)	—	—	(0.4)	—

Predecessor balance, April 30, 2012	29.8	$0.3	$892.7	$(1.5)	$(1,794.3)	$(1.4)	$26.6	$(877.6)	$—
Purchase accounting adjustments related to acquisition of TransUnion Corp	(29.8)	(0.3)	711.3	1.5	1,794.3	1.4	87.0	2,595.2	(0.3)
Net income	—	—	—	—	43.0	—	4.9	47.9	—
Other comprehensive income (loss)	—	—	—	—	—	(24.4)	(2.0)	(26.4)	—
Reclassification of redeemable non-controlling interests	—	—	—	—	—	—	(17.9)	(17.9)	17.9
Acquisition of Africa subsidiary	—	—	—	—	—	—	1.9	1.9	—
Additional acquisition price for Brazil subsidiary	—	—	—	—	—	—	—	—	0.4
Dividends to TransUnion Holding	—	—	—	—	(27.9)	—	—	(27.9)	—
Purchase of noncontrolling interests	—	—	0.1	—	—	—	—	0.1	(3.3)
Stockholder contribution	—	—	80.8	—	—	—	—	80.8	—
Distributions to noncontrolling interests	—	—	—	—	—	—	(7.2)	(7.2)	—
Stock-based compensation	—	—	2.3	—	—	—	—	2.3	—

Successor balance, December 31, 2012	—	$—	$1,687.2	$—	$15.1	$(24.4)	$93.3	$1,771.2	$14.7

See accompanying combined notes to consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

TRANSUNION CORP AND SUBSIDIARIES

Combined Notes to Consolidated Financial Statements

Years Ended December 31, 2012, 2011 and 2010

1. Significant Accounting and Reporting Policies

Description of Business

TransUnion develops, maintains and enhances a number of secured proprietary information databases to support its operations. These databases contain payment history, accounts receivable information, and other information such as bankruptcies, liens and judgments for consumers and businesses. We maintain reference databases of current consumer names, addresses and telephone numbers which are used for identity verification and fraud management solutions. We obtain this information from a variety of sources, including credit-granting institutions and public records. We build and maintain these databases using our proprietary information management systems, and make the data available to our customers through a variety of services. These services are offered to customers in a number of industries including financial services, insurance, collections and healthcare. We have operations in the United States, Africa, Canada and other international locations.

Basis of Presentation

Substantially all of TransUnion Corp’s net assets are owned by TransUnion Holding Company, Inc. (“TransUnion Holding”) and substantially all of TransUnion Holding’s operations are conducted by TransUnion Corp. All of the significant accounting and reporting policies pertain to both TransUnion Holding and TransUnion Corp.

This Annual Report on Form 10-K is a combined report being filed separately by TransUnion Holding and TransUnion Corp, a direct 100% owned subsidiary of TransUnion Holding. Unless the context indicates otherwise, any reference in this report to the “Company,” “we,” “us,” and “our” refers to TransUnion Holding with its direct and indirect subsidiaries, including TransUnion Corp, or to TransUnion Corp and its subsidiaries for periods prior to the forming of TransUnion Holding. Each registrant included herein is filing on its own behalf all of the information contained in this quarterly report that pertains to such registrant. When appropriate, TransUnion Holding and TransUnion Corp are named explicitly for their specific related disclosures. Each registrant included herein is not filing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Where the information provided is substantially the same for each company, such information has been combined in this Annual Report on Form 10-K. Where information is not substantially the same for each company, we have provided separate information. In addition, separate financial statements for each company are included in Part II, Item 8, “Financial Statements and Supplementary Data.”

2012 Change in Control Transaction

TransUnion Holding was formed by affiliates of Advent International Corporation (“Advent”) and Goldman Sachs & Co. (“GSC”) on February 15, 2012 as a vehicle to acquire 100% of the outstanding common stock of TransUnion Corp. On April 30, 2012, pursuant to an Agreement and Plan of Merger, TransUnion Holding acquired TransUnion Corp. As a result, TransUnion Corp became a wholly-owned subsidiary of TransUnion Holding. To partially fund the acquisition, TransUnion Holding issued $600.0 million aggregate principal amount of 9.625%/10.375% senior PIK toggle notes due 2018 (9.625% notes). We also increased the revolving commitment amount under our senior secured revolving credit facility by $10.0 million, from $200.0 million to $210.0 million, and extended the maturity date of $155.0 million of the revolving commitment to February 10, 2017. We refer to these transactions collectively as the 2012 Change in Control Transaction.

The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value on the acquirer’s books to reflect the purchase price. Under the guidance provided by the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” the fair value adjustments of the assets acquired and liabilities assumed have also been pushed-down to TransUnion Corp’s books.

TransUnion Corp continues to operate as the same legal entity subsequent to the 2012 Change in Control Transaction. On TransUnion Corp’s financial statements, periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (referred to herein as the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012 Change in Control Transaction (referred to herein as the “Successor”). In these combined Notes, amounts as of December 31, 2011, and for the periods ended April 30, 2012, and earlier, reflect the activity of the Predecessor. Periods after the 2012 Change in Control Transaction are not comparable to prior periods primarily due to the significant additional stock-based compensation and transactions costs incurred by TransUnion Corp Predecessor and the additional amortization of intangibles in subsequent periods resulting from the fair value adjustments of the assets acquired and liabilities assumed and additional interest expense on the 9.625% notes incurred by TransUnion Corp Successor.

The accompanying consolidated financial statements of TransUnion Holding Company and Subsidiaries and of TransUnion Corp and Subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Our consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the periods presented. All significant intercompany transactions and balances have been eliminated.

Subsequent Events

Events and transactions occurring through the date of issuance of the financial statements included in this annual report on Form 10-K have been evaluated by management, and when appropriate, recognized or disclosed in the financial statements.

Principles of Consolidation

The consolidated financial statements of TransUnion Holding include the accounts of TransUnion Holding and its 100% owned subsidiary, TransUnion Corp. The consolidated financial statements of TransUnion Corp include the accounts of TransUnion Corp and all of its majority-owned or controlled subsidiaries. Investments in unconsolidated entities in which the Company has at least a 20% ownership interest, or where it is able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which the Company has less than a 20% ownership interest, or where it is not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment.

Use of Estimates

The preparation of consolidated financial statements and related disclosures in accordance with GAAP requires management to make estimates and judgments that affect the amounts reported. We believe that the estimates used in preparation of the accompanying consolidated financial statements are reasonable, based upon information available to management at this time. These estimates and judgments affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the balance sheet date, as well as the amounts of revenue and expense during the reporting period. Estimates are inherently uncertain and actual results could differ materially from the estimated amounts.

Reclassifications

We have reclassified the December 31, 2011, carrying value of internal use software, $93.4 million net of accumulated amortization, from property, plant and equipment to other intangibles to conform to the current period presentation.

Segments

We manage our business and report our financial results in three operating segments: U.S. Information Services (“USIS”); International; and Interactive. We also report expenses for Corporate, which provides support services to each operating segment. Details of our segment results are discussed in Note 19, “Operating Segments.”

Revenue Recognition and Deferred Revenue

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the pricing is fixed or determinable and the collectability is reasonably assured. For multiple element arrangements, we separate deliverables into units of accounting and recognize revenue for each unit of accounting based on evidence of each unit’s relative selling price to the total arrangement consideration, assuming all other revenue recognition criteria have been met.

A significant portion of our revenue is derived from providing information services to our customers. This revenue is recognized when services are provided, assuming all criteria for revenue recognition are met. A smaller portion of our revenue relates to subscription-based contracts where a customer pays a predetermined fee for a predetermined, or unlimited, number of transactions or services during the subscription period. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized straight line over the contract term. We also earn revenue for the development of decisioning or statistical models, which is recognized upon installation and acceptance of the model by the customer.

Deferred revenue generally consists of amounts billed in excess of revenue recognized for the sale of data services, subscriptions and set up fees. Deferred revenue is included in other current liabilities.

Costs of Services

Costs of services include data acquisition and royalty fees, personnel costs related to our databases and software applications, consumer and call center support costs, hardware and software maintenance costs, telecommunication expenses and occupancy costs associated with the facilities where these functions are performed. Cost of services included research and development costs of TransUnion Corp Successor of $7.6 million for the eight months ended December 31, 2012. Cost of services included research and development costs for TransUnion Corp Predecessor of $3.7 million, $7.8 million and $6.9 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include personnel-related costs for sales, administrative and management employees, costs for professional and consulting services, advertising and occupancy and facilities expense of these functions. Advertising costs are expensed as incurred. Advertising costs of TransUnion Corp Successor were $19.2 million for the eight months ended December 31, 2012. Advertising costs of TransUnion Corp Predecessor were $15.5 million, $32.8 million and $31.4 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively.

Stock-Based Compensation

Compensation expense for all stock-based compensation awards is determined using the grant date fair value and includes an estimate for expected forfeitures. Expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equal to the vesting period. The details of our stock-based compensation program are discussed in Note 15, “Stock-Based Compensation.”

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. The effect of a tax rate change on deferred tax assets and liabilities is recognized in operations in the period that includes the enactment date of the change. We periodically assess the recoverability of our deferred tax assets, and a valuation allowance is recorded against deferred tax assets if it is more likely than not that some portion of the deferred tax assets will not be realized. See Note 14, “Income Taxes,” for additional information.

Foreign Currency Translation

The functional currency for each of our foreign subsidiaries is generally that subsidiary’s local currency. We translate the assets and liabilities of foreign subsidiaries at the year-end exchange rate, and translate revenues and expenses at the monthly average rates during the year. We record the resulting translation adjustment as a component of other comprehensive income in stockholders’ equity.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Exchange rate gains of TransUnion Corp Successor for the eight months ended December 31, 2012, were less than $0.1 million. Exchange rate gains of TransUnion Corp Predecessor for the fourth months ended April 30, 2012, were $0.2 million. Exchange rate losses of TransUnion Corp Predecessor for the years ended December 31, 2011 and 2010, were $2.8 million and $0.2 million, respectively.

Cash and Cash Equivalents

We consider investments in highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is based on our historical write-off experience, analysis of the aging of outstanding receivables, customer payment patterns and the establishment of specific reserves for customers in adverse financial condition or for existing contractual disputes. Adjustments to the allowance are recorded as a bad debt expense in selling, general and administrative expenses. Trade receivables are written off against the allowance when they are determined to be no longer collectible. We reassess the adequacy of the allowance for doubtful accounts each reporting period.

Long-Lived Assets

Property, Plant, Equipment and Intangibles

Property, plant and equipment is stated at cost for periods prior to the 2012 Change in Control Transaction. On the date of the transaction, all property, plant and equipment was adjusted to fair value. Property, plant and equipment is depreciated primarily using the straight-line method over the estimated useful lives of the assets. Buildings and building improvements are generally depreciated over twenty years. Computer equipment and purchased software are depreciated over three to seven years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Other assets are depreciated over five to seven years. Intangibles, other than indefinite-lived intangibles, are amortized using the straight-line method over their economic life, generally three to forty years. Assets to be disposed of are separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. See Note 2, “Change in Control Transactions,” Note 5, “Property, Plant and Equipment,” and Note 7, “Purchased Intangible Assets,” for additional information about these assets.

Internal Use Software

We monitor the activities of each of our internal use software and system development projects and analyze the associated costs, making an appropriate distinction between costs to be expensed and costs to be capitalized. Costs incurred during the preliminary project stage are expensed as incurred. Many of the costs incurred during the application development stage are capitalized, including costs of software design and configuration, development of interfaces, coding, testing and installation of the software. Once the software is ready for its intended use, it is amortized on a straight-line basis over its useful life, generally three to seven years.

Impairment of Long-Lived Assets

We review long-lived assets that are subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. During 2011, we recorded a $2.0 million impairment of software due to a regulatory change that requires a software platform change in our USIS segment. No significant impairment charges were recorded during 2012 or 2010.

Marketable Securities

We classify our investments in debt and equity securities in accordance with our intent and ability to hold the investments. Held-to-maturity securities are carried at amortized cost, which approximates fair value, and are classified as either short-term or long-term investments based on the contractual maturity date. Earnings from these securities are reported as a component of interest income. Available-for-sale securities are carried at fair market value, with the unrealized gains and losses, net of tax, included in accumulated other comprehensive income. Trading securities are carried at fair market value, with unrealized gains and losses included in income. We follow the fair value guidance issued by the FASB to measure the fair value of our financial assets as further described below. Details of our marketable securities are included in Note 4, “Marketable Securities.”

We periodically review our marketable securities to determine if there is an other-than-temporary impairment on any security. If it is determined that an other-than-temporary decline in value exists, we write down the investment to its market value and record the related impairment loss in other income.

Goodwill and Other Indefinite-Lived Intangibles

Goodwill and other indefinite-lived intangible assets are allocated to various reporting units, which are an operating segment or one level below an operating segment. We test goodwill and indefinite-lived intangible assets for impairment on an annual basis, in the fourth quarter, or on an interim basis if an indicator of impairment is present. For goodwill, we compare the fair value of each reporting unit to its carrying amount to determine if there is potential goodwill impairment. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than the carrying value of its goodwill. For other indefinite-lived intangibles, we compare the fair value of the asset to its carrying value to determine if there is an impairment. If the fair value of the asset is less than its carrying value, an impairment loss is recorded. We use discounted cash flow techniques to determine the fair value of our reporting units and other indefinite-lived intangibles. See Note 6, “Goodwill,” and Note 7, “Purchased Intangible Assets,” for additional information about these assets.

Benefit Plans

We maintain a 401(k) defined contribution profit sharing plan for eligible employees. We provide a partial matching contribution and a discretionary contribution based on a fixed percentage of a participant’s eligible compensation. TransUnion Corp Successor expense related to this plan was $6.9 million for the eight months ended December 31, 2012. TransUnion Corp Predecessor expense related to this plan was $4.8 million, $10.1 million and $10.5 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively. We also maintain a nonqualified deferred compensation plan for certain key employees. The deferred compensation plan contains both employee deferred compensation and company contributions. These investments are held in the TransUnion Rabbi Trust, and are included in other marketable securities and other assets on the balance sheet. The assets held in the Rabbi Trust are for the benefit of the participants in the deferred compensation plan, but are available to our general creditors in the case of our insolvency. The liability for amounts due to these participants is included in other current liabilities and other liabilities on the balance sheet.

Recently Adopted Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-05, Comprehensive Income—Presentation of Comprehensive Income. The objective of ASU 2011-05 is to improve the comparability, consistency, and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. This ASU requires companies to present items of net income, other comprehensive income and total comprehensive income in one continuous statement or two separate but consecutive statements. In December 2011, ASU 2011-05 was modified by the issuance of ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This update deferred certain paragraphs of ASU 2011-05 that would require reclassifications of items from other comprehensive income to net income by component of net income and by component of other comprehensive income on the face of the financial statements. The changes in these updates are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. TransUnion Holding adopted these standards upon inception and TransUnion Corp adopted these standards on January 1, 2012, and now present comprehensive income in a separate statement following the statement of income.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles—Goodwill and Other—Testing Goodwill for Impairment. The objective of ASU 2011-08 is to simplify how entities test goodwill for impairment. Under the new requirements, the Company will have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, further quantitative testing is not required. The changes in this update are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. TransUnion Holding adopted this standard upon inception and TransUnion Corp adopted this standard on January 1, 2012. The adoption of this standard did not have a material effect on our consolidated financial statements.

Recent Accounting Pronouncement Not Yet Adopted

There are no recent accounting pronouncements that have not yet been adopted.

2. Change in Control Transactions

2012 Change in Control Transaction

On April 30, 2012, pursuant to the Merger Agreement, TransUnion Corp was acquired by affiliates of Advent and GSC (the “Sponsors”), for the aggregate purchase price of $1,592.7 million, plus the assumption of existing debt. As a result, TransUnion Corp became a wholly-owned subsidiary of TransUnion Holding. In connection with the acquisition, all existing stockholders of TransUnion Corp received cash consideration for their shares and all existing option holders received cash consideration based on the value of their options. To partially fund the acquisition, TransUnion Holding issued $600 million aggregate principal amount of the 9.625% notes. TransUnion Holding is owned 49.5% by affiliates of Advent, 49.5% by affiliates of GSC and 1% by members of management.

Purchase Price Allocation

The allocation of the purchase price to the identifiable assets acquired and liabilities assumed is preliminary pending the push down of final adjustment to our international reporting units, which we expect to complete by March 31, 2013. The preliminary fair value of the assets acquired and the liabilities assumed as of April 30, 2012, consisted of the following:

(in millions)	Fair Value
Trade accounts receivable	$162.4
Property and equipment	112.9
Identifiable intangible assets	1,986.4
Goodwill(1)	1,801.5
All other assets	302.3

Total assets acquired	$4,365.5
Existing debt (including fair value adjustment)	(1,710.8)
All other liabilities	(948.7)
Noncontrolling interests	(113.3)

Net assets of acquired company	$1,592.7

(1)	For tax purposes, $128.8 million of goodwill is tax deductible.

The excess of the purchase price over the preliminary fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The purchase price of TransUnion Corp exceeded the preliminary fair value of the net assets acquired primarily due to growth opportunities and operational efficiencies.

Identifiable Intangible Assets

The preliminary fair values of the intangible assets acquired consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Database and credit files	$765.0	15 years
Technology and software	364.6	7 years
Trade names and trademarks	546.1	40 years
Customer relationships	308.0	20 years
Other	2.7	5 years

Total identifiable intangible assets	$1,986.4

The weighted-average useful life of identifiable intangible assets is approximately 21.2 years.

Acquisition Costs

The Company incurred $36.5 million of acquisition-related costs, including investment banker fees, legal fees, due diligence and other external costs recorded in other income and expense. Of this total, $15.2 million was incurred by TransUnion Holding, $0.4 million was incurred by TransUnion Corp after the acquisition, and $20.9 million was incurred by TransUnion Corp prior to the acquisition. TransUnion Corp also incurred $2.7 million of loan fees for a bridge loan prior to the date of acquisition. None of the costs incurred by TransUnion Corp prior to the acquisition are reflected in TransUnion Holding’s consolidated results of operations.

2010 Change in Control Transaction

On June 15, 2010, MDCPVI TU Holdings, LLC (“MDP Affiliate”), an entity beneficially owned by affiliates of Madison Dearborn Partners, LLC, acquired 51.0% of the outstanding common stock of TransUnion Corp, with the remaining common stock retained by existing stockholders, including 48.15% by Pritzker family business interests and 0.85% by certain members of senior management. The transaction included a merger of TransUnion Merger Corp. (“MergerCo”) with and into TransUnion Corp, with TransUnion Corp continuing as the surviving corporation. In connection with the transaction, the Company incurred $1,626.7 million of debt, consisting of a seven-year $950.0 million senior secured term loan, $15.0 million of a five-year $200.0 million senior secured revolving line of credit, $645.0 million of senior notes (“11.625% notes), and a $16.7 million non-interest bearing loan from an entity owned by Pritzker family business interests. The proceeds of these financing transactions were used to finance a portion of the merger consideration and to repay $487.5 million of existing bank debt. See Note 13, “Debt,” for additional information regarding these transactions.

The 2010 Change in Control Transaction was accounted for as a recapitalization of TransUnion Corp in accordance with ASC 805, Business Combinations, with the necessary adjustments reflected in the equity section and the retention of the historical book values of assets and liabilities on the balance sheet as of June 15, 2010.

All 2010 Change in Control Transaction fees were expensed as incurred and were included in other expense in accordance with ASC 805. Debt financing fees were allocated to the various loans, to be amortized to interest expense over the life of the corresponding loans. On February 10, 2011, the Company amended and restated its senior secured credit facility and wrote off the associated remaining unamortized deferred financing fees. See Note 13, “Debt,” for additional information regarding the refinancing. In connection with the 2012 Change in Control Transaction purchase accounting fair value adjustments, the deferred financing fees associated with the 11.625% notes were reduced to zero. All unvested restricted stock previously issued to employees under our then existing equity award program immediately vested upon the consummation of the 2010 Change in Control Transaction. As a result, the Company recognized $20.7 million of additional stock-based compensation, with a related income tax benefit of approximately $7.5 million.

3. Other Current Assets

TransUnion Holding

Other current assets of TransUnion Holding consisted of the following:

(in millions)	TransUnion Holding December 31, 2012
Deferred income tax assets	$36.3
Prepaid expenses	33.8
Income taxes receivable	4.7
Deferred financing fees	5.7
Other	2.2

Total other current assets	$82.7

Deferred income tax assets consisted primarily of a tax loss carryforward resulting from the costs incurred in connection with the 2012 Change in Control Transaction. Prepaid expenses consisted primarily of prepaid maintenance and licenses for our data center equipment and prepaid insurance.

TransUnion Corp

Other current assets of TransUnion Corp consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Prepaid expenses	$33.8	$37.1
Deferred financing fees	—	3.8
Deferred income tax assets	18.9	8.7
Income taxes receivable	3.8	1.9
Other	2.2	3.9

Total other current assets	$58.7	$55.4

Deferred financing fees decreased $3.8 million from December 31, 2011, primarily due to the purchase accounting fair value adjustment. Deferred income tax assets increased $10.2 million from December 31, 2011, due to the increase in the tax loss carryforward resulting from the costs incurred in connection with the 2012 Change in Control Transaction.

4. Marketable Securities

Marketable securities at December 31, 2012 and 2011, consisted of trading securities of $11.4 million and $10.3 million, respectively. Trading securities are carried at fair market value with unrealized gains and losses included in net income. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants. There were no significant realized or unrealized gains or losses for these securities for any of the periods presented.

We review the carrying value of investments to determine whether there is an other-than-temporary decline in the market value, which would require us to recognize an impairment loss. There were no other-than-temporary impairments of marketable securities in 2012 or 2011.

5. Property, Plant and Equipment

As a result of the 2012 Change in Control Transaction, a purchase accounting fair value increase adjustment of $21.3 million was recorded and allocated primarily to our corporate headquarters building and related building improvements as the other assets carrying values approximated their fair values. Accumulated depreciation for all assets was reduced to zero on April 30, 2012, as a result of purchase accounting adjustments. See Note 2, “Change in Control Transactions.”

Property, plant and equipment consisted of the following:

(in millions)	TransUnion Holding and TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Purchased software	$26.2	$144.5
Computer equipment and furniture	75.5	242.5
Building and building improvements	42.7	61.1
Land	3.2	3.2

Total cost of property, plant and equipment	147.6	451.3
Less: accumulated depreciation	(26.4)	(342.3)

Total property, plant and equipment, net of accumulated depreciation	$121.2	$109.0

For TransUnion Holding, depreciation expense from inception through December 31, 2012, including amortization of assets recorded under capital leases, was $26.7 million. For TransUnion Corp Successor, depreciation expense for the eight months ended December 31, 2012 was $26.7 million. For TransUnion Corp Predecessor, depreciation expense for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010 was $12.4 million, $39.3 million and $39.6 million, respectively.

6. Goodwill

Goodwill is tested for impairment at the reporting unit level on an annual basis, in the fourth quarter, or on an interim basis if changes in circumstances could reduce the fair value of a reporting unit below its carrying value. Our reporting units are consistent with our operating segments for the U.S. Information Services and Interactive segment. The reporting units for our International segment are the geographic regions of Africa, Canada, Latin America and Asia.

Our impairment tests are performed using a discounted cash flow analysis that requires certain assumptions and estimates regarding economic factors and future profitability. Goodwill impairment tests performed during 2012, 2011, and 2010 resulted in no impairment, except for amounts recorded in discontinued operations as discussed in Note 18, “Discontinued Operations.” At December 31, 2012, there was no accumulated goodwill impairment loss.

As a result of the 2012 Change in Control Transaction, the excess of the purchase price over the preliminary fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. See Note 2, “2012 Change in Control Transactions.”

Goodwill allocated to our segments as of December 31, 2012, April 30, 2012, and December 31, 2011 and 2010, and changes in the carrying amount of goodwill during the twenty-four months ended December 31, 2012 consisted of the following:

(in millions)	USIS	International	Interactive	Total
TransUnion Corp Predecessor balance, December 31, 2010	$119.5	$58.3	$45.9	$223.7
Acquisitions	28.0	32.6	—	60.6
Foreign exchange rate adjustment	—	(9.1)	—	(9.1)

TransUnion Corp Predecessor balance, December 31, 2011	$147.5	$81.8	$45.9	$275.2
Acquisitions	—	0.8	—	0.8
Tax deductible goodwill adjustment	—	(10.3)	—	(10.3)
Foreign exchange rate adjustment	—	1.8	—	1.8

TransUnion Corp Predecessor balance, April 30, 2012	$147.5	$74.1	$45.9	$267.5
Purchase accounting adjustments related to acquisition of TransUnion Corp	987.8	455.3	90.9	1,534.0
Acquisitions	—	9.9	—	9.9
Tax deductible goodwill adjustment	—	6.7	—	6.7
Additional purchase price related to acquisition of Brazil subsidiary	—	1.8	—	1.8
Goodwill related to disposed equity method investment	—	(0.2)	—	(0.2)
Foreign exchange rate adjustment	—	(15.5)	—	(15.5)

TransUnion Holding and TransUnion Corp Successor balance, December 31, 2012	$1,135.3	$532.1	$136.8	$1,804.2

See Note 2, “Change in Control Transactions,” and Note 17, “Business Acquisitions,” for information on our business acquisitions.

7. Purchased Intangible Assets

Purchased intangible assets are initially recorded at their acquisition cost, or fair value if acquired as part of a business combination, and amortized over their estimated useful lives.

As a result of the 2012 Change in Control Transaction, the following purchase accounting fair value increase adjustments were made to intangible assets: database and credit files, $705.1 million; internally developed software, $261.2 million; customer relationships, $256.1 million; and trademarks, copyrights and patents, $537.0 million. Noncompete agreements were reduced by $3.3 million as a result of purchase accounting fair value adjustments. All accumulated amortization was reduced to zero on April 30, 2012, as a result of purchase accounting adjustments. See Note 2, “Change in Control Transactions.”

Intangible assets consisted of the following:

	TransUnion Holding and TransUnion Corp Successor December 31, 2012			TransUnion Corp Predecessor December 31, 2011
(in millions)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Database and credit files	$763.6	$(33.9)	$729.7	$272.4	$(205.3)	$67.1
Internally developed software	380.3	(34.8)	345.5	241.8	(148.4)	93.4
Customer relationships	306.7	(10.3)	296.4	60.0	(13.8)	46.2
Trademarks, copyrights and patents	545.5	(7.4)	538.1	24.4	(6.5)	17.9
Noncompete and other agreements	2.1	(0.2)	1.9	6.8	(0.6)	6.2

Total intangible assets	$1,998.2	$(86.6)	$1,911.6	$605.4	$(374.6)	$230.8

All amortizable intangibles are amortized on a straight-line basis over their estimated useful lives. Database and credit files are amortized over a fifteen-year period. Internally developed software is amortized over a three- to seven-year period. Customer relationships are amortized over a twenty-year period. Trademarks are generally amortized over a forty-year period. Copyrights, patents, noncompete and other agreements are amortized over varying periods based on their estimated economic life.

For TransUnion Holding, amortization expense related to intangible assets from inception through December 31, 2012 was $88.3 million. For TransUnion Corp Successor, amortization expense related to intangible assets for the eight months ended December 31, 2012 was $88.3 million. For TransUnion Corp Predecessor, amortization expense for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010 was $16.8 million, $46.0 million and $42.0 million, respectively.

Estimated future amortization expense related to purchased intangible assets at December 31, 2012, is as follows:

(in millions)	Annual Amortization Expense
2013	$135.1
2014	136.4
2015	135.2
2016	134.6
2017	132.9
Thereafter	1,237.4

Total future amortization expense	$1,911.6

8. Other Assets

TransUnion Holding

Other assets of TransUnion Holding consisted of the following:

(in millions)	TransUnion Holding December 31, 2012
Investments in affiliated companies	$88.6
Deferred financing fees	34.0
Deposits	6.3
Other	0.9

Total other assets	$129.8

Investments in affiliated companies consist of our investments in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. Deferred financing fees consisted of financing fees paid in connection with the issuance of our 9.625% and 8.125% notes. See Note 13, “Debt,” for additional information on those notes.

TransUnion Corp

Other assets of TransUnion Corp consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Investments in affiliated companies	$88.6	$42.7
Deferred financing fees	—	23.7
Deposits	6.3	10.7
Other	0.8	0.7

Total other assets	$95.7	$77.8

Investments in affiliated companies increased $45.9 million from December 31, 2011, primarily due to the purchase accounting fair value adjustment to the carrying values of certain investments, primarily our investments in the credit bureaus in Mexico and India. Deferred financing fees decreased $23.7 million from December 31, 2011, primarily due the purchase accounting fair value adjustment.

9. Investments in Affiliated Companies

Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. All of the investments in affiliated companies are owned by TransUnion Corp. TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp.

We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or where we are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.

We use the cost method to account for all other nonmarketable investments. For these investments, we adjust the carrying value for purchases and sales of our ownership interests and for distributions received from the affiliates.

For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment in value has occurred. There were no impairments of investments in affiliated companies taken in 2012, 2011 or 2010.

Investments in affiliated companies consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Trans Union de Mexico, S.A. (25.69% ownership interest)	$49.4	$8.5
Credit Information Bureau (India) Ltd. (27.5% ownership interest)	26.6	19.5
All other equity method investments	4.7	6.8

Total equity method investments	$80.7	$34.8
Total cost method investments	7.9	7.9

Total investments in affiliated companies	$88.6	$42.7

These balances are included in other assets on the balance sheet. Included in the increase in equity method investments was a purchase accounting fair value adjustment to the carrying values of certain investments, primarily our investments in the credit bureaus in Mexico and India.

For TransUnion Holding inception through December 31, 2012, and TransUnion Corp Successor eight months ended December 31, 2012, our share of the earnings in our equity method investments was $8.0 million, including $4.4 million and $1.4 million from investments in the credit bureaus in Mexico and India, respectively. For TransUnion Corp Predecessor, our share in the earnings of our equity method investees was $4.1 million for the four months ended April 30, 2012, including $2.3 million and $0.6 million from our investments in the credit bureaus in Mexico and India, respectively. For TransUnion Corp Predecessor, our share in the earnings of our equity method investees was $11.4 million and $8.4 million for the ended December 31, 2011 and 2010, respectively. Earnings from equity method investees have been included in other income. Dividends received from equity method investments for TransUnion Corp Successor were $9.3 million for the eight months ended December 31, 2012. Dividends received from equity method investments for TransUnion Corp Predecessor were $0.4 million $8.0 million and $4.9 million for the four months ended April 30, 2012 and the years ended December 31, 2011 and 2010, respectively. Dividends received from cost method investments for TransUnion Corp Successor were $0.6 for the eight months ended December 31, 2012. TransUnion Corp Predecessor did not receive any dividends from cost method investments for the four months ended April 30, 2012. Dividends received from cost method investments for TransUnion Corp Predecessor, were $0.6 million and $0.5 million in 2011 and 2010, respectively. These dividends have been included in other income.

10. Accounts Payable

TransUnion Holding

Accounts payable of TransUnion Holding was as follows:

(in millions)	TransUnion Holding December 31, 2012
Accounts payable	$78.4

TransUnion Corp

Accounts payable of TransUnion Corp was as follows:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Accounts payable	$77.5	$75.1

11. Other Current Liabilities

TransUnion Holding

Other current liabilities of TransUnion Holding consisted of the following:

(in millions)	TransUnion Holding December 31, 2012
Accrued payroll	$64.2
Accrued interest	25.8
Deferred revenue	12.5
Accrued employee benefits	10.6
Accrued liabilities	5.6
Other	10.6

Total other current liabilities	$129.3

Accrued payroll consisted of bonuses accrued throughout the year to be paid in the first quarter of 2013, and wages accruing since the last payroll date of 2012. Accrued interest consisted primarily of interest accrued on the TransUnion Holding PIK Toggle notes. The 9.625% notes have interest due each March and September and the 8.125% notes have interest due each June and December, with the first interest payment due June 2013.

TransUnion Corp

Other current liabilities of TransUnion Corp consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Accrued payroll	$64.2	$55.1
Accrued interest	3.7	5.0
Deferred revenue	12.5	13.0
Accrued liabilities	5.6	5.6
Accrued employee benefits	10.6	8.7
Other	10.4	12.8

Total other current liabilities	$107.0	$100.2

Accrued payroll increased $9.1 million primarily due to an increase in headcount, accrued bonus and accrued severance.

12. Other Liabilities

TransUnion Holding

Other liabilities of TransUnion Holding consisted of the following:

(in millions)	TransUnion Holding December 31, 2012
Deferred income taxes	$657.5
Retirement benefits	10.0
Unrecognized tax benefits	4.9
Other	7.0

Total other liabilities	$679.4

Deferred income taxes consist primarily of the liability resulting from purchase accounting fair value adjustments recorded for financial statement purposes but not for tax purposes due to the 2012 Change in Control Transaction, and taxes accrued under ASC 740-30 on unremitted foreign earnings as further discussed in Note 14, “Income Taxes.”

TransUnion Corp

Other liabilities of TransUnion Corp consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Deferred income taxes	$645.8	$39.9
Retirement benefits	10.0	9.6
Unrecognized tax benefits	4.8	3.2
Other	6.8	0.6

Total other liabilities	$667.4	$53.3

Deferred income taxes increased $605.9 million from December 31, 2011, primarily due to the tax effect of purchase accounting fair value adjustments recorded for financial statement purposes but not for tax purposes as a result of the 2012 Change in Control Transaction and taxes accrued under ASC 740-30 on unremitted foreign earnings as further discussed in Note 14, “Income Taxes.”

13. Debt

Debt outstanding consisted of the following:

(in millions)	TransUnion Holding December 31, 2012	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Senior secured term loan, payable in quarterly installments through February 10, 2018, including variable interest (5.50% at December 31, 2012) at LIBOR or alternate base rate, plus applicable margin	$923.4	$923.4	$942.9
Senior secured revolving line of credit, due on February 10, 2017, variable interest (5.11% weighted average at December 31, 2012) at LIBOR or alternate base rate, plus applicable margin	—	—	—
Senior notes, principal due June 15, 2018, semi-annual interest payments, 11.375% fixed interest per annum, including unamortized fair value adjustment at December 31, 2012 of $113.4 (11.375% notes)	758.4	758.4	645.0
Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 9.625% fixed interest per annum (9.625% notes)	600.0	—	—
Senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 8.125% fixed interest per annum, including original issuance discount at December 31, 2012 of $2.0 (8.125% notes)	398.0	—	—
RFC loan due December 15, 2018, excluding imputed interest of 11.625%	—	—	10.3
Note payable for 2007 acquisition, payable in annual installments through 2012, excluding imputed interest of 4.69%	—	—	0.9
Note payable for 2011 acquisition, payable in annual installments through April 15, 2013, excluding imputed interest of 10.0%	0.9	0.9	1.8
Capital lease obligations	0.2	0.2	0.3

Total debt	$2,680.9	$1,682.9	$1,601.2
Less short-term debt and current maturities	(10.6)	(10.6)	(21.8)

Total long-term debt	$2,670.3	$1,672.3	$1,579.4

Excluding additional principal payments due on the senior secured credit facility beginning in 2013 based on excess cash flows of the prior year, scheduled future maturities of total debt at December 31, 2012, was as follows:

(in millions)	TransUnion Holding	TransUnion Corp Successor
2013	$10.6	$10.6
2014	9.5	9.5
2015	9.5	9.5
2016	9.5	9.5
2017	9.5	9.5
Thereafter	2,520.9	1,520.9
Unamortized premiums and discounts on notes	111.4	113.4

Total	$2,680.9	$1,682.9

Interest expense for the periods presented consisted of the following:

(in millions)	TransUnion Holding Inception Through December 31, 2012	Successor TransUnion Corp Eight Months Ended December 31, 2012	Predecessor TransUnion Corp Four Months Ended April 30, 2012	Predecessor TransUnion Corp Twelve Months Ended December 31, 2011	Predecessor TransUnion Corp Twelve Months Ended December 31, 2010
Senior secured term loan:
Cash and other interest	$35.0	$35.0	$15.1	$47.7	$35.6
Amortized interest	—	—	0.5	2.2	3.5

Total interest expense	$35.0	$35.0	$15.6	$49.9	$39.1

Senior secured revolving line of credit:
Cash and other interest	$—	$—	$—	$—	$0.1
Amortized interest	—	—	—	—	—

Total interest expense	$—	$—	$—	$—	$0.1

11.375% notes:
Cash and other interest	$48.9	$48.9	$24.5	$73.4	$39.8
Amortized interest	—	—	0.6	1.7	0.8
Amortized purchase accounting fair value adjustment premium	(10.8)	(10.8)	—	—	—

Total interest expense	$38.1	$38.1	$25.1	$75.1	$40.6

9.625% notes:
Cash and other interest	$44.8	$—	$—	$—	$—
Amortized interest	1.9	—	—	—	—

Total interest expense	$46.7	$—	$—	$—	$—

8.125% notes:
Cash and other interest	$5.3	$—	$—	$—	$—
Amortized interest	0.2	—	—	—	—

Total interest expense	$5.5	$—	$—	$—	$—

Other Debt:
Cash and other interest	$(0.3)	$(0.3)	$(0.2)	$1.4	$9.1
Amortized interest	—	—	—	—	1.2

Total interest expense	$(0.3)	$(0.3)	$(0.2)	$1.4	$10.3

Total cash and other interest	$133.7	$83.6	$39.4	$122.5	$84.6
Total amortized interest	2.1	—	1.1	3.9	5.5
Total amortized discount / premium	(10.8)	(10.8)	—	—	—

Total interest	$125.0	$72.8	$40.5	$126.4	$90.1

Loan fees, included in other income and expense, for the periods presented consisted the following:

(in millions)	TransUnion Holding Inception Through December 31, 2012	Successor TransUnion Corp Eight Months Ended December 31, 2012	Predecessor TransUnion Corp Four Months Ended April 30, 2012	Predecessor TransUnion Corp Twelve Months Ended December 31, 2011	Predecessor TransUnion Corp Twelve Months Ended December 31, 2010
Senior secured term loan:
Loss on early extinguishment of debt	$—	$—	$—	$59.3	$—

Senior secured revolving line of credit:
Unused revolving line of credit fees	$0.7	$0.7	$0.3	$1.0	$0.5
Amortized deferred financing fees	—	—	0.1	0.3	1.0

Total	$0.7	$0.7	$0.4	$1.3	$1.5

9.625% notes:
Other loan fees	$1.0	$—	$—	$—	$—

Other debt:
Other loan fees	$0.2	$0.2	$2.7	$0.3	$19.5
Amortized deferred financing fees	—	—	—	—	0.6

Total	$0.2	$0.2	$2.7	$0.3	$20.1

Total loan fees	$1.9	$0.9	$3.1	$60.9	$21.6

TransUnion Holding

9.625% notes

In connection with the acquisition of TransUnion Corp, TransUnion Holding issued $600.0 million principal amount of 9.625%/10.375% senior unsecured PIK toggle notes (“9.625% notes”) to certain private investors on March 21, 2012. TransUnion Holding is required to pay interest on the 9.625% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.

In connection with the issuance of the 9.625% notes, we entered into a registration rights agreement that required us to exchange the 9.625% notes for an equal amount of notes registered with the SEC. We filed the Registration Statement on Form S-4 for the notes with the SEC on August 31, 2012, and the related prospectus on September 6, 2012. All of the notes were exchanged in the exchange offer. The registration of the notes did not change any of the terms of the notes, other than lifting transfer restrictions on the notes.

The indenture governing the 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company. We are in compliance with all covenants under the indenture.

8.125% notes

On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of 8.125%/8.875% senior unsecured PIK toggle notes (“8.125% notes”) due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. TransUnion Holding is required to pay interest on the 8.125% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the Company will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.

In connection with the issuance of the 8.125% notes, TransUnion Holding successfully completed a Consent Solicitation to amend the indenture governing its 9.625% notes. The amendment permitted the issuance of the additional $400 million indebtedness and allowed TransUnion Holding to make a dividend payment to its shareholders. The 8.125% notes contain a registration rights agreement that will require us to exchange the notes for an equal amount of notes registered with the SEC. The indenture governing these notes and the nonfinancial covenants are substantially similar to those governing the outstanding 9.625% notes. The proceeds were used to pay a $373.8 million dividend to our shareholders and to pay various costs associated with issuing the debt and obtaining consents from our existing debt holders. In addition, as part of the transaction, on November 1, 2012, Trans Union LLC prepaid $10.0 million of the senior secured term loan with cash on hand.

Transunion Corp

Senior secured credit facility

In connection with the 2010 Change in Control Transaction discussed in Note 2, “Change in Control Transactions,” on June 15, 2010, the Company entered into a senior secured credit facility with various lenders. On February 10, 2011, the Company amended and restated its senior secured credit facility to borrow new funds under a new senior secured term loan and replace the senior secured revolving line of credit. In connection with the refinancing in February 2011, the Company borrowed an additional $4.8 million under the term loan. Effective upon the acquisition of TransUnion Corp by TransUnion Holding as described in Note 2, “Change in Control Transactions,” the senior secured credit facility was further amended to increase the applicable margin on the term loan and revolving line of credit borrowings by 75 basis points and 50 basis points, respectively. In addition, the amendment increased the capacity and extended the term on a portion of the revolving line of credit. The senior secured credit facility was further amended on February 5, 2013. See Note 26, “Subsequent Event.”

This credit facility consists of a seven-year $950.0 million senior secured term loan and a $210.0 million senior secured revolving line of credit. Interest rates on the borrowings are based on the London Interbank Offered Rate (“LIBOR”) unless otherwise elected. As of December 31, 2012, the term loan was subject to a floor of 1.50% plus an applicable margin of 4.00%. The revolving line of credit had three tranches subject to floors of 1.50% to 1.75%, plus applicable margins of 3.00% to 5.00%, depending on the tranche and our senior secured net leverage ratio. There is a 0.5% annual commitment fee payable quarterly based on the undrawn portion of the revolving line of credit. With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investment in subsidiaries. The credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test that only applies to periods in which we have outstanding amounts drawn on the revolving line of credit. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The credit facility restrictions and covenants exclude any impact of the purchase accounting fair value adjustments or the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all of the loan covenants.

Under the term loan, the Company is required to make principal payments of 0.25% of the original principal balance at the end of each quarter, with the remaining principal balance due February 10, 2018. The Company will also be required to make additional principal payments beginning in 2013 based on excess cash flows of the prior year. Depending on the senior secured net leverage ratio for the year, a principal payment of between zero and fifty percent of the excess cash flows will be due the following year. During 2012, the company repaid $19.5 million on the term loan, including a $10.0 prepayment on November 1, 2012, upon issuance of the 8.125% notes. Under the revolving line of credit, the first $25.0 million commitment expires June 15, 2015, the next $30.0 million commitment expires February 10, 2016, and the remaining $155.0 million commitment expires on February 10, 2017. The Company did not repay or borrow any funds under its revolving line of credit during 2012.

On April 30, 2012, we entered into swap agreements that will effectively fix the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the 3-month LIBOR. The net amount to be paid or received will be recorded as an adjustment to interest expense. The change in fair value of the swap instrument is recorded in accumulated other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the hedge is effective, and in other income and expense in the consolidated statements of income to the extent the hedge is ineffective. The total notional amount of the swaps at December 31, 2012 was $500 million and is scheduled to decrease as scheduled principal payments are made on the term loan. The total fair value of the swap instruments as of December 31, 2012, was a liability of $5.8 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of December 31, 2012, of $3.7 million was included in accumulated other comprehensive income (loss). Through December 31, 2012, there were no gains or losses related to hedge ineffectiveness. If we elect a non-LIBOR interest rate on our term loan, or if we pay down our term loan below the notional amount of the swaps, the resulting ineffectiveness would be reclassified from accumulated other comprehensive income (loss) on our consolidated balance sheet to other income and expense on our consolidated statement of income. The cash flows on the hedge instrument begin on June 28, 2013, and we do not expect to elect a non-LIBOR loan or to pay down our term loan below the notional amount of the swaps in the next 12 months.

11.375% notes

In connection with the 2010 Change in Control Transaction, on June 15, 2010, Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation, issued $645.0 million of senior notes to certain private investors. The senior notes mature on June 15, 2018, and accrue interest at a fixed rate of 11.375% per annum, payable semi-annually. Pursuant to a registration rights agreement, these senior notes have been registered with the SEC. The indenture governing the senior notes contains nonfinancial covenants that include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The senior notes covenants exclude any impact of the purchase accounting fair value adjustments or the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all covenants under the indenture. As a result of the 2012 Change in Control Transaction, a purchase accounting fair value adjustment increase of $124.2 million was allocated to the senior notes.

RFC loan

In connection with the 2010 Change in Control Transaction, on June 15, 2010, the Company borrowed $16.7 million from an entity owned by Pritzker family business interests under the foreign cash loan (the “RFC loan”). The RFC loan was an unsecured, non-interest bearing note, discounted by $2.5 million for imputed interest. Interest expense was calculated under the effective interest method using an imputed interest rate of 11.625%. The Company repaid the remaining principal of the loan in connection with the 2012 Change in Control Transaction as discussed in Note 2, “Change in Control Transactions.” The Predecessor repaid $5.1 million of principal and imputed interest during 2011.

Note Payable for 2011 acquisition of noncontrolling interests

On April 15, 2011, we acquired the remaining 20% ownership interest in our South Africa subsidiary, TransUnion Analytic and Decision Services (Proprietary) Limited, from the noncontrolling shareholders. In connection with this acquisition, we issued a note to the sellers for $2.0 million. The note is an unsecured, non-interest bearing note, discounted by $0.2 million for imputed interest, due in annual installments of $1.0 million on April 15, 2012, and April 15, 2013. Interest expense is calculated under the effective interest method using an imputed interest rate of 10.0%.

TransUnion Holding and TransUnion Corp

Fair Value of Fixed Rate Notes

The fair value of our fixed-rate debt is determined using Level 2 inputs, quoted market prices for publicly traded instruments. As of December 31, 2012, the fair value of our 9.625%, 8.125% and 11.375% notes were $639.8 million, $413.5 million and $753.0 million, respectively, compared to book value of $600.0 million, $398.0 million and $758.4 million, respectively.

14. Income Taxes

The provision (benefit) for income taxes on income (loss) from continuing operations consisted of the following:

	TransUnion Holding	TransUnion Corp
(in millions)	Inception Through December 31, 2012	Successor Eight Months Ended December 31, 2012	Predecessor Four Months Ended April 30, 2012	Predecessor Twelve Months Ended December 31, 2011	Predecessor Twelve Months Ended December 31, 2010
Federal
Current	$0.1	$—	$1.0	$(3.0)	$9.7
Deferred	(3.0)	13.2	(16.1)	(1.3)	10.4
State
Current	(0.5)	0.4	0.1	1.6	(2.2)
Deferred	(0.3)	0.4	(1.5)	(1.4)	0.1
Foreign
Current	12.1	12.1	5.7	22.7	26.1
Deferred	(1.8)	(1.8)	(0.7)	(0.8)	2.2

Total provision (benefit) for income taxes	$6.6	$24.3	$(11.5)	$17.8	$46.3

The components of income (loss) from continuing operations before income taxes consisted of the following:

	TransUnion Holding	TransUnion Corp
(in millions)	Inception Through December 31, 2012	Successor Eight Months Ended December 31, 2012	Predecessor Four Months Ended April 30, 2012	Predecessor Twelve Months Ended December 31, 2011	Predecessor Twelve Months Ended December 31, 2010
Domestic	$(33.3)	$36.2	$(79.5)	$0.2	$12.4
Foreign	36.0	36.0	15.6	66.9	70.6

Total income (loss) from continuing operations before income taxes	$2.7	$72.2	$(63.9)	$67.1	$83.0

The provision for income taxes on the loss of discontinued operations for the year ended December 31, 2011, was $0.1 million. The benefit for income taxes on the loss of discontinued operations for the year ended December 31, 2010, was $2.9 million.

The effective income tax rate reconciliation consisted of the following:

	TransUnion Holding		TransUnion Corp
(in millions)	Inception Through December 31, 2012		Successor Eight Months Ended December 31, 2012		Predecessor Four Months Ended April 30, 2012
Income taxes at 35% statutory rate	$0.9	35.0%	$25.3	35.0%	$(22.4)	35.0%
Increase (decrease) resulting from:
State taxes net of federal income tax benefit	(0.9)	(35.0)%	0.7	1.0%	(1.4)	2.2%
Foreign rate differential	(4.0)	(148.1)%	(4.0)	(5.5)%	(1.2)	1.9%
Nondeductible change in control transaction expenses	1.8	66.7%	0.2	0.3%	2.7	(4.2)%
Application of ASC 740-30 to foreign earnings	4.3	159.2%	(1.9)	(2.7)%	8.1	(12.7)%
Impact of foreign dividends, including Subpart F, and foreign tax credits	5.0	185.2%	4.9	6.8%	2.0	(3.1)%
Other	(0.5)	(18.6)%	(0.9)	(1.2)%	0.7	(1.1)%

Total	$6.6	244.4%	$24.3	33.7%	$(11.5)	18.0%

	TransUnion Corp
(in millions)	Predecessor Twelve Months Ended December 31, 2011		Predecessor Twelve Months Ended December 31, 2010
Income taxes at 35% statutory rate	$23.5	35.0%	$29.0	35.0%
Increase (decrease) resulting from:
State taxes net of federal income tax benefit	(0.4)	(0.6)%	(1.6)	(2.0)%
Foreign rate differential	(3.9)	(5.8)%	(0.2)	(0.2)%
Nondeductible change in control transaction expenses	(4.5)	(6.7)%	9.5	11.4%
Application of ASC 740-30 to foreign earnings	2.5	3.7%	1.6	1.9%
Impact of foreign dividends and foreign tax credits	2.0	3.0%	7.8	9.4%
Other	(1.4)	(2.1)%	0.2	0.3%

Total	$17.8	26.5%	$46.3	55.8%

Effective January 1, 2012, the look-through rule under subpart F of the U.S. Internal Revenue Code expired. The subpart F provisions require U.S. corporate shareholders to recognize current U.S. taxable income from passive income, such as dividends earned, at certain foreign subsidiaries regardless of whether that income is remitted to the U.S. The look-through rule had provided an exception to this recognition for subsidiary passive income attributable to an active business. Beginning in 2012, under ASC 740-30, we recorded tax expense for the income tax we would incur if our foreign earnings were distributed up our foreign chain of ownership, but not remitted to the U.S. In calculating the U.S. tax expense on unremitted foreign earnings, we offset the increase in tax with the benefit of related foreign tax credits. As part of the American Taxpayer Relief Act of 2012 enacted into law on January 2, 2013, the look-through rule was retroactively reinstated to January 1, 2012, and we expect to reverse the tax expense we recorded for Subpart F in 2012 during the first quarter of 2013.

The increase in tax deductible transaction costs and interest expense resulting from the 2012 Change in Control Transaction and the related increase in debt significantly reduced the amount of foreign tax credits available to offset our tax expense on both foreign dividends received and unremitted foreign earnings.

TransUnion Holding

The effective tax rate was 244.4% for the period of inception through December 31, 2012. This rate was higher than the 35% U.S. federal statutory rate primarily due to the lapse of the look-through rule and the reduction in available foreign tax credits, the unfavorable impact of ASC 740-30 and the tax non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction, partially offset by a favorable tax rate differential on the Company’s foreign earnings.

As a result of the 2012 Change in Control Transaction and increased debt service requirements resulting from the additional debt incurred by TransUnion Holding, we asserted under ASC 740-30 that all unremitted foreign earnings of TransUnion Corp accumulated as of April 30, 2012, were not indefinitely reinvested outside the U.S. Accordingly, we recorded a deferred tax liability for the full estimated U.S. tax cost, net of related foreign tax credits, associated with remitting these earnings back to the U.S.

TransUnion Corp

As a result of the 2012 Change in Control Transaction, TransUnion Corp has two taxable years in 2012, one for the Predecessor and one for the Successor. Effective April 30, 2012, TransUnion Corp and its U.S. subsidiaries will join in the filing of a consolidated U.S. federal tax return with TransUnion Holding. The tax expense and deferred tax accounts of TransUnion Corp Successor are calculated as if TransUnion Corp files a separate U.S. tax return, which excludes the operations of TransUnion Holding.

The effective tax rate was 33.7% for the eight months ended December 31, 2012. This rate was lower than the U.S. federal statutory rate of 35% primarily due to the favorable tax rate differential on foreign earnings and the favorable impact on the ASC 740-30 deferred tax liability due to a reduction in the Dominican Republic withholding tax, partially offset by the lapse of the look-through rule and the reduction in available foreign tax credits.

For the four months ended April 30, 2012, we reported a loss from continuing operations before income taxes. The effective tax benefit rate for this period of 18.0% was lower than the U.S. federal statutory rate of 35% primarily due to the application of ASC 740-30 to our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

For 2011, the effective tax rate of 26.5% was lower than the U.S. federal statutory rate of 35% primarily due to the additional tax-deductible transaction costs resulting from our analysis of the fees incurred in the 2010 Change in Control Transaction and lower tax rates in foreign countries, primarily Canada and Puerto Rico, partially offset by the impact of foreign dividends and foreign tax credits.

For 2010, the effective tax rate of 55.8% was higher than the U.S. federal statutory rate of 35% primarily due to the nondeductible expenses related to the 2010 Change in Control Transaction and the limitation on our foreign tax credit.

Components of net deferred income tax consisted of the following:

(in millions)	TransUnion Holding December 31, 2012	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Deferred income tax assets:
Deferred compensation	$4.4	$4.4	$3.9
Stock-based compensation	0.3	0.3	2.4
Employee benefits	6.3	6.3	5.7
Legal reserves and settlements	1.9	1.9	1.7
Hedge investments	2.2	2.2	—
Financing related costs	46.4	46.4	—
Loss and credit carryforwards	71.0	51.3	30.5
Other	6.3	2.8	2.8

Gross deferred income tax assets	$138.8	$115.6	$47.0
Valuation allowance	(27.2)	(27.2)	(16.9)

Total deferred income tax assets, net	$111.6	$88.4	$30.1

Deferred income tax liabilities:
Depreciation and amortization	$(662.1)	$(662.1)	$(52.4)
Investments in affiliated companies	(17.1)	(17.1)	—
Taxes on undistributed foreign earnings	(49.7)	(32.2)	(4.8)
Other	(3.9)	(3.9)	(4.1)

Total deferred income tax liability	$(732.8)	$(715.3)	$(61.3)

Net deferred income tax liability	$(621.2)	$(626.9)	$(31.2)

The temporary differences resulting from differing treatment of items for tax and accounting purposes result in deferred tax assets and liabilities. If deferred tax assets are not likely to be recovered in future years, a valuation allowance is recorded. During 2012, our valuation allowance increased $10.3 million. As of December 31, 2012 and 2011, a valuation allowance of $27.2 million and $16.9 million, respectively, was recorded against the deferred tax assets generated by capital loss, foreign loss and foreign tax credit carryforwards. Our capital loss carryforwards will expire over the next three years and our foreign loss and credit carryforwards will expire over the next ten years.

We have not provided for U.S. deferred income tax on $16.4 million of unremitted earnings from certain non-U.S. subsidiaries accumulated after April 30, 2012, since these earnings are intended to be permanently reinvested in operations outside of the United States. It is impractical at this time to determine the tax impact if these earnings were distributed.

The total amount of unrecognized tax benefits of TransUnion Holding as of December 31, 2012, was $4.9 million. The amount of unrecognized tax benefits of TransUnion Holding that would affect the effective tax rate, if recognized, was $4.9 million. The total amount of unrecognized tax benefits of TransUnion Corp as of December 31, 2012 and 2011, was $4.8 million and $3.2 million, respectively. The amount of unrecognized tax benefits of TransUnion Corp that would affect the effective tax rate, if recognized, was $4.8 million and $3.2 million as of December 31, 2012 and 2011, respectively.

Total amount of unrecognized tax benefits consisted of the following:

(in millions)	TransUnion Holding December 31, 2012	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
Balance as of beginning of period	$3.2	$3.2	$2.1
Additions for tax positions of prior years	0.2	0.2	0.4
Reductions for tax positions of prior years	—	—	—
Additions for tax positions of current year	1.7	1.6	2.2
Reductions relating to settlement and lapse of statute	(0.2)	(0.2)	(1.5)

Balance as of December 31	$4.9	$4.8	$3.2

Consistent with prior periods, we classify interest on unrecognized tax benefits as interest expense and tax penalties as other income or expense on the statement of income. We classify any interest or penalties related to unrecognized tax benefits as other liabilities on the balance sheet. Interest expense related to taxes was insignificant for the years ended December 31, 2012, and December 31, 2011. The accrued interest payable for taxes as of December 31, 2012 and 2011 was $0.5 million and $0.5 million, respectively. There was no significant expense recognized, or significant liability recorded, for tax penalties as of December 31, 2012 or 2011.

We are regularly audited by federal, state, local and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amount of unrecognized tax benefits. An estimate of the range of the increase or decrease in unrecognized tax benefits due to audit results cannot be made at this time. As of December 31, 2012, tax years 2008 and forward remained open for examination in some state and foreign jurisdictions, and tax years 2009 and forward remained open for the U.S. federal audit.

15. Stock-Based Compensation

From the date of inception through December 31, 2012, TransUnion Holding recognized stock-based compensation of $3.0 million, with a related income tax benefit of approximately $1.1 million. For the eight months ended December 31, 2012, TransUnion Corp Successor recognized $2.6 million of stock-based compensation, with a related income tax benefit of approximately $0.9 million. For the four months ended April 30, 2012, TransUnion Corp Predecessor recognized $90.0 million of stock-based compensation, with a related income tax benefit of approximately $32.4 million. Stock-based compensation recognized by TransUnion Corp Predecessor in 2011 and 2010 totaled $4.6 million and $31.8 million, respectively. The income tax benefit related to stock-based compensation was approximately $1.7 million and $11.5 million in 2011 and 2010, respectively.

In connection with the 2010 Change in Control Transaction described in Note 2, “Change in Control Transactions,” the Company adopted the TransUnion Corp 2010 Management Equity Plan, as approved by the stockholders. In connection with the 2012 Change in Control Transaction, all outstanding awards under the 2010 Management Equity Plan immediately vested and TransUnion Corp Predecessor recognized $88.0 million of additional stock-based compensation, approximately $56.3 million net of tax. Upon the 2012 Change in Control Transaction, the 2010 Management Equity Plan was cancelled and replaced with the TransUnion Holding Company, Inc. 2012 Management Equity Plan, under which stock-based awards may be issued to executive officers, employees and independent directors of the Company. A total of 8.3 million shares have been authorized for grant under the 2012 plan.

Stock Options

During the eight months ended December 31, 2012, the Company granted 6.6 million stock options with a ten-year term under the 2012 Management Equity Plan. Of the stock options granted, 40% vest based on the passage of time (service condition options), and 60% vest based on the passage of time and meeting certain market conditions (market condition options). Service condition options vest over a five-year service period, with 20% vesting on either the first anniversary of the 2012 Change in Control Transaction or one year after the grant date, and 5% vesting each quarter thereafter. Market condition options vest according to the scheduled vesting of service condition options, but are also contingent on meeting the market conditions.

The service condition options had a weighted-average grant date fair value of $4.97 per share, measured using the Black-Scholes valuation model with the following weighted-average assumptions: expected volatility of 59% based on comparable company volatility; expected life of 6.19 years using the simplified method described in SAB No. 110 because we do not have historical data related to exercise behavior; risk-free rate of return of 0.89% derived from the constant maturity treasury curve for a term matching the expected life of the award; and an expected dividend yield of zero. The market condition options had a weighted average grant date fair value of $4.08 per share, measured using a risk-neutral Monte Carlo valuation model, with assumptions similar to those used to value the service condition options.

In connection with a special dividend of $3.41 per common share paid on November 1, 2012, the Company’s compensation committee of the board of directors approved an equitable adjustment to reduce the exercise price of options outstanding at November 9, 2012, from $10.07 to $6.65 per share. Since the Company’s options do not contain mandatory anti-dilution provisions, the adjustment was treated as a modification of the options’ terms and conditions, resulting in $2.8 million of additional compensation expense that is being recognized over the remaining requisite service period.

Stock option activity consisted of the following:

	Shares	Weighted Average Exercise Price(1)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in millions)
TransUnion Corp Predecessor outstanding at December 31, 2009	—	$—	—	$—
Granted	3,104,658	24.37
Exercised	—	—
Forfeited	(82,000)	24.37
Expired	—	—

TransUnion Corp Predecessor outstanding at December 31, 2010	3,022,658	$24.37	9.5	$—
Granted	342,000	28.25
Exercised	(6,500)	24.37
Forfeited	(129,200)	25.77
Expired	(600)	24.37

TransUnion Corp Predecessor outstanding at December 31, 2011	3,228,358	$24.72	8.6	$63.7
Granted	55,600	44.47
Exercised	(2,100)	24.37
Forfeited	(71,004)	26.35
Expired	(1,200)	24.37
Cancelled in connection with 2012 Change in Control Transaction	(3,209,654)	25.03

TransUnion Corp Predecessor outstanding at April 30, 2012	—	$—	—	$—
Granted	6,619,789	6.65
Exercised	—	—
Forfeited	(86,980)	6.65
Expired	—	—

TransUnion Holding outstanding at December 31, 2012	6,532,809	$6.65	9.7	$—

Vested and expected to vest as of December 31, 2012	6,115,889	$6.65	9.7	$—
Exercisable at December 31, 2012	—	$—	—	$—

(1)	For periods after April 30, 2012, the weighted average exercise price reflects the November 9, 2012, modified exercise price as discussed above.

In connection with the 2012 Change in Control Transaction, all options outstanding under the 2010 Management Equity Plan were cancelled and existing option holders received $91.2 million in cash consideration for the value of their options. For the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, the weighted average grant date fair value of options granted was $15.45, $8.28 and $6.07 per share, respectively. The total intrinsic value of options exercised during the four months ended April 30, 2012, and the year ended December 31, 2011 was less than $0.1 million in each period. No options were exercised during 2010.

As of December 31, 2012, stock-based compensation expense remaining to be recognized in future years related to options was $12.2 million for service condition options and $15.2 million for market condition options, with a weighted-average recognition period of 4.6 and 4.4 years, respectively. During the eight months ended December 31, 2012, no options vested under the 2012 Management Equity Plan.

Stock appreciation rights

During the eight months ended December 31, 2012, the Company granted 0.9 million stock appreciation rights (“SARs”) with a ten-year term and an exercise price of $10.07 per share under the 2012 Management Equity Plan. Of the SARs granted, 40% vest over a five-year service period, and 60% vest over a five-year service period, but are contingent on meeting certain market conditions. The SARs provide for cash settlement and are being accounted for as liability awards, with expense recognized based on the award’s fair value and the percentage of requisite service rendered at the end of each reporting period in accordance with ASC 718-30-30-3. In connection with a special dividend of $3.41 per common share paid on November 1, 2012, the Company’s compensation committee of the board of directors approved an equitable adjustment to reduce the exercise price of the SARs outstanding at November 9, 2012, from $10.07 to $6.65 per share.

As of December 31, 2012, none of the SARs were vested or exercisable. Compensation expense remaining to be recognized in future years was $2.5 million based on the fair value of the awards at December 31, 2012.

Restricted stock

During the eight months ended December 31, 2012, the Company granted less than 0.1 million shares of restricted stock that cliff vest after three years under the 2012 Management Equity Plan. The total grant date fair value of the restricted stock was $0.3 million. For the year ended December 31, 2011, the Company did not have any activity with respect to restricted stock. During 2010, all unvested restricted stock previously issued to employees under the TransUnion Corp. Equity Award Program immediately vested upon the 2010 Change in Control Transaction. As a result, the Company recognized $20.7 million of additional stock-based compensation, with a related income tax benefit of approximately $7.5 million.

Restricted stock activity consisted of the following:

	Restricted Stock
	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	1,272,782	$23.74
Granted	556,276	23.03
Vested	(1,805,374)	23.52
Forfeited	(23,684)	23.87

Nonvested at December 31, 2010	—	$—
Granted	—	—
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2011	—	$—
Granted	25,082	10.07
Vested	—	—
Forfeited	—	—

Nonvested at December 31, 2012	25,082	$10.07

The total fair value of restricted stock vested in 2010 was $44.3 million.

16. Fair Value

Financial instruments measured at fair value on a recurring basis as of December 31, 2012, consisted of the following:

(in millions)	Total	Level 1	Level 2	Level 3
Trading securities	$11.4	$11.4	$—	$—
Interest rate swaps	(5.8)	—	(5.8)	—

Total financial instruments at fair value	$5.6	$11.4	$(5.8)	$—

Level 1 investments, which use quoted market prices in active markets for identical assets to establish fair value, consist of exchange-traded mutual funds and publicly traded equity investments valued at their current market prices. Level 2 investments consist of interest rate swaps that are further discussed in Note 13, “Debt.” We determined the fair value of the interest rate swaps using standard valuation models with market-based observable inputs including forward and spot exchange rates and interest rate curves. At December 31, 2012, we did not have any investments valued using Level 3 inputs.

17. Business Acquisitions

2011 acquisitions

Crivo Sistemas em Informatica S.A.

On December 28, 2011, we acquired an 80% ownership interest in Crivo, a Brazilian company, for $44.7 million in cash. The purchase was funded using cash on hand. Crivo provides software and services to companies in Brazil to help them make credit, risk and fraud-related decisions. This acquisition is consistent with our strategic objective to invest in growing international regions and will be integrated into our International business segment. Pro forma financial information is not presented because the acquisition was not material to our 2011 consolidated operating results. The results of operations of this business have been included as part of the international segment in the accompanying consolidated statements of income since the date of acquisition.

Purchase Price Allocation

During 2012, we finalized the allocation of the purchase price. The fair value of the net assets acquired and the liabilities assumed as of December 28, 2011, consisted of the following:

(in millions)	Fair Value
Trade accounts receivable and other current assets	$1.7
Property and equipment	10.8
Identifiable intangible assets	20.2
Goodwill(1)	35.2

Total assets acquired	$67.9
Total liabilities assumed	(12.0)

Net assets of acquired company	$55.9
Less: noncontrolling interests	(11.2)

Purchase price of 80% ownership interest	$44.7

(1)

For tax purposes, none of the goodwill was initially tax deductible. However, as part of a restructuring in March 2012, Crivo merged with a holding company and the entire amount of goodwill shown above became tax deductible.

The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired was recorded as goodwill. The purchase price of Crivo exceeded the fair value of the net assets acquired primarily due to growth opportunities, synergies between its customer base and our existing products, and other technological and operational synergies.

Identifiable Intangible Assets

The fair value of identifiable intangible assets acquired was based on many factors, including an analysis of historical financial performance and estimates of future performance, and was determined using analytical approaches appropriate to the facts and circumstances pertaining to the various classes of assets valued, including discounted cash flow and market-based approaches. The fair values of the intangible assets acquired consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Customer relationships	$16.7	19 years
Trademarks and tradenames	1.1	20 years
Noncompete agreements	2.4	8 years

Total identifiable intangible assets	$20.2

The weighted-average useful life of identifiable intangible assets is approximately 18 years.

Acquisition Costs

Acquisition costs of $2.4 million in 2011 and $0.5 million in 2012, including investment banker fees, legal fees, due diligence and other external costs were incurred and included in other income and expense in each respective year.

Financial Healthcare Systems, LLC

On October 13, 2011, we acquired a 100% ownership interest in Financial Healthcare Systems, LLC (“FHS”), a Colorado limited liability company. The purchase price allocation was completed in 2011. The results of operations of this business have been included as part of the USIS segment in the accompanying consolidated statements of income since the date of acquisition.

2010 acquisition

On August 1, 2010, we acquired a 51% ownership interest in Databusiness S.A., located in Chile. The purchase price allocation was completed in 2010. The results of operations of this business have been included as part of the International segment in the accompanying consolidated statements of income since the date of acquisition.

18. Discontinued Operations

During the first quarter of 2010, we completed the sale of the remaining business comprising our real estate services business. During the second quarter of 2010, we completed the sale of our third-party collection business in South Africa to the existing minority shareholders. We will have no significant ongoing relationship with either of these businesses. We had no revenue from discontinued operations in 2011 or 2012. Revenue from discontinued operations was $5.0 million in 2010. We had no income or loss from discontinued operations in 2012. The net loss from discontinued operations for 2011 of $0.5 million was a result of expenses incurred to wind down these operations. Income from discontinued operations for 2010 included gains, net of tax, of $10.9 million on the final disposal of these businesses and operating losses of $2.7 million.

19. Operating Segments

Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies.”

We evaluate the performance of segments based on revenue and operating income. Intersegment sales and transfers have been eliminated and were not material.

The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:

U.S. Information Services

U.S. Information Services (“USIS”) provides consumer reports, credit scores, verification services, analytical services and decisioning technology to businesses in the United States through both direct and indirect channels. These services are offered to customers in the financial services, insurance, healthcare and other markets. These business customers use our products and services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, and manage fraud. This segment also provides mandated consumer services, including dispute investigations, free annual credit reports and other requirements of the United States Fair Credit Reporting Act (“FCRA”), the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), and other credit-related legislation.

International

The International segment provides services similar to our USIS segment to business customers outside the United States and automotive information and commercial data to customers in select geographies. Depending on the maturity of the credit economy in each location, services may include credit reports, analytical and decision services, and risk management services. These services are offered to customers in a number of industries, including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are developed markets, which includes Canada, Hong Kong and Puerto Rico, and emerging markets, which includes South Africa, Mexico, Brazil, the Dominican Republic, India and other emerging markets.

Interactive

Interactive provides services to consumers, including credit reports, scores and credit and identity monitoring services, primarily through the internet. The majority of revenue is derived from subscribers who pay a monthly fee for access to their credit report and score, and for alerts related to changes in their credit reports.

Corporate

Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.

Selected financial information consisted of the following:

	TransUnion Corp Successor	TransUnion Corp Predecessor
(in millions)	Eight Months Ended December 31, 2012	Four Months Ended April, 30 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenue
U.S. Information Services	$487.4	$238.1	$660.1	$636.0
International	157.8	76.6	216.1	195.8
Interactive	121.8	58.3	147.8	124.7

Total	$767.0	$373.0	$1,024.0	$956.5

Operating income (loss)
U.S. Information Services	$121.9	$33.2	$185.8	$177.1
International	19.1	5.3	66.7	62.7
Interactive	48.7	13.0	56.5	37.7
Corporate	(47.6)	(51.7)	(56.3)	(61.4)

Total	$142.1	$(0.2)	$252.7	$216.1

Reconciliation of operating income (loss) to income from continuing operations before income tax:
Operating income from segments	$142.1	$(0.2)	$252.7	$216.1
Non-operating income and expense	(69.9)	(63.7)	(185.6)	(133.1)

Income (loss) from continuing operations before income tax	$72.2	$(63.9)	$67.1	$83.0

In addition, on a stand-alone non-consolidated basis, TransUnion Holding had no revenue, a $0.9 million operating loss, and $68.6 million of non-operating expenses from the date of inception through December 31, 2012.

Other income and expense, net, included earnings (losses) from equity method investments as follows:

	TransUnion Corp Successor	TransUnion Corp Predecessor
(in millions)	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
U.S. Information Services	$0.9	$0.5	$1.1	$(0.1)
International	7.1	3.6	10.3	8.5
Interactive	—	—	—	—

Total	$8.0	$4.1	$11.4	$8.4

TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp.

Property, plant and equipment, net of accumulated depreciation and amortization, by segment, consisted of the following:

(in millions)	TransUnion Corp Successor December 31, 2012	TransUnion Corp Predecessor December 31, 2011
U.S. Information Services	$55.7	$58.0
International	18.4	26.7
Interactive	3.3	3.3
Corporate	43.8	21.0

Total	$121.2	$109.0

TransUnion Holding owns no property, plant or equipment other than the property, plant and equipment owned by TransUnion Corp.

Cash paid for capital expenditures, by segment, was as follows:

	TransUnion Corp Successor	TransUnion Corp Predecessor
(in millions)	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Year Ended December 31, 2011
U.S. Information Services	$30.8	$14.3	$54.3
International	8.6	2.4	12.3
Interactive	2.8	1.3	2.1
Corporate	6.6	2.4	5.3

Total	$48.8	$20.4	$74.0

TransUnion Holding had no capital expenditures other than the capital expenditures incurred by TransUnion Corp.

Depreciation and amortization expense of continuing operations, by segment, was as follows:

	TransUnion Corp Successor	TransUnion Corp Predecessor
(in millions)	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
U.S. Information Services	$78.9	$22.3	$66.9	$63.7
International	25.8	3.7	7.8	6.8
Interactive	5.2	1.3	4.3	4.8
Corporate	5.1	1.9	6.3	6.3

Total	$115.0	$29.2	$85.3	$81.6

TransUnion Holding had no depreciation and amortization expense other than the depreciation and amortization expense incurred by TransUnion Corp.

Revenue based on the country where it was earned, was a follows:

	TransUnion Corp Successor	TransUnion Corp Predecessor
(in millions)	Eight Months Ended December 31, 2012	Four Months Ended April 30, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
United States	79%	79%	79%	80%
South Africa	7%	8%	9%	9%
Canada	5%	6%	6%	6%
Other	9%	7%	6%	5%

TransUnion Holding had no revenue other than the revenue earned by TransUnion Corp.

Long-lived assets, other than financial instruments and deferred tax assets, based on the location of the legal entity that owns the asset, was as follows:

	Approximate Percent of Long-Lived Assets
Country	2012	2011	2010
United States	81%	80%	88%
South Africa	5%	5%	7%
Canada	4%	2%	2%
Other	10%	13%	3%

TransUnion Holding owns no long-lived assets other than the long-lived assets owned by TransUnion Corp.

20. Commitments

Future minimum payments for noncancelable operating leases, purchase obligations and other liabilities of TransUnion Holding in effect as of December 31, 2012, are payable as follows:

(in millions)	Operating Leases	Purchase Obligations	Total
2013	$10.1	$136.9	$147.0
2014	8.8	53.5	62.3
2015	7.2	38.6	45.8
2016	5.6	16.4	22.0
2017	4.5	4.8	9.3
Thereafter	13.3	5.7	19.0

Totals	$49.5	$255.9	$305.4

Purchase obligations to be repaid in 2013 include $78.4 million of trade accounts payable that were included on the balance sheet of TransUnion Holding as of December 31, 2012. Rental expense related to operating leases of TransUnion Corp Successor was $7.4 million for the eight months ended December 31, 2012. Rental expense related to operating leases of TransUnion Corp Predecessor was $3.7 million, $13.8 million and $13.0 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively. TransUnion Holding had no operating leases other than the operating leases of TransUnion Corp.

Licensing agreements

We have agreements with Fair Isaac Corporation to license credit-scoring algorithms and the right to sell credit scores derived from those algorithms. Payment obligations under these agreements vary due to factors such as the volume of credit scores we sell, what type of credit scores we sell, and how our customers use the credit scores. There are no minimum payments required under these licensing agreements; however we do have a significant level of sales volume related to these credit scores.

21. Contingencies

Litigation

Due to the nature of our businesses, claims against us will occur in the ordinary course of business. Some of these claims are, or purport to be, class actions that seek substantial damage amounts, including punitive damages. Claimants may seek modifications of business practices, financial incentives or replacement of products or services. We regularly review all claims to determine whether a loss is probable and, if probable, whether the loss can be reasonably estimated. If a loss is probable and can be reasonably estimated, an appropriate reserve is accrued, taking into consideration legal positions, contractual obligations and applicable insurance coverages, and included in other current liabilities. We believe that the reserves established for pending or threatened claims are appropriate based on the facts currently known. Due to the uncertainties inherent in the investigation and resolution of a claim, however, additional losses may be incurred that could materially affect our financial results. Legal fees for ongoing litigation are considered a period cost and are expensed as incurred.

As of both December 31, 2012 and 2011, TransUnion Corp had accrued $5.6 million for pending or anticipated claims of our continuing operations. These amounts were recorded in other accrued liabilities on the consolidated balance sheets and the associated expenses were recorded in selling, general and administrative expenses on the consolidated statements of income. TransUnion Holding had no litigation accruals or expense other than the accruals and expense of TransUnion Corp.

22. Related-Party Transactions

Stockholder Agreement

In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Major Stockholders’ Agreement. Under the terms of the agreement, GSC and Advent have the right to appoint all members of TransUnion Holding’s board of directors.

Consulting Agreement

In connection with the 2012 Change in Control Transaction, TransUnion Holding, GSC and Advent entered into the Consulting Agreement. Under the terms of the agreement, GSC and Advent are to receive an advisory fee of $250,000 each, increasing 5% annually, in exchange for services provided, including (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing debt; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives; and (vi) other services as mutually agreed upon. During 2012, Advent and GSC provided consulting services to TransUnion Holding and the Company accrued fees of $125,000 each for these services.

Other Fees

In connection with the 2012 Change in Control Transaction and the issuance of the 8.125% notes, TransUnion Holding paid acquisition-related and underwriting fees of $11.9 million and $0.2 million to affiliates of GSC and Advent, respectively, and TransUnion Corp Predecessor paid $1.4 million of acquisition-related fees to affiliates of GSC.

In connection with the 2010 Change in Control Transaction TransUnion Corp Predecessor paid $13.0 million to Madison Dearborn Partners, LLC and $2.6 million to The Pritzker Organization, L.L.C. in 2010.

Legal Services

TransUnion Corp Successor paid $0.5 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $0.1 million, $1.3 million and $0.9 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively, to the law firm of Neal, Gerber & Eisenberg LLP for legal services. Marshall E. Eisenberg, a partner in the law firm, is a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.

TransUnion Corp Successor paid $0.4 million for the eight months ended December 31, 2012 and TransUnion Corp Predecessor paid $3.5 million, $4.4 million and $3.9 million for the four months ended April 30, 2012, and the years ended December 31, 2011 and 2010, respectively, to the law firm of Latham and Watkins LLP. Michael A. Pucker, a partner in the law firm, is an immediate family member of a co-trustee of certain Pritzker family U.S. situs trusts that beneficially owned in excess of 5% of the Company’s common stock prior to the 2012 Change in Control Transaction.

Payables

Other liabilities of both TransUnion Holding and TransUnion Corp Successor at December 31, 2012, included $3.2 million owed to certain Pritzker family business interests related to tax indemnification payments arising in connection with the 2010 Change in Control Transaction. This amount is subject to future adjustments based on a final determination of tax expense.

Issuances of Common Stock

On December 21, 2012, the Company issued an aggregate of 225,563 shares of common stock to David M. Neenan, the Executive Vice President of our International segment, at a purchase price of $6.65 per share.

On December 31, 2012, the Company issued an aggregate 199,237 shares of common stock to James M. Peck, the President and Chief Executive Officer of the Company, at a purchase price of $6.65 per share.

On April 8, 2011, TransUnion Corp issued an aggregate of 30,775 shares of common stock to QED Fund I, LP in a private placement transaction at a purchase price of $24.37 per share. Nigel W. Morris, one of the Company’s directors at that time, is the managing member of QED Partners, LLC, the general partner of QED Fund I, LP, and is a 98% limited partner of QED Fund I, LP. Additionally, Mr. Morris is the managing member of QED Investors, LLC, the manager of QED Fund I, LP.

On May 3, 2011, TransUnion Corp issued an aggregate of 22,500 shares of common stock to Matthew A. Carey, one of the Company’s directors at that time, in a private placement transaction at a purchase price of $24.37 per share.

Investment Purchase

On August 27, 2012, the Company purchased an aggregate 69,625 shares of common stock from Andrew Knight, at that time the Executive Vice President of our International segment, at a purchase price of $10.07 per share, in connection with him leaving the Company.

On November 4, 2011, TransUnion Corp purchased 318,471 shares of Series A Preferred Stock of L2C, Inc. from QED Fund I, LP at a purchase price of $3.14 per share. Nigel W. Morris, one of the Company’s directors at that time, is the managing member of QED Partners, LLC, the general partner of QED Fund I, LP, and is a 98% limited partner of QED Fund I, LP. Additionally, Mr. Morris is the managing member of QED Investors, LLC, the manager of QED Fund I, LP.

Debt

In connection with the 2010 Change in Control Transaction, TransUnion Corp borrowed $16.7 million from an entity owned by Pritzker family business interests under the RFC loan. This loan was repaid in 2012 in connection with the 2012 Change in Control Transaction. See Note 2, “Change in Control Transactions,” and Note 13, “Debt,” for additional information.

23. Quarterly Financial Data (Unaudited)

TransUnion Holding

The quarterly financial data of TransUnion Holding, from the date of inception, consisted of the following:

	Three Months Ended
(in millions)(1)	March 31, 2012(2)(3)	June 30, 2012(3)	September 30, 2012	December 31, 2012
Revenue	$—	$190.9	$291.7	$284.4
Operating income	—	36.5	61.3	43.4
Net income (loss)	(8.5)	(2.3)	13.5	(6.7)
Net income (loss) attributable to TransUnion Holding	(8.5)	(3.5)	11.3	(8.2)

(1)	The sum of the quarterly totals may not equal the annual totals due to rounding.
(2)	Period is from inception of TransUnion Holding, February 15, 2012, through March 31, 2012.
(3)

The financial results of TransUnion Holding include the consolidated results of TransUnion Corp subsequent to April 30, 2012, the date of acquisition. See Note 1, “Significant Accounting and Reporting Policies,” and Note 2, “Change in Control Transactions,” for further information. For the period of inception through March 31, 2012, net income (loss) and net income (loss) attributable to TransUnion Holding included $7.0 million of acquisition fees related to the 2012 Change in Control Transaction. For the three months ended June 30, 2012, net income (loss) and net income (loss) attributable to TransUnion Holding included $8.2 million of acquisition fees related to the 2012 Change in Control Transaction.

TransUnion Corp

The quarterly financial data of TransUnion Corp for 2012 and 2011 consisted of the following:

	Predecessor		Successor	Successor
(in millions)(1)	Three Months Ended March 31, 2012(2)	One Month Ended April 30, 2012(2)	Two Months Ended June 30, 2012(2)	Three Months Ended September 30, 2012	Three Months Ended December 31, 2012
Revenue	$280.6	$92.4	$190.9	$291.7	$284.4
Operating income (loss)	65.6	(65.8)	37.0	61.6	43.6
Net income (loss)	12.1	(64.5)	10.8	23.0	14.1
Net income (loss) attributable to TransUnion Corp	10.2	(65.1)	9.6	20.8	12.6

(1)	The sum of the quarterly totals may not equal the annual totals due to rounding.
(2)

For the three months ended March 31, 2012, net income (loss) and net income (loss) attributable to TransUnion Corp included $2.6 million of acquisition fees related to the 2012 Change in Control Transaction. For the one month ended April 30, 2012, net income (loss) and net income (loss) attributable to TransUnion Corp included $18.3 million of acquisition fees related to the 2012 Change in Control Transaction. For the one month ended April 30, 2012, operating income (loss), net income (loss) and net income (loss) attributable to TransUnion Corp all included $90.0 million of accelerated stock-based compensation and related expense as a result of the 2012 Change in Control Transaction. For the two

months ended June 30, 2012, operating income (loss), net income (loss) and net income (loss) attributable to TransUnion Corp all included $0.3 million of accelerated stock-based compensation and related expense as a result of the 2012 Change in Control Transaction

	Predecessor Three Months Ended
(in millions) (1)	March 31, 2011(2)	June 30, 2011	September 30, 2011	December 31, 2011
Revenue	$245.9	$257.5	$267.6	$253.0
Operating income	55.1	60.5	72.8	64.3
Income (loss) from continuing operations	(23.3)	25.2	29.3	18.0
Discontinued operations, net of tax	(0.1)	(0.3)	—	—
Net income (loss)	(23.4)	24.9	29.3	18.0
Net income (loss) attributable to TransUnion Corp	(25.5)	22.9	27.1	16.3

(1)	The sum of the quarterly totals may not equal the annual totals due to rounding.
(2)

For the three months ended March 31, 2011, as a result of refinancing our senior secured credit facility in February 2011, the Company incurred a $59.3 million loss on the early extinguishment of debt consisting of a write-off of $49.8 million of previously unamortized deferred financing fees and a prepayment premium of $9.5 million. See Note 13, “Debt,” for additional information.

24. Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in each component of accumulated other comprehensive income (loss), net of tax:

(in millions)	Foreign Currency Translation Adjustment	Net Unrealized Gain/(Loss) On Hedges	Accumulated Other Comprehensive Income / (Loss)
TransUnion Corp Predecessor balance at December 31, 2010	$9.3	$—	$9.3
Change	(12.9)	—	(12.9)

TransUnion Corp Predecessor balance at December 31, 2011	$(3.6)	$—	$(3.6)
Change	2.2	—	2.2

TransUnion Corp Predecessor balance at April, 30 2012	$(1.4)	$—	$(1.4)
Purchase accounting adjustments	1.4	—	1.4
Change	(20.7)	(3.7)	(24.4)

TransUnion Corp Successor and TransUnion Holding balance at December 31, 2012	$(20.7)	$(3.7)	$(24.4)

25. Financial Statements of Guarantors

As discussed in Note 13, “Debt,” the obligations under the 11.375% notes are unsecured obligations of Trans Union LLC and TransUnion Financing Corporation. However they are guaranteed by TransUnion Corp and certain wholly owned domestic subsidiaries of Trans Union LLC. TransUnion Holding does not guarantee the 11.375% notes. The guarantees of the guarantors are joint, several, full and unconditional. The accompanying consolidating financial information presents the financial position, results of operations and cash flows of the parent guarantor, the issuers, the guarantor subsidiaries as a group, and the non-guarantor subsidiaries as a group. Each entity’s investments in its subsidiaries, if any, are presented under the equity method. The domestic tax provision and related taxes receivable and payable, and the domestic deferred tax assets and liabilities, are prepared on a consolidated basis and are not fully allocated to individual legal entities. As a result, the information presented is not intended to present the financial position or results of operations of those entities on a stand-alone basis.

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Balance Sheet—Successor

December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$75.3	$—	$—	$79.0	$—	$154.3
Trade accounts receivable, net	—	98.0	19.5	46.1	—	163.6
Due from (to) affiliates	(14.9)	(82.5)	46.2	56.7	(5.5)	—
Other current assets	(0.3)	52.7	(0.7)	7.0	—	58.7

Total current assets	60.1	68.2	65.0	188.8	(5.5)	376.6

Property, plant and equipment, net	—	95.8	7.8	17.6	—	121.2
Other marketable securities	—	11.4	—	—	—	11.4
Goodwill	—	961.6	324.6	518.0	—	1,804.2
Other intangibles, net	—	1,629.6	75.8	206.2	—	1,911.6
Other assets	1,611.8	1,235.2	2.2	42.4	(2,795.9)	95.7

Total assets	$1,671.9	$4,001.8	$475.4	$973.0	$(2,801.4)	$4,320.7

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$43.2	$18.9	$15.4	$—	$77.5
Current portion of long-term debt	—	9.5	—	6.6	(5.5)	10.6
Other current liabilities	7.9	68.4	7.2	23.5	—	107.0

Total current liabilities	7.9	121.1	26.1	45.5	(5.5)	195.1

Long-term debt	—	1,672.3	—	6.5	(6.5)	1,672.3
Other liabilities	(13.9)	589.6	2.0	89.7	—	667.4

Total liabilities	(6.0)	2,383.0	28.1	141.7	(12.0)	2,534.8

Redeemable noncontrolling interests	—	—	—	14.7	—	14.7

Total TransUnion Corp stockholders’ equity	1,677.9	1,618.8	447.3	723.3	(2,789.4)	1,677.9
Noncontrolling interests	—	—	—	93.3	—	93.3

Total stockholders’ equity	1,677.9	1,618.8	447.3	816.6	(2,789.4)	1,771.2

Total liabilities and stockholders’ equity	$1,671.9	$4,001.8	$475.4	$973.0	$(2,801.4)	$4,320.7

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Balance Sheet—Predecessor

December 31, 2011

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$34.6	$1.0	$0.1	$72.1	$—	$107.8
Trade accounts receivable, net	—	89.5	15.0	34.9	—	139.4
Due from (to) affiliates	19.7	(40.7)	3.0	18.0	—	—
Other current assets	9.2	41.8	—	4.4	—	55.4
Current assets of discontinued operations	—	—	—	0.1	—	0.1

Total current assets	63.5	91.6	18.1	129.5	—	302.7

Property, plant and equipment, net	—	73.5	9.4	26.1	—	109.0
Other marketable securities	—	10.3	—	—	—	10.3
Goodwill	—	6.3	189.9	79.0	—	275.2
Other intangibles, net	—	127.9	73.5	29.4	—	230.8
Other assets	(877.5)	526.3	2.4	39.4	387.2	77.8

Total assets	$(814.0)	$835.9	$293.3	$303.4	$387.2	$1,005.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$0.3	$46.0	$16.8	$12.0	$—	$75.1
Current portion of long-term debt	10.3	9.5	0.9	1.1	—	21.8
Other current liabilities	24.0	49.0	6.7	20.5	—	100.2
Current liabilities of discontinued operations	—	—	—	0.4	—	0.4

Total current liabilities	34.6	104.5	24.4	34.0	—	197.5
Long-term debt	—	1,578.4	—	7.5	(6.5)	1,579.4
Other liabilities	—	30.3	6.5	16.5	—	53.3

Total liabilities	34.6	1,713.2	30.9	58.0	(6.5)	1,830.2

Total TransUnion Corp stockholders’ equity	(848.6)	(877.3)	262.4	221.2	393.7	(848.6)
Noncontrolling interests	—	—	—	24.2	—	24.2

Total stockholders’ equity	(848.6)	(877.3)	262.4	245.4	393.7	(824.4)

Total liabilities and stockholders’ equity	$(814.0)	$835.9	$293.3	$303.4	$387.2	$1,005.8

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Successor

For the Eight Months Ended December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$465.7	$168.2	$176.1	$(43.0)	$767.0

Operating expenses
Cost of services	—	202.3	72.9	52.9	(29.9)	298.2
Selling, general and administrative	—	135.5	39.3	50.9	(14.0)	211.7
Depreciation and amortization	—	91.3	7.7	16.0	—	115.0

Total operating expenses	—	429.1	119.9	119.8	(43.9)	624.9

Operating income	—	36.6	48.3	56.3	0.9	142.1

Non-operating income and expense
Interest expense	—	(73.1)	—	0.1	0.2	(72.8)
Interest income	—	0.2	—	0.8	(0.2)	0.8
Other income and (expense), net	61.2	60.7	—	(3.4)	(116.4)	2.1

Total non-operating income and expense	61.2	(12.2)	—	(2.5)	(116.4)	(69.9)

Income (loss) before income taxes	61.2	24.4	48.3	53.8	(115.5)	72.2

(Provision) benefit for income taxes	(18.2)	37.1	(21.8)	(21.4)	—	(24.3)

Net income (loss)	43.0	61.5	26.5	32.4	(115.5)	47.9

Less: net income attributable to noncontrolling interests	—	—	—	(4.9)	—	(4.9)

Net income (loss) attributable to TransUnion Corp	$43.0	$61.5	$26.5	$27.5	$(115.5)	$43.0

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Successor

For the Eight Months Ended December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$43.0	$61.5	$26.5	$32.4	$(115.5)	$47.9

Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(20.7)	(20.7)	—	(22.7)	41.4	(22.7)
Net unrealized loss on hedges	(3.7)	(3.7)	—	—	3.7	(3.7)

Total other comprehensive income (loss), net of tax	(24.4)	(24.4)	—	(22.7)	45.1	(26.4)

Comprehensive income (loss)	18.6	37.1	26.5	9.7	(70.4)	21.5
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.9)	—	(2.9)

Comprehensive income (loss) attributable to TransUnion Corp	$18.6	$37.1	$26.5	$6.8	$(70.4)	$18.6

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Predecessor

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$228.7	$82.5	$84.6	$(22.8)	$373.0

Operating expenses
Cost of services	—	122.6	36.1	29.6	(16.3)	172.0
Selling, general and administrative	0.1	120.0	30.5	28.3	(6.9)	172.0
Depreciation and amortization	—	19.8	5.9	3.5	—	29.2

Total operating expenses	0.1	262.4	72.5	61.4	(23.2)	373.2

Operating income (loss)	(0.1)	(33.7)	10.0	23.2	0.4	(0.2)

Non-operating income and expense
Interest expense	(0.3)	(40.2)	—	(0.3)	0.3	(40.5)
Interest income	0.3	0.3	—	0.3	(0.3)	0.6
Other income and (expense), net	(72.7)	23.4	—	(0.4)	25.9	(23.8)

Total non-operating income and expense	(72.7)	(16.5)	—	(0.4)	25.9	(63.7)

Income (loss) before income taxes	(72.8)	(50.2)	10.0	22.8	26.3	(63.9)

(Provision) benefit for income taxes	17.9	(1.6)	—	(4.8)	—	11.5

Net income (loss)	(54.9)	(51.8)	10.0	18.0	26.3	(52.4)

Less: net income attributable to noncontrolling interests	—	—	—	(2.5)	—	(2.5)

Net income (loss) attributable to TransUnion Corp	$(54.9)	$(51.8)	$10.0	$15.5	$26.3	$(54.9)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Predecessor

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$(54.9)	$(51.8)	$10.0	$18.0	$26.3	$(52.4)

Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	2.2	2.2	—	2.5	(4.4)	2.5

Total other comprehensive income (loss), net of tax	2.2	2.2	—	2.5	(4.4)	2.5

Comprehensive income (loss)	(52.7)	(49.6)	10.0	20.5	21.9	(49.9)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.8)	—	(2.8)

Comprehensive income (loss) attributable to TransUnion Corp	$(52.7)	$(49.6)	$10.0	$17.7	$21.9	$(52.7)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Predecessor

For the Twelve Months Ended December 31, 2011

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$637.3	$209.4	$238.4	$(61.1)	$1,024.0
Operating expenses
Cost of services	—	295.1	88.3	79.5	(41.4)	421.5
Selling, general and administrative	0.3	166.9	63.0	55.4	(21.1)	264.5
Depreciation and amortization	—	60.9	17.1	7.3	—	85.3

Total operating expenses	0.3	522.9	168.4	142.2	(62.5)	771.3
Operating income (loss)	(0.3)	114.4	41.0	96.2	1.4	252.7
Non-operating income and expense
Interest expense	(1.3)	(124.9)	—	(0.2)	—	(126.4)
Interest income	—	0.1	—	0.6	—	0.7
Other income and (expense), net	42.9	28.0	(0.1)	(4.7)	(126.0)	(59.9)

Total non-operating income and expense	41.6	(96.8)	(0.1)	(4.3)	(126.0)	(185.6)
Income (loss) from continuing operations before income taxes	41.3	17.6	40.9	91.9	(124.6)	67.1
Benefit (provision) for income taxes	(0.5)	25.3	(20.9)	(21.7)	—	(17.8)

Income (loss) from continuing operations	40.8	42.9	20.0	70.2	(124.6)	49.3
Discontinued operations, net of tax	—	—	—	(0.5)	—	(0.5)

Net income (loss)	40.8	42.9	20.0	69.7	(124.6)	48.8
Less: net income attributable to noncontrolling interests	—	—	—	(8.0)	—	(8.0)

Net income (loss) attributable to TransUnion Corp	$40.8	$42.9	$20.0	$61.7	$(124.6)	$40.8

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Predecessor

For the Twelve Months Ended December 31, 2011

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$40.8	$42.9	$20.0	$69.7	$(124.6)	$48.8

Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(12.9)	(12.9)	—	(14.5)	25.8	(14.5)

Total other comprehensive income (loss), net of tax	(12.9)	(12.9)	—	(14.5)	25.8	(14.5)

Comprehensive income (loss)	27.9	30.0	20.0	55.2	(98.8)	34.3
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(6.4)	—	(6.4)

Comprehensive income (loss) attributable to TransUnion Corp	$27.9	30.0	$20.0	$48.8	$(98.8)	$27.9

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Predecessor

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$614.8	$175.6	$215.4	$(49.3)	$956.5
Operating expenses
Cost of services	—	293.9	72.5	65.3	(35.9)	395.8
Selling, general and administrative	0.3	169.1	56.6	51.7	(14.7)	263.0
Depreciation and amortization	—	56.9	18.2	6.5	—	81.6

Total operating expenses	0.3	519.9	147.3	123.5	(50.6)	740.4
Operating income (loss)	(0.3)	94.9	28.3	91.9	1.3	216.1
Non-operating income and expense
Interest expense	(1.2)	(88.6)	—	(0.3)	—	(90.1)
Interest income	0.3	0.2	—	0.5	—	1.0
Other income and (expense), net	38.0	30.3	(0.4)	(1.7)	(110.2)	(44.0)

Total non-operating income and expense	37.1	(58.1)	(0.4)	(1.5)	(110.2)	(133.1)
Income (loss) from continuing operations before income taxes	36.8	36.8	27.9	90.4	(108.9)	83.0
Benefit (provision) for income taxes	(0.2)	0.8	(13.6)	(33.3)	—	(46.3)

Income (loss) from continuing operations	36.6	37.6	14.3	57.1	(108.9)	36.7
Discontinued operations, net of tax	—	—	—	8.2	—	8.2

Net income (loss)	36.6	37.6	14.3	65.3	(108.9)	44.9
Less: net income attributable to noncontrolling interests	—	—	—	(8.3)	—	(8.3)

Net income (loss) attributable to TransUnion Corp	$36.6	$37.6	$14.3	$57.0	$(108.9)	$36.6

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Predecessor

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$36.6	$37.6	$14.3	$65.3	$(108.9)	$44.9

Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	8.6	8.6	—	9.4	(17.2)	9.4
Net unrealized loss on hedges	(1.1)	(1.1)	—	—	1.1	(1.1)

Total other comprehensive income (loss), net of tax	7.5	7.5	—	9.4	(16.1)	8.3

Comprehensive income (loss)	44.1	45.1	14.3	74.7	(125.0)	53.2
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(9.1)	—	(9.1)

Comprehensive income (loss) attributable to TransUnion Corp	$44.1	$45.1	$14.3	$65.6	$(125.0)	$44.1

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Successor

For the Eight Months Ended December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$43.0	$61.5	$26.5	$32.4	$(115.5)	$47.9
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	91.3	7.7	16.0	—	115.0
Stock-based compensation	—	2.2	0.1	—	—	2.3
Provision (reduction) for losses on trade accounts receivable	—	—	(2.1)	0.2	—	(1.9)
Change in control transaction fees	0.4	—	—	—	—	0.4
Deferred taxes	14.6	(12.1)	5.0	4.3	—	11.8
Amortization of 11.375% notes purchase accounting fair value adjustment	—	(10.8)	—	—	—	(10.8)
Equity in net income of affiliates, net of dividends	—	1.4	—	(0.1)	—	1.3
Equity in net (income) loss from subsidiaries	(61.5)	(54.0)	—	—	115.5	—
Other	—	(0.5)	—	3.1	—	2.6
Changes in assets and liabilities:
Trade accounts receivable	—	2.3	2.1	(5.4)	—	(1.0)
Other current and long-term assets	72.0	(27.4)	(28.0)	(13.8)	—	2.8
Trade accounts payable	—	5.6	(3.4)	(3.4)	—	(1.2)
Other current and long-term liabilities	(80.9)	(1.1)	(1.1)	5.6	—	(77.5)

Cash provided by (used in) operating activities	(12.4)	58.4	6.8	38.9	—	91.7

Consolidating Statement of Cash Flows—Successor—Continued

For the Eight Months Ended December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(36.9)	(6.9)	(5.0)	—	(48.8)
Investments in trading securities	—	(0.5)	—	—	—	(0.5)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(14.2)	—	(14.2)
Acquisition related deposits	—	—	—	3.7	—	3.7
Proceeds from notes receivable	—	—	—	3.9	(3.9)	—
Other	—	—	0.1	(1.5)	—	(1.4)

Cash used in investing activities	—	(37.4)	(6.8)	(13.1)	(3.9)	(61.2)

Cash flows from financing activities:
Repayments of debt	—	(21.0)	—	(0.1)	3.9	(17.2)
Change in control transaction fees	(0.4)	—	—	—	—	(0.4)
Distributions to noncontrolling interests	—	—	—	(7.2)	—	(7.2)
Dividends to TransUnion Holding	(27.9)	—	—	—	—	(27.9)
Stockholder contributions	80.8	—	—	—	—	80.8

Cash provided by (used in) financing activities	52.5	(21.0)	—	(7.3)	3.9	28.1
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.7)	—	(0.7)

Net change in cash and cash equivalents	40.1	—	—	17.8	—	57.9
Cash and cash equivalents, beginning of period	35.2	—	—	61.2	—	96.4

Cash and cash equivalents, end of period	$75.3	$—	$—	$79.0	$—	$154.3

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Predecessor

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$(54.9)	$(51.8)	$10.0	$18.0	$26.3	$(52.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	19.8	5.9	3.5	—	29.2
Stock-based compensation	—	1.8	—	0.2	—	2.0
Deferred financing fees	—	3.9	—	—	—	3.9
Provision (reduction) for losses on trade accounts receivable	—	0.4	2.5	0.2	—	3.1
Change in control transaction fees	20.9	—	—	—	—	20.9
Deferred taxes	(17.6)	—	—	(0.7)	—	(18.3)
Equity in net income of affiliates, net of dividends	—	(2.4)	—	(1.3)	—	(3.7)
Equity in net (income) loss from subsidiaries	51.8	(25.5)	—	—	(26.3)	—
Loss (gain) on sale or exchange of property	—	0.1	—	—	—	0.1
Other	(0.1)	(0.6)	—	(0.1)	0.1	(0.7)
Changes in assets and liabilities:
Trade accounts receivable	—	(11.3)	(7.0)	(6.4)	—	(24.7)
Other current and long-term assets	(34.3)	47.9	(15.8)	3.7	—	1.5
Trade accounts payable	(0.1)	(5.8)	6.2	1.3	—	1.6
Other current and long-term liabilities	69.1	20.0	2.7	(1.9)	—	89.9

Cash provided by (used in) operating activities	34.8	(3.5)	4.5	16.5	0.1	52.4

Consolidating Statement of Cash Flows—Predecessor—Continued

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(15.6)	(3.6)	(1.2)	—	(20.4)
Proceeds from sale of trading securities	—	1.1	—	—	—	1.1
Investments in trading securities	—	(1.1)	—	—	—	(1.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(0.1)	—	(0.1)
Proceeds from notes receivable	—	22.6	—	—	(22.6)	—
Issuance of notes receivable	—	—	—	(4.1)	4.1	—
Other	—	—	(0.1)	1.0	—	0.9

Cash provided by (used in) investing activities	—	7.0	(3.7)	(4.4)	(18.5)	(19.6)

Cash flows from financing activities:
Repayments of debt	(10.3)	(2.5)	(0.9)	(23.5)	22.6	(14.6)
Debt financing fees	—	(6.1)	—	—	—	(6.1)
Distribution of merger consideration	(1.3)	—	—	—	—	(1.3)
Change in control transaction fees	(20.9)	—	—	—	—	(20.9)
Proceeds from issuance of debt	—	4.1	—	—	(4.1)	—
Treasury stock purchases	(1.3)	—	—	—	—	(1.3)
Dividends to noncontrolling interests	—	—	—	(0.4)	—	(0.4)
Other	(0.4)	—	—	0.1	(0.1)	(0.4)

Cash provided by (used in) financing activities	(34.2)	(4.5)	(0.9)	(23.8)	18.4	(45.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.8	—	0.8

Net change in cash and cash equivalents	0.6	(1.0)	(0.1)	(10.9)	—	(11.4)
Cash and cash equivalents, beginning of period	34.6	1.0	0.1	72.1	—	107.8

Cash and cash equivalents, end of period	$35.2	$—	$—	$61.2	$—	$96.4

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Predecessor

For the Twelve Months Ended December 31, 2011

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$40.8	$42.9	$20.0	$69.7	$(124.6)	$48.8
Less: income (loss) from discontinued operations, net of tax	—	—	—	(0.5)	—	(0.5)

Income (loss) from continuing operations	40.8	42.9	20.0	70.2	(124.6)	49.3
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	—	60.9	17.1	7.3	—	85.3
Loss on early extinguishment of debt	—	59.3	—	—	—	59.3
Stock-based compensation	—	4.1	0.1	0.4	—	4.6
Deferred financing fees	—	4.2	—	—	—	4.2
Provision for losses on trade accounts receivable	—	1.0	0.3	0.6	—	1.9
Deferred taxes	(0.1)	(4.6)	1.1	0.1	—	(3.5)
Equity in net income of affiliates, net of dividends	—	(1.9)	—	(1.5)	—	(3.4)
Loss (gain) on sale or exchange of property	—	—	(0.3)	—	—	(0.3)
Other	—	0.3	1.8	0.7	—	2.8
Equity in net (income) loss from subsidiaries	(42.9)	(81.7)	—	—	124.6	—
Changes in assets and liabilities:
Trade accounts receivable	—	(4.2)	(2.8)	(4.6)	—	(11.6)
Other current and long-term assets	(49.1)	5.3	14.0	26.5	—	(3.3)
Trade accounts payable	0.1	6.4	5.3	3.1	—	14.9
Other current and long-term liabilities	13.6	(14.1)	—	4.8	—	4.3

Cash provided by (used in) operating activities of continuing operations	(37.6)	77.9	56.6	107.6	—	204.5
Cash used in operating activities of discontinued operations	—	—	—	(1.3)	—	(1.3)

Cash provided by (used in) operating activities	(37.6)	77.9	56.6	106.3	—	203.2
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(60.0)	(5.3)	(8.7)	—	(74.0)

Consolidating Statement of Cash Flows—Predecessor—Continued

For the Twelve Months Ended December 31, 2011

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Investments in trading securities	—	(1.2)	—	—	—	(1.2)
Proceeds from sale of trading securities	—	9.9	—	—	—	9.9
Proceeds from sale and redemption of investments in available-for-sale securities	—	—	0.2	—	—	0.2
Investments in held-to-maturity securities	—	—	—	(6.3)	—	(6.3)
Proceeds from held-to-maturity securities	—	—	—	6.3	—	6.3
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	(50.7)	(54.5)	—	(105.2)
Acquisition related deposits	—	—	—	(8.6)	—	(8.6)
Other	—	(2.5)	—	(0.2)	—	(2.7)

Cash used in investing activities	—	(53.8)	(55.8)	(72.0)	—	(181.6)

Cash flows from financing activities:
Proceeds from senior secured term loan	—	950.0	—	—	—	950.0
Extinguishment of senior secured term loan	—	(945.2)	—	—	—	(945.2)
Prepayment fee on early extinguishment of senior secured term loan	—	(9.5)	—	—	—	(9.5)
Repayments of debt	(3.9)	(7.1)	(0.7)	—	—	(11.7)
Treasury stock purchases	(0.2)	—	—	—	—	(0.2)
Distribution of merger consideration	(4.3)	—	—	—	—	(4.3)
Debt financing fees	—	(11.3)	—	—	—	(11.3)
Distributions to noncontrolling interests	—	—	—	(8.5)	—	(8.5)
Stockholder contribution	—	—	—	0.3	—	0.3
Other	(0.8)	—	—	—	—	(0.8)

Cash used in financing activities	(9.2)	(23.1)	(0.7)	(8.2)	—	(41.2)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(3.8)	—	(3.8)

Net change in cash and cash equivalents	(46.8)	1.0	0.1	22.3	—	(23.4)
Cash and cash equivalents, beginning of period	81.4	—	—	49.8	—	131.2

Cash and cash equivalents, end of period	$34.6	$1.0	$0.1	$72.1	$—	$107.8

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Predecessor

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from operating activities:
Net income (loss)	$36.6	$37.6	$14.3	$65.3	$(108.9)	$44.9
Less: income (loss) from discontinued operations, net of tax	—	—	—	8.2	—	8.2

Income (loss) from continuing operations	36.6	37.6	14.3	57.1	(108.9)	36.7
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	—	56.9	18.2	6.5	—	81.6
Loss on early extinguishment of debt	—	11.0	—	—	—	11.0
Stock-based compensation	—	28.7	—	—	—	28.7
Deferred financing fees	—	17.1	—	—	—	17.1
Provision (benefit) for losses on trade accounts receivable	—	1.0	(0.1)	0.6	—	1.5
Change in control transaction fees	—	27.7	—	—	—	27.7
Equity in net income of affiliates, net of dividends	—	(1.0)	—	(2.5)	—	(3.5)
Deferred taxes	—	7.9	0.5	4.3	—	12.7
Loss (gain) on sale or exchange of property	—	(3.9)	—	0.1	—	(3.8)
Other	(0.3)	(0.4)	—	0.1	0.1	(0.5)
Equity in net (income) loss from subsidiaries	(37.6)	(71.3)	—	—	108.9	—
Dividends received from subsidiaries	1,087.2	23.4	—	—	(1,110.6)	—
Changes in assets and liabilities:
Trade accounts receivable	—	(5.3)	(4.2)	(3.1)	—	(12.6)
Other current and long-term assets	34.2	(20.7)	(15.4)	(0.5)	0.3	(2.1)
Trade accounts payable	—	4.8	5.4	(1.2)	—	9.0
Other current and long-term liabilities	0.8	11.8	(6.8)	(4.4)	(0.3)	1.1

Cash provided by (used in) operating activities of continuing operations	1,120.9	125.3	11.9	57.0	(1,110.5)	204.6
Cash used in operating activities of discontinued operations	—	—	—	(4.2)	—	(4.2)

Cash provided by (used in) operating activities	1,120.9	125.3	11.9	52.8	(1,110.5)	200.4

Consolidating Statement of Cash Flows—Predecessor—Continued

For the Twelve Months Ended December 31, 2010

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries		Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(26.0)	\	(11.9)	(8.9)	—	(46.8)
Investments in trading securities	—	(1.3)	—		—	—	(1.3)
Proceeds from sale of trading securities	—	1.3	—		—	—	1.3
Proceeds from sale and redemption of investments in available-for-sale securities	114.4	—	—		—	—	114.4
Proceeds from held-to-maturity securities	—	—	—		4.9	—	4.9
Proceeds from sale of assets of discontinued operations	—	—	—		10.6	—	10.6
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	(3.1)	—		(14.0)	3.1	(14.0)
Other	—	16.5	—		0.3	(15.5)	1.3

Cash provided by (used in) investing activities	114.4	(12.6)	(11.9)		(7.1)	(12.4)	70.4
Cash flows from financing activities:
Proceeds from senior secured term loan	—	950.0	—		—	—	950.0
Proceeds from issuance of 11.375% notes	—	645.0	—		—	—	645.0
Proceeds from RFC loan	16.7	—	—		—	—	16.7
Proceeds from revolving line of credit	—	15.0	—		—	—	15.0
Repayments of debt	(89.1)	(520.4)	—		(15.5)	15.5	(609.5)
Treasury stock purchases	(5.4)	—	—		—	—	(5.4)
Distribution of merger consideration	(1,178.6)	—	—		—	—	(1,178.6)
Debt financing fees	—	(85.5)	—		—	—	(85.5)
Change in control transaction fees	—	(27.7)	—		—	—	(27.7)
Dividends to Parent	—	(1,087.2)	—		(23.4)	1,110.6	—
Distributions to noncontrolling interests	—	—	—		(8.6)	—	(8.6)
Other	0.1	(1.9)	—		3.1	(3.2)	(1.9)

Cash provided by (used in) financing activities	(1,256.3)	(112.7)	—		(44.4)	1,122.9	(290.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	—		1.8	—	1.8

Net change in cash and cash equivalents	(21.0)	—	—		3.1	—	(17.9)
Cash and cash equivalents, beginning of period	102.4	—	—		46.7	—	149.1

Cash and cash equivalents, end of period	$81.4	$—	$—		$49.8	$—	$131.2

26. Subsequent Event

On February 5, 2013, the Company signed amendment No. 4 to its senior secured credit facility, which will be effective March 1, 2013. The amendment, among other things, lowered the floor on the term loan from 1.50% to 1.25%, lowered the margin on the term loan from 4.00% to 3.00%, extended the term loan maturity date one year to February 2019, delayed the first required excess cash payments until 2014, and relaxed certain covenant requirements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2013	December 31, 2012
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$130.2	$154.3
Trade accounts receivable, net of allowance of $1.0 and $1.7	179.4	163.6
Other current assets	76.5	82.7

Total current assets	386.1	400.6
Property, plant and equipment, net of accumulated depreciation and amortization of $48.2 and $26.4	108.9	121.2
Other marketable securities	10.9	11.4
Goodwill	1,792.9	1,804.2
Other intangibles, net of accumulated amortization of $153.7 million and $86.6 million	1,848.9	1,911.6
Other assets	127.4	129.8

Total assets	$4,275.1	$4,378.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$80.9	$78.4
Current portion of long-term debt	9.5	10.6
Other current liabilities	107.9	129.3

Total current liabilities	198.3	218.3
Long-term debt	2,657.2	2,670.3
Other liabilities	656.3	679.4

Total liabilities	3,511.8	3,568.0
Redeemable noncontrolling interests	20.4	14.7
Stockholders’ equity:
Common stock, $0.01 par value; 200.0 million shares authorized at June 30, 2013, 110.2 million and 110.2 million shares issued at June 30, 2013 and December 31, 2012, respectively, and 109.8 million shares and 110.1 million shares outstanding as of June 30, 2013 and December 31, 2012, respectively	1.1	1.1
Additional paid-in capital	1,113.2	1,109.4
Treasury stock at cost; 0.4 million shares at June 30, 2013 and 0.1 million shares at December 31, 2012	(2.7)	(0.7)
Retained earnings (accumulated deficit)	(396.8)	(382.6)
Accumulated other comprehensive income (loss)	(61.8)	(24.4)

Total TransUnion Holding Company, Inc. stockholders’ equity	653.0	702.8
Noncontrolling interests	89.9	93.3

Total stockholders’ equity	742.9	796.1

Total liabilities and stockholders’ equity	$4,275.1	$4,378.8

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30, 2013	From the Date of Inception Through June 30, 2012
	2013	2012
Revenue	$300.8	$190.9	$591.3	$190.9
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	121.3	74.6	239.0	74.6
Selling, general and administrative	94.8	50.8	178.2	50.8
Depreciation and amortization	45.2	29.0	90.5	29.0

Total operating expenses	261.3	154.4	507.7	154.4
Operating income	39.5	36.5	83.6	36.5
Non-operating income and expense
Interest expense	(49.2)	(33.3)	(99.0)	(34.8)
Interest income	0.2	0.1	0.5	0.1
Other income and (expense), net	1.5	(7.8)	0.9	(14.8)

Total non-operating income and expense	(47.5)	(41.0)	(97.6)	(49.5)
Income (loss) from operations before income taxes	(8.0)	(4.5)	(14.0)	(13.0)
Benefit (provision) for income taxes	1.9	2.2	2.7	2.2

Net Income (loss)	(6.1)	(2.3)	(11.3)	(10.8)
Less: net income attributable to the noncontrolling interests	(1.7)	(1.2)	(2.9)	(1.2)

Net income (loss) attributable to TransUnion Holding Company Inc.	$(7.8)	$(3.5)	$(14.2)	$(12.0)

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Unaudited)

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30, 2013	From the Date of Inception Through June 30, 2012
	2013	2012
Net income (loss)	$(6.1)	$(2.3)	$(11.3)	$(10.8)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(26.3)	(6.4)	(43.7)	(6.4)
Net unrealized gain (loss) on hedges	2.9	(2.0)	3.1	(2.0)

Total other comprehensive income (loss), net of tax	(23.4)	(8.4)	(40.6)	(8.4)
Comprehensive income (loss)	(29.5)	(10.7)	(51.9)	(19.2)
Less: comprehensive income (loss) attributable to noncontrolling interests	0.7	(0.4)	0.3	(0.4)

Comprehensive income (loss) attributable to TransUnion Holding Company, Inc.	$(28.8)	$(11.1)	$(51.6)	$(19.6)

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Six Months Ended June 30, 2013	From the Date of Inception Through June 30, 2012
Cash flows from operating activities:
Net income (loss)	$(11.3)	$(10.8)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	90.5	29.0
Deferred financing fees	5.2	0.5
Stock-based compensation	3.5	0.4
Provision for losses on trade accounts receivable	0.4	0.1
Equity in net income of affiliates, net of dividends	—	3.8
Deferred taxes	(10.1)	(6.1)
Amortization of senior notes purchase accounting fair value adjustment and note discount	(8.4)	(2.6)
Loss (gain) on sale of assets	(1.3)	—
Other	(0.1)	0.2
Changes in assets and liabilities:
Trade accounts receivable	(12.2)	(9.1)
Other current and long-term assets	1.1	(79.4)
Trade accounts payable	9.2	(5.2)
Other current and long-term liabilities	(19.2)	(5.4)

Cash provided by (used in) operating activities	47.3	(84.6)
Cash flows from investing activities:
Capital expenditures for property and equipment	(30.2)	(7.4)
Proceeds from sale of trading securities	2.2	—
Investments in trading securities	(1.4)	(0.1)
Acquisition of TransUnion Corp, net of cash acquired	—	(1,485.9)
Other acquisitions and purchases of noncontrolling interests , net of cash acquired	(30.3)	(10.5)
Proceeds from sale of other assets	4.2	—
Other	1.1	—

Cash used in investing activities	(54.4)	(1,503.9)
Cash flows from financing activities:
Proceeds from 9.625% notes	—	600.0
Proceeds from senior secured credit facility	923.4	—
Extinguishment of senior secured credit facility	(923.4)	—
Repayments of debt	(5.8)	(2.4)
Proceeds from issuance of common stock	0.3	1,094.2
Debt financing fees	(3.7)	(16.3)
Treasury stock purchases	(2.0)	—
Distributions to noncontrolling interests	(1.1)	(0.3)
Other	0.1	0.1

Cash (used in) provided by financing activities	(12.2)	1,675.3
Effect of exchange rate changes on cash and cash equivalents	(4.8)	(0.8)

Net change in cash and cash equivalents	(24.1)	86.0
Cash and cash equivalents, beginning of period	154.3	—

Cash and cash equivalents, end of period	$130.2	$86.0

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity (Unaudited)

(in millions)

	Common Stock		Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non- controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
	Shares	Amount
Balance, December 31, 2012	110.1	$1.1	$1,109.4	$(0.7)	$(382.6)	$(24.4)	$93.3	$796.1	$14.7
Net income (loss)					(14.2)		2.8	(11.4)	0.1
Other comprehensive income (loss)						(37.4)	(1.4)	(38.8)	(1.8)
Acquisition of Brazil subsidiary								—	7.6
Distributions to noncontrolling interests							(0.9)	(0.9)	(0.2)
Stock-based compensation			3.5					3.5
Issuance of stock			0.3					0.3
Treasury stock purchased	(0.3)			(2.0)				(2.0)
Purchase accounting adjustments related to acquisition of TransUnion Corp subsidiaries							(3.3)	(3.3)
Disposal of noncotrolling interests							(0.6)	(0.6)

Balance, June 30, 2013	109.8	$1.1	$1,113.2	$(2.7)	$(396.8)	$(61.8)	$89.9	$742.9	$20.4

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	Successor June 30, 2013	Successor December 31, 2012
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$130.2	$154.3
Trade accounts receivable, net of allowance of $1.0 and $1.7	179.4	163.6
Other current assets	43.6	58.7

Total current assets	353.2	376.6
Property, plant and equipment, net of accumulated depreciation and amortization of $48.2 and $26.4	108.9	121.2
Other marketable securities	10.9	11.4
Goodwill	1,792.9	1,804.2
Other intangibles, net of accumulated amortization of $153.7 million and $86.6 million.	1,848.9	1,911.6
Other assets	96.2	95.7

Total assets	$4,211.0	$4,320.7

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$80.7	$77.5
Current portion of long-term debt	9.5	10.6
Other current liabilities	89.6	107.0

Total current liabilities	179.8	195.1
Long-term debt	1,659.0	1,672.3
Other liabilities	646.6	667.4

Total liabilities	2,485.4	2,534.8
Redeemable noncontrolling interests	20.4	14.7
Stockholders’ equity:
Preferred stock, $0.01 par value; 0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; one thousand shares authorized, one hundred shares issued at June 30, 2013, and December 31, 2012; one hundred shares outstanding as of June 30, 2013, and December 31, 2012	—	—
Additional paid-in capital	1,690.7	1,687.2
Treasury stock at cost; 0 shares at June 30, 2013, and December 31, 2012	—	—
Retained earnings	(13.6)	15.1
Accumulated other comprehensive income (loss)	(61.8)	(24.4)

Total TransUnion Corp stockholders’ equity	1,615.3	1,677.9
Noncontrolling interests	89.9	93.3

Total stockholders’ equity	1,705.2	1,771.2

Total liabilities and stockholders’ equity	$4,211.0	$4,320.7

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(in millions)

	Successor			Predecessor
	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Two Months Ended June 30, 2012	One Month Ended April 30, 2012	Four Months Ended April 30, 2012
Revenue	$300.8	$591.3	$190.9	$92.4	$373.0
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	121.3	239.0	74.6	57.0	172.0
Selling, general and administrative	94.5	177.5	50.3	93.9	172.0
Depreciation and amortization	45.2	90.5	29.0	7.3	29.2

Total operating expenses	261.0	507.0	153.9	158.2	373.2
Operating income (loss)	39.8	84.3	37.0	(65.8)	(0.2)
Non-operating income and expense
Interest expense	(25.2)	(51.0)	(18.4)	(9.8)	(40.5)
Interest income	0.2	0.5	0.1	0.2	0.6
Other income and (expense), net	1.6	0.9	0.4	(20.9)	(23.8)

Total non-operating income and expense	(23.4)	(49.6)	(17.9)	(30.5)	(63.7)
Income (loss) from continuing operations before income taxes	16.4	34.7	19.1	(96.3)	(63.9)
(Provision) benefit for income taxes	(4.5)	(11.4)	(8.3)	31.8	11.5

Net income (loss)	11.9	23.3	10.8	(64.5)	(52.4)
Less: net income attributable to noncontrolling interests	(1.7)	(2.9)	(1.2)	(0.6)	(2.5)

Net income (loss) attributable to TransUnion Corp	$10.2	$20.4	$9.6	$(65.1)	$(54.9)

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Unaudited)

(in millions)

	Successor			Predecessor
	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Two Months Ended June 30, 2012	One Month Ended April 30, 2012	Four Months Ended April 30, 2012
Net income (loss)	$11.9	$23.3	$10.8	$(64.5)	$(52.4)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(26.3)	(43.7)	(6.4)	(2.9)	2.5
Net unrealized gain (loss) on hedges	2.9	3.1	(2.0)	—	—

Total other comprehensive income (loss), net of tax	(23.4)	(40.6)	(8.4)	(2.9)	2.5
Comprehensive income (loss)	(11.5)	(17.3)	2.4	(67.4)	(49.9)
Less: comprehensive income (loss) attributable to noncontrolling interests	0.7	0.3	(0.4)	(0.1)	(2.8)

Comprehensive income (loss) attributable to TransUnion Corp	$(10.8)	$(17.0)	$2.0	$(67.5)	$(52.7)

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Successor		Predecessor
	Six Months Ended June 30, 2013	Two Months Ended June 30, 2012	Four Months Ended April 30, 2012
Cash flows from operating activities:
Net income (loss)	$23.3	$10.8	$(52.4)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Change in control transaction fees	—	0.3	20.9
Depreciation and amortization	90.5	29.0	29.2
Deferred financing fees	2.4	—	3.9
Amortization of senior notes purchase accounting fair value adjustment	(8.5)	(2.6)	—
Stock-based compensation	3.5	—	2.0
Provision for losses on trade accounts receivable	0.4	0.1	3.1
Equity in net income of affiliates, net of dividends	—	3.8	(3.7)
Deferred taxes	3.2	3.5	(18.3)
Loss (gain) on sale of assets	(1.3)	—	0.1
Other	(0.1)	0.3	(0.7)
Changes in assets and liabilities:
Trade accounts receivable	(12.2)	(9.1)	(24.7)
Other current and long-term assets	(1.2)	1.3	1.5
Trade accounts payable	9.4	(5.3)	1.6
Other current and long-term liabilities	(15.2)	(20.8)	89.9

Cash provided by operating activities	94.2	11.3	52.4
Cash flows from investing activities:
Capital expenditures for property and equipment	(30.2)	(7.4)	(20.4)
Proceeds from sale of trading securities	2.2	—	1.1
Investments in trading securities	(1.4)	(0.1)	(1.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(30.3)	(10.5)	(0.1)
Proceeds from sale of other assets	4.2	—	0.2
Other	1.1	—	0.7

Cash used in investing activities	(54.4)	(18.0)	(19.6)
Cash flows from financing activities:
Proceeds from senior secured credit facility	923.4	—	—
Extinguishment of senior secured credit facility	(923.4)	—	—
Repayments of debt	(5.8)	(2.4)	(14.6)
Debt financing fees	(3.2)	—	(6.1)
Distribution of merger consideration	—	—	(1.3)
Change in control transaction fees	—	(0.3)	(20.9)
Distributions to noncontrolling interests	(1.1)	(0.3)	(0.4)
Dividends to TransUnion Holding	(49.1)	—	—
Other	0.1	0.1	(1.7)

Cash used in financing activities	(59.1)	(2.9)	(45.0)
Effect of exchange rate changes on cash and cash equivalents	(4.8)	(0.8)	0.8

Net change in cash and cash equivalents	(24.1)	(10.4)	(11.4)
Cash and cash equivalents, beginning of period	154.3	96.4	107.8

Cash and cash equivalents, end of period	$130.2	$86.0	$96.4

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION CORP AND SUBSIDIARIES

Consolidated Statement of Stockholders’ Equity (Unaudited)

(in millions)

	Common Stock		Paid-In Capital	Treasury Stock	Retained Earnings (Accumulated Deficit)	Accumulated Other Comp Income (Loss)	Non- controlling Interests	Total	Redeemable Non- controlling Interests (Temporary Equity)
	Shares	Amount
Successor balance, December 31, 2012	—	$—	$1,687.2	$—	$15.1	$(24.4)	$93.3	$1,771.2	$14.7
Net income (loss)					20.4		2.8	23.2	0.1
Other comprehensive income (loss)						(37.4)	(1.4)	(38.8)	(1.8)
Acquisition of Brazil subsidiary								—	7.6
Distributions to noncontrolling interests							(0.9)	(0.9)	(0.2)
Stock-based compensation			3.5					3.5
Dividends to TransUnion Holding					(49.1)			(49.1)
Purchase accounting adjustments related to acquisition of TransUnion Corp subsidiaries							(3.3)	(3.3)
Disposal of noncotrolling interests							(0.6)	(0.6)

Balance, June 30, 2013	—	$—	$1,690.7	$—	$(13.6)	$(61.8)	$89.9	$1,705.2	$20.4

See accompanying combined notes to unaudited consolidated financial statements.

TRANSUNION HOLDING COMPANY, INC. AND SUBSIDIARIES

TRANSUNION CORP AND SUBSIDIARIES

Combined Notes to Unaudited Consolidated Financial Statements

1. Significant Accounting and Reporting Policies

Basis of Presentation

This Quarterly Report on Form 10-Q is a combined report being filed separately by TransUnion Holding Company, Inc. (“TransUnion Holding”) and TransUnion Corp (“TransUnion Corp), a direct 100% owned subsidiary of TransUnion Holding. Unless the context indicates otherwise, any reference in this report to “Company,” “we,” “us,” and “our” refers to TransUnion Holding and its direct and indirect subsidiaries, including TransUnion Corp, or to TransUnion Corp and its subsidiaries for periods prior to the formation of TransUnion Holding. Each registrant included herein is filing on its own behalf all of the information contained in this quarterly report that pertains to such registrant. When appropriate, TransUnion Holding and TransUnion Corp are named explicitly for their specific related disclosures. Each registrant included herein is not filing any information that does not relate to such registrant and, therefore, makes no representation as to any such information. Where the information provided is substantially the same for both Companies, such information has been combined in this Quarterly Report on Form 10-Q. Where information is not substantially the same for both Companies, we have provided separate information. In addition, separate financial statements for each Company are included in Part I, Item 1, “Financial Statements.”

The accompanying unaudited consolidated financial statements of TransUnion Holding and TransUnion Corp have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated. Operating results of TransUnion Holding and TransUnion Corp for the periods presented are not necessarily indicative of the results that may be expected for the full year ending December 31, 2013. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements of TransUnion Holding and TransUnion Corp as of and for the period ended December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2013.

2012 Change in Control Transaction

TransUnion Holding was formed by affiliates of Advent International Corporation (“Advent”) and Goldman Sachs & Co. (“GSC”) on February 15, 2012 as a vehicle to acquire 100% of the outstanding common stock of TransUnion Corp. On April 30, 2012, pursuant to an Agreement and Plan of Merger, TransUnion Holding acquired TransUnion Corp. To partially fund the acquisition, TransUnion Holding issued $600.0 million aggregate principal amount of 9.625%/10.375% senior PIK toggle notes due 2018 (9.625% notes). We refer to these transactions collectively as the “2012 Change in Control Transaction.”

The 2012 Change in Control Transaction was accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. The guidance prescribes that the basis of the assets acquired and liabilities assumed be recorded at fair value on the acquirer’s books to reflect the purchase price. Under the guidance provided by the SEC Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” the fair value adjustments of the assets acquired and liabilities assumed have also been pushed-down and recorded on TransUnion Corp’s books.

TransUnion Corp continues to operate as the same legal entity subsequent to the 2012 Change in Control Transaction. On TransUnion Corp’s financial statements, periods prior to May 1, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp prior to the 2012 Change in Control Transaction (referred to herein as the “Predecessor”) and periods after April 30, 2012, reflect the financial position, results of operations, and changes in financial position of TransUnion Corp after the 2012

Change in Control Transaction (referred to herein as the “Successor”). Periods after the 2012 Change in Control Transaction are not comparable to prior periods due primarily to additional amortization of intangibles resulting from the fair value adjustments of the assets acquired and liabilities assumed.

Principles of Consolidation

The consolidated financial statements of TransUnion Holding include the accounts of TransUnion Holding and its 100% owned subsidiary, TransUnion Corp. The consolidated financial statements of TransUnion Corp include the accounts of TransUnion Corp and all of its majority-owned or controlled subsidiaries. Investments in unconsolidated entities in which the Company has at least a 20% ownership interest, or where it is able to exercise significant influence, are accounted for using the equity method. Nonmarketable investments in unconsolidated entities in which the Company has less than a 20% ownership interest, or where it is not able to exercise significant influence, are accounted for using the cost method and periodically reviewed for impairment.

Subsequent Events

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the financial statements.

Recently Adopted Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2013-02 (“ASU 2013-02”) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income, however it increases disclose requirements for amounts that are reclassified out of accumulated other comprehensive income into net income. ASU 2013-02 is effective for annual and interim periods beginning after December 15, 2012. This guidance was adopted by the Company effective January 1, 2013, and did not have a significant impact on the Company’s consolidated financial statements.

Recent Accounting Pornouncements Not Yet Adopted

On July 18, 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exist. ASU 2013-11 provides guidance on the presentation of unrecognized tax benefits to better reflect the manner in which an entity would settle at the reporting date any income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses or tax credit carryforwards exist. The objective of ASU 2013-11 is to eliminate the diversity in practice of how companies present unrecognized tax benefits under these circumstances. ASU 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. We are currently assessing the impact the adoption of ASU 2013-11 will have on our presentation of unrecognized tax benefits.

2. 2012 Change in Control Transaction

On April 30, 2012, pursuant to the Merger Agreement, TransUnion Corp was acquired by affiliates of Advent and GSC for the aggregate purchase price of $1,592.7 million, plus the assumption of existing debt. As a result, TransUnion Corp became a wholly-owned subsidiary of TransUnion Holding. In connection with the acquisition, all existing stockholders of TransUnion Corp received cash consideration for their shares and all existing option holders received cash consideration based on the value of their options. To partially fund the acquisition, TransUnion Holding issued $600 million aggregate principal amount of the 9.625% notes. At that time, TransUnion Holding was owned 49.5% by affiliates of Advent, 49.5% by affiliates of GSC and 1% by members of management.

Purchase Price Allocation

The fair value of identifiable intangible assets acquired and liabilities assumed was based on many factors including an analysis of historical financial performance and estimates of future performance, and was determined using analytical approaches appropriate to the facts and circumstances, including discounted cash flow and market-based approaches. The allocation of the purchase price to the identifiable assets acquired and liabilities assumed as of April 30, 2012, consisted of the following:

(in millions)	Fair Value
Trade accounts receivable	$162.4
Property and equipment	112.9
Identifiable intangible assets	1,986.4
Goodwill(1)	1,794.8
All other assets	302.3

Total assets acquired	$4,358.8
Existing debt (including fair value adjustment)	(1,710.8)
All other liabilities	(945.4)
Noncontrolling interests	(109.9)

Net assets of acquired company	$1,592.7

(1)	For tax purposes, $128.8 million of goodwill is tax deductible.

The excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. The purchase price of TransUnion Corp exceeded the fair value of the net assets acquired due primarily to growth opportunities and operational efficiencies.

Identifiable Intangible Assets

The fair values of the intangible assets acquired consisted of the following:

(in millions)	Fair Value	Estimated Useful Life
Database and credit files	$765.0	15 years
Technology and software	364.6	7 years
Trade names and trademarks	546.1	40 years
Customer relationships	308.0	20 years
Other	2.7	5 years

Total identifiable intangible assets	$1,986.4

The weighted-average useful life of identifiable intangible assets is approximately 21.2 years.

3. Fair Value

The following table summarizes financial instruments measured at fair value, on a recurring basis, as of June 30, 2013:

(in millions)	Total	Level 1	Level 2	Level 3
Trading securities	$10.9	$10.9	$—	$—
Interest rate swaps	(1.0)	—	(1.0)	—

Total financial instruments at fair value	$9.9	$10.9	$(1.0)	$—

Level 1 investments consist of exchange-traded mutual funds and publicly traded equity investments valued at their current market prices, with unrealized gains and losses included in net income. These securities relate to a nonqualified deferred compensation plan held in trust for the benefit of plan participants and are included in other marketable securities on our balance sheet. There were no significant realized or unrealized gains or losses for these securities for any of the periods presented. Level 2 investments consist of interest rate swaps that are further discussed in Note 9, “Debt.” We determined the fair value of the interest rate swaps using standard valuation models with market-based observable inputs including forward and spot exchange rates and interest rate curves. At June 30, 2013, we did not have any investments valued using Level 3 inputs.

4. Other Current Assets

TransUnion Holding

Other current assets consisted of the following:

(in millions)	TransUnion Holding June 30, 2013	TransUnion Holding December 31, 2012
Deferred income tax assets	$32.4	$36.3
Prepaid expenses	30.1	33.8
Income taxes receivable	6.5	4.7
Deferred financing fees	6.2	5.7
Other	1.3	2.2

Total other current assets	$76.5	$82.7

TransUnion Corp

Other current assets consisted of the following:

(in millions)	TransUnion Corp Successor June 30, 2013	TransUnion Corp Successor December 31, 2012
Prepaid expenses	$30.1	$33.8
Deferred financing fees	0.2	—
Deferred income tax assets	4.0	18.9
Income taxes receivable	4.7	3.8
Receivable from TransUnion Holding	3.6	0.3
Other	1.0	1.9

Total other current assets	$43.6	$58.7

Deferred income tax assets decreased $14.9 million from December 31, 2012, due primarily to the utilization of U.S. federal tax loss carryforwards. The receivable from TransUnion Holding represents amounts advanced by TransUnion Corp to TransUnion Holding. This amount eliminates on the TransUnion Holding consolidated balance sheet but does not eliminate on the TransUnion Corp consolidated balance sheet.

5. Other Assets

TransUnion Holding

Other assets consisted of the following:

	TransUnion Holding June 30, 2013	TransUnion Holding December 31, 2012
(in millions)
Investments in affiliated companies	$88.6	$88.6
Deferred financing fees	31.7	34.0
Deposits	6.3	6.3
Other	0.8	0.9

Total other assets	$127.4	$129.8

TransUnion Corp

Other assets consisted of the following:

	TransUnion Corp Successor June 30, 2013	TransUnion Corp Successor December 31, 2012
(in millions)
Investments in affiliated companies	$88.6	$88.6
Deferred financing fees	0.6	—
Deposits	6.3	6.3
Other	0.7	0.8

Total other assets	$96.2	$95.7

6. Investments in Affiliated Companies

Investments in affiliated companies represent our investment in non-consolidated domestic and foreign entities. These entities are in businesses similar to ours, such as credit reporting, credit scoring and credit monitoring services. All of the investments in affiliated companies are owned by TransUnion Corp. TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp. These investments are included in other assets on the balance sheet.

We use the equity method to account for investments in affiliates where we have at least a 20% ownership interest or where we are able to exercise significant influence. For these investments, we adjust the carrying value for our proportionate share of the affiliates’ earnings, losses and distributions, as well as for purchases and sales of our ownership interest.

We use the cost method to account for all other nonmarketable investments. For these investments, we adjust the carrying value for purchases and sales of our ownership interests.

For all investments, we adjust the carrying value if we determine that an other-than-temporary impairment in value has occurred. There were no impairments of investments in affiliated companies taken in the six months ended June 30, 2013 or 2012.

Investments in affiliated companies consisted of the following:

(in millions)	TransUnion Holding and TransUnion Corp Successor June 30, 2013	TransUnion Holding and TransUnion Corp Successor December 31, 2012
Total equity method investments	$80.7	$80.7
Total cost method investments	7.9	7.9

Total investments in affiliated companies	$88.6	$88.6

Earnings from equity method investments, included in other income, and dividends received from equity method investments consisted of the following

(in millions)	TransUnion Holding and TransUnion Corp Successor Six Months Ended June 30, 2013	TransUnion Holding From the Date of Inception through June 30, 2012	TransUnion Corp – Successor Two Months Ended June 30, 2012	TransUnion Corp – Predecessor Four Months Ended April 30, 2012
Earnings from equity method investments	$7.3	$2.4	$2.4	$4.1
Dividends received from equity method investments	$7.4	$6.2	$6.2	$0.4

Under SEC Regulation S-X, Rule 4-08(g), our investments in TransUnion de Mexico, S.A. and Credit Information Bureau (India) Ltd. are considered significant equity method investments for TransUnion Holding, but not for TransUnion Corp. The summarized financial information required by SEC Regulation S-X, Rule 1-02(bb)(2) consisted of the following:

(in millions)	Significant Equity Method Investments Six Months Ended June 30, 2013
Revenue	$27.2
Operating Income	$14.5
Income from continuing operations	$11.9
Net income	$11.9

7. Other Current Liabilities

TransUnion Holding

Other current liabilities consisted of the following:

(in millions)	TransUnion Holding June 30, 2013	TransUnion Holding December 31, 2012
Accrued payroll	$48.0	$64.2
Accrued interest	23.0	25.8
Deferred revenue	8.6	12.5
Accrued employee benefits	7.2	10.6
Accrued liabilities	6.5	5.6
Other	14.6	10.6

Total other current liabilities	$107.9	$129.3

Accrued payroll decreased $16.2 million from year end 2012 due primarily to the payment of accrued 2012 bonuses during the six months ended June 30, 2013.

TransUnion Corp

Other current liabilities consisted of the following:

(in millions)	TransUnion Corp Successor June 30, 2013	TransUnion Corp Successor December 31, 2012
Accrued payroll	$48.0	$64.2
Accrued interest	4.9	3.7
Deferred revenue	8.6	12.5
Accrued liabilities	6.5	5.6
Accrued employee benefits	7.2	10.6
Other	14.4	10.4

Total other current liabilities	$89.6	$107.0

Accrued payroll decreased $16.2 million from year end 2012 due primarily to the payment of accrued 2012 bonuses during the six months ended June 30, 2013.

8. Other liabilities

TransUnion Holding

Other liabilities consisted of the following:

(in millions)	TransUnion Holding June 30, 2013	TransUnion Holding December 31, 2012
Deferred income taxes	$639.0	$657.5
Retirement benefits	10.1	10.0
Unrecognized tax benefits	4.8	4.9
Other	2.4	7.0

Total other liabilities	$656.3	$679.4

Deferred income taxes decreased $18.5 million from year end 2012 due primarily to the amortization and depreciation for financial statements purposes of the purchase price allocation resulting from the 2012 Change in Control Transaction.

TransUnion Corp

Other liabilities consisted of the following:

(in millions)	TransUnion Corp Successor June 30, 2013	TransUnion Corp Successor December 31, 2012
Deferred income taxes	$629.5	$645.8
Retirement benefits	10.1	10.0
Unrecognized tax benefits	4.7	4.8
Other	2.3	6.8

Total other liabilities	$646.6	$667.4

Deferred income taxes decreased $16.3 million from year end 2012 due primarily to the amortization and depreciation for financial statements purposes of the purchase price allocation resulting from the 2012 Change in Control Transaction.

9. Debt

Debt outstanding consisted of the following:

(in millions)	TransUnion Holding June 30, 2013	TransUnion Holding December 31, 2012	TransUnion Corp Successor June 30, 2013	TransUnion Corp Successor December 31, 2012
Senior secured term loan, payable in quarterly installments through February 10, 2019, including variable interest (4.25% at June 30, 2013) at LIBOR or alternate base rate, plus applicable margin	$918.6	$923.4	$918.6	$923.4
Senior secured revolving line of credit, due on February 10, 2017, variable interest (4.63% weighted average at June 30, 2013) at LIBOR or alternate base rate, plus applicable margin	—	—	—	—
11.375% notes—senior notes, principal due June 15, 2018, semi-annual interest payments, 11.375% fixed interest per annum, includes unamortized fair value adjustment at June 30, 2013 of $104.8	749.8	758.4	749.8	758.4
9.625% notes—senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 9.625% fixed interest per annum	600.0	600.0	—	—
8.125% notes—senior unsecured PIK toggle notes, principal due June 15, 2018, semi-annual interest payments, 8.125% fixed interest per annum, includes original issuance discount at June 30, 2013 of $1.8	398.2	398.0	—	—
Note payable for 2011 acquisition, payable in annual installments through April 15, 2013, excluding imputed interest of 10.0%	—	0.9	—	0.9
Capital lease obligations	0.1	0.2	0.1	0.2

Total debt	$2,666.7	$2,680.9	$1,668.5	$1,682.9
Less short-term debt and current maturities	(9.5)	(10.6)	(9.5)	(10.6)

Total long-term debt	$2,657.2	$2,670.3	$1,659.0	$1,672.3

Interest expense consisted of the following:

(in millions)	TransUnion Holding Six Months Ended June 30, 2013	TransUnion Holding From Inception Date Through June 30, 2012	TransUnion Corp Successor Six Months Ended June 30, 2013	TransUnion Corp Successor Two Months Ended June 30, 2012	TransUnion Corp Predecessor Four Months Ended April 30, 2012
Senior secured term loan	$22.3	$8.8	$22.3	$8.8	$15.6
11.375% notes	28.1	9.6	28.1	9.6	25.1
9.625% notes:	31.0	16.4	—	—	—
8.125 % notes:	17.0	—	—	—	—
Other	0.6	—	0.6	—	(0.2)

Total interest	$99.0	$34.8	$51.0	$18.4	$40.5

TransUnion Holding

9.625% Notes

In connection with the acquisition of TransUnion Corp, on March 21, 2012, TransUnion Holding issued $600.0 million principal amount of 9.625%/10.375% senior unsecured PIK toggle notes (“9.625% notes”) due June 15, 2018. Pursuant to a registration rights agreement, these notes were registered with the SEC. TransUnion Holding is required to pay interest on the 9.625% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case the TransUnion Holding will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes (such increase being referred to as “PIK,” or paid-in-kind interest) to the extent described in the indenture.

The indenture governing the 9.625% notes contains nonfinancial covenants that include restrictions on our ability to pay dividends or distributions, repurchase equity, prepay junior debt, make certain investments, incur additional debt, issue certain stock, incur liens on property, merge, consolidate or sell certain assets, enter into transactions with affiliates, and allow to exist certain restrictions on the ability of subsidiaries to pay dividends or make other payments to TransUnion Holding. We are in compliance with all covenants under the indenture.

8.125% Notes

On November 1, 2012, TransUnion Holding issued $400.0 million principal amount of 8.125%/8.875% senior unsecured PIK toggle notes (“8.125% notes”) due June 15, 2018, at an offering price of 99.5% in a private placement to certain investors. TransUnion Holding is required to pay interest on the 8.125% notes in cash unless certain conditions described in the indenture governing the notes are satisfied, in which case TransUnion Holding will be entitled to pay interest for such period by increasing the principal amount of the notes or by issuing new notes to the extent described in the indenture.

In connection with the issuance of the notes, we entered into a registration rights agreement that required us to exchange the notes for an equal amount of notes registered with the SEC. We filed the Registration Statement on Form S-4 for the notes with the SEC on June 26, 2013, and the related prospectus on July 18, 2013. As of the date of this filing, the exchange offer is still open and will expire on August 15, 2013, unless extended. The terms of the registered notes are substantially identical to the outstanding notes except for the transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

The indenture governing the 8.125% notes and the nonfinancial covenants are substantially similar to those governing the 9.625% notes. We are in compliance with all covenants under the indenture.

TransUnion Corp

Senior Secured Credit Facility

Trans Union LLC entered into a senior secured credit facility with various lenders that consists of a seven-year $950.0 million senior secured term loan and a $210.0 million senior secured revolving line of credit. Interest rates on the borrowings are based on the London Interbank Offered Rate (“LIBOR”) unless otherwise elected. On February 5, 2013, Trans Union LLC signed amendment No. 4 to its senior secured credit facility, which became effective March 1, 2013 and expensed $2.4 million of related loan fees. The amendment, among other things, lowered the floor on the term loan from 1.50% to 1.25%, lowered the margin on the term loan from 4.00% to 3.00%, extended the term loan maturity date one year to February 2019, delayed the first required excess cash payments until 2014, and relaxed certain covenant requirements.

With certain exceptions, the obligations are secured by a first-priority security interest in substantially all of the assets of Trans Union LLC, including its investments in subsidiaries. The credit facility contains various restrictions and nonfinancial covenants, along with a senior secured net leverage ratio test that only applies to periods in which we have outstanding amounts drawn on the revolving line of credit. The nonfinancial covenants include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The credit facility restrictions and covenants exclude any impact of the purchase accounting fair value adjustments or the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all of the covenants under the credit facility.

On April 30, 2012, we entered into swap agreements that effectively fixed the interest payments on a portion of the term loan at 2.033%, plus the applicable margin, beginning March 28, 2013. Under the swap agreements, which we have designated as cash flow hedges, we pay a fixed rate of interest of 2.033% and receive a variable rate of interest equal to the greater of 1.50% or the 3-month LIBOR. The net amount to be paid or received will be recorded as an adjustment to interest expense. The change in fair value of the swap instrument is recorded in accumulated other comprehensive income (loss), net of tax, in the consolidated statements of comprehensive income to the extent the hedge is effective, and in other income and expense in the consolidated statements of income to the extent the hedge is ineffective. The total notional amount of the swaps at June 30, 2013 was $487.5 million and is scheduled to decrease as scheduled principal payments are made on the term loan. The total fair value of the swap instruments as of June 30, 2013, was a liability of $1.0 million and was included in other liabilities on our consolidated balance sheet. The net of tax unrealized loss on the swap instruments as of June 30, 2013, of $0.6 million was included in accumulated other comprehensive income (loss). For the six months ended June 30, 2013, there was no ineffectiveness recorded in the statement of income. The cash flows on the hedge instrument began on June 28, 2013, and we do not currently expect to elect a non-LIBOR loan or to pay down our term loan below the notional amount of the swaps in the next 12 months.

11.375% Notes

In connection with the 2010 Change in Control Transaction, on June 15, 2010, Trans Union LLC and its wholly-owned subsidiary TransUnion Financing Corporation, issued $645.0 million of senior 11.375% notes due June 15, 2018 (“11.375% notes”). The 11.375% notes are guaranteed by TransUnion Corp and certain wholly owned domestic subsidiaries of Trans Union LLC. Pursuant to a registration rights agreement, these notes have been registered with the SEC. As a result of the 2012 Change in Control Transaction, a purchase accounting fair value adjustment increase of $124.2 million was allocated to the senior notes and is being amortized. The indenture governing the 11.375% notes contains nonfinancial covenants that include restrictions on dividends, investments, dispositions, future borrowings and other specified payments, as well as additional reporting and disclosure requirements. The covenants exclude the impact of the purchase accounting fair value adjustment and the increased amortization expense resulting from the 2012 Change in Control Transaction. We are in compliance with all covenants under the indenture.

Fair Value of Debt

The estimated fair values of our 9.625%, 8.125% and 11.375% notes as of June 30, 2013, were $643.5 million, $424.3 million and $716.0 million, respectively, compared to book values of $600.0 million, $398.2 million and $749.8 million, respectively. The fair value of these fixed-rate notes, as determined under Level 2 of the fair-value hierarchy, is measured using quoted market prices. The book value of our variable-rate debt approximates its fair value. The estimated fair value of our debt may not represent the actual settlement value due to redemption premiums and prepayment penalties that we may incur in connection with extinguishing our debt before its stated maturity.

10. Income Taxes

On January 2, 2013, the look-through rule under subpart F of the U.S. Internal Revenue Code was retroactively reinstated to January 1, 2012. Consequently, in the first quarter of 2013, we reversed the tax expense we recorded for Subpart F in 2012 due to the expiration of the look-through rule, resulting in a $4.6 million deferred tax benefit. We also recorded a $5.5 million deferred tax expense under ASC 740-30 for the effect that retroactively reinstating the look-through rule had on our deferred tax liability for pre-acquisition unremitted earnings accumulated as of April 30, 2012.

TransUnion Holding

For the three months ended June 30, 2013, we reported a loss before income taxes and an effective tax benefit rate of 23.8%. This rate was lower than the 35% U.S. federal statutory rate due primarily to the impact of lower foreign tax rates on interim period tax expense. For the three months ended June 30, 2012, we also reported a loss and an effective tax benefit rate of 48.9%. This rate was higher than the statutory rate due primarily to the reversal of a valuation allowance on a net operating loss resulting from the acquisition of TransUnion Corp and the ability to use the loss carryforward against future taxable income.

For the six months ended June 30, 2013, we reported a loss before income taxes and an effective tax benefit rate of 19.3%. This rate was lower than the 35% U.S. federal statutory rate due primarily to the net impact on deferred tax of the look-through rule reinstatement as discussed above, an increase to deferred tax expense from the update of our state income tax rate and the effect of lower foreign tax rates on interim period tax expense. From the date of inception through June 30, 2012, we also reported a loss and an effective tax benefit rate of 16.9%. This rate was lower than the statutory rate due primarily to the application of ASC 740-30 to unremitted foreign earnings and the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction.

The total amount of unrecognized tax benefits as of June 30, 2013, and December 31, 2012, was $4.8 million and $4.9 million, respectively. These same amounts would affect the effective tax rate, if recognized. The accrued interest payable for taxes as of June 30, 2013, and December 31, 2012, was $0.6 million and $0.5 million, respectively. There was no significant liability for tax penalties as of June 30, 2013, or December 31, 2012. We are regularly audited by federal, state and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amounts of unrecognized tax benefits.

TransUnion Corp

For the three months ended June 30, 2013, the effective tax rate of 27.4% was lower than the 35% U.S. federal statutory rate due primarily to the favorable tax rate differential on foreign earnings. For the six months ended June 30, 2013, the effective tax rate of 32.9% was lower than the statutory rate due primarily to the favorable tax rate differential on foreign earnings partially offset by the increase in our deferred state income tax rate.

For TransUnion Corp Successor, the effective tax rate of 43.5% for the two months ended June 30, 2012, was higher than the 35% U.S. federal statutory rate due primarily to the application of ASC 740-30 to unremitted foreign earnings. For the one month ended April 30, 2012, TransUnion Corp Predecessor reported a loss before income taxes. The effective tax benefit rate for this period of 33.0% was slightly lower than the 35% statutory rate primarily due to the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

For the four months ended April 30, 2012, TransUnion Corp Predecessor reported a loss from before income taxes. The effective tax benefit rate for this period of 18.0% was lower than the 35% statutory rate due primarily to the application of ASC 740-30 to our unremitted foreign earnings, the non-deductibility of certain costs incurred in connection with the 2012 Change in Control Transaction and limitations on our foreign tax credits.

The total amount of unrecognized tax benefits as of June 30, 2013, and December 31, 2012, was $4.7 million and $4.8 million, respectively. These same amounts would affect the effective tax rate, if recognized. The accrued interest payable for taxes as of June 30, 2013, and December 31, 2012, was $0.6 million and $0.5 million, respectively. There was no significant liability for tax penalties as of June 30, 2013 or December 31, 2012. We are regularly audited by federal, state and foreign taxing authorities. Given the uncertainties inherent in the audit process, it is reasonably possible that certain audits could result in a significant increase or decrease in the total amounts of unrecognized tax benefits.

11. Operating Segments

Operating segments are businesses for which separate financial information is available and evaluated regularly by the chief operating decision-maker in deciding how to allocate resources. This segment financial information is reported on the basis that is used for the internal evaluation of operating performance. The accounting policies of the segments are the same as described in Note 1, “Significant Accounting and Reporting Policies.”

We evaluate the performance of segments based on revenue and operating income. Intersegment sales and transfers have been eliminated and were not material.

The following is a more detailed description of the three operating segments and the Corporate unit, which provides support services to each operating segment:

U.S. Information Services

U.S. Information Services (“USIS”) provides consumer reports, credit scores, verification services, analytical services and decisioning technology to businesses in the United States through both direct and indirect channels. These services are offered to customers in the financial services, insurance, healthcare and other markets. These business customers use our products and services to acquire new customers, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, and manage fraud. This segment also provides mandated consumer services, including dispute investigations, free annual credit reports and other requirements of the United States Fair Credit Reporting Act (“FCRA”), the Fair and Accurate Credit Transactions Act of 2003 (“FACTA”), and other credit-related legislation.

International

The International segment provides services similar to our USIS segment to business customers outside the United States and automotive information and commercial data services to customers in select geographies. Depending on the maturity of the credit economy in each location, services may include credit reports, analytical and decision services, and risk management services. These services are offered to customers in a number of industries, including financial services, insurance, automotive, collections and communications, and are delivered through both direct and indirect channels. The International segment also provides consumer services similar to those offered in our Interactive segment, such as credit reports, credit scores and credit monitoring services. The two market groups in the International segment are developed markets, which includes Canada, Hong Kong and

Puerto Rico, and emerging markets, which includes South Africa, Mexico, Brazil, the Dominican Republic, India and other emerging markets.

Interactive

Interactive provides services to consumers, including credit reports, scores and credit and identity monitoring services, primarily through the internet. The majority of revenue is derived from subscribers who pay a monthly fee for access to their credit report and score, and for alerts related to changes in their credit reports.

Corporate

Corporate provides shared services for the Company and conducts enterprise functions. Certain costs incurred in Corporate that are not directly attributable to one or more of the operating segments remain in Corporate. These costs are typically for enterprise-level functions and are primarily administrative in nature.

Selected financial information consisted of the following:

	TransUnion Corp Successor
	Three Months Ended June 30, 2013		Six Months Ended June 30, 2013
(in millions)	Revenue	Operating income (loss)	Revenue	Operating income (loss)
U.S. Information Services	$187.9	$37.3	$371.6	$80.3
International	61.3	4.1	117.0	6.5
Interactive	51.6	15.9	102.7	31.3
Corporate	—	(17.5)	—	(33.8)

Total	$300.8	$39.8	$591.3	$84.3

	TransUnion Corp Successor		TransUnion Corp Predecessor
	Two Months Ended June 30, 2012		One Month Ended April 30, 2012		Four Months Ended April 30, 2012
(in millions)	Revenue	Operating income (loss)	Revenue	Operating income (loss)	Revenue	Operating income (loss)
U.S. Information Services	$123.2	$33.2	$57.3	$(22.4)	$238.1	$33.2
International	37.5	3.1	20.0	(9.5)	76.6	5.3
Interactive	30.2	11.1	15.1	3.1	58.3	13.0
Corporate	—	(10.4)	—	(37.0)	—	(51.7)

Total	$190.9	$37.0	$92.4	$(65.8)	$373.0	$(0.2)

On a stand-alone, non-consolidated basis, TransUnion Holding incurred $0.3 million and $0.7 million of Corporate expenses for the three and six months ended June 30, 2013, respectively, and $0.5 million of Corporate expenses for the three months ended June 30, 2012.

A reconciliation of operating income to income from operations before income taxes for the periods ended as presented was as follows:

	TransUnion Corp Successor			TransUnion Corp Predecessor
(in millions)	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Two Months Ended June 30, 2012	One Month Ended April 30, 2012	Four Months Ended April 30, 2012
Operating income (loss) from segments	$39.8	$84.3	$37.0	$(65.8)	$(0.2)
Non-operating income and expense	(23.4)	(49.6)	(17.9)	(30.5)	(63.7)

Income (loss) from continuing operations before income taxes	$16.4	$34.7	$19.1	$(96.3)	$(63.9)

Earning from equity method investments included in other income and expense, net, for the periods presented was as follows:

	TransUnion Corp Successor			TransUnion Corp Predecessor
(in millions)	Three Months Ended June 30, 2013	Six Months Ended June 30, 2013	Two Months Ended June 30, 2012	One Month Ended April 30, 2012	Four Months Ended April 30, 2012
U.S. Information Services	$0.4	$0.8	$0.3	$0.1	$0.5
International	3.8	6.5	2.1	0.9	3.6
Interactive	—	—	—	—	—

Total	$4.2	$7.3	$2.4	$1.0	$4.1

TransUnion Holding has no equity method investments other than the equity method investments owned by TransUnion Corp.

12. Financial Statements of Guarantors

As discussed in Note 9, “Debt,” the obligations under the 11.375% notes are unsecured obligations of Trans Union LLC and TransUnion Financing Corporation. However they are guaranteed by TransUnion Corp and certain wholly owned domestic subsidiaries of Trans Union LLC. TransUnion Holding does not guarantee the 11.375% notes. The guarantees of the guarantors are joint, several, full and unconditional. The accompanying consolidating financial information presents the financial position, results of operations and cash flows of the parent guarantor, the issuers, the guarantor subsidiaries as a group, and the non-guarantor subsidiaries as a group. Each entity’s investments in its subsidiaries, if any, are presented under the equity method. The domestic tax provision and related taxes receivable and payable, and the domestic deferred tax assets and liabilities, are prepared on a consolidated basis and are not fully allocated to individual legal entities. As a result, the information presented is not intended to present the financial position or results of operations of those entities on a stand-alone basis.

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Balance Sheet—Successor (Unaudited)

June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$45.9	$—	$—	$84.3	$—	$130.2
Trade accounts receivable, net	—	107.4	23.9	48.1	—	179.4
Due from (to) affiliates	(37.8)	(81.3)	76.0	61.1	(18.0)	—
Other current assets	(10.7)	48.6	(0.7)	6.4	—	43.6

Total current assets	(2.6)	74.7	99.2	199.9	(18.0)	353.2
Property, plant and equipment, net	—	84.9	7.3	16.7	—	108.9
Other marketable securities	—	10.9	—	—	—	10.9
Goodwill	—	1,145.6	136.2	511.1	—	1,792.9
Other intangibles, net	—	1,584.5	74.6	189.8	—	1,848.9
Other assets	1,606.7	1,064.3	2.5	41.8	(2,619.1)	96.2

Total assets	$1,604.1	$3,964.9	$319.8	$959.3	$(2,637.1)	$4,211.0

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$42.5	$22.8	$15.4	$—	$80.7
Current portion of long-term debt	—	9.5	—	18.0	(18.0)	9.5
Other current liabilities	8.5	58.1	5.2	17.8	—	89.6

Total current liabilities	8.5	110.1	28.0	51.2	(18.0)	179.8
Long-term debt	—	1,659.0	—	6.5	(6.5)	1,659.0
Other liabilities	(19.7)	585.6	2.3	78.4	—	646.6

Total liabilities	(11.2)	2,354.7	30.3	136.1	(24.5)	2,485.4

Redeemable noncontrolling interests	—	—	—	20.4	—	20.4
Total TransUnion Corp stockholders’ equity	1,615.3	1,610.2	289.5	712.9	(2,612.6)	1,615.3
Noncontrolling interests	—	—	—	89.9	—	89.9

Total stockholders’ equity	1,615.3	1,610.2	289.5	802.8	(2,612.6)	1,705.2

Total liabilities and stockholders’ equity	$1,604.1	$3,964.9	$319.8	$959.3	$(2,637.1)	$4,211.0

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Balance Sheet—Successor (Audited)

December 31, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Assets
Current assets:
Cash and cash equivalents	$75.3	$—	$—	$79.0	$—	$154.3
Trade accounts receivable, net	—	98.0	19.5	46.1	—	163.6
Due from (to) affiliates	(14.9)	(82.5)	46.2	56.7	(5.5)	—
Other current assets	(0.3)	52.7	(0.7)	7.0	—	58.7

Total current assets	60.1	68.2	65.0	188.8	(5.5)	376.6
Property, plant and equipment, net	—	95.8	7.8	17.6	—	121.2
Other marketable securities	—	11.4	—	—	—	11.4
Goodwill	—	961.6	324.6	518.0	—	1,804.2
Other intangibles, net	—	1,629.6	75.8	206.2	—	1,911.6
Other assets	1,611.8	1,235.2	2.2	42.4	(2,795.9)	95.7

Total assets	$1,671.9	$4,001.8	$475.4	$973.0	$(2,801.4)	$4,320.7

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$—	$43.2	$18.9	$15.4	$—	$77.5
Current portion of long-term debt	—	9.5	—	6.6	(5.5)	10.6
Other current liabilities	7.9	68.4	7.2	23.5	—	107.0

Total current liabilities	7.9	121.1	26.1	45.5	(5.5)	195.1
Long-term debt	—	1,672.3	—	6.5	(6.5)	1,672.3
Other liabilities	(13.9)	589.6	2.0	89.7	—	667.4

Total liabilities	(6.0)	2,383.0	28.1	141.7	(12.0)	2,534.8

Redeemable noncontrolling interests	—	—	—	14.7	—	14.7
Total TransUnion Corp stockholders’ equity	1,677.9	1,618.8	447.3	723.3	(2,789.4)	1,677.9
Noncontrolling interests	—	—	—	93.3	—	93.3

Total stockholders’ equity	1,677.9	1,618.8	447.3	816.6	(2,789.4)	1,771.2

Total liabilities and stockholders’ equity	$1,671.9	$4,001.8	$475.4	$973.0	$(2,801.4)	$4,320.7

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Successor (Unaudited)

For the Three Months Ended June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$180.8	$67.6	$67.1	$(14.7)	$300.8
Operating expenses
Cost of services	—	78.6	31.7	20.8	(9.8)	121.3
Selling, general and administrative	—	57.6	19.4	22.7	(5.2)	94.5
Depreciation and amortization	—	35.9	3.3	6.0	—	45.2

Total operating expenses	—	172.1	54.4	49.5	(15.0)	261.0
Operating income	—	8.7	13.2	17.6	0.3	39.8
Non-operating income and expense
Interest expense	—	(25.2)	—	(0.2)	0.2	(25.2)
Interest income	—	0.2	—	0.2	(0.2)	0.2
Other income and (expense), net	11.3	27.9	1.7	0.3	(39.6)	1.6

Total non-operating income and expense	11.3	2.9	1.7	0.3	(39.6)	(23.4)
Income (loss) from operations before income taxes	11.3	11.6	14.9	17.9	(39.3)	16.4
Provision for income taxes	(1.1)	(0.3)	—	(3.1)	—	(4.5)

Net income (loss)	10.2	11.3	14.9	14.8	(39.3)	11.9
Less: net income attributable to noncontrolling interests	—	—	—	(1.7)	—	(1.7)

Net income (loss) attributable to TransUnion Corp	$10.2	$11.3	$14.9	$13.1	$(39.3)	$10.2

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Successor (Unaudited)

For the Three Months Ended June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$10.2	$11.3	$14.9	$14.8	$(39.3)	$11.9
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(23.9)	(23.9)	—	(26.3)	47.8	(26.3)
Net unrealized gain on hedges	2.9	2.9	—	—	(2.9)	2.9

Total other comprehensive income (loss), net of tax	(21.0)	(21.0)	—	(26.3)	44.9	(23.4)

Comprehensive income (loss)	(10.8)	(9.7)	14.9	(11.5)	5.6	(11.5)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	0.7	—	0.7

Comprehensive income (loss) attributable to TransUnion Corp	$(10.8)	$(9.7)	$14.9	$(10.8)	$5.6	$(10.8)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Successor (Unaudited)

For the Six Months Ended June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Revenue	$—	$356.5	$136.0	$129.1	$(30.3)	$591.3
Operating expenses
Cost of services	—	157.8	60.8	40.9	(20.5)	239.0
Selling, general and administrative	—	107.3	39.2	41.4	(10.4)	177.5
Depreciation and amortization	—	71.1	7.2	12.2	—	90.5

Total operating expenses	—	336.2	107.2	94.5	(30.9)	507.0
Operating income	—	20.3	28.8	34.6	0.6	84.3
Non-operating income and expense
Interest expense	—	(51.0)	—	(0.5)	0.5	(51.0)
Interest income	—	0.5	—	0.5	(0.5)	0.5
Other income and (expense), net	25.4	56.2	1.6	(0.3)	(82.0)	0.9

Total non-operating income and expense	25.4	5.7	1.6	(0.3)	(82.0)	(49.6)
Income (loss) from operations before income taxes	25.4	26.0	30.4	34.3	(81.4)	34.7
Provision for income taxes	(5.0)	(0.6)	—	(5.8)	—	(11.4)

Net income (loss)	20.4	25.4	30.4	28.5	(81.4)	23.3
Less: net income attributable to noncontrolling interests	—	—	—	(2.9)	—	(2.9)

Net income (loss) attributable to TransUnion Corp	$20.4	$25.4	$30.4	$25.6	$(81.4)	$20.4

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Successor (Unaudited)

For the Six Months Ended June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Net income (loss)	$20.4	$25.4	$30.4	$28.5	$(81.4)	$23.3
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(40.5)	(40.5)	—	(43.7)	81.0	(43.7)
Net unrealized gain on hedges	3.1	3.1	—	—	(3.1)	3.1

Total other comprehensive income (loss), net of tax	(37.4)	(37.4)	—	(43.7)	77.9	(40.6)

Comprehensive income (loss)	(17.0)	(12.0)	30.4	(15.2)	(3.5)	(17.3)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	0.3	—	0.3

Comprehensive income (loss) attributable to TransUnion Corp	$(17.0)	$(12.0)	$30.4	$(14.9)	$(3.5)	$(17.0)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Successor (Unaudited)

For the Two Months Ended June 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$117.0	$42.4	$43.6	$(12.1)	$190.9
Operating expenses
Cost of services	—	51.5	18.0	13.3	(8.2)	74.6
Selling, general and administrative	—	31.2	11.3	11.9	(4.1)	50.3
Depreciation and amortization	—	23.8	3.1	2.1	—	29.0

Total operating expenses	—	106.5	32.4	27.3	(12.3)	153.9
Operating income	—	10.5	10.0	16.3	0.2	37.0
Non-operating income and expense
Interest expense	—	(18.4)	—	(0.1)	0.1	(18.4)
Interest income	—	—	—	0.2	(0.1)	0.1
Other income and (expense), net	14.0	22.2	—	(0.2)	(35.6)	0.4

Total non-operating income and expense	14.0	3.8	—	(0.1)	(35.6)	(17.9)
Income (loss) before income taxes	14.0	14.3	10.0	16.2	(35.4)	19.1
Provision for income taxes	(4.4)	—	—	(3.9)	—	(8.3)

Net income (loss)	9.6	14.3	10.0	12.3	(35.4)	10.8
Less: net income attributable to noncontrolling interests	—	—	—	(1.2)	—	(1.2)

Net income (loss) attributable to TransUnion Corp	$9.6	$14.3	$10.0	$11.1	$(35.4)	$9.6

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Successor (Unaudited)

For the Two Months Ended June 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$9.6	$14.3	$10.0	$12.3	$(35.4)	$10.8
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(5.6)	(5.6)	—	(6.4)	11.2	(6.4)
Net unrealized loss on hedges	(2.0)	(2.0)	—	—	2.0	(2.0)

Total other comprehensive income (loss), net of tax	(7.6)	(7.6)	—	(6.4)	13.2	(8.4)
Comprehensive income (loss)	2.0	6.7	10.0	5.9	(22.2)	2.4
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(0.4)	—	(0.4)

Comprehensive income (loss) attributable to TransUnion Corp	$2.0	$6.7	$10.0	$5.5	$(22.2)	$2.0

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Predecessor (Unaudited)

For the One Month Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$54.9	$21.2	$22.4	$(6.1)	$92.4
Operating expenses
Cost of services	—	42.7	9.2	9.4	(4.3)	57.0
Selling, general and administrative	—	75.0	8.6	12.1	(1.8)	93.9
Depreciation and amortization	—	4.9	1.4	1.0	—	7.3

Total operating expenses	—	122.6	19.2	22.5	(6.1)	158.2
Operating income (loss)	—	(67.7)	2.0	(0.1)	—	(65.8)
Non-operating income and expense
Interest expense	—	(9.8)	—	(0.1)	0.1	(9.8)
Interest income	—	—	—	0.2	—	0.2
Other income and (expense), net	(96.9)	0.3	—	(0.5)	76.2	(20.9)

Total non-operating income and expense	(96.9)	(9.5)	—	(0.4)	76.3	(30.5)
Income (loss) before income taxes	(96.9)	(77.2)	2.0	(0.5)	76.3	(96.3)
(Provision) benefit for income taxes	31.8	(1.3)	—	1.3	—	31.8

Net income (loss)	(65.1)	(78.5)	2.0	0.8	76.3	(64.5)
Less: net income attributable to noncontrolling interests	—	—	—	(0.6)	—	(0.6)

Net income (loss) attributable to TransUnion Corp	$(65.1)	$(78.5)	$2.0	$0.2	$76.3	$(65.1)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Predecessor (Unaudited)

For the One Month Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(65.1)	$(78.5)	$2.0	$0.8	$76.3	$(64.5)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(2.4)	(2.4)	—	(2.9)	4.8	(2.9)

Total other comprehensive income (loss), net of tax	(2.4)	(2.4)	—	(2.9)	4.8	(2.9)
Comprehensive income (loss)	(67.5)	(80.9)	2.0	(2.1)	81.1	(67.4)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(0.1)	—	(0.1)

Comprehensive income (loss) attributable to TransUnion Corp	$(67.5)	$(80.9)	$2.0	$(2.2)	$81.1	$(67.5)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Income—Predecessor (Unaudited)

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$228.7	$82.5	$84.6	$(22.8)	$373.0
Operating expenses
Cost of services	—	122.6	36.1	29.6	(16.3)	172.0
Selling, general and administrative	0.1	120.0	30.5	28.3	(6.9)	172.0
Depreciation and amortization	—	19.8	5.9	3.5	—	29.2

Total operating expenses	0.1	262.4	72.5	61.4	(23.2)	373.2
Operating income (loss)	(0.1)	(33.7)	10.0	23.2	0.4	(0.2)
Non-operating income and expense
Interest expense	(0.3)	(40.2)	—	(0.3)	0.3	(40.5)
Interest income	0.3	0.3	—	0.3	(0.3)	0.6
Other income and (expense), net	(72.7)	23.4	—	(0.4)	25.9	(23.8)

Total non-operating income and expense	(72.7)	(16.5)	—	(0.4)	25.9	(63.7)
Income (loss) before income taxes	(72.8)	(50.2)	10.0	22.8	26.3	(63.9)
Provision for income taxes	17.9	(1.6)	—	(4.8)	—	11.5

Net income (loss)	(54.9)	(51.8)	10.0	18.0	26.3	(52.4)
Less: net income attributable to noncontrolling interests	—	—	—	(2.5)	—	(2.5)

Net income (loss) attributable to TransUnion Corp	$(54.9)	$(51.8)	$10.0	$15.5	$26.3	$(54.9)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Comprehensive Income—Predecessor (Unaudited)

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net income (loss)	$(54.9)	$(51.8)	$10.0	$18.0	$26.3	$(52.4)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	2.2	2.2	—	2.5	(4.4)	2.5

Total other comprehensive income (loss) , net of tax	2.2	2.2	—	2.5	(4.4)	2.5
Comprehensive income (loss)	(52.7)	(49.6)	10.0	20.5	21.9	(49.9)
Less: comprehensive income attributable to noncontrolling interests	—	—	—	(2.8)	—	(2.8)

Comprehensive income (loss) attributable to TransUnion Corp	$(52.7)	$(49.6)	$10.0	$17.7	$21.9	$(52.7)

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Successor (Unaudited)

For the Six Months Ended June 30, 2013

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	TransUnion Corp Consolidated
Cash provided by (used in) operating activities	$19.7	$39.5	$3.4	$31.6	$—	$94.2
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(20.8)	(6.6)	(2.8)	—	(30.2)
Proceeds from sale of trading securities	—	2.2	—	—	—	2.2
Investments in trading securities	—	(1.4)	—	—	—	(1.4)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(30.3)	—	(30.3)
Proceeds from sale of other assets	—	0.9	3.2	0.1	—	4.2
Issuance of intercompany notes	—	(32.0)	—	—	32.0	—
Proceeds from repayment of intercompany notes	—	19.5	—	—	(19.5)	—
Other	—	—	—	1.1	—	1.1

Cash provided by (used in) investing activities	—	(31.6)	(3.4)	(31.9)	12.5	(54.4)
Cash flows from financing activities:
Proceeds from senior secured credit facility	—	923.4	—	—	—	923.4
Extinguishment of senior secured credit facility	—	(923.4)	—	—	—	(923.4)
Repayments of debt	—	(4.8)	—	(1.0)	—	(5.8)
Debt financing fees	—	(3.2)	—	—	—	(3.2)
Distributions to noncontrolling interests	—	—	—	(1.1)	—	(1.1)
Dividends to TransUnion Holding	(49.1)	—	—	—	—	(49.1)
Proceeds from intercompany notes	—	—	—	32.0	(32.0)	—
Repayment of intercompany notes	—	—	—	(19.5)	19.5	—
Other	—	0.1	—	—	—	0.1

Cash provided by (used in) financing activities	(49.1)	(7.9)	—	10.4	(12.5)	(59.1)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(4.8)	—	(4.8)

Net change in cash and cash equivalents	(29.4)	—	—	5.3	—	(24.1)
Cash and cash equivalents, beginning of period	75.3	—	—	79.0	—	154.3

Cash and cash equivalents, end of period	$45.9	$—	$—	$84.3	$—	$130.2

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Successor (Unaudited)

For the Two Months Ended June 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$(1.5)	$11.5	$1.3	$—	$—	$11.3
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(5.0)	(1.4)	(1.0)	—	(7.4)
Investments in trading securities	—	(0.1)	—	—	—	(0.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(10.5)	—	(10.5)
Proceeds from notes receivable	—	—	—	4.0	(4.0)	—

Cash provided by (used in) investing activities	—	(5.1)	(1.4)	(7.5)	(4.0)	(18.0)
Cash flows from financing activities:
Repayments of debt	—	(6.4)	—	—	4.0	(2.4)
Change in control transaction fees	(0.3)	—	—	—	—	(0.3)
Distributions to noncontrolling interests	—	—	—	(0.3)		(0.3)
Other	—	—	0.1		—	0.1

Cash provided by (used in) financing activities	(0.3)	(6.4)	0.1	(0.3)	4.0	(2.9)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(0.8)	—	(0.8)

Net change in cash and cash equivalents	(1.8)	—	—	(8.6)	—	(10.4)
Cash and cash equivalents, beginning of period	35.2	—	—	61.2	—	96.4

Cash and cash equivalents, end of period	$33.4	$—	$—	$52.6	$—	$86.0

TRANSUNION CORP AND SUBSIDIARIES

Consolidating Statement of Cash Flows—Predecessor (Unaudited)

For the Four Months Ended April 30, 2012

(in millions)

	Parent TransUnion Corp	Issuers Trans Union LLC and TransUnion Financing Corporation	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash provided by (used in) operating activities	$34.8	$(3.5)	$4.5	$16.5	$0.1	$52.4
Cash flows from investing activities:
Capital expenditures for property and equipment	—	(15.6)	(3.6)	(1.2)	—	(20.4)
Proceeds from sale of trading securities	—	1.1	—	—	—	1.1
Investments in trading securities	—	(1.1)	—	—	—	(1.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	—	—	—	(0.1)	—	(0.1)
Proceeds from notes receivable	—	22.6	—	—	(22.6)	—
issuance of notes receivable	—	—	—	(4.1)	4.1	—
Proceeds from sale of other assets	—	—	0.2	—	—	0.2
Other	—	—	(0.3)	1.0	—	0.7

Cash provided by (used in) investing activities	—	7.0	(3.7)	(4.4)	(18.5)	(19.6)
Cash flows from financing activities:
Repayments of debt	(10.3)	(2.5)	(0.9)	(23.5)	22.6	(14.6)
Debt financing fees	—	(6.1)	—	—	—	(6.1)
Distribution of merger consideration	(1.3)	—	—	—	—	(1.3)
Change in control transaction fees	(20.9)	—	—	—	—	(20.9)
Proceeds from issuance of debt	—	4.1	—	—	(4.1)	—
Distributions to noncontrolling interests	—	—	—	(0.4)		(0.4)
Other	(1.7)	—	—	0.1	(0.1)	(1.7)

Cash provided by (used in) financing activities	(34.2)	(4.5)	(0.9)	(23.8)	18.4	(45.0)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	0.8	—	0.8

Net change in cash and cash equivalents	0.6	(1.0)	(0.1)	(10.9)	—	(11.4)
Cash and cash equivalents, beginning of period	34.6	1.0	0.1	72.1	—	107.8

Cash and cash equivalents, end of period	$35.2	$—	$—	$61.2	$—	$96.4

Schedule II—Valuation and Qualifying Accounts

TRANSUNION HOLDING COMPANY, INC.

(in millions)	Balance at Acquisition Date	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31,
2012	$—	$(1.9)	$3.7	$(0.1)	$1.7

Allowance for deferred tax assets(2):
Year ended December 31,
2012	$—	$5.0	$24.8	$(2.6)	$27.2

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.

Schedule II—Valuation and Qualifying Accounts

TRANSUNION CORP.

(in millions)	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Year
Allowance for doubtful accounts(2):
Year ended December 31,
2012	$1.2	$1.3	$—	$(0.8)	$1.7
2011	1.7	1.9	(0.3)	(2.1)	1.2
2010	2.5	1.5	—	(2.3)	1.7

Allowance for deferred tax assets(2):
Year ended December 31,
2012	$16.9	$15.6	$7.4	$(12.7)	$27.2
2011	12.8	4.6	0.2	(0.7)	16.9
2010	3.0	9.9	—	(0.1)	3.0

(1)	For the allowance for doubtful accounts, includes write-offs of uncollectable accounts.
(2)	Excludes discontinued operations.

Trans Union LLC

TransUnion Financing Corporation

11.375% Senior Notes due 2018, Series B

PROSPECTUS

                     , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The registration rights agreements relating to the securities being registered hereby provide that TransUnion will bear all expenses in connection with the performance of its obligations relating to the market-making activities of Goldman, Sachs & Co. and its affiliates. These estimated expenses are as follows:

Printing expenses	$60,000
Legal fees	55,000
Accounting fees	25,000
Miscellaneous	—

Total	$140,000

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents, under certain circumstances, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions or (iv) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation includes a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of a director to our company or our stockholders for monetary damages for any breach of fiduciary duty as a director. Subject to certain limitations, our bylaws provide that we must indemnify our directors, officers and employees if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In addition, we have entered into indemnification agreements with each of our directors which provide that we will indemnify the applicable director to the fullest extent permitted by Delaware law. Each indemnification agreement also provides, subject to limited exceptions, for indemnification for related expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by the applicable director in any action or proceeding, including any action by us arising out of such person’s services as our director.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Item 15. Recent Sales of Unregistered Securities.

Equity Securities

From June 15, 2010 to April 30, 2012, TransUnion Corp granted options to purchase 3,380,658 shares of its common stock at an exercise price of $24.37 per share and 121,600 of its common stock at an exercise price of $44.47 per share to certain employees and directors under TransUnion Corp’s 2010 Management Equity Plan. The grants of options were exempt from registration under Rule 701 of the Securities Act as exempt offers and sales under a written compensatory benefit plan. From June 15, 2010 through April 30, 2012, TransUnion Corp issued an aggregate of 8,600 shares of common stock to certain employees and former employees at an exercise price of $24.37 per share pursuant to exercises of options granted under TransUnion Corp’s 2010 Management Equity Plan. The issuance of these securities was made in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering.

On April 8, 2011, TransUnion Corp issued an aggregate of 30,775 shares of common stock to one accredited investor in a private placement transaction at a purchase price of $24.37 per share. This issuance of securities was made in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

On May 3, 2011, TransUnion Corp issued an aggregate of 22,500 shares of common stock to one accredited investor in a private placement transaction at a purchase price of $24.37 per share. This issuance of securities was made in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

On April 30, 2012, in connection with the 2012 Change in Control Transaction, TransUnion Corp issued 100 shares of common stock to its parent, TransUnion Holding, for total consideration of $1,592.7 million. The issuance of these securities was made in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

There were no underwriters employed in connection with any of the transactions set forth above.

Debt Securities

On June 15, 2010, Trans Union LLC and TransUnion Financing Corporation issued $645 million aggregate principal amount of 11.375% Notes due 2018 to J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC at an offering price of 99.5%. The proceeds were used to partially fund the 2010 Change in Control Transaction. The sale to the initial purchasers was made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The initial purchasers resold the notes (i) to qualified institutional buyers in compliance with Rule 144A under the Securities Act 1933 and (ii) outside the United States to non-U.S. persons in offshore transactions in compliance with Regulation S under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules.

None

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(c)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION CORP.

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TransUnion Corp., do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Corp. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES M. PECK James M. Peck	Director, President and Chief Executive Officer (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Senior Vice President & Chief Accounting Officer (Principal Accounting Officer)	September 18, 2013

/S/ CHRISTOPHER EGAN Christopher Egan	Director	September 18, 2013

/S/ SIDDARTH N. (BOBBY) MEHTA Siddarth N. (Bobby) Mehta	Director	September 18, 2013

Signature	Title	Date

/S/ LEO F. MULLIN Leo F. Mullin	Director	September 18, 2013

/S/ SUMIT RAJPAL Sumit Rajpal	Director	September 18, 2013

/S/ STEVEN M. TADLER Steven M. Tadler	Director	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Diversified Data Development Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

DIVERSIFIED DATA DEVELOPMENT CORPORATION

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Diversified Data Development Corporation, do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Diversified Data Development Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHRISTOPHER CARTWRIGHT Christopher Cartwright	President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 18, 2013

/S/ JAMES M. PECK James M. Peck	Director and Chairman	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Director, Vice President and Secretary	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion Healthcare LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION HEALTHCARE LLC

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion Healthcare LLC, do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Healthcare LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ MILTON SILVA-CRAIG Milton Silva-Craig	President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Manager, Executive Vice President and Secretary	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Trans Union LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANS UNION LLC

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Manager, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of Trans Union LLC, do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Trans Union LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES M. PECK James M. Peck	Manager, Chairman, President, and Chief Executive Officer (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Manager, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Manager, Executive Vice President, Corporate General Counsel and Secretary	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion Interactive, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION INTERACTIVE, INC.

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TransUnion Interactive, Inc. do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Interactive, Inc. to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN T. DANAHER John T. Danaher	Director and President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Director, Executive Vice President and Secretary	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion Financing Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION FINANCING CORPORATION

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TransUnion Financing Corporation, do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Financing Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES M. PECK James M. Peck	Director, Chairman and President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Director, Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Director, Executive Vice President, Corporate General Counsel and Secretary	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion Rental Screening Solutions, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION RENTAL SCREENING SOLUTIONS, INC.

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of TransUnion Rental Screening Solutions, Inc., do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion Rental Screening Solutions, Inc.to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY J. MARTIN Timothy J. Martin	President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 18, 2013

/S/ CHRISTOPHER CARTWRIGHT Christopher Cartwright	Director and Chairman	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Director, Vice President and Assistant Secretary	September 18, 2013

/S/ JAMES M. PECK James M. Peck	Director	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TransUnion TeleData LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

TRANSUNION TELEDATA LLC

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors or managers and officers of TransUnion TeleData LLC, do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable TransUnion TeleData LLC to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHRISTOPHER CARTWRIGHT Christopher Cartwright	President (Principal Executive Officer)	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Manager, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President—Chief Accounting Officer (Principal Accounting Officer)	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Manager, Executive Vice President and Secretary	September 18, 2013

/S/ JAMES M. PECK James M. Peck	Manager	September 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Visionary Systems, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on September 18, 2013.

VISIONARY SYSTEMS, INC.

By:	/S/ SAMUEL A. HAMOOD
Name: Samuel A. Hamood
Title: Vice President and Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Visionary Systems, Inc., do hereby constitute and appoint John W. Blenke and Michael J. Forde, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors or managers and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable Visionary Systems, Inc., to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement or any registration statement for this offering of securities that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us in our names and the capacities below any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHRISTOPHER CARTWRIGHT Christopher Cartwright	Director and President (Principal Executive Officer)	September 18, 2013

/S/ GORDON E. SCHAECHTERLE Gordon E. Schaechterle	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	September 18, 2013

/S/ JAMES M. PECK James M. Peck	Director and Chairman	September 18, 2013

/S/ JOHN W. BLENKE John W. Blenke	Director, Vice President and Assistant Secretary	September 18, 2013

/S/ SAMUEL A. HAMOOD Samuel A. Hamood	Director, Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

3.1	Certificate of Incorporation of TransUnion Corp. (incorporated by reference to Exhibit 3.1 to TransUnion Corp.’s Current Report on Form 8-K filed April 30, 2012).

3.2	Bylaws of TransUnion Corp. (incorporated by reference to Exhibit 3.2 to TransUnion Corp.’s Current Report on Form 8-K filed April 30, 2012).

3.3	Certificate of Formation of Trans Union LLC (incorporated by reference to Exhibit 3.3 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.4	Amended and Restated Limited Liability Company Agreement of Trans Union LLC (incorporated by reference to Exhibit 3.4 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.5	Certificate of Incorporation of TransUnion Financing Corporation (incorporated by reference to Exhibit 3.5 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.6	Bylaws of TransUnion Financing Corporation (incorporated by reference to Exhibit 3.6 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.7	Amended and Restated Articles of Incorporation of Diversified Data Development Corporation (incorporated by reference to Exhibit 3.7 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.8	Amended and Restated Bylaws of Diversified Data Development Corporation (incorporated by reference to Exhibit 3.8 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.9	Certificate of Formation of TransUnion Healthcare LLC (incorporated by reference to Exhibit 3.9 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.10	Limited Liability Company Agreement of TransUnion Healthcare LLC (incorporated by reference to Exhibit 3.10 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.11	Certificate of Incorporation of TransUnion Interactive, Inc. (incorporated by reference to Exhibit 3.11 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.12	Bylaws of TransUnion Interactive, Inc. (incorporated by reference to Exhibit 3.12 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.13	Amended and Restated Certificate of Incorporation of TransUnion Rental Screening Solutions, Inc. (incorporated by reference to Exhibit 3.13 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.14	Bylaws of TransUnion Rental Screening Solutions, Inc. (incorporated by reference to Exhibit 3.14 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.15	Articles of Organization of TransUnion TeleData LLC (incorporated by reference to Exhibit 3.15 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.16	Articles of Incorporation of Visionary Systems, Inc. (incorporated by reference to Exhibit 3.16 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

3.17	Bylaws of Visionary Systems, Inc. (incorporated by reference to Exhibit 3.17 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

4.1	Indenture, dated June 15, 2010, among Trans Union LLC, TransUnion Financing Corporation, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, for the 11.375% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

E-1

Exhibit Number	Exhibit Description

4.2	First Supplemental Indenture dated as of February 27, 2012, among Trans Union LLC, TransUnion Financing Corporation, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, for the 11.375% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to TransUnion Corp.’s Current Report on Form 8-K filed February 28, 2012).

4.3	Second Supplemental Indenture dated as of March 20, 2012, among Trans Union LLC, TransUnion Financing Corporation, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee, for the 11.375% Senior Notes due 2018.

4.4	Form of 11.375% Senior Note due 2018 (incorporated by reference to Exhibit 4.2 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

4.5	Registration Rights Agreement, dated June 15, 2010, among Trans Union LLC, TransUnion Financing Corporation, the guarantors party thereto and J.P. Morgan Securities, Inc., Banc of America Securities LLC and Deutsche Bank Securities Inc., as representatives of the initial purchasers named therein (incorporated by reference to Exhibit 4.3 to TransUnion Corp.’s Registration Statement on Form S-4 filed on March 1, 2011).

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

5.2	Opinion of Nelson Mullins Riley & Scarborough LLP (re Georgia guarantors)

5.3	Opinion of Arnold Gallagher Percell Roberts & Potter, P.C. (re Oregon guarantors)

10.1	Amended and Restated Credit Agreement, dated February 10, 2011, among TransUnion Corp., Trans Union LLC, the Guarantors, Deutsche Bank Trust Company Americas, as Administrative and Collateral Agent, Deutsche Bank Trust Company Americas, as L/C Issuer and Swing Line Lender, the Other Lenders party thereto from time to time, Bank of America, N.A., as Syndication Agent, Credit Suisse Securities (USA) LLC and SunTrust Bank as TL Documentation Agents, U.S. Bank National Association, as RC Documentation Agent, The Governor and Company of The Bank Of Ireland, as Senior Managing Agent, and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner and Smith, and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners (incorporated by reference to Exhibit 10.1 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

10.2	Amendment No. 2 to Credit Agreement, dated as of February 27, 2012, by and among TransUnion Corp., Trans Union LLC, Deutsche Bank Trust Company Americas, as Administrative Agent and as Collateral Agent, and each Other Lender (incorporated by reference to Exhibit 10.1 to TransUnion Corp.’s Current Report on Form 8-K filed March 2, 2012).

10.3	Amendment No. 3 to Credit Agreement, dated as of April 17, 2012, by and among TransUnion Corp., Trans Union LLC, the Guarantors, Deutsche Bank Securities Inc. and Goldman Sachs lending Partners LLC, each as Lead Arrangers, Deutsche Bank Trust Company Americas, as Administrative Agent and as Collateral Agent, and each Other Lender (incorporated by reference to Exhibit 10.1 to TransUnion Corp.’s Current Report on Form 8-K filed April 20, 2012).

10.4	Amendment No. 4 to Credit Agreement, dated as of February 5, 2013, by and among TransUnion Corp., Trans Union LLC, the Guarantors, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, each as Lead Arrangers, Deutsche Bank Trust Company Americas, as Administrative Agent, as Collateral Agent and as Designated Replacement Term Loan Lender, and each of the Other Lenders party thereto (incorporated by reference to Exhibit 10.1 to TransUnion Corp.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013).

10.5	Form of Severance and Restrictive Covenant Agreement with Executive Officers (incorporated by reference to Exhibit 10.5 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

E-2

Exhibit Number	Exhibit Description

10.6	Employment Agreement with Siddharth N. (Bobby) Mehta, former President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp., dated October 3, 2007 (incorporated by reference to Exhibit 10.6 to TransUnion Corp.’s Registration Statement on Form S-4 filed March 1, 2011).

10.7	Amendment to Employment Agreement of Siddharth N. (Bobby) Mehta, former President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp., dated December 6, 2012 (incorporated by reference to Exhibit 10.11 to TransUnion Corp.’s Annual Report on Form 10-K for the year ended December 31, 2012) .

10.8	Employment Agreement with James M. Peck, President and Chief Executive Officer of TransUnion Holding Company, Inc. and TransUnion Corp. dated December 6, 2012 (incorporated by reference to Exhibit 10.15 to TransUnion Corp.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.9	Letter Agreement between TransUnion Holding Company, Inc. and Reed Elsevier with respect to the employment of James M. Peck as the President and Chief Executive Officer of the Registrants dated December 6, 2012 (incorporated by reference to Exhibit 10.16 to TransUnion Corp.’s Annual Report on Form 10-K for the year ended December 31, 2012).

10.10	Consulting Agreement dated April 30, 2012 with Goldman Sachs & Co. and Advent International Corporation (incorporated by reference to Exhibit 10.17 to TransUnion Corp.’s Annual Report on Form 10-K for the year ended December 31, 2012).

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges

21	Subsidiaries of TransUnion Corp.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.2)

23.4	Consent of Arnold Gallagher Percell Roberts & Potter, P.C. (included in Exhibit 5.3)

24.1	Powers of Attorney (included in signature pages hereto)

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association (incorporated by reference to Exhibit 25.1 to TransUnion Corp’s Registration Statement on Form S-4 filed March 1, 2011).

101. INS	XBRL Instance Document

101. SCH	XBRL Extension Schema Document

101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101. DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101. PRE	XBRL Taxonomy Extension Presentation Linkbase Document

E-3